FORM A

                STATEMENT REGARDING THE ACQUISITION OF CONTROL OF

                    CONSECO SENIOR HEALTH INSURANCE COMPANY,

                       a Domestic Health Insurance Company
                            (the "Domestic Insurer")

                                       by

                       SENIOR HEALTH CARE TRANSITION TRUST

                                (the "Applicant")


     Filed with the Insurance Department of the Commonwealth of Pennsylvania


                              Date: August 11, 2008


      Names, Titles, Addresses and Telephone Numbers of Individuals to Whom Notices and Correspondence Concerning This Statement Should be Addressed:


                                  John W. Wells
                             600 West Chicago Avenue
                             Chicago, Illinois 60610
                            Telephone: (312) 396-6724
                               Fax: (312) 396-5922
                           Email: J.Wells@Banklife.com


                                 with a copy to:

                            Nicholas F. Potter, Esq.
                            Debevoise & Plimpton LLP
                                919 Third Avenue
                            New York, New York 10022
                            Telephone: (212) 909-6459
                               Fax: (212) 521-7459
                          Email: nfpotter@debevoise.com

                                       and

                             Heidi B. Hamman Shakely
                      Eckert, Seamans, Cherin & Mellot, LLC
                          213 Market Street, 8th Floor
                              Harrisburg, PA 17101
                            Telephone: (717) 237-6035
                               Fax: (717) 237-6019
                        Email: hshakely@eckertseamans.com

          This Application (this "Application") seeks the approval of the Insurance Commissioner of the Commonwealth of Pennsylvania (the "Commissioner") pursuant to the requirements of Section 1402 of the Insurance Company Law of 1921, as amended, 40 P.S. ss. 991.1402 ("Insurance Holding Company Act" or "Act") for the acquisition of control of the Domestic Insurer by the Applicant.

          This Application contains confidential and/or proprietary information, and strategies that are not otherwise available to the public and that, if disclosed, could cause substantial injury to the competitive position of the Applicant. Accordingly, the Applicant respectfully requests that the five-year financial projections provided as part of the plan of operations of the Domestic Insurer, which is included as Exhibit N to this Application (filed under separate cover), not be considered a "public record" within the meaning of Right to Know Law, 65 P.S. ss 66.1 et seq. & Act 3 of 2008 (signed February 14, 2008, Current Printer's No. 1763) (the "Right to Know Law" and "Act 3"), and be afforded confidential treatment and be excepted from disclosure pursuant to the Right to Know Law, Act 3 and 31 Pa. Code ss. 25.12(c), as well as all other applicable provisions of Pennsylvania and federal law.

          All such information for which confidential treatment is being requested is being provided with the express understanding that the confidentiality of such information will be safeguarded and the trustees of the Applicant will be protected from any and all unwarranted invasions of personal privacy and be afforded confidential treatment and be excepted from disclosure pursuant to Right to Know Law, Act 3 and 31 Pa. Code ss. 25.12(c), as well as all other applicable provisions of Pennsylvania and federal law.

Item 1.            Insurer and Method of Acquisition.

     This Application relates to a proposed acquisition of control (the "Proposed Acquisition of Control") of the Domestic Insurer, Conseco Senior Health Insurance Company, a health insurance company domiciled in the Commonwealth of Pennsylvania, by the Applicant, Senior Health Care Transition Trust, a business trust organized under the laws of the Commonwealth of Pennsylvania on August 8, 2008. As a condition to the closing of the Proposed Acquisition of Control (the "Closing"), the Applicant shall be merged with and into another Pennsylvania business trust (the "Independent Trust"), with the Independent Trust as the surviving entity; and immediately thereafter the Independent Trust shall acquire 100% of the outstanding Common Shares (as defined below) of the Domestic Insurer. The Independent Trust shall be governed by the terms and conditions of a Trust Agreement, the form of which is attached as Exhibit A (the "Trust Agreement"). The Domestic Insurer's NAIC Code is 76325.

     (a) Domestic Insurer

     The Domestic Insurer currently has 166,667 shares of common stock issued and outstanding (the "Common Shares"), all of which are directly owned by CDOC, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Conseco Inc., a Delaware corporation ("Conseco" and collectively with CDOC, the "Conseco Parties").

     The Domestic Insurer also currently has 5,000 shares of Series A Preferred Stock issued and outstanding (the "Preferred Shares" and together with the Common Shares, the "Shares"), all of which are owned by Bankers Life and Casualty Company, an Illinois domestic insurance company and a current affiliate of the Domestic Insurer ("BLCC"), and Conseco Insurance Company, an Illinois domestic insurance company and a current affiliate of the Domestic Insurer ("CIC").

     The Domestic Insurer's principal administrative office is located at 11825 North Pennsylvania Street, Carmel, Indiana 46032. The Domestic Insurer's current Board of Directors and executive officers consist of the individuals listed in Exhibit K-2.

     (b) Method of Acquisition

     The Applicant proposes to acquire control of the Domestic Insurer pursuant to a Transfer Agreement dated August 11, 2008, by and among the Conseco Parties and the Applicant, a copy of which, together with the exhibits thereto, is attached as Exhibit B (the "Transfer Agreement"). The Transfer Agreement was entered into pursuant to arms-length negotiations between the Applicant and the Conseco Parties.

     A. Separation

     Pursuant to the terms of the Transfer Agreement, the Proposed Acquisition of Control will be effectuated by the Applicant's acquisition of all of the Shares of the Domestic Insurer outstanding on the Closing, thereby acquiring direct control over the Domestic Insurer. As noted above, as a condition to Closing the Applicant will be merged with and into the Independent

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Trust with the Independent Trust as the surviving entity; and immediately thereafter the Independent Trust shall acquire 100% of the outstanding Common Shares. Closing is subject to receipt of regulatory approval and satisfaction of all other conditions. The Applicant has been advised that the Proposed Acquisition of Control is a result of Conseco's determination that a complete separation of the Domestic Insurer from its current holding company system (the "Separation") is in the interests of the constituents of both Conseco and the Domestic Insurer.

     The Applicant has been advised that, after considerable evaluation, Conseco concluded that the Separation can best be accomplished through the transfer of 100% of the issued and outstanding Shares to the Applicant. An overview of the process followed by Conseco to reach this conclusion is set forth in the Business Rationale Memorandum attached hereto as Exhibit O.

     The Separation would be implemented in a manner intended to achieve a policyholder-centric separation that creates long and short term benefits for the policyholders of the Domestic Insurer. Following the Separation, Conseco will no longer have any ownership in, or management or other control over, the Domestic Insurer, and therefore, the Domestic Insurer will no longer be a consolidated subsidiary of Conseco for financial statement or other purposes. Although Conseco and the Domestic Insurer will continue to have a limited number of ongoing contractual relationships, those relationships will be on an arms' length basis and clearly defined in the ancillary agreements to the Transfer Agreement (the "Ancillary Agreements").

     The Transfer Agreement and the Ancillary Agreements are intended to effectuate the Separation in a manner which seeks: (i) to have the Domestic Insurer satisfy policyholder claims in accordance with the terms of the policies issued by the Domestic Insurer; (ii) to preserve the assets of the Domestic Insurer for the benefit of its policyholders and seek to ensure that the Domestic Insurer continues to remain solvent; and (iii) to encourage the Domestic Insurer to continue to treat its policyholders fairly and equitably in accordance with the terms of their policies. Under the terms of the Trust Agreement, the preceding objectives are intended to operate as principles which will guide the actions of the Applicant and its trustees (the "Trustees").

     B. Operating Principles and Guidelines

     Attached as Exhibit C is a form of the Operating Principles and Guidelines Agreement, including all exhibits thereto, that will be entered into by the Domestic Insurer and the Independent Trust at the Closing (the "Operating Principles and Guidelines Agreement"). These Operating Principles and Guidelines provide the Independent Trust and, indirectly, the Pennsylvania Insurance Department (the "Department") with certain rights to oversee the Domestic Insurer. The oversight provided by the Operating Principles and Guidelines Agreement will allow the Independent Trust and the Department to ensure that the operations of the Domestic Insurer are conducted in accordance with the overall objectives of the Independent Trust. The nature and scope of the Operating Principles and Guidelines Agreement is described in Section D below.

     The Proposed Acquisition of Control would provide for transparency and accountability of the Domestic Insurer's run-off process by having the Independent Trust be subject to an

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additional degree of regulatory oversight by the Department. The nature and scope of such oversight by the Department is described in Section D below.

     C. Capital Contribution to the Domestic Insurer and Initial Funding of the Independent Trust

     Conseco will cause a final capital contribution to be made to the Domestic Insurer (the "Capital Contribution") at or prior to the Closing in order to enhance the Domestic Insurer's financial condition at the time of the Separation. Following the Capital Contribution, the total adjusted capital of the Domestic Insurer (i.e., capital and surplus, plus the asset valuation reserve, plus the Capital Contribution) is expected to be $300,000,000. Further, Conseco will fund the Independent Trust's projected operating costs for the first four years following the Separation (the "Initial Operating Funds"). The aggregate value of the Capital Contribution and the Initial Operating Funds will be $175,000,000, and will be in the form as described below.

     The Capital Contribution to the Domestic Insurer will be comprised of (i) $39,000,000, which shall consist of (A) a $35,700,000 ceding commission payable in cash or cash equivalent to the Domestic Insurer at the Closing, in accordance with the terms and conditions of the Assignment Agreement, and (B) the forgiveness, extinguishment or elimination (other than by means of payment) of accrued and unpaid dividends on the Preferred Shares in the amount of approximately $3,300,000, and (ii) a Senior Note with a principal amount of $125,000,000, the form of which, including all exhibits thereto, is attached as Exhibit G (the "Senior Note").

     In accordance with the terms of the Transfer Agreement, the Conseco Parties shall cause cash or cash equivalents in an aggregate amount of $11,000,000 to be transferred to the Independent Trust at Closing, which shall consist of (a) $1,000,000 in cash or cash equivalents on the date of Closing (the "Closing Date") to serve as a base level of working capital in support of the operations of the Independent Trust and (b) $10,000,000 in cash or cash equivalents to be used to assist the Independent Trust in meeting the operating and incidental expenses of the Independent Trust during the four years following the Closing (the "CNO Expense Advancement"). On the date that is four years following the Closing Date, the Independent Trust shall cause any remaining funds from the CNO Expense Advancement that have not been used to fund the operating and incidental expenses of the Independent Trust incurred prior to such date to be contributed to the Domestic Insurer.

     The Domestic Insurer will be responsible under the terms of an Expense Reimbursement Agreement between the Independent Trust and the Domestic Insurer, a form of which, including all exhibits thereto, is attached as Exhibit H (the "Expense Reimbursement Agreement") for all operating expenses of the Independent Trust, except to the extent funded by the CNO Expense Advancement described above.

     Other than the Capital Contribution and the Initial Operating Funds, no additional capital contributions or other forms of financial support transfers are expected to be made by Conseco and its affiliates to either the Domestic Insurer or the Independent Trust at or following the Closing. Further, if the Proposed Acquisition of Control is, for whatever reason, not

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consummated, the Conseco Parties and their affiliates would have no obligation or intention to provide any capital contributions or other forms of financial support to the Domestic Insurer.

     D. Regulatory Oversight of the Independent Trust

     The Independent Trust will provide the Department at Closing the commitment letter, a form of which is attached hereto as Exhibit P (the "Commitment Letter"). The Commitment Letter provides that: (i) all contracts between the Independent Trust and the Domestic Insurer will be subject to the prior approval of the Department, and (ii) the Domestic Insurer's ability to pay any shareholder dividends (ordinary or extraordinary) will be subject to the Department's prior approval. The Commitment Letter also provides that the Independent Trust will be subject to additional oversight by the Department in the form of (i) agreeing not to amend (other than ministerial amendments) its governing documents without the prior approval of the Department, (ii) agreeing not to amend the Operating Principles and Guidelines Agreement (or any other Ancillary Agreement) without the prior approval of the Department, (iii) agreeing to obtain the prior approval of the Department before appointing any new or replacement Trustees and (iv) prohibiting any distribution to any Beneficiary (defined below), without the prior approval of the Department, and until all policyholder obligations are satisfied and the other liabilities of the Domestic Insurer have been paid or otherwise extinguished. The Applicant anticipates that the terms and conditions set forth in the Commitment Letter will be incorporated by reference in the order to be issued by the Department approving the Proposed Acquisition of Control.

     E. Independent Trust's Relationship with the Domestic Insurer

     The Trustees of the Independent Trust (the "Independent Trustees") will have the power to vote the shares of the Domestic Insurer for the election of the Domestic Insurer's directors, as well as other matters for which a shareholder vote is required either under the Domestic Insurer's governing documents or Pennsylvania law. In addition to the foregoing rights, under the terms of the Operating Principles and Guidelines Agreement, the Independent Trust will also have approval authority over certain of the Domestic Insurer's actions.

     The Operating Principles and Guidelines Agreement contains covenants that restrict the following actions by the Domestic Insurer without the prior consent of the Independent Trust: (i) liquidation or dissolution of the Domestic Insurer; (ii) entry into any contracts, agreements, arrangements or material transactions with a director, executive officer, employee or affiliate of the Domestic Insurer; (iii) guarantees of material payment obligations or performance of other material obligations of third parties, except in the ordinary course of business consistent with past practices; (iv) long-term financial commitments exceeding $3,000,000 individually or $11,000,000 in the aggregate (on an annual basis) which are not specified in the Domestic Insurer's Plan of Operations attached hereto as Exhibit N; (v) appointment or removal of the Domestic Insurer's President and Chief Executive Officer; (vi) entering into any material transactions not contemplated by the Domestic Insurer's Plan of Operations; (vii) entering into any new reinsurance agreement or securitization transaction, materially amending any existing reinsurance agreements or terminating or commuting any existing reinsurance transaction; (viii) issuance, sale, redemption or repurchase or any agreement to issue, or sell to, or redeem or repurchase from, any person or entity, any equity securities of the Domestic Insurer, or any rights,

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options or warrants to acquire any such securities, or any securities convertible into or exchangeable or exercisable for such securities; or (ix) agreeing or otherwise committing to take any of the actions described above.

     Pursuant to the Operating Principles and Guidelines Agreement, the Domestic Insurer shall deliver to the Independent Trust, the following: (a) as soon as available, but in any event not later than 60 days after the end of each of the quarterly accounting periods (other than the fourth fiscal quarter of the Domestic Insurer in each fiscal year which is governed by subsection (b) below), a copy of each quarterly statutory statement that is filed with the Department, together with any other financial information reasonably requested by the Independent Trustees; (b) from and after the 2008 fiscal year, as soon as available, but in any event no later than 70 days after the end of each fiscal year of the Domestic Insurer, (i) a copy of the Domestic Insurer's annual statutory statement as submitted to the Department, together with all exhibits and supplements thereto, (ii) three-year financial projections for the Domestic Insurer, (iii) copies of all actuarial reports prepared by or on behalf of the Domestic Insurer since the previous report to the Independent Trust and (iv) an update as to the progress that the Domestic Insurer has made under the Plan of Operations; and (c) with reasonable promptness, such other information and data with respect to the Domestic Insurer and its operations as from time to time may be reasonably requested by the Independent Trust.

     Under the terms of the Operating Principles and Guidelines Agreement, the following actions of the Domestic Insurer that require the prior approval of the Independent Trustees of the Applicant will also require the prior approval of the Department: (i) material modifications to the Domestic Insurer's Plan of Operations or investment policies; (ii) entering into or amending in any material respect any agreement with Conseco or any of its affiliates; (iii) declaring or making any dividend or distribution with respect to any capital stock of the Domestic Insurer or redeeming any shares of the Domestic Insurer's capital stock; (iv) issuing new insurance contracts, except as required by law or contract; (v) acquiring the business, in whole or in part, of another entity, including any asset acquisition, stock acquisition, other than a purchase of investment securities in the ordinary course of business; (vi) amending, repealing or restating the Articles of Incorporation or Bylaws of the Domestic Insurer; or (vii) agreeing or otherwise committing to take any of the actions described above.

     F. Termination of Existing Affiliate Agreements

     Upon Closing, all agreements between the Domestic Insurer, on one hand, and any affiliate of the current affiliates of the Domestic Insurer, on the other hand, will be terminated, except for the Coinsurance Agreement, effective as of June 30, 1998, between Conseco Life Insurance Company and the Domestic Insurer, which shall remain in place.

     G. Other Ancillary Agreements

     In connection with the Separation, various agreements, in addition to those referenced above, will be entered into by and among Conseco and/or its affiliates, on the one hand, and the

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Domestic Insurer and/or the Independent Trust, on the other. These Ancillary
Agreements are described below.

          (i) Separation and Transition Matters Agreement

     Pursuant to the Separation and Transition Matters Agreement, by and among the Conseco Parties and the Domestic Insurer, a term sheet for which is attached as Exhibit D (the "Separation and Transition Matters Agreement"), following the Closing Date, the Conseco Parties will continue to provide, and/or will cause their subsidiaries to continue to provide, to the Domestic Insurer all services necessary (the "CNO Transition Services") in order to provide for the orderly transition by the Domestic Insurer to become a stand alone company. The Separation and Transition Matters Agreement will provide for anticipated termination dates for most CNO Transition Services, but the Separation and Transition Matters Agreement will also recognize that certain services will need to be continued beyond the target termination date to a date that coincides with the completion of the conversion services pursuant to the master services agreement with Long Term Care Group, Inc. (or its successor agreement). To the extent that services are required beyond the targeted termination date, they will be continued for a reasonable period of time as requested by the Domestic Insurer, provided that the Domestic Insurer shall have used its reasonable best efforts to replace such services. To the extent that additional services are requested, the Conseco Parties will have a reasonable time period to implement any said request.

     Under the terms of the Separation and Transition Matters Agreement, following the Closing Date, the Domestic Insurer will provide to the Conseco Parties those services set forth in accordance with the schedules to the Separation and Transition Matters Agreement. Such schedules will also describe the anticipated termination date for such services.

     Except as otherwise provided in the Separation and Transition Matters Agreement or the Transfer Agreements or the Ancillary Agreements, the provision of all services by the Conseco Parties to the Domestic Insurer and by the Domestic Insurer to the Conseco Parties will cease on and as of the Closing Date.

          (ii) Assignment Agreement

     Effective as of the Closing, the Domestic Insurer will enter into an assignment agreement with CIC, pursuant to which the assets and liabilities pertaining to the Domestic Insurer's non-long-term care business will be assigned to and assumed by CIC, and CIC will have the right and the obligation to administer, manage and oversee all aspects of the non-long-term care business of the Domestic Insurer (the "Assignment Agreement"). A form of the Assignment Agreement, including all exhibits thereto, which will be executed by the parties at the Closing, is attached as Exhibit E.

     The obligations of CIC under the Assignment Agreement will be collateralized, with such collateral to be held pursuant to the Collateral Trust Agreement attached as an exhibit thereto.

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     The transfer of the non-LTC business of the Domestic Insurer to CIC under the Assignment Agreement is intended to allow the Domestic Insurer to focus purely on LTC business by enabling CIC to become primarily liable for the obligations under the non-LTC policies issued by the Domestic Insurer.

          (iii) Administrative Services Agreements for "Closed Block" LTC
Business

     Effective as of the Closing, the Domestic Insurer will enter into an Administrative Services Agreement with each of Washington National Insurance Company, an Illinois domestic insurer ("WNIC"), Conseco Health Insurance Company, an Arizona domestic insurer ("CHIC"), and Bankers Conseco Life Insurance Company of New York, a New York domestic insurer ("BCLIC" and collectively with WNIC and CHIC, the "Conseco Insurers"), under which the Domestic Insurer will administer the "closed block" LTC business of such insurers in exchange for being paid fees equal to the fair market value of such services (the "LTC Administrative Services Agreements"). A form of the LTC Administrative Services Agreements, which will be executed by the parties at the Closing, is attached hereto as Exhibit F.

     The Applicant has been advised that the "closed block" LTC policies of the Conseco Insurers comprise a relatively small portion of each of the Conseco Insurers' businesses. The LTC Administrative Services Agreements are, therefore, intended to achieve efficiency by consolidating all of the closed block LTC business to be administered by the Domestic Insurer, which would have capabilities to administer such business, post Closing. Any "open block" LTC business of the Conseco Insurers would continue to be administered by the insurer which initially wrote such policies.

          (iv) Employee Matters Agreement

     Effective as of the Closing, the Domestic Insurer will enter into an Employee Matters Agreement with the Conseco Parties and Conseco Services LLC, an Indiana limited liability company (the "Employee Matters Agreement"). The term sheet for the Employee Matters Agreement, which will be entered into at Closing, is attached hereto as Exhibit Q. The Employee Matters Agreement will govern the allocation of employees to the Domestic Insurer post-Separation, as well as matters relating to compensation and benefits for such employees.

          (v) Tax Matters Agreement

     Effective as of the Closing, the Domestic Insurer will enter into a Tax Matters Agreement with the Conseco Parties and the Independent Trust (the "Tax Matters Agreement"). A form of the Tax Matters Agreement, which will be executed by the parties at the Closing, is attached hereto as Exhibit R. The Conseco Parties, the Domestic Insurer and certain other affiliates of Conseco have been members of an affiliated group of corporations of which Conseco is the common parent (the "CNO Affiliated Group") within the meaning of Section 1504(a) of the Internal Revenue Code (the "Code"), and the members of the CNO Affiliated Group will have, prior to the Closing, filed United States federal income tax returns on a consolidated basis pursuant to Section 1501 of the Code. In addition, the Conseco Parties, the Domestic Insurer and certain other affiliates of Conseco have joined in the filing of certain combined, unitary,

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consolidated, or other similar United States state, local, or other governmental or foreign income or franchise tax returns (each group filing such a return, a "CNO Combined Group"). Since, as a consequence of the Separation, the Domestic Insurer will no longer be part of the CNO Affiliated Group or be a member of a CNO Combined Group, the parties to the Tax Matters Agreement make certain covenants with respect to tax matters and agree to an allocation of the liability for certain taxes that may be owed or assessed from and after the Closing.

     H. Additional Post Separation Support

     To enable the Domestic Insurer to operate as a stand-alone insurance company post-Separation, Conseco will, in addition to the agreements described above: (i) assist the Domestic Insurer in implementing the policies and procedures necessary for the Domestic Insurer to comply with the Regulatory Settlement Agreement dated March 30, 2008; (ii) sublease, pursuant to sublease agreements, office space to the Domestic Insurer for a period of time following the Closing in order to enable it to locate and transfer to new office space;
(iii) ensure that the Domestic Insurer has a capable management team in place at the time of the Separation; (iv) segregate, in accordance with the terms and conditions of the Assignment Agreement, from the Domestic Insurer its non-LTC business; and (v) seek regulatory approval to change the Domestic Insurer's name at or promptly after the Closing to "Senior Health Insurance Company of Pennsylvania."

     I. Benefits of the Proposed Acquisition of Control

     The Proposed Acquisition of Control has a number of advantages for policyholders of the Domestic Insurer.

     First, the Independent Trust's structure as a special purpose business trust enables it to have a unique mandate, namely, to assure that the Domestic Insurer will meet its policy obligations. Unlike a corporation that seeks to generate a return on capital invested by shareholders, the Independent Trust has no investors and will have as its single focus the protection of policyholder interests.

     Second, the Independent Trustees are well qualified to serve on the Board of Trustees of the Independent Trust and to oversee the operations of the Domestic Insurer. The Independent Trustees have numerous years of experience in serving the public in the insurance and healthcare industries. More detail regarding the qualifications of the individual Independent Trustees is provided in Item 3(b) below.

     Third, at least three Independent Trustees will serve on the Board of Directors of the Domestic Insurer and will have the authority to set compensation levels for the officers of the Domestic Insurer. Further, such Independent Trustees will have control over the compensation of the officers of the Domestic Insurer. In exercising their authority over such compensation, the Independent Trustees will have the ability to align the incentives of the officers of the Domestic Insurer with the overall objectives of the Independent Trust.

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     Fourth, the Separation provides for a significant final capital contribution by Conseco, which Conseco would otherwise be under no obligation to provide.

     Fifth, the agreements described above with the Conseco Parties will provide the ongoing support necessary to allow the Domestic Insurer to migrate to its own independent systems and operations in a measured and orderly manner. Further, the Separation is structured to streamline the operations of the Domestic Insurer by transferring its non-core business. In addition, by administering the LTC policies of WNIC, BCLIC and CHIC, the Domestic Insurer will gain additional economies of scale to effectively administer LTC policies, while both receiving fair market value for the services provided to WNIC, BCLIC and CHIC and not bearing any exposure to the claims obligations under such policies.

     Sixth, following the satisfaction of all policy obligations of the Domestic Insurer, the Independent Trust will cause the Domestic Insurer to be sold or liquidated and all proceeds from such sale or liquidation will ultimately be distributed to one or more charities, that is/are focused, in whole or in part, on senior health or related issues.

     The Applicant is providing a complete copy of this Application and all exhibits attached hereto to the Domestic Insurer under letter dated the date hereof.

Item 2.      Identity and Background of the Applicant.

         (a) Name and Business Address of the Applicant.

                  Senior Health Care Transition Trust
                  c/o John W. Wells
                  600 West Chicago Avenue
                  Chicago, Illinois  60610

         (b) Nature of the Business Operations of the Applicant.

     The Applicant is a newly formed Pennsylvania business trust, organized under 15 Pa. C.S.A. Sections 9501 et seq.. The Applicant has a sole Trustee, John W. Wells, the President and Chief Executive Officer of the Domestic Insurer; and the following four individuals (in addition to Mr. Wells) are expected to be the Independent Trustees of the Independent Trust: Julianne M. Bowler, Gregory V. Serio, Dr. C. Everett Koop, M.D. and Cecil D. Bykerk. With the exception of John Wells, each Trustee and Independent Trustee is currently independent of Conseco and its affiliates, and, following the Closing, every Independent Trustee will continue to be independent of Conseco and its affiliates. Each Trustee and Independent Trustee is a very accomplished individual in the healthcare or insurance fields, who will bring a deep level of expertise to the Independent Trust and to the oversight of the Domestic Insurer. Of the five Independent Trustees, three will serve as independent directors of the Domestic Insurer immediately following the Closing. Additional information regarding the Trustees and Independent Trustees is provided below in Item 3(b).

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          (i) Management of the Domestic Insurer

     The Domestic Insurer's management team will be independent of Conseco and its affiliates and will consist of individuals knowledgeable about the operations and exposures of the Domestic Insurer and possessing the skills necessary to manage the Domestic Insurer as a run-off operation. The Domestic Insurer's Board of Directors and executive officers after the Closing will consist of the individuals listed in Exhibit K-3.

              President and Chief Executive Officer

     Mr. John W. Wells will be the Domestic Insurer's President and Chief Executive Officer effective as of the Closing Date. He has over twenty-five (25) years of diversified experience as a professional in the insurance industry. Mr. Wells has developed and implemented a "Best in Class" service strategy through the use of technology and process, quality, measurement and organizational changes. He is a strong leader with excellent interpersonal and customer skills and a focus on teamwork and results.

     Mr. Wells has been employed by Conseco since 2004. Since 2007, he served as Senior Vice President and senior operating officer of Conseco's LTC business. From 2004 through 2006, Mr. Wells served as Senior Vice President - Operations of Bankers Life and Casualty Company, a subsidiary of Conseco and an affiliate of the Domestic Insurer, where he was responsible for new business, underwriting, customer service, administration, claims and support. During such time, he established metric based performance management and reduced unit cost by 20% through process re-design and selective outsourcing of non-core functions.

     Before Mr. Wells joined Conseco, he served as Senior Vice President, Chief Operating Officer of Mutual of Omaha Insurance Company and managed 1,600 employees. He was responsible for underwriting, new business, medical, customer service, administration, information technology, claims, consumer relations, sales center, corporate support and Medicare programs. During his tenure at Mutual of Omaha, Mr. Wells led the development of service capabilities that ranked in the top quartile of the insurance industry in terms of customer satisfaction, as measured by a third party.

     Mr. Wells is a CPA and holds a Bachelor of Science degree in Business Administration from Auburn University. In addition, he holds the CLU, FLMI and ACS industry designations.

                             Chief Operating Officer

     Mr. Brian C. Wegner will be the Chief Operating Officer of the Domestic Insurer effective as of the Closing Date. Mr. Wegner is a multi-disciplined senior executive and a leader in the business and information technology sector in the financial services industry. He is experienced in designing and implementing successful strategic plans and initiatives in Fortune 500 companies. His proven leadership is driven by integrity and creative solutions to reduce expenses, enhance growth and profitability, improve customer service and effectively meet short-term needs while developing and implementing innovative long-term strategies. Mr. Wegner is skilled in leading multi-site diverse organizations and managing external relationships with a reputation for improving productivity and mentoring staff in order to develop future business leaders.

     Mr. Wegner has been serving as Vice President for Conseco's LTC operations since July of 2006. He is responsible for Conseco's operations associated with its closed block of LTC and major medical business encompassing approximately 230,000 total insured individuals. Mr. Wegner developed and led the execution of a strategic improvement plan for the closed block of LTC business that resulted in reductions in operating expenses and substantial improvements in operational performance, claims management, staff morale and customer service quality.

     Prior to joining Conseco, Mr. Wegner was the founder and President of Business Strategy Group Consulting, Inc. for over seven years. In such capacity, Mr. Wegner provided executive management consulting services to medium to large insurance companies in connection with strategic planning and implementation in the areas of business, information technology and e-business.

     Prior to founding Business Strategy Group Consulting, Inc., Mr. Wegner was employed by Fortis, Inc. in its health division for approximately 15 years. During his tenure at Fortis, Mr. Wegner served in various capacities, including as Vice President of operations, product, marketing and group underwriting and also as Chief Information Officer. Mr. Wegner was responsible for managing the health insurance product lines for Fortis Benefits Insurance Company and for planning and implementing strategic initiatives to establish and attain growth and other product objectives. He was also responsible for the management of the underwriting, claims, networks and service operations of Fortis Benefits Insurance Company and the small group underwriting operations of Fortis Insurance Company. As Chief Information Officer, Mr. Wegner was responsible for the development and support of health application systems encompassing seven product divisions of Fortis Health information technology division.

     Mr. Wegner holds a Bachelor of Science degree in business administration from the University of Wisconsin.

              Chief Financial Officer

     Mr. Dean G. Sarantos will be the Chief Financial Officer of the Domestic Insurer effective as of the Closing Date. Mr. Sarantos is a seasoned leader, who thrives in dynamic and fluid environments, with a proven record of driving positive changes in the areas of manufacturing, consumer products and financial services. He is results-oriented and has the ability to go significantly beyond a traditional financial role. Mr. Sarantos has an outstanding record of achievement in identifying and capturing cost reductions, profit and loss management and partnering with operational business functions. His key strengths include financial analysis and modeling, cost management, mentoring and coaching, strategic and tactical business planning, change management and project management.

     Mr. Sarantos joined Conseco in 2004 and currently serves as Senior Director, Strategic Planning of Conseco's LTC business and served as Assistant Vice President, Financial Planning and Operations prior thereto. For the LTC business, Mr. Sarantos works closely with Conseco's executive management to drive execution strategy, tighten integration, improve communication and increase accountability for extended team members. These efforts have improved and stabilized the financial results of a significantly underperforming business unit. In his role as Assistant Vice President, Financial Planning and Operations, Mr. Sarantos' responsibilities included expense planning management, investment cost-benefit analysis and project management.

     Prior to joining Conseco, Mr. Sarantos worked for Kraft Foods, Inc. for eight years and provided centralized cost accounting for Eastern region manufacturing plants and cost system support for the entire U.S. region and managed the financial planning for the flagship division, including establishing earnings targets and identifying portfolio risks and opportunities.

     Mr. Sarantos earned his M.B.A. from Case Western Reserve University.

          (ii) Board of Directors of the Domestic Insurer

     The board of directors of the Domestic Insurer will consist of the members of the management team of the Domestic Insurer described above, as well as the following Independent Trustees, whose backgrounds are described below in Item 3(b): Julianne M. Bowler, Gregory V. Serio and Cecil D. Bykerk.

     At the Domestic Insurer's Board level, the Audit, Nomination and Compensation Committee (the "Committee") shall consist of three directors of the Domestic Insurer, all of whom will be Independent Trustees who are then currently serving as independent directors of the Domestic Insurer. In addition, the President and Chief Executive Officer of the Domestic Insurer will serve as an ex officio, non-voting member of the Committee. As a committee whose voting members are not officers or employees of the Domestic Insurer or an affiliate of the Domestic Insurer in accordance with the requirements of 40 P.S. ss. 991.1405, the Committee will have the responsibility to: (i) recommend the selection of independent certified public accountants; (ii) review the Domestic Insurer's financial condition and results of operation; (iii) review the scope and results of independent audit and any internal audit; (iv) nominate candidates for director election by the Independent Trust; and (v) evaluate the performance and compensation of officers of the Domestic Insurer. The Committee shall have sole authority over the payment of incentive based compensation to officers of the Domestic Insurer.

     No changes to the Domestic Insurer's Charter and By-Laws are proposed or contemplated (other than to effect the change in corporate name described above).

          (iii) The Beneficiary of the Applicant and the Independent Trust

     The beneficiary of the Applicant and of the Independent Trust will be an irrevocable Pennsylvania common law trust (the "Beneficiary"), to be governed by the terms and conditions of a Trust Agreement, a copy of which is attached as
Exhibit I. The Beneficiary will be formed for the purposes of being the sole beneficiary of the Applicant and the Independent Trust, and will, upon the dissolution of the Independent Trust, receive any remaining property of the

Independent Trust and distribute such proceeds to one or more tax-exempt organizations described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), contributions to which are deductible under
Section 170(c) of the Code, and whose charitable objectives and purposes include, either in whole or in substantial part, a focus on senior health or related issues (the "Charities"). The Charities do not have to be selected until it is determined that there will be residual property of the Independent Trust to be distributed to the Beneficiary, and will be selected in consultation with the Department.

     From and after the Closing, the Board of Trustees of the Beneficiary will consist of two Independent Trustees. Under the terms of the Trust Agreement, the Beneficiary has no control rights over the management of the Applicant, the Independent Trust or the Domestic Insurer. Rather, its rights are limited to a residual economic interest in the Applicant.

     (c) Organizational Chart. Attached to this Application as Exhibit J-1 and Exhibit J-2 are two charts presenting the identities and interrelationships among the Applicant and all affiliates of the Applicant before and after the Proposed Acquisition of Control. Such charts indicate the percentage of voting securities of each person, which is owned or controlled by the Applicant (and the aggregate voting power represented by such shares), and the type of organization and the jurisdiction of domicile of each person specified therein. No court proceedings involving a reorganization or liquidation are pending with respect to any person listed on the chart.

Item 3. Identity and Background of Individuals Associated with the Applicant.

     (a) Names and Business Addresses. A list setting forth the names and business addresses of the sole Trustee of the Applicant and the other Independent Trustees is attached hereto as Exhibit K-1.

     (b) Present Principal Business Activity, Occupations, Positions, Offices or Employment. The present material occupations, positions, offices or employment with respect to the persons named in Exhibit K-1 hereto are set forth in the biographical affidavits for such persons, which are to be provided supplementally. A brief biographical narrative of each of the sole Trustee of the Applicant and the other Independent Trustees is provided below.

          (i) John W. Wells

          Description of Mr. Wells' background and qualification is provided in
Item 2(b) above.

          (ii) Julianne M. Bowler

     Ms. Bowler is the former Commissioner of the Massachusetts Division of Insurance. She stepped down as Commissioner in January of 2007. Ms. Bowler was originally appointed Commissioner on April 2, 2002 and reappointed on March 3, 2003. After joining the Massachusetts Division of Insurance in August of 1998, her responsibilities and achievements have focused primarily on directing the regulatory review of financial transactions; oversight of financially impaired insurance companies; design and implementation of a corporate governance program; and coordination and oversight of a national market conduct examination of a disability income insurance company. Prior to her appointment as Commissioner, Ms. Bowler served for four years as First Deputy Commissioner and NAIC liaison for the Massachusetts Division of Insurance.

     Before joining the regulatory agency, Ms. Bowler consulted for the Massachusetts Division of Medical Assistance. As a consultant, she assisted in the design and implementation of health insurance premium assistance plans for small businesses and children of low-income families. Ms. Bowler also worked as a health policy analyst for Blue Cross and Blue Shield of Massachusetts.

     Ms. Bowler holds a masters degree from the University of Dallas and earned her M.B.A. from the University of Massachusetts/Boston. In addition, she was a doctoral candidate in biomedical ethics at Georgetown University.

          (iii) Gregory V. Serio

     Mr. Serio is currently managing director of the New York City-based Park Strategies, LLC and leader of its risk and insurance management practice group. Park Strategies is a diversified management and government relations consulting firm providing strategic and organizational advice to Fortune 500 businesses, non-profit associations and government enterprises.

     Prior to joining Park Strategies in January of 2005, Mr. Serio served as the 39th Superintendent of Insurance for the State of New York. As Superintendent of Insurance, to which he was nominated by Governor George E. Pataki and confirmed by the New York Senate in May of 2001, Mr. Serio led an agency of more than 1,000 employees with a budget of greater than $125 million. During his tenure, the State of New York saw substantial declines in the cost of automobile insurance, the success of a nationally-recognized health insurance program for the working uninsured, the growth of captive insurance companies as a meaningful alternative to the traditional insurance programs, and the commencement of wide-ranging investigations into insurance carrier and broker activities.

          (iv) Dr. C. Everett Koop, M.D.

     An internationally respected pediatric surgeon, Dr. Koop became Surgeon-in-Chief of the Children's Hospital of Philadelphia in 1948 and served in that capacity until he left the academic world in 1981. He was the Editor-in-Chief of the Journal of Pediatric Surgery from 1964 to 1976. Dr. Koop was appointed Deputy Assistant Secretary for Health, U.S. Public Health Service in March of 1981 and was sworn in as the U.S. Surgeon General on November 17, 1981. He was also appointed Director of the Office of International Health in May of 1982. As Surgeon General, Dr. Koop oversaw the activities of the Medal of the Legion of Honor by the government of France in 1980, was inducted into the Royal College of Surgeons of England in 1982 as well as the Royal College of Physicians and Surgeons of Glasgow in 1987. In May of 1983, Dr. Koop was awarded the Public Health Service Distinguished Service Medal in recognition of his extraordinary leadership of the U.S. Public Health Service. After his retirement, he was presented with the Surgeon General's Exemplary Service Medal and the Surgeon General's Medallion. In September of 1995, President Clinton presented him with the Presidential Medal of Freedom, the nation's highest civilian award.

          (v) Cecil D. Bykerk

     Mr. Bykerk currently serves as President of CDBykerk Consulting L.L.C. where he provides actuarial consulting. He was Executive Vice President and Chief Actuary at Mutual of Omaha Insurance Company prior to starting his consulting career in 2004. During his 25-year tenure at Mutual of Omaha, he served in various life and health actuarial positions, serving his last thirteen years as Chief Actuary. He also served on the Boards of several affiliate companies of Mutual of Omaha. Prior to working for Mutual of Omaha, he was Director of the Actuarial Science Program at the University of Nebraska from 1975 to 1979. He began his professional career at Metropolitan Life in 1970 receiving his FSA while working there. During his career, Mr. Bykerk has been actively involved regarding Genetic Testing and Major Medical insurance, having made presentations to various professional, academic and regulatory bodies, including Congressional testimony, in addition to writing articles and white papers. In addition, he currently serves on the Board of Directors of a Nebraska domiciled life insurance company.

     Mr. Bykerk is also executive director of three high risk pools in Alaska, Iowa and Montana serving medically uninsurable individuals. In addition, he currently serves on the Board of Directors of a Nebraska domiciled life insurance company. Mr. Bykerk has been a fellow of the Society of Actuaries since 1973 and has been elected to serve as its President for the 2008-2009 term. He is also a member of the American Academy of Actuaries.

     Mr. Bykerk holds a masters degree in mathematics from the University of Nebraska.

     (c) Material Occupations, Positions, Offices or Employment. The material occupations, positions, offices or employment during the last five years, including the starting and ending dates of each and the name, principal business and address of any business corporation or other organization in which each such occupation, position, office or employment was carried on, as well as any licensing or registrations related to such positions and the current status of such licenses or registrations, with respect to the persons named in Exhibit K-1 hereto will be set forth in the biographical affidavits for such persons, which are to be provided supplementally.

     (d) Criminal Proceedings. Except as otherwise indicated in the biographical affidavits, which are to be attached hereto as Exhibit L, to the best knowledge, information and belief of the Applicant, no person listed in Exhibit K-1 has been convicted in a criminal proceeding (excluding minor traffic violations) during the last ten years.

Item 4.       Nature, Source and Amount of Consideration.

     (a) Nature, Source and Amount of Funds or Other Consideration. As described in the Transfer Agreement, no consideration will be paid by the Applicant to the Conseco Parties in connection with the Proposed Acquisition of Control.

     (b) Criteria Used in Determining the Nature and Amount of Consideration. The Applicant has been advised that the lack of consideration to be paid by the Applicant and the amount of the Capital Contribution and Initial Operating Funds to be contributed by the Conseco Parties was determined by Conseco after considerable deliberation. Conseco has indicated to the Applicant that, while it has for many years made significant capital contributions to support the obligations of the Domestic Insurer, neither Conseco, nor any of its affiliates, has any legal obligation to provide any additional contributions or financial support to the Domestic Insurer. Further, Conseco indicated that, in light of its obligations to its other constituents, including the policyholders of Conseco's other insurance subsidiaries (whose dividends have been used in part to fund these past contributions), Conseco would have tremendous difficulty justifying continuing to provide such capital contributions to the Domestic Insurer going forward, which is why Conseco chose to pursue the Separation. Conseco has indicated that the Separation would allow Conseco to justify one final set of contributions to the Domestic Insurer in light of the benefits of finality that is achieved for Conseco and its affiliates as a result of the Separation. Greater detail regarding this deliberative process has been provided by Conseco in the Business Rationale Memorandum attached hereto as Exhibit O. The amount of the Capital Contribution was determined by Conseco to be the appropriate amount of the final contribution in light of a number of considerations, which include the projected capital needs of the Domestic Insurer to protect its policyholders, Conseco's ability to fund such contribution and Conseco's obligations to its other constituents. The amount of the Capital Contribution also reflects the amount that both the Applicant and Conseco believe, when taken together with the Domestic Insurer's current financial state, will place the Domestic Insurer in a position to be separated from Conseco in a manner that is both fair and equitable to the policyholders of the Domestic Insurer.

     The amount of the Initial Operating Funds was determined by the Conseco Parties in light of the anticipated operating expenses of the Independent Trust, including compensation and incidental expenses of the Trustees, day-to-day operating expenses, compensation for outside advisors, including auditors, accounts, counsel, and premiums for directors and officers liability insurance. The Applicant and Conseco believe that the amount of the Initial Operating Funds would provide the Independent Trust with sufficient funds to pay for such expenses for a period of at least four years following the Closing Date.

     (c) Confidentiality of Lender's Information in the Ordinary Course of Business. Because no consideration will be paid by the Applicant to the Conseco Parties in connection with the Proposed Acquisition of Control, there will not be any loan involving a lender.

Item 5.       Future Plans of Insurer.

     The Independent Trust intends to cause the Domestic Insurer to continue conducting its run-off operations substantially as presently conducted, with a focus exclusively on the LTC business. The Independent Trust has no present plans or proposals to cause the Domestic Insurer to declare an extraordinary dividend, to liquidate, to sell its assets or merge with any person, or except as described herein, the Transfer Agreement or the Ancillary Agreements, to make any other material changes in its business operations or corporate structure or management.

     After the Closing, the Independent Trust will exercise all voting rights with respect to the Shares, including the right to elect members of the Board of Directors of the Domestic Insurer, take part in or consent to any corporate or shareholder's action of any kind, and approve, disapprove or not object to any action which requires the approval or non-objection of the Independent Trust pursuant to the Operating Principles and Guidelines Agreement, in each case in accordance with the following objectives:

     o so long as the Domestic Insurer continues to have any policyholder obligations outstanding, the Independent Trust and the Independent Trustees shall perform their respective rights and duties under the Trust Agreement in such a way as to serve the following objectives:
          (i) to have the Domestic Insurer pay policyholder claims in accordance with the terms of the policies issued by the Domestic Insurer; (ii) to preserve the assets of the Domestic Insurer for the benefit of its policyholders and seek to ensure that the Domestic Insurer continues to remain solvent; and (iii) to seek to have the Domestic Insurer continue to treat its policyholders fairly and equitably in accordance with the terms of their policies. The objectives stated herein are intended to operate as principles which shall guide the actions of the Independent Trust and Independent Trustees; and

     o at such time as the policyholder obligations of the Domestic Insurer have been satisfied or at such earlier time as the Board of Trustees and the Department shall approve, the Independent Trust and the Independent Trustees shall perform their respective rights and duties under the Trust Agreement in such a way as to serve the following objectives: (i) to convert any remaining property of the Independent Trust into cash or other liquid investments, by means of a sale of the Shares, dissolution of the Domestic Insurer or otherwise, and (ii) following the conversion of any remaining property of the Independent Trust to cash or other liquid investments, to liquidate the Independent Trust and distribute the property of the Independent Trust, if any, following the satisfaction of any liabilities of the Independent Trust in accordance with the terms of the Trust Agreement.

     For additional information on the Independent Trust's future plans for the Domestic Insurer, please refer to the Plan of Operations attached hereto as Exhibit N.

Item 6.       Voting Securities to be Acquired.

     CDOC currently owns 166,667 Common Shares of the Domestic Insurer, constituting 100% of the outstanding voting securities of the Domestic Insurer. Upon Closing of the Proposed Acquisition of Control, the Independent Trust will become the direct controlling person of the Domestic Insurer by acquiring 100% of its outstanding voting securities. Except as set forth above, none of the Applicant, its affiliates or the Trustees listed in Exhibit K-1 currently intends to acquire any voting securities issued by the Domestic Insurer or any of its controlling persons.

     The Domestic Insurer currently also has 5,000 Preferred Shares issued and outstanding, which are owned by BLCC and CIC. Simultaneously with the Closing, Conseco will cause all Preferred Shares to be transferred to the Independent Trust by CDOC or one of its affiliates at the Closing.

     The terms and conditions of the transactions described in the first paragraph of this Item 6 are set forth in the Transfer Agreement attached hereto as Exhibit B and are discussed in Items 1 and 4 above.

Item 7.       Ownership of Voting Securities.

     CDOC currently owns 100% of the outstanding voting securities of the Domestic Insurer. None of the Applicant, its affiliates or the persons listed in Exhibit K-1 currently beneficially owns any voting securities issued by the Domestic Insurer or any of its controlling persons. Except for rights to acquire voting securities of the Domestic Insurer provided for or referenced in the Transfer Agreement, none of the Applicant, its affiliates or the persons listed in Exhibit K-1 has any right to acquire beneficial ownership of any voting security issued by the Domestic Insurer or any of its controlling persons.

Item 8. Contracts, Arrangements or Understandings with Respect to Voting Securities of the Insurer.

     Other than the transactions described herein, the Transfer Agreement or the Ancillary Agreements, there are no contracts, arrangements or understandings between the Applicant, its affiliates or the persons listed in Exhibit K-1 and any other person with respect to any securities of the Domestic Insurer or any of its controlling persons.

Item 9.       Recent Purchases of Voting Securities.

     During the last twelve calendar months preceding the filing of this Application, none of the Applicant, its affiliates or the persons listed in Exhibit K-1 has affected transactions in any voting securities of the Domestic Insurer or any of its controlling persons.

Item 10.      Recent Recommendations to Purchase.

     None of the Applicant, its affiliates or the persons listed in Exhibit K-1, and no one based upon interviews or at the suggestion of the Applicant, its affiliates or any person listed in Exhibit K-1 has made any recommendations to acquire any voting securities of the Domestic Insurer or any of its controlling persons during the twelve calendar months preceding the filing of this Application.

Item 11.      Agreements with Broker-Dealers.

     None of the Applicant, its affiliates or the persons listed in Exhibit K-1 has or will have any agreement, contract or understanding with any broker as to solicitation for tender of any voting securities issued by the Domestic Insurer or any of its controlling persons.

Item 12.      Financial Statements and Exhibits.

     Opening balance sheet of the Independent Trust, giving effect to the Closing of the Proposed Acquisition of Control, is attached hereto as Exhibit M.

     The following is a list of the financial statements and exhibits required to be filed with this Application and attached hereto:

Exhibit              Description
-------              -----------

A                    Form of Trust Agreement for Independent Trust.

B Transfer Agreement dated August 11, 2008, by and among the Conseco Parties and the Applicant and all exhibits thereto.

C Form of Operating Principles and Guidelines Agreement between Independent Trust and the Domestic Insurer.

D Separation and Transition Matters Term Sheet for agreement by and among the Conseco Parties and the Domestic Insurer.

E Form of Assignment Agreement by and between Conseco Insurance Company and the Domestic Insurer and all exhibits thereto.

F Form of Administrative Services Agreements with the Domestic Insurer and each of Washington National Insurance Company, Conseco Health Insurance Company and Bankers Conseco Life Insurance Company of New York and all exhibits thereto.

G                    Form of Senior Note to be issued by Conseco to the Domestic
                     Insurer.

H Form of Expense Reimbursement Agreement between the Independent Trust and the Domestic Insurer.

I                    Trust Agreement for the Beneficiary.

J-1                  Organizational Chart of the Applicant Before the
                     Acquisition.

J-2 Organizational Chart of the Independent Trust After the Acquisition of Control of the Domestic Insurer.

Exhibit              Description
-------              -----------

K-1                  List of the Trustees of the Applicant and the Independent
                     Trust.

K-2                  List of the Current Directors and Executive Officers of the
                     Domestic Insurer.

K-3 List of the Directors and Executive Officers of the Domestic Insurer After the Proposed Acquisition of Control.

L Biographical Affidavits of the Independent Trustees [Confidential and to be Filed Supplementally].

M                    Opening Balance Sheet of the Independent Trust.

N                    Plan of Operations of the Domestic Insurer Including Five
                     (5) Year Financial Projections. [Confidential and Provided under Separate Cover]

O                    Business Rationale Memorandum.

P Form of Commitment Letter of the Independent Trust to the Pennsylvania Insurance Department.

Q Employee Matters Agreement Term Sheet for agreement by and among the Conseco Parties, Conseco Services LLC and the Domestic Insurer.

R Form of Tax Matters Agreement among the Conseco Parties, the Domestic Insurer and the Independent Trust

Item 13.      Signature and Certification.

Signature and certifications required as follows:

     Pursuant to the requirements of Section 1402 of the Act, Senior Health Care Transition Trust has caused this Application to be duly signed on its behalf in the City of Chicago and the State of Illinois on the __ day of August 2008.


(SEAL)                                  Senior Health Care Transition Trust


                                        By:/s/ John W. Wells
                                           ------------------------------------
                                           Name:   John W. Wells
                                           Title:  Sole Trustee


Attest:

/s/ Dean G. Sarantos
----------------------------
Name:  Dean G. Sarantos
Title: Authorized Officer




                                  CERTIFICATION
                                  -------------


     The undersigned deposes and says that he had duly executed the attached Application dated August __, 2008, for and on behalf of the Applicant Senior Health Care Transition Trust, that he is the sole Trustee of such entity; and that he is authorized to execute and file such instrument. Deponent further says that he is familiar with such instrument and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.


By: /s/ John W. Wells
   -----------------------------------
   Name:  John W. Wells
   Title: Sole Trustee


Subscribed and sworn to me this 7th day of August 2008.


Notary Public /s/ Sherry Kremer
My commission expires on 2/24/2011.

                                   Exhibit A

                       SENIOR HEALTH CARE OVERSIGHT TRUST









                                 TRUST AGREEMENT
















                              Dated as of [ ], 2008

                                TABLE OF CONTENTS


                                    ARTICLE I

                                      TRUST

1.01              Name............................................................................................1
1.02              Registered Office...............................................................................1
1.03              Purpose.........................................................................................1
1.04              Objectives......................................................................................2
1.05              Authority.......................................................................................2
1.06              Title to Trust Property.........................................................................2
1.07              Management of Trust.............................................................................2
1.08              Powers of the Board of Trustees.................................................................3
1.09              Investment Company..............................................................................5
1.10              No Reversion....................................................................................5
1.11              Prohibited Acts of the Trust and Board of Trustees..............................................5
1.12              Duration of Trust...............................................................................5
1.13              Revocability....................................................................................5
1.14              Certain Definitions.............................................................................5

                                   ARTICLE II

                                    TRUSTEES

2.01              Number of Trustees..............................................................................6
2.02              Qualification of Trustees.......................................................................6
2.03              Selection of Trustees...........................................................................6
2.04              Resignation or Removal of Trustees..............................................................7
2.05              Meetings of the Board of Trustees...............................................................8
2.06              Action without a Meeting........................................................................8
2.07              Delegation of Power.............................................................................8
2.08              Committees of the Board of Trustees.............................................................8
2.09              Compensation of Trustees; Reimbursement of Expenses.............................................9
2.10              Bylaws..........................................................................................9
2.11              Fiduciary Duties................................................................................9
2.12              Capacity of Trustees............................................................................9
2.13              Additional Service of Trustees..................................................................9

                                   ARTICLE III

                                   BENEFICIARY

3.01              Beneficiary.....................................................................................10
3.02              Register of Beneficiaries.......................................................................10
3.03              Certificates....................................................................................10

3.04              Expenses of Beneficiary.........................................................................10
3.05              Rights of Beneficiary...........................................................................10
3.06              Meetings........................................................................................10
3.07              Transfer of Beneficial Interest.................................................................10

                                   ARTICLE IV

                    LIMITATIONS ON LIABILITY; INDEMNIFICATION

4.01              Liability of Trustees...........................................................................11
4.02              Liability of Beneficiaries......................................................................11
4.03              Reliance on Records/Reports.....................................................................11
4.04              Indemnification.................................................................................11
4.05              Outside Business................................................................................12

                                    ARTICLE V

                                  MISCELLANEOUS

5.01              Filing..........................................................................................12
5.02              Partial Enforcability...........................................................................12
5.03              Governing Law...................................................................................12
5.04              Jurisdiction....................................................................................12
5.05              Third Party Beneficiaries.......................................................................13
5.06              Amendment.......................................................................................13
5.07              Headings........................................................................................13
5.08              Interpretation..................................................................................13
5.09              Counterparts....................................................................................13

                       SENIOR HEALTH CARE OVERSIGHT TRUST
                       ----------------------------------
                                 TRUST AGREEMENT
                                 ---------------

     This Trust Agreement (this "Agreement") is made as of the [ ] day of [ ], 2008, by the Trustees and acknowledged and accepted by the Beneficiary hereunder (each, as defined below).


     WHEREAS, the Trustees hereby establish this Trust (as defined below) under Chapter 95 of Title 15 of the Pennsylvania Consolidated Statutes, 15 Pa. C.S.A.
Section 9501, et seq. (the "Business Trust Statute") for the purposes of (i) consummating the transactions contemplated by the Transfer Agreement, dated August 11, 2008, by and among CDOC, Inc., Conseco, Inc. and Senior Health Care Transition Trust (the "Transfer Agreement") and (ii) carrying on business as set forth hereinafter; and


     WHEREAS, the parties hereto intend that the Trust shall constitute a business trust under the Business Trust Statute, and that this Agreement shall constitute the governing instrument of such business trust.


     NOW, THEREFORE, the Trustees hereby declare that they will hold all assets, including the Shares (as defined below), which they may from time to time acquire in any manner as Trustees (the "Trust Property") hereunder IN TRUST to manage and dispose of the same upon the following terms and conditions for the benefit of the Beneficiary of this Trust as hereinafter set forth.

                                   ARTICLE I

                                      TRUST

1.01 Name. This Trust shall be known as the "Senior Health Care Oversight Trust," in which name the Trustees may engage in the lawful transactions contemplated hereby.

1.02 Registered Office. The commercial registered office of the Trust shall be:

                           Corporation Service Company
                           2704 Commerce Drive
                           Harrisburg, PA 17110

1.03 Purpose. The Trust shall be a special purpose entity whose purpose and function is to (a) consummate the transactions contemplated by the Transfer Agreement, pursuant to which the Trust, as surviving entity of the Merger (as defined below), will receive 100% of the issued and outstanding shares of capital stock (the "Shares") of Conseco Senior Health Insurance Company, an insurance company domiciled in the Commonwealth of Pennsylvania ("CSHI") to be renamed the Senior Health Care Insurance Company of Pennsylvania ("SHIP"), and to perform its obligations thereunder, (b) to approve, execute and deliver any agreements related to or provided for by the Transfer Agreement and to perform its obligations thereunder, (c) receive and own the Shares, (d) exercise all voting rights with respect to the Shares, including the right to elect members of the board of directors of CSHI/SHIP, (e) approve or disapprove any action which requires the approval of the Trust pursuant to the Operating Principles and Guidelines

Agreement to be entered into between the Trust and CSHI/SHIP (the "Operating Principles"), (f) at all such time as the policyholder obligations of CSHI/SHIP have been satisfied or at such earlier time as the Board of Trustees and the Pennsylvania Insurance Department shall approve, convert any remaining Trust Property into cash or other liquid investments, by means of a sale of the Shares, dissolution of CSHI/SHIP or otherwise, (g) following the conversion of any remaining Trust Property to cash or other liquid investments, to liquidate the Trust and distribute the Trust Property, if any, following the satisfaction of any liabilities of the Trust in accordance with the terms of this Agreement,
(h) engage in those other activities necessary or incidental to any of the foregoing, in each case in accordance with the objectives set forth in Section 1.04, and (i) engage in any such other activities as may be approved in writing by the Pennsylvania Insurance Department.

1.04 Objectives.

          (a) So long as CSHI/SHIP continues to have any policyholder obligations outstanding, the Trust and Trustees shall perform their respective rights and duties under this Agreement taking the following objectives into account: (1) to have CSHI/SHIP satisfy policyholder claims in accordance with the terms of the policies issued by CSHI/SHIP; (2) to preserve the assets of CSHI/SHIP for the benefit of CSHI/SHIP's policyholders and seek to ensure that CSHI/SHIP continues to remain solvent; and (3) to encourage CSHI/SHIP to continue to treat its policyholders fairly and equitably in accordance with the terms of their policies. The objectives stated within this paragraph are intended to operate as principles which shall guide the actions of the Trust and Trustees.

          (b) At such time as all the policyholder obligations of CSHI/SHIP have been satisfied or at such earlier time as the Board of Trustees and the Pennsylvania Insurance Department shall approve, the Trust and Trustees shall perform their respective rights and duties under this Agreement taking the following objectives into account: (1) to convert any remaining Trust Property into cash or other liquid investments, by means of a sale of the Shares, dissolution of CSHI/SHIP or otherwise and (2) following the conversion of any remaining Trust Property to cash or other liquid investments, to liquidate the Trust and distribute the Trust Property, if any, following the satisfaction of any liabilities of the Trust, to the Beneficiary in accordance with the terms of this Agreement.

1.05 Authority. Subject to the limitations provided in this Agreement, the Board of Trustees shall have exclusive and complete authority to carry out the purposes of the Trust. Any action taken by the Board of Trustees in accordance with their powers shall constitute the act of and serve to bind the Trust. Persons dealing with the Trust are entitled to rely conclusively on the power and authority of the Board of Trustees as set forth in this Agreement. Persons dealing with the Trust may rely on any instrument or agreement signed by two Trustees.

1.06 Title to Trust Property. Legal title to all Trust Property shall be vested in the Trust. The Beneficiary shall not have legal title to any part of the Trust Property, but shall have an undivided beneficial interest in all Trust Property.

1.07 Management of Trust. The Trust shall be managed exclusively by the Board of Trustees, which shall consist of all Trustees (the "Board of Trustees").

1.08 Powers of the Board of Trustees.

                    (a) Prior to the time that the Trust acquires the Shares, the Board of Trustees shall have the power to:

                         (i) Approve and, if the Trust is a party thereto,
               execute and deliver any agreements related to or provided for by the Transfer Agreement;

                         (ii) Perform the Trust's obligations under the Transfer
               Agreement and any agreements related to or provided for by the Transfer Agreement;

                         (iii) Engage in any merger transaction contemplated by
               the Transfer Agreement (the "Merger") and execute and deliver any agreements related thereto;

                         (iv) Prepare and submit any regulatory filings or
               submissions to be made in connection with the Transfer Agreement or the transactions contemplated thereby;

                         (v) Consent to any conditions or requirements that the
               Pennsylvania Insurance Department may impose in connection with its approval of the regulatory filings to be made by the Trust or the transactions contemplated thereby; and

                         (vi) Enter into any contracts, including contracts for
               the purpose of obtaining the advice of third party advisors, or amend or terminate any contract in effect and do any other actions necessary or appropriate for purposes of carrying out the foregoing powers. A determination in good faith by the Board of Trustees as to what actions are necessary or appropriate shall be conclusive.

                    (b) At and following the time that the Trust acquires the Shares, the Board of Trustees shall have the power to:

                         (i) Perform the Trust's obligations under the Transfer
               Agreement and any agreements related to or provided for by the Transfer Agreement;

                         (ii) Exercise all voting rights with respect to the
               Shares, including the right to elect the board of directors of CSHI/SHIP, take part in or consent to any corporate or shareholder's action of any kind, and approve or disapprove any action which requires the approval of the Trust pursuant to the Operating Principles, in each case in accordance with Section
               1.04. A determination in good faith by the Board of Trustees as to what actions are in accordance with Section 1.04 shall be conclusive;

                         (iii) Incur and pay out of the assets or income of the
               Trust any expenses which in the judgment of the Board of Trustees are necessary or incidental to carry out any of the purposes or powers of the Trust, and to pay reasonable compensation from the funds of the Trust to Trustees;

                         (iv) Open bank accounts in the name and for the benefit
               of the Trust and deposit and withdraw funds of the Trust;

                         (v) Receive all dividends paid on the Shares;

                         (vi) Collect all property due to the Trust and pay all
               claims due from the Trust, including taxes;

                         (vii) Prosecute, defend, compromise or abandon any
               claims relating to Trust Property or the Trust;

                         (viii) Take all actions necessary or appropriate to
               cause all applicable tax returns and other tax reports which are required to be filed by the Trust to be duly prepared and filed;

                         (ix) Enter into any contracts, including contracts for
               purposes of obtaining the advice of third party advisors, or amend or terminate any contract in effect and do any other actions necessary or appropriate for purposes of carrying out the powers of the Trust. A determination in good faith by the Board of Trustees as to what actions are necessary or appropriate shall be conclusive;

                         (x) Obtain insurance for the purpose of insuring the
               Trustees, the officers and directors of CSHI/SHIP and, to the extent appropriate, the Beneficiary or the trustees thereof against all claims arising by reason of holding any such position or by reason of any action taken or omitted by any such person in such capacity, whether or not the Trust would have the power to indemnify such persons against such liability;

                         (xi) Keep books and records regarding the business of
               the Trust and make periodic reports or other filings as may be required by the Pennsylvania Insurance Department or by any other regulatory authority;

                         (xii) Comply with any conditions or requirements
               imposed by the Pennsylvania Insurance Department or by any other regulatory authority;

                         (xiii) At such time when CSHI/SHIP no longer has any
               policyholder obligations outstanding or at such earlier time as may be approved in writing by the Pennsylvania Insurance Department, negotiate, enter into and perform any contract for purposing of selling the Shares, merging CSHI/SHIP with any entity or liquidating the assets of CSHI/SHIP;

                         (xiv) At such time as the property of the Trust
               consists solely of cash or other liquid investments, dissolve the Trust, pay all liabilities of the Trust out of the assets of the Trust and distribute remaining assets of the Trust, if any, to the Beneficiary; and

                         (xv) Enter into any other transactions or do any other
               acts necessary or appropriate for purposes of exercising the foregoing powers, including all acts necessary or appropriate to preserve and continue the Trust's valid existence, rights, franchises and privileges. A determination in good faith by the Board of Trustees as to what actions are necessary or appropriate shall be conclusive.

                    (c) The powers of the Board of Trustees set forth in this
Section 1.08 must be exercised in a manner that is not inconsistent with the purpose and objectives of the Trust set forth in Sections 1.03 and 1.04.

1.09 Investment Company. The Trust shall take such action as necessary to ensure that the Trust will not be required to register as an investment company under the Investment Company Act of 1940.

1.10 No Reversion. In no event will any Trust Property, nor any beneficial interest in the Trust, revert to or be distributed to Conseco, Inc., a Delaware corporation, or any of its successors or affiliates (collectively "Conseco").

1.11 Prohibited Acts of the Trust and Board of Trustees. Neither the Trust nor the Board of Trustees shall engage in any activity other than as required or authorized by this Agreement without the prior written approval of the Pennsylvania Insurance Department. In particular, neither the Trust nor the Board of Trustees shall engage in any business other than business incidental to owning the Shares without the prior written approval of the Pennsylvania Insurance Department. In addition, other than as required or authorized by this Agreement, the Trust may not pledge the Shares in anyway, nor may the Trust merge or consolidate with any other entity, without the prior written approval of the Pennsylvania Insurance Department.

1.12 Duration of Trust. Unless earlier terminated in accordance with the terms of this Agreement, the Trust shall have a perpetual duration.

1.13 Revocability. The Trust is expressly declared irrevocable, and may only be terminated by the dissolution or liquidation of the Trust in accordance with the terms of this Agreement.

1.14 Certain Definitions. Unless the context otherwise requires, capitalized terms used in this Agreement but not otherwise defined herein shall have the respective meaning assigned to them in this Section 1.14:

"Independent Trustee" shall mean a Trustee that is not an officer or employee of CSHI/SHIP.

"Person" shall mean any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated organization, governmental entity, business unit, division or other entity.

"Trust" shall mean the trust established by this Agreement, as amended from time to time, inclusive of each such amendment.

"Trustees" shall mean the Initial Trustees and any new or successor Trustees then in office.

                                   ARTICLE II

                                    TRUSTEES
                                    --------

2.01 Number of Trustees. The number of Trustees initially shall be five. The Board of Trustees shall, at all times, include a majority of Independent Trustees. Upon the removal, death, disability or resignation of any Trustee, the number of Trustees may be reduced accordingly (but not to less than three), unless and until a replacement Trustee is appointed in accordance with the terms of this Agreement. With the prior written approval of the Pennsylvania Insurance Department, the number of Trustees may be increased to a number approved by the affirmative vote of 75% of the members of the Board of Trustees. Each Trustee shall hold office until the removal, death, disability or resignation of such Trustee.

2.02 Qualification of Trustees.

                    (a) Each Trustee shall be a natural person who is at least 21 years of age. Other than the initial Trustees, each new or successor Trustee must submit a biographical affidavit, in the form required by the Pennsylvania Insurance Department, to the Pennsylvania Insurance Department.

                    (b) Following the date upon which Trust acquires the Shares, each Trustee shall be independent of Conseco; provided, however, that the continued employment of Mr. Wells by Conseco until January 1, 2009 shall not be deemed to disqualify Mr. Wells from serving as a Trustee. If at any time a Trustee is no longer independent of Conseco, such Trustee shall promptly resign upon losing such independence. In determining the independence of a Trustee from Conseco, such independence shall be determined by reference to Section 2-01(b) of Regulation S-X promulgated by the Securities and Exchange Commission and such releases and correspondence interpreting such section; provided, however, that the following circumstances shall not affect the determination of the independence of a Trustee: (i) any direct or indirect ownership by a Trustee of any debt or equity securities of Conseco in an amount which is not material to the net worth of such Trustee, (ii) employment of a Trustee by a firm which acts as an underwriter or promoter of Conseco or a provider of other services to Conseco provided the fees paid to such firm by Conseco are not material to the net income of such firm, or (iii) any prior employment relationship with Conseco or any participation in or the exercising of any rights under any benefit plan in connection with such employment. If any one or more of the Trustees requires guidance as to whether a Trustee is independent of Conseco hereunder, the Trustees may consult with a nationally recognized accounting or law firm to determine such independence. The determination of such firm shall be conclusive.

2.03     Selection of Trustees.

                    (a) The initial Trustees shall be:

                                    John W. Wells
                                    130 North Garland Court
                                    Unit 901
                                    Chicago, IL 60602

                                    Julianne M. Bowler
                                    37 M St. #2
                                    South Boston, MA 02127

                                    Gregory V. Serio
                                    130 Pollock Road
                                    Latham, NY 12110

                                    Dr. C. Everett Koop, M.D.
                                    3 Ivy Pointe Way
                                    Hanover, NH 03755

                                    Cecil D. Bykerk
                                    9643 Oak Circle
                                    Omaha, Nebraska 68124

                    (b) In the event of the removal, death, disability or resignation of any Trustee or in the event the number of Trustees is increased for any reason, the Trustees then in office may by majority vote of the remaining Trustees (whether or not constituting a quorum) choose a new or successor Trustee meeting the requirements set forth herein.

                    (c) The Board of Trustees shall elect one Trustee to serve as the Chairperson of the Board of Trustees, who shall serve until a new Chairperson of the Board of Trustees is duly elected. [ ] shall serve as the initial Chairperson of the Board of Trustees. The Chairperson of the Board of Trustees shall be responsible for presiding over meetings of the Board of Trustees, provided, however, that, in the absence of the Chairperson of the Board of Trustees, another Trustee may preside over such meetings. The Chairperson shall serve as the "lead" Trustee, unless such person is an employee or officer of CSHI/SHIP. In such an event, another Trustee shall be appointed to serve as "lead" Trustee.

2.04     Resignation or Removal of Trustees.

                    (a) Any Trustee may resign upon 30 days written notice to each of the other Trustees and the Pennsylvania Insurance Department. Any Trustee may be removed for cause by the majority vote of the Board of Trustees. The Trust shall provide advanced written notice to the Pennsylvania Insurance Department of its intent to remove any Trustees.

                    (b) No vacancy caused by the removal, death, disability or resignation of one or more Trustees shall operate to annul this Agreement or to revoke any existing agency created pursuant to the terms of this Agreement. Whenever a vacancy in the number of Trustees shall occur, until such vacancy is filled as provided herein, the Board of Trustees, consisting of all Trustees then in office, regardless of their number, shall have all the powers granted to the

Board of Trustees and shall discharge all the duties imposed upon the Board of Trustees by this Agreement.

2.05     Meetings of the Board of Trustees.

                    (a) Meetings of the Board of Trustees shall occur at such time and place (within or without the Commonwealth of Pennsylvania) as are determined by the Trustees and may occur by means of a conference call or by use of other communications equipment by means of which all persons participating in the meeting can hear each other. A meeting of the Board of Trustees may be called by any two Trustees or by the Chairperson of the Board of Trustees providing prior notice to the other Trustees at least 24 hours in advance of such meeting; provided, however, that notice may be waived in writing by any Trustee either before or after a meeting. The attendance of any Trustee at a meeting, whether by means of communications equipment or otherwise, shall constitute a waiver of notice, except for when a Trustee attends such a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting has not been properly called or convened.

                    (b) A quorum for all meetings of the Board of Trustees shall be the majority of Independent Trustees then in office.

                    (c) Unless otherwise provided by this Agreement or as otherwise required by law, the Board of Trustees may act by the majority vote of the Trustees present at a meeting of the Board of Trustees or without a meeting by the written consent of a majority of the Independent Trustees then in office, provided that all Trustees are provided notice of the proposed action.

2.06 Action without a Meeting. Any action which may be taken by the Board of Trustees by vote may be taken without a meeting if that number of Trustees, including, if required, Independent Trustees, or members of a committee, as the case may be, required for approval of such action at a meeting of the Board of Trustees or such committee of the Board of Trustees (assuming all Trustees or members are in attendance) consent to the action in writing and the written consents are filed with the records of the meetings of the Board of Trustees. Such consents shall be treated for all purposes as a vote taken at a meeting of the Board of Trustees or a committee of the Board of Trustees, as the case may be.

2.07 Delegation of Power. The Board of Trustees shall have the power, consistent with its continuing exclusive authority over the management of the Trust and the Trust Property, to delegate from time to time to such Trustees or to agents of the Trust the doing of such things, including any matters set forth in this Agreement, and the execution of such instruments either in the name of the Trust or the names of Trustees. Except as otherwise provided in the foregoing sentence, all instruments executed in the name of the Trust shall be executed by at least two Trustees.

2.08 Committees of the Board of Trustees.

                    (a) The Board of Trustees may designate such committees of Trustees as the Board of Trustees shall determine from time to time, which shall have all or such lesser portion of the authority of the entire Board of Trustees as the Board of Trustees may expressly delegate to any such committee, except as otherwise required by law.

                    (b) Unless otherwise set by the Board of Trustees, the quorum for each such committee shall be the majority of the members of such a committee and the committees shall act by the majority vote of the members present at any such meeting.

2.09     Compensation of Trustees; Reimbursement of Expenses.

                    (a) Each Trustee that is not also an officer or employee of CSHI/SHIP will be paid an annual stipend of $100,000, which may be adjusted upward in accordance with Section 2.09(b). A Trustee that is also an officer or employee of CSHI/SHIP shall not receive separate compensation from Trust for their service as Trustee. The Trustee fee shall be paid in four equal installments, on the last business day of each fiscal quarter.

                    (b) Each year the Board of Trustees shall have the power to increase the compensation to be paid to Trustees in light of inflation and cost of living increases. The Board of Trustees may also increase the amount of compensation to be paid to Trustees in light of the need to retain qualified Trustees; provided, however, that no such increases shall become effective until approved in writing by the Pennsylvania Insurance Department.

                    (c) The Trust shall reimburse each Trustee for all reasonable and necessary out of pocket expenses incurred by such Trustee in connection with the performance of Trustee's duties under this Agreement.

2.10 Bylaws. The Board of Trustees may, if the Board of Trustees deems appropriate, adopt bylaws to govern the internal affairs of the Trust to the extent that such bylaws do not conflict with the terms of this Agreement.

2.11 Fiduciary Duties. The Trustees shall owe the same fiduciary duties to the Trust as a director of a for profit business corporation organized under the laws of Pennsylvania would owe to a corporation; provided, however, that the Trustees shall not be deemed to owe any fiduciary duties, directly or indirectly, to the Beneficiary.

2.12 Capacity of Trustees. Except as expressly provided herein, all actions performed by any Trustee pursuant to this Agreement are performed in his/her capacity as Trustee and not in his/her individual capacity. All Persons having any claim against any Trustee by reason of the transactions contemplated by this Agreement shall look only to the Trust Property for the payment or satisfaction thereof.

2.13 Additional Service of Trustees. It is contemplated that two of the Trustees will also serve as trustees of Senior Health Care Oversight Beneficiary Trust. In addition, following the date upon which the Trust acquires the Shares, it is contemplated that at least three of the Trustees shall serve as members of the board of directors of CSHI/SHIP. The Trustees while serving in such capacities are entitled to the same rights of indemnification and reimbursement of expenses as are provided to the Trustees in their capacity as such under this Agreement. Indemnification by the Trust is not exclusive of any Trustee's right to indemnification from CSHI/SHIP by virtue of such Trustee's service as a CSHI/SHIP director.

                                   ARTICLE III

                                   BENEFICIARY
                                   -----------

3.01 Beneficiary. The initial owner of 100% of the beneficial interest in the Trust shall be Senior Health Care Oversight Beneficiary Trust, a common law trust organized under the laws of Pennsylvania (together with any subsequent owner of beneficial interests, the "Beneficiary").

3.02 Register of Beneficiaries. The Trust shall maintain a register listing the names and addresses of all Beneficiaries. The register shall be conclusive as to who is a Beneficiary. Any and all required communication to Beneficiaries shall be deemed duly served or given if mailed, postage prepaid, addressed to any Beneficiary of record at their last known address as recorded on the register of the Trust.

3.03 Certificates. It is not contemplated that certificates will be issued representing the beneficial interests in the Trust; however, the Trustees, in their discretion, may authorize the issuance of such certificates and promulgate rules and regulations as to their use.

3.04 Expenses of Beneficiary. The Trust shall promptly reimburse Senior Health Care Oversight Beneficiary Trust for all actual and incidental expenses incurred by it relating to periods of time during which it is a Beneficiary. The Trust shall also, upon request, advance funds to Senior Health Care Oversight Beneficiary Trust for the payment of any expenses that are otherwise reimbursable hereunder.

3.05 Rights of Beneficiary. Except as may be required by law, the Beneficiary shall not have any voting or control rights over the Trust or the Board of Trustees other than the right to receive any remaining property of the Trust upon the liquidation or dissolution of the Trust and, in the case of Senior Health Care Oversight Beneficiary Trust, the right to the reimbursement of expenses pursuant to Section 3.04.

3.06 Meetings. In the event that any action of the Trust requires the mandatory approval of the Beneficiaries of the Trust under Pennsylvania law and such approval may not be eliminated in the governing document of a business trust, the Board of Trustees may call a meeting of the Beneficiaries. Written notice of such a meeting shall be provided by the Trust to all Beneficiaries of record not less than 10 days prior to such a meeting or at such earlier time as may be required by law. Beneficiaries representing the majority of the beneficial interests in the Trust shall constitute a quorum at any meeting of the Beneficiaries. Unless otherwise required by law, a vote of the Beneficiaries representing a majority of the beneficial interests in the Trust present at such meeting shall constitute an act of the Beneficiaries. Any matter which requires a vote of the Beneficiaries may also be taken without a meeting if the Beneficiaries representing the proportion of the beneficial interests required for approval of such an action at a meeting (assuming all Beneficiaries are present) consent to the action in writing and the written consent are filed with records of the meeting of Beneficiaries.

3.07 Transfer of Beneficial Interest. No beneficial interest in the Trust may be transferred without the prior written approval of the Board of Trustees and the Pennsylvania Insurance Department, and any purported transfer or other disposition, except as aforesaid, shall be null and void. A transfer shall become effective only when the Beneficiary of record or its agent delivers to the Trust a duly executed instrument of transfer, together with such evidence of the genuineness of each such execution and authorization or other matters (including compliance with any securities laws and contractual restrictions) as may be required. Upon such delivery the Trust shall record such transfer on the register of the Trust.

                                   ARTICLE IV

                    LIMITATIONS ON LIABILITY; INDEMNIFICATION
                    -----------------------------------------

4.01 Liability of Trustees.

                    (a) To the fullest extent permitted by law, no Trustee shall be subject to any personal liability whatsoever to any Person (including, without limitation, the Trust and the beneficiary) for monetary damages for any action or omission unless such Trustee has breached or failed to perform the duties of his/her office and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

                    (b) In no event will any Trustee be personally liable for the acts, omissions or obligations of the Trust or another Trustee.

4.02 Liability of Beneficiaries. To the fullest extent permitted by law, no Beneficiary shall be subject in such capacity to any personal liability whatsoever to any Person in connection with the Trust Property or the acts, obligations or affairs of the Trust. The Beneficiary shall have the same limitation of personal liability as is extended to stockholders of a business corporation incorporated under Pennsylvania law.

4.03 Reliance on Records/Reports(a) . A Trustee or Beneficiary shall be fully protected in relying in good faith upon the records of the Trust and upon information, opinions, reports or statements presented by another Trustee or by any other Person as to matters such Trustee or Beneficiary reasonably believes are within such other Person's professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Trust, or the value and amount of assets or reserves or contracts, agreements or other undertakings that would be sufficient to pay claims and obligations of the Trust or to make reasonable provision to pay such claims and obligations, or any other facts pertinent to the existence and amount of assets from which distributions to the Beneficiary or creditors might properly be paid.

4.04 Indemnification.

                    (a) The Trust shall indemnify, to the fullest extent permitted by law, any present or former Trustee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that (s)he is or was a Trustee, or is or was serving at the request of the Trust as a representative of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise (including any such service as a trustee of Beneficiary or a director of CSHI/SHIP), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him/her in connection with the action or proceeding.

                    (b) Expenses incurred by any current or former Trustee in defending any action or proceeding of the type referred to in Section 4.04(a) shall be paid by the Trust in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that (s)he is not entitled to be indemnified by the Trust as authorized by this Section 4.04.

                    (c) Any amendment to this Agreement which limits or restricts the indemnification provided by this Section 4.04 shall not adversely affect any right or protection of any current or former Trustee with respect to any acts or omissions of such Trustee occurring prior to such amendment.

4.05 Outside Business. Any Trustee or Beneficiary may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Trust or CSHI/SHIP, and the Trust and the Beneficiary shall have no rights by virtue of this Agreement or the Trust created hereby in or to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Trust or CSHI/SHIP, shall not be deemed wrongful or improper. No Trustee or Beneficiary shall be obligated to present any particular opportunity to the Trust even if such opportunity is of a character that could be taken by the Trust, and any Trustee or Beneficiary shall have the right to take for its own account or to recommend to others any such opportunity.

                                   ARTICLE V

                                  MISCELLANEOUS
                                  -------------

5.01 Filing. The Trustees are authorized and directed to file this Agreement and all other necessary documents with the Department of State of the Commonwealth of Pennsylvania in accordance with the Business Trust Statute.

5.02 Partial Enforceability. If any provision of this Agreement, or the application of such provision to any Person or circumstances, shall be held invalid, the remainder of this Agreement, or application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

5.03 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof.

5.04 Jurisdiction. Each party hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of any court of the United States or any state court which in either case is located in the City of Philadelphia for any actions, suits or proceedings arising out of or relating to this Agreement. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in any such court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

5.05 Third Party Beneficiaries. Nothing in this Agreement is intended to give any person, other than the Trust, Trustees and the Beneficiary, their successor and permitted assigns, and the Pennsylvania Insurance Department (to the extent expressly set forth herein), any legal or equitable right remedy or claim under or in respect of this Agreement or any provision contained therein.

5.06 Amendment. The Trust may, with the prior written approval of the Pennsylvania Insurance Department, amend this Agreement by a majority vote of the Board of Trustees. Ministerial amendments may be made without the prior approval of the Pennsylvania Insurance Department. Trustees or their designee are authorized to undertake all acts necessary or appropriate to effectuate such amendments.

5.07 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

5.08 Interpretation. For purposes of this Agreement, the words "hereof", "herein", "hereby" and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

5.09 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed as of the day and year first above written.



                                                     -------------------------
                                                     John W. Wells
                                                     Trustee

                                                     -------------------------
                                                     Julianne M. Bowler
                                                     Trustee

                                                     -------------------------
                                                     Gregory V. Serio
                                                     Trustee

                                                     -------------------------
                                                     C. Everett Koop, M.D.
                                                     Trustee

                                                     -------------------------
                                                     Cecil D. Bykerk
                                                     Trustee

Acknowledged to and accepted by:

SENIOR HEALTH CARE OVERSIGHT
BENEFICIARY TRUST

By:
   --------------------------
   Name:
   Title:

                                   Exhibit B

===============================================================================



                               TRANSFER AGREEMENT



                                  by and among



                                   CDOC, INC.,



                                  CONSECO, INC.


                                       and


                       SENIOR HEALTH CARE TRANSITION TRUST


                           Dated as of August 11, 2008

===============================================================================

                                TABLE OF CONTENTS
                                -----------------

                                                                                                               Page
                                                                                                               ----

                               TRANSFER AGREEMENT


                                    ARTICLE I

                                   DEFINITIONS
Section 1.01      Definitions.....................................................................................1

                                   ARTICLE II

                                    TRANSFER

Section 2.01      Acquisition of Shares...........................................................................8
Section 2.02      Contributions and Transfers by the Conseco Parties..............................................8
Section 2.03      Place and Date of Closing.......................................................................9
Section 2.04      Ancillary Documents to be Executed at the Closing...............................................9
Section 2.05      Nonassignability of Certain Assets.............................................................10

                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE CONSECO PARTIES

Section 3.01      Organization, Standing and Authority...........................................................10
Section 3.02      Capitalization.................................................................................10
Section 3.03      Authorization..................................................................................11
Section 3.04      Non-Contravention..............................................................................12
Section 3.05      Consents and Approvals.........................................................................12
Section 3.06      Statutory Financial Statements.................................................................13
Section 3.07      [Intentionally Omitted]........................................................................13
Section 3.08      Sufficiency of Assets..........................................................................13
Section 3.09      Intercompany Agreements........................................................................14
Section 3.10      No Undisclosed Material Liabilities............................................................14
Section 3.11      Absence of Changes.............................................................................14
Section 3.12      Insurance Matters..............................................................................14
Section 3.13      Brokers or Finders.............................................................................16
Section 3.14      Environmental Matters..........................................................................16
Section 3.15      Litigation.....................................................................................16
Section 3.16      Compliance with Laws...........................................................................16
Section 3.17      Intellectual Property..........................................................................17
Section 3.18      Material Contracts.............................................................................18
Section 3.19      Employees, Labor Matters, etc..................................................................18
Section 3.20      Employee Plans and Related Matters; ERISA......................................................19
Section 3.21      Tax Matters....................................................................................20

                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE CONSECO PARTIES

Section 3.22      Information Supplied...........................................................................22

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF TRUST

Section 4.01      Organization, Standing and Authority...........................................................22
Section 4.02      Authorization..................................................................................22
Section 4.03      Consents and Approvals.........................................................................23
Section 4.04      Investment Intent..............................................................................23
Section 4.05      Brokers or Finders.............................................................................23

                                    ARTICLE V

                                    COVENANTS

Section 5.01      Conduct of Business............................................................................24
Section 5.02      Access to Information; Confidentiality.........................................................26
Section 5.03      Reasonable Best Efforts........................................................................27
Section 5.04      Consents, Approvals, Filings and Costs.........................................................27
Section 5.05      Notification...................................................................................28
Section 5.06      Further Assurances.............................................................................28
Section 5.07      Expenses.......................................................................................29
Section 5.08      Senior Note....................................................................................29
Section 5.09      Releases.......................................................................................29
Section 5.10      Confidentiality................................................................................29
Section 5.11      Separation Transactions........................................................................31
Section 5.12      Insurance Coverage.............................................................................31
Section 5.13      Bank Accounts..................................................................................34
Section 5.14      Termination of Intercompany Agreements.........................................................34
Section 5.15      Intercompany Accounts..........................................................................34
Section 5.16      Books and Records..............................................................................34
Section 5.17      Pre-Closing Transfers..........................................................................35
Section 5.18      Merger Transaction.............................................................................35
Section 5.19      Transfers to the Trust.........................................................................35
Section 5.20      Regulatory Settlement Agreement................................................................35
Section 5.21      Investment Assets..............................................................................36
Section 5.22      Solicitation...................................................................................36
Section 5.23      Separation and Transition Matters Agreement....................................................36
Section 5.24      Employee Matters Agreement.....................................................................36
Section 5.25      Intellectual Property Licenses.................................................................36
Section 5.26      Subleases......................................................................................37
Section 5.27      Schedules......................................................................................37

                                   ARTICLE VI

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF TRUST

Section 6.01      Representations and Covenants..................................................................38
Section 6.02      Payment Obligations............................................................................38
Section 6.03      Other Agreements...............................................................................38
Section 6.04      Assignment Agreement...........................................................................38
Section 6.05      Governmental and Regulatory Consents and Approvals.............................................38
Section 6.06      Third Party Consents...........................................................................39
Section 6.07      No Injunctions or Restraints...................................................................39
Section 6.08      Resignation of Officers and Directors..........................................................39
Section 6.09      Viability......................................................................................39
Section 6.10      Separation Transactions........................................................................39

                                   ARTICLE VII

                    CONDITIONS PRECEDENT TO THE OBLIGATIONS
                             OF THE CONSECO PARTIES

Section 7.01      Representations and Covenants..................................................................39
Section 7.02      Other Agreements...............................................................................40
Section 7.03      Governmental and Regulatory Consents and Approvals.............................................40
Section 7.04      Third Party Consents...........................................................................40
Section 7.05      No Injunctions or Restraints...................................................................40
Section 7.06      Separation Transactions........................................................................40
Section 7.07      Merger Agreement...............................................................................40

                                  ARTICLE VIII

                               FURTHER AGREEMENTS

Section 8.01      Access to Books and Records....................................................................40
Section 8.02      Production of Witnesses........................................................................41
Section 8.03      No Other Representations.......................................................................42
Section 8.04      Use of Names...................................................................................42
Section 8.05      Existing Litigation............................................................................43

                                   ARTICLE IX

              SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 9.01      Survival of Representations, Warranties and Covenants..........................................43


                                    ARTICLE X

                                 INDEMNIFICATION

Section 10.01     Obligation to Indemnify........................................................................44
Section 10.02     Indemnification Procedures.....................................................................45
Section 10.03     Tax Matters....................................................................................47

                                   ARTICLE XI

                          TERMINATION PRIOR TO CLOSING

Section 11.01     Termination of Agreement.......................................................................47
Section 11.02     Survival.......................................................................................48

                                   ARTICLE XII

                               GENERAL PROVISIONS

Section 12.01     Publicity......................................................................................48
Section 12.02     Dollar References..............................................................................48
Section 12.03     Notices........................................................................................48
Section 12.04     Entire Agreement...............................................................................49
Section 12.05     Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies.....................49
Section 12.06     Governing Law..................................................................................50
Section 12.07     Jurisdiction...................................................................................50
Section 12.08     Binding Effect; Assignment.....................................................................50
Section 12.09     Interpretation.................................................................................50
Section 12.11     No Third Party Beneficiaries...................................................................51
Section 12.11     Counterparts...................................................................................51
Section 12.12     Exhibits and Schedules.........................................................................51
Section 12.13     Headings.......................................................................................51

                               TABLE OF SCHEDULES
                               ------------------

Schedule 1.01(a)(i)               Assigned Contracts
Schedule 1.01(a)(ii)              Excluded Contracts
Schedule 1.01(b)                  Conseco Shared Intellectual Property
Schedule 1.01(c)(i)               Contributed Assets
Schedule 1.01(c)(ii)              Excluded Assets
Schedule 1.01(d)                  CSHI Shared Intellectual Property
Schedule 1.01(e)                  Knowledge of the Conseco Parties
Schedule 1.01(f)                  Knowledge of Trust
Schedule 3.02                     Capitalization
Schedule 3.04                     Non-Contravention
Schedule 3.05(a)                  Governmental Consents
Schedule 3.06                     Statutory Financial Statements
Schedule 3.08                     Sufficiency of Assets
Schedule 3.09                     Intercompany Agreements
Schedule 3.11                     Absence of Certain Changes
Schedule 3.12(a)                  CSHI Reinsurance Agreements
Schedule 3.15                     Litigation
Schedule 3.16(a)                  Compliance with Law
Schedule 3.16(b)                  Permits
Schedule 3.18                     Material Agreements
Schedule 3.20(a)                  Employee Plans
Schedule 3.21                     Tax Matters
Schedule 4.03(a)                  Governmental Consents
Schedule 4.03(b)                  Third Party Consents
Schedule 5.01                     Conduct of Business
Schedule 5.09                     Joint and Several Commitments
Schedule 5.14                     Termination of Intercompany Agreements
Schedule 5.15(a)                  Intercompany Accounts
Schedule 5.15(b)                  Trade Payables
Schedule 5.21                     Investment Assets

                                TABLE OF EXHIBITS
                                -----------------

Exhibit A                         Separation Transactions
Exhibit B                         Form of Assignment Agreement
Exhibit C                         Form of BCLIC LTC Administrative Services Agreement
Exhibit D                         Form of CHIC LTC Administrative Services Agreement
Exhibit E                         Form of Expense Reimbursement Agreement
Exhibit F                         Form of Operating Principles and Guidelines Agreement
Exhibit G                         Form of Senior Note
Exhibit H                         Separation and Transition Matters Agreement Term Sheet
Exhibit I                         Form of Tax Matters Agreement
Exhibit J                         Form of WNIC LTC Administrative Services Agreement
Exhibit K                         Employee Matters Agreement Term Sheet
Exhibit L                         Senior Health Care Oversight Trust Trustees
Exhibit M                         Form of Trust Agreement

                               TRANSFER AGREEMENT


               This TRANSFER AGREEMENT (together with the schedules, annexes and exhibits hereto, this "Agreement"), dated as of August 11, 2008, is entered into by and among CDOC, Inc., a Delaware corporation ("CDOC"), Conseco, Inc., a Delaware corporation ("CNO," and together with CDOC, the "Conseco Parties"), and Senior Health Care Transition Trust, a Pennsylvania business trust ("Trust").


                              W I T N E S S E T H:
                               - - - - - - - - - -

           WHEREAS, the Conseco Parties or their Affiliates own all of the issued and outstanding shares of capital stock of Conseco Senior Health Insurance Company, an insurance company domiciled in the Commonwealth of Pennsylvania ("CSHI"); and


            WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Conseco Parties and their Affiliates desire to transfer to Trust, and Trust desires to accept from the Conseco Parties and their Affiliates, all of the Shares (as defined below).


            NOW THEREFORE, in consideration of the foregoing and the respective representations and warranties, covenants, agreements and conditions set forth herein, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

               Section 1.01 Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:

               "Actions" shall have the meaning set forth in Section 3.15.

               "Affiliate" means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person. For purposes of the foregoing, "control", including the terms "controlling", "controlled by" and "under common control with", means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an institution, whether through the ownership of voting securities, by contract or otherwise.

               "Agreement" shall have the meaning set forth in the introductory paragraph hereof.

               "Ancillary Agreements" means the Assignment Agreement, the LTC Administrative Services Agreements, the Expense Reimbursement Agreement, the Operating Principles and Guidelines Agreement, the Senior Note, the Separation and Transition Matters Agreement, the Tax Matters Agreement, the Transfer Documents, the Employee Matters Agreement and the Subleases.

               "Applicable SAP" means, with respect to CSHI, the statutory accounting practices prescribed or permitted by the Commissioner (or equivalent title) of the Commonwealth of Pennsylvania.

               "Assigned Contracts" means all Contracts that are (i) in the name of the Conseco Parties or their Affiliates (other than CSHI), as of the date hereof and are (ii) primarily related to, used or held for use in connection with (x) the Long-Term Care Business, or (y) the administration of the policies to be administered by CSHI pursuant to the LTC Administrative Services Agreements, including, without limitation, those Contracts listed on Schedule 1.01(a)(i), in each case, other than those Contracts that have terminated by their terms prior to the Closing in accordance with the terms of this Agreement, but excluding those Contracts listed on Schedule 1.01(a)(ii). Notwithstanding the foregoing, Assigned Contracts shall not include any Contracts relating to Intellectual Property, information technology or software products or services, except to the extent specifically listed in Schedule 1.01(a)(i).

               "Assignment Agreement" means an Assignment Agreement substantially in the form of Exhibit B with such changes as shall have been approved by the parties executing such agreement.

               "Base Amount of Working Capital" shall have the meaning set forth in Section 5.19.

               "BCLIC LTC Administrative Services Agreement" means an Administrative Services Agreement substantially in the form of Exhibit C with such changes as shall have been approved by the parties executing such agreement.

               "Books and Records" means the originals or copies of all of the books, records, data and information in the possession or control of the Conseco Parties or any of their Affiliates relating to the assets, properties, business, conduct and operations of CSHI, including but not limited to all licenses held by CSHI, and all such items relating to CSHI's legal existence, stock ownership, corporate management or other such corporate records, except for such books, records, data and information relating solely to that portion of CSHI's business to be transferred to Conseco Insurance Company pursuant to the Assignment Agreement.

               "Business Day" means any day other than a Saturday, Sunday, a day on which banking institutions in the Commonwealth of Pennsylvania are permitted or obligated by Law to be closed or a day on which the New York Stock Exchange is closed for trading.

               "CDOC" shall have the meaning set forth in the introductory paragraph hereof.

               "CHIC LTC Administrative Services Agreement" means an Administrative Services Agreement substantially in the form of Exhibit D with such changes as shall have been approved by the parties executing such agreement.

               "Claims Administration" means the processing of claims made under Policies, including the reporting of claims to the insurance carrier, management and defense of claims, and providing for appropriate releases upon settlement of claims.

               "Claims Made Policies" shall have the meaning set forth in
Section 5.12(c).

               "Closing" means the closing of the transactions contemplated by this Agreement.

               "Closing Date" means the date that is three Business Days following the date upon which the last of the conditions to Closing set forth in this Agreement (other than those conditions that by their nature are to be satisfied on the Closing Date but subject to the satisfaction or waiver of such conditions) is satisfied or waived in writing; provided, further, that the Closing may occur on such other day as the parties may agree in writing.

               "CNO" shall have the meaning set forth in the introductory paragraph hereof.

               "CNO Expense Advancement" shall have the meaning set forth in
Section 5.19.

               "Code" shall have the meaning set forth in Section 3.20(b).

               "Company Plan" means any Employee Plan sponsored or maintained by CSHI.

               "Conseco Parties" shall have the meaning set forth in the introductory paragraph hereof.

               "Conseco Shared Intellectual Property" means all Intellectual Property (except Trademarks) owned by any of the Conseco Parties and used in the Long Term Care Business, in each case as of the Closing Date, including without limitation, the Intellectual Property set forth on Schedule 1.01(b).

               "Contract" means any written or oral agreement, contract, lease, sublease, license, sublicense, undertaking, indenture, evidence of indebtedness, guaranty, loan, or mortgage, but excluding insurance and reinsurance policies and contracts.

               "Contributed Assets" means all assets that are (i) owned by, or in the name of, the Conseco Parties or their Affiliates (other than CSHI), as of the date hereof and are (ii) primarily related to, used or held for use in connection with (x) the Long-Term Care Business, or (y) the administration of the policies to be administered by CSHI pursuant to the LTC Administrative Services Agreements, including, without limitation, those assets listed on
Schedule 1.01(c)(i), but excluding those assets listed on Schedule 1.01(c)(ii). Notwithstanding the foregoing, Contributed Assets shall not include any Intellectual Property, information technology or software assets, except to the extent specifically listed in Schedule 1.01(c)(i).

               "CSHI" shall have the meaning set forth in the recitals hereof.

               "CSHI Actuarial Analysis" shall have the meaning set forth in
Section 3.12(c).

               "CSHI Reinsurance Agreements" shall have the meaning set forth in
Section 3.12(a).

               "CSHI Producers" shall have the meaning set forth in Section 3.12(e).

               "CSHI Securities" shall have the meaning set forth in Section
3.02.

               "CSHI Shared Intellectual Property" means all Intellectual Property (except Trademarks) owned by CSHI (after giving effect to the transactions provided for by this Agreement) and used by any of the Conseco Parties, in each case as of the Closing Date, including, without limitation, the Intellectual Property set forth on Schedule 1.01(d).

               "Employee" means any individual who is an employee of the Conseco Parties or their Affiliates as of the date hereof and who will become an employee of CSHI following the Closing Date in accordance with the terms of the Employee Matters Agreement.

               "Employee Matters Agreement" means an Employee Matters Agreement in the form agreed upon by the parties in good faith in accordance with Section 5.24.

               "Employee Plans" means all "employee benefit plans" within the meaning ascribed to such term by Section 3(3) of ERISA and all other employee benefit arrangements, including, but not limited to, each employment agreement, termination or severance agreement or plan, deferred compensation plan, incentive compensation plan, equity compensation plan, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance, scholarship program, stock option or restricted stock plan sponsored or maintained by the Conseco Parties or any ERISA Affiliate that provide benefits or compensation to or on behalf of the Employees (whether formal or informal, whether for the benefit of a single individual or for more than one individual and whether for the benefit of current or former employees or their beneficiaries).

               "Environmental Law" means any United States or foreign, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of law (including common law) regulating or relating to the protection of human health from exposure to any hazardous substance, natural resource damages or the protection of the environment, including laws relating to the protection of wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, release or threatened release of hazardous substances.

               "Existing Litigation" shall have the meaning set forth in Section 3.15.

               "Expense Reimbursement Agreement" means an Expense Reimbursement Agreement substantially in the form of Exhibit E with such changes as shall have been approved by the parties executing such agreement.

               "Form A" means the Statement Regarding the Acquisition of Control of CSHI by Trust to be filed by Trust with the Pennsylvania Insurance Department pursuant to Section 5.04(a).

               "GAAP" means United States generally accepted accounting principles.

               "Governmental Entity" means any United States federal, state, local, foreign, international or multinational agency, commission, court, entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government or any non-governmental United States or foreign self-regulatory agency, commission or authority or any arbitral tribunal.

               "Indemnified Party" shall have the meaning set forth in Section 10.02(a).

               "Indemnifying Party" shall have the meaning set forth in Section 10.02(a).

               "Insurance Laws" means all applicable Laws regulating the business of insurance.

               "Intellectual Property" means intellectual property, including
(i) Trademarks, (ii) patents, (iii) copyrights, (iv) trade secrets, and (v) all registrations and applications for registration of any of the foregoing.

               "Joint and Several Commitments" shall have the meaning set forth in Section 5.09.

               "Knowledge" means, (a) as to Conseco Parties, the actual knowledge of any of the persons listed on Schedule 1.01(e), and (b) as to Trust, the actual knowledge of any of the persons listed on Schedule 1.01(f).

               "Law" means any constitution, law, ordinance, rule, principle of common law, regulation, statute, treaty, order, judgment, decree, administrative interpretation or other requirement of any Governmental Entity or any order, writ, injunction, directive, judgment or decree of any Governmental Entity applicable to a Person or such Person's business, property or assets.

               "Lien" means any pledge, claim, lien, charge, mortgage, security interest or encumbrance of any kind.

               "Long-Term Care Business" means the business and operations of CSHI, as conducted on the date hereof and (subject to the limitations set forth herein) at any time between the date hereof and the Closing, other than that portion of its business to be transferred to Conseco Insurance Company pursuant to the Assignment Agreement.

               "Losses" shall have the meaning set forth in Section 10.01(a).

               "LTC Administrative Services Agreements" means the BCLIC LTC Administrative Services Agreement, the CHIC LTC Administrative Services Agreement and the WNIC LTC Administrative Services Agreement.

               "Material Contract" shall have the meaning set forth in Section 3.18(a).

               "Merger" shall have the meaning set forth in Section 5.18.

               "Negative Condition" shall have the meaning set forth in Section 5.04(d).

               "Occurrence Based Policies" shall have the meaning set forth in
Section 5.12(c).

               "Operating Principles and Guidelines Agreement" means an Operating Principles and Guidelines Agreement substantially in the form of Exhibit F with such changes as shall have been approved by the parties executing such agreement.

               "Order" means any order, writ, injunction, decree, judgment or stipulation issued, promulgated or entered into by or with any Governmental Entity.

               "Organizational Documents" means the certificate of incorporation and bylaws (or comparable organizational documents) of an entity.

               "Pennsylvania Insurance Department" means the Insurance Department of the Commonwealth of Pennsylvania.

               "Permit" means all permits and insurance and other licenses, franchises, approvals, authorizations, exemptions, classifications, certificates, registrations and similar documents.

               "Permitted Liens" means, as to any asset, (a) any Liens for Taxes by Governmental Entities that (i) are not yet due or delinquent or (ii) have been accrued or otherwise reflected on the Statutory Financial Statements for the quarter ended March 31, 2008 (in accordance with Applicable SAP), and (b) Liens arising by operation of law or other Liens that do not, individually or in the aggregate, materially detract from the value or materially interfere with the present use of such asset by CSHI.

               "Person" means any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated organization, Governmental Entity, business unit, division or other entity.

               "Plan of Operations" means the Plan of Operations of CSHI dated August, 2008 in the form attached as Exhibit N to the Form A.

               "Policies" means all insurance policies, insurance contracts and claim administration contracts of any kind under which any of the Conseco Parties, their Affiliates and their respective predecessors are or were insured and which were or are in effect at any time at or prior to the Closing (other than insurance policies, insurance contracts and claim administration contracts established in contemplation of the Closing to cover only CSHI after the Closing or cover only the Conseco Parties or their Affiliates other than CSHI), including without limitation primary, excess and umbrella, commercial general liability, fiduciary liability, product liability, automobile, aircraft, property and casualty, business interruption, directors and officers liability, employment practices liability, workers' compensation, crime, errors and omissions, special accident, cargo and employee dishonesty insurance policies and captive insurance company arrangements, together with all rights, benefits and privileges thereunder.

               "Reference Statutory Financial Statement" means the statutory financial statements of CSHI as filed with Pennsylvania Insurance Department for the quarter ended March 31, 2008, together with all exhibits and schedules thereto.

               "Regulatory Related Disclosures" shall have the meaning set forth in Section 3.16(c).

               "Regulatory Settlement Agreement" means the Regulatory Settlement Agreement, dated as of March 30, 2008, by and among CSHI, Bankers Life and Casualty Company and the signatory regulators thereto.

               "Release" shall have the meaning set forth in Section 5.09.

               "Senior Note" means a Senior Note substantially in the form of Exhibit G with such changes as shall have been approved by the parties hereto.

               "Separation and Transition Matters Agreement" means a Separation and Transition Matters Agreement in the form agreed upon by the parties in good faith in accordance with Section 5.23.

               "Separation Transactions" shall have the meaning set forth in
Section 5.11.

               "Shared Policies" means all Policies that include CSHI within the definition of the named insured.

               "Shares" means all of the issued and outstanding shares of capital stock or other voting or equity interests of CSHI as of the respective date.

               "SSAP" means a statement of the Applicable SAP.

               "Statutory Financial Statements" shall have the meaning set forth in Section 3.06.

               "Subleases" shall have the meaning set forth in Section 5.26.

               "Subsidiary" of any Person means another Person of which (or in which), directly or indirectly, more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (c) the beneficial interest in such trust or estate, is at the time owned by such first Person, or by such first Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

               "Tax" or "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, any income, net income, franchise tax or any tax based on income, any alternative or add-on minimum taxes, any gross income, gross receipts, estimated, retaliatory, commercial activity, margin, single business, business, premium, sales, use, ad valorem, value added, transfer, profits, license, payroll, employment, withholding, excise, severance, stamp, occupation, property, environmental or windfall profit tax, assessments or similar charges in connection with guaranty fund or risk pool participation, custom duty or other tax, governmental fee or other like assessment including all interest, penalties and additions imposed with respect thereto.

               "Tax Matters Agreement" means a Tax Matters Agreement substantially in the form of Exhibit I with such changes as shall have been approved by the parties executing such agreement.

               "Tax Return" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

               "Third Party Claim" shall have the meaning set forth in Section 10.02(a).

               "Trade Payables" means all payables of CSHI incurred in the ordinary course of business consistent with past practice for purchases of goods or services from any of the Conseco Parties or their Affiliates (other than CSHI).

               "Trademarks" means trademarks, service marks and domain names and all goodwill associated therewith.

               "Transfer Documents" means the documents and instruments effectuating the transfer or assignment of any Contributed Assets or Assigned Contracts to CSHI.

               "Trust" shall have the meaning set forth in the introductory paragraph hereof and Section 5.18.

               "Trust Agreement" shall have the meaning set forth in Section
5.18.

               "United States" means the United States of America.

               "WNIC LTC Administrative Services Agreement" means an Administrative Services Agreement substantially in the form of Exhibit J with such changes as shall have been approved by the parties executing such agreement.

                                   ARTICLE II

                                    TRANSFER
                                    --------

               Section 2.01 Acquisition of Shares. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, the Conseco Parties shall, or shall cause their Affiliates to, as applicable, assign and transfer the Shares free and clear of all Liens to Trust, and Trust shall receive and accept the Shares. At the Closing, the Conseco Parties shall deliver certificates representing the Shares duly executed in blank or accompanied by stock powers duly executed in blank, in the proper form for transfer to the Trust, and bearing or accompanied by all requisite stock transfer stamps.

               Section 2.02 Contributions and Transfers by the Conseco Parties. Upon the terms and subject to the conditions of this Agreement, the Conseco Parties shall cause assets to be transferred to CSHI or the Trust (as specified below) in the aggregate amount of one hundred and seventy-five million dollars ($175,000,000), which assets shall consist of:

                         (i) a capital contribution in an amount of thirty-nine
               million dollars ($39,000,000) to CSHI on the Closing Date, including for these purposes (A) a ceding commission payable in cash or cash equivalents to CSHI on the Closing Date, in accordance with the terms and conditions of the Assignment Agreement, and (B) the forgiveness, extinguishment or elimination (other than by means of payment) of accrued and unpaid dividends on the Series A Preferred Shares of CSHI (in an amount not to exceed three million two hundred and ninety-two thousand nine hundred and seventeen dollars ($3,292,917) as reflected in a written agreement with the holders of the Series A Preferred Shares of CSHI in a form reasonably satisfactory to Trust);

                         (ii) a capital contribution in the form of a duly
               executed Senior Note with a principal amount of one hundred and twenty-five million dollars ($125,000,000) to CSHI on the Closing Date; and

                         (iii) a transfer of cash or cash equivalents of eleven
               million dollars ($11,000,000), to be paid to Trust on the Closing Date in accordance with Section 5.19.

               Section 2.03 Place and Date of Closing. The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, at 10:00 a.m. New York time on the Closing Date or at such other time or place as the parties may mutually agree.

               Section 2.04 Ancillary Documents to be Executed at the Closing.

                    (a) At the Closing, the Conseco Parties shall, and shall cause their Affiliates, as applicable, to execute and deliver to Trust or CSHI, as applicable: (i) the WNIC LTC Administrative Services Agreement; (ii) the CHIC LTC Administrative Services Agreement; (iii) the BCLIC LTC Administrative Services Agreement; (iv) the Assignment Agreement; (v) the Tax Matters Agreement; (vi) the Senior Note; (vii) the Separation and Transition Matters Agreement; (viii) the Transfer Documents; (ix) the Subleases; (x) the Employee Matters Agreement and (xi) such other agreements, instruments and documents as are required by this Agreement or any of the foregoing agreements to be delivered by the Conseco Parties or their Affiliates at the Closing.

                    (b) At the Closing, Trust shall execute and deliver to the Conseco Parties or CSHI, as applicable: (i) the Expense Reimbursement Agreement;
(ii) the Operating Principles and Guidelines Agreement; (iii) such other agreements, instruments and documents as are required by this Agreement or any of the foregoing agreements to be delivered by Trust at the Closing.

                    (c) At the Closing, the parties shall take appropriate steps to have CSHI execute and deliver to the Conseco Parties or their Affiliates or Trust, as applicable: (i) the WNIC LTC Administrative Services Agreement; (ii) the CHIC LTC Administrative Services Agreement; (iii) the BCLIC LTC Administrative Services Agreement; (iv) the Assignment Agreement; (v) the Tax Matters Agreement; (vi) the Separation and Transition Matters

Agreement; (vii) the Expense Reimbursement Agreement; (viii) the Operating Principles and Guidelines Agreement; (ix) the Transfer Documents; (x) the Subleases; (xi) the Employee Matters Agreement and (xii) such other agreements, instruments and documents as are required by this Agreement or any of the foregoing agreements to be delivered by CSHI at the Closing.

               Section 2.05 Nonassignability of Certain Assets. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the assignment or transfer or attempted assignment or transfer to CSHI of any Contributed Asset or Assigned Contract or any benefit arising thereunder or resulting therefrom would require any third party consents or waivers and such consents or waivers shall not have been obtained prior to the Closing, neither this Agreement nor any Ancillary Agreement or other agreement or instrument entered into in connection with this Agreement shall constitute an assignment or transfer, or an attempted assignment or transfer thereof. Following the Closing, the parties shall continue to cooperate fully with each other and use reasonable best efforts to obtain promptly such consents or waivers. Pending receipt of such consent or waiver, the parties shall cooperate with each other to effect mutually agreeable, reasonable and lawful arrangements, pursuant to the Separation and Transition Matters Agreement or otherwise, designed to provide CSHI with the full rights and benefits of any such Contributed Asset or Assigned Contract. Once consent or waiver for the assignment or transfer of any such Contributed Asset or Assigned Contract not assigned or transferred at the Closing is obtained, the Conseco Parties or their Affiliates, as applicable, shall assign or transfer such Contributed Asset or Assigned Contract to CSHI at no additional cost to CSHI.

                                  ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE CONSECO PARTIES
              -----------------------------------------------------

               Except as set forth on the corresponding numbered Schedules to this Agreement (it being understood, however, that matters disclosed in the Schedules to this Agreement under one section will be deemed to be disclosed with respect to each other section, to the extent that the significance and magnitude of the matter disclosed and its relationship to the particular provision of this Agreement corresponding to such other section is reasonably apparent), Conseco Parties hereby represent and warrant to Trust as follows:

               Section 3.01 Organization, Standing and Authority. Each of CSHI and the Conseco Parties are duly organized, validly existing and in good standing under the Law of their respective jurisdictions of incorporation. CSHI has the requisite corporate power and authority to carry on its business as now being conducted and as contemplated by the Plan of Operations to be conducted following the Closing. CSHI is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary. The Conseco Parties have delivered or made available to Trust complete and correct copies of the Organizational Documents of CSHI. CSHI is not in material default under or in material violation of any provision of its Organizational Documents and the Organizational Documents are in full force and effect.

               Section 3.02 Capitalization. Schedule 3.02 accurately sets forth as of the date hereof, with respect to CSHI, (i) the number of and designation of all authorized shares of capital stock and (ii) the number of issued and outstanding shares of capital stock by class, the names of the holders thereof and the number of shares held by each such holder. The Shares have been duly authorized, validly issued and are fully paid and non-assessable and have been issued in compliance with all foreign, federal and state securities laws. Except as set forth on Schedule 3.02, the Shares represent 100% of the issued and outstanding equity or voting interests in CSHI, and CDOC and/or one or more of its Affiliates are the record and beneficial owner and holder of good and valid title to 100% of the issued and outstanding Shares, free and clear of all Liens. Except as listed on Schedule 3.02, no legend or other reference to any purported encumbrance appears on any certificate representing any of such Shares and there are no contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any Shares. Upon delivery of the Shares as herein provided, Trust will acquire good and valid title to the Shares, free and clear of all Liens, other than any Liens arising from acts of Trust, and shall be the record and beneficial owner of all of the Shares. There are no outstanding (i) shares of capital stock of or other voting or equity interests in CSHI (other than the Shares), (ii) securities of CSHI convertible into or exercisable or exchangeable for shares of capital stock of or voting or equity interests in CSHI or (iii) except for this Agreement, options, warrants, calls, preemptive or similar rights, commitments or agreements of any kind to which the Conseco Parties or any of their Affiliates are a party, or by which the Conseco Parties or any of their Affiliates are bound, relating to the sale, issuance or voting of, or the granting of rights to acquire, all or any portion of the outstanding shares of capital stock of CSHI, or any securities convertible or exchangeable into or evidencing the right to purchase all or a portion of such shares (the items in clauses (i), (ii) and (iii) being referred to collectively as the "CSHI Securities"). There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to CSHI. There are no voting trusts, proxies or other agreements or understandings to which the Conseco Parties or any of their Affiliates are a party or are bound with respect to the voting of any of the Shares.

          Section 3.03 Authorization.

               (a) Each of the Conseco Parties and, if applicable, their Affiliates has the requisite corporate or comparable power and authority to execute, deliver and perform its obligations under this Agreement, each of the Ancillary Agreements to be executed by it and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Conseco Parties and, if applicable, their Affiliates of this Agreement, the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Ancillary Agreements by the Conseco Parties and, if applicable, their Affiliates, the performance by the Conseco Parties and, if applicable, their Affiliates of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Conseco Parties and, if applicable, their Affiliates. This Agreement has been duly executed and delivered by the Conseco Parties and, subject to the due execution and delivery hereof by Trust, this Agreement is a valid and binding obligation of the Conseco Parties, enforceable against the Conseco Parties in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (b) Each Ancillary Agreement and each other agreement, document and instrument to be executed and delivered in connection with this Agreement or the Ancillary Agreements, when executed and delivered by the Conseco Parties and, if applicable, their Affiliates, will be duly executed and delivered by the Conseco Parties and their Affiliates, as applicable, and, subject to the due execution and delivery of such agreements, documents and instruments by the other parties thereto, each Ancillary Agreement and each other agreement, document and instrument to be delivered in connection with this Agreement or the Ancillary Agreements executed by the Conseco Parties or their Affiliates will be a valid and binding obligation of the Conseco Parties or their Affiliates, as applicable, enforceable against the Conseco Parties or their Affiliates, as appropriate, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          Section 3.04 Non-Contravention. Except as disclosed in Schedules 3.04 and 3.05, the execution and delivery by the Conseco Parties and their Affiliates, as applicable, of this Agreement and of the Ancillary Agreements to which it is a party do not, and the consummation by the Conseco Parties and their Affiliates, as applicable, of the transactions contemplated by this Agreement and by such Ancillary Agreements and compliance with the provisions hereof and thereof will not, (i) conflict with or result in a violation or breach of any of the provisions of the Organizational Documents of the Conseco Parties or any of their Affiliates, as applicable, (ii) conflict with, result in a breach of or default (with or without notice or lapse of, time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under or result in the creation of any Lien (other than Permitted Liens) on any property or asset of the Conseco Parties or any of their Affiliates (including, without limitation, CSHI), as applicable, under, any indenture or other agreement, permit, franchise, license or other instrument or undertaking to which the Conseco Parties or any of their Affiliates, as applicable, is a party or by which the Conseco Parties or any of their Affiliates, as applicable, or any of their respective properties or assets is bound or affected, or (iii) contravene any statute, law, ordinance, rule, regulation, order, judgment, injunction, decree, determination or award applicable to the Conseco Parties or any of their Affiliates (including, without limitation, CSHI), as applicable, or any of their respective properties or assets except, with respect to (ii), as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on CSHI following the Closing or on the ability of the Conseco Parties to consummate the transactions contemplated hereby.

          Section 3.05 Consents and Approvals.

               (a) There is no requirement applicable to the Conseco Parties or any of their Affiliates (including, without limitation, CSHI) to make any registration, declaration or filing with, or to obtain any Permit from or authorization, consent, waiver, order or approval of, any Governmental Entity in connection with the implementation of the transactions contemplated by this Agreement and the Ancillary Agreements, except for the registrations, declarations, filings, Permits, authorizations, consents, waivers, orders or approvals set forth in Schedule 3.05(a).

               (b) There is no requirement applicable to the Conseco Parties or any of their Affiliates (including, without limitation, CSHI) to obtain any consent or approval from or give any notice to any Person (excluding any Governmental Entity and any Affiliates of the Conseco Parties) in connection with the execution or consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except for the consents, approvals or notices previously disclosed in writing by the Conseco Parties to Trust and such other consents, approvals or notices the failure to obtain or make which would not reasonably be expected to be, individually or in the aggregate, materially adverse to CSHI following the Closing or to materially impair or delay the ability of the Conseco Parties to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

          Section 3.06 Statutory Financial Statements. The Conseco Parties have made available to Trust true, complete and correct copies of the statutory financial statements of CSHI as filed with Pennsylvania Insurance Department for the year ended December 31, 2007 and for each subsequent quarterly or annual period filed prior to the date of this Agreement (or in the case of such statements filed after the date hereof, will promptly make such statements available to Trust after the filing thereof), together with all exhibits and schedules thereto (collectively, the "Statutory Financial Statements"). CSHI has timely filed or submitted all Statutory Financial Statements required to be filed with or submitted to the Pennsylvania Insurance Department in a manner that complies with all applicable requirements of the Pennsylvania Department of Insurance, except for such failures to file or submit which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on CSHI following the Closing. The Statutory Financial Statements present (or, when filed, will present) fairly, in all material respects, the statutory financial condition of CSHI at the respective dates thereof, and the statutory results of operations for the respective periods then ended in accordance with Applicable SAP applied on a consistent basis throughout the period indicated, except as otherwise noted therein. Except as set forth in
Schedule 3.06, no material deficiency has been asserted in writing with respect to any Statutory Financial Statement by the Pennsylvania Insurance Department that has not been remedied. The annual statutory balance sheets and income statements included in the Statutory Financial Statements have been, where required by applicable insurance Law, audited by an independent accounting firm in good standing with the American Institute of Certified Public Accountants. The aggregate reserves of CSHI as recorded in the Statutory Financial Statements have been determined in accordance with presently accepted actuarial standards consistently applied and are fairly stated in accordance with sound actuarial principles and meet the requirements of the Pennsylvania Insurance Department in all material respects. Except for those matters identified in the Statutory Financial Statement for the year ended December 31, 2007, no material weaknesses have been identified in CSHI's internal controls over financial reporting that have not been remedied prior to the date of this Agreement.

          Section 3.07 [Intentionally Omitted]

          Section 3.08 Sufficiency of Assets. Except as set forth in Schedule 3.08, after giving effect to the transactions provided for under this Agreement, including the rights granted to CSHI under the Ancillary Agreements, CSHI will own, possess, license, lease or, through an enforceable contractual obligation, have access to, or the benefit of, all assets and contractual rights necessary for (i) the conduct of the Long-Term Care Business, immediately following the Closing in all material respects as contemplated to be conducted by the Plan of Operations, (ii) the administration of the policies to be administered by CSHI pursuant to the LTC Administrative Services Agreements immediately following the Closing in all material respects in accordance with the terms of the LTC Administrative Services Agreements, and
(iii) the conduct of the Long-Term Care Business, and the administration of the policies to be administered by CSHI pursuant to the LTC Administrative Services Agreements immediately following the Closing in compliance with the terms of the Regulatory Settlement Agreement.

          Section 3.09 Intercompany Agreements. Schedule 3.09 lists (a) all Contracts or other arrangements binding any properties or assets of CSHI, between or among CSHI, on the one hand, and any of the Conseco Parties or any of their Affiliates (other than CSHI), on the other hand and (b) any Contracts or other arrangements between or among any of the Conseco Parties or any of their Affiliates and any third parties under which CSHI receives benefits that are material to the Long-Term Care Business. Since March 31, 2008, there has not been any accrual of any material liability by CSHI to any of the Conseco Parties or any of their Affiliates (other than CSHI) or other transaction between CSHI and any of the Conseco Parties or any of their Affiliates (other than CSHI), except in the ordinary course of business of CSHI consistent with past practice or in accordance with the terms of this Agreement.

          Section 3.10 No Undisclosed Material Liabilities. To the Knowledge of the Conseco Parties, there are no liabilities of CSHI, whether absolute, accrued, contingent or otherwise and whether due or to become due, except (a) liabilities disclosed or reserved against in the Reference Statutory Financial Statement or specifically disclosed in the notes thereto; (b) insurance claims or related litigation or arbitration arising in the ordinary course of business since March 31, 2008; (c) litigation or disputes referenced in Schedule 3.15,
(d) liabilities arising or incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; (e) liabilities that were incurred after March 31, 2008 in the ordinary course of business consistent with past practice; (f) liabilities under the Regulatory Settlement Agreement; and (g) liabilities that, individually and in the aggregate, are not and would not reasonably be expected to be materially adverse to CSHI after the Closing.

          Section 3.11 Absence of Changes. Except as set forth on Schedule 3.11, since March 31, 2008 and, except with respect to subsection (a) below, prior to the date of this Agreement, CSHI has conducted its business only in the ordinary course consistent with past practice, and:

               (a) there has not been any material adverse effect or any change, event or development, facts, circumstances, effects or occurrences that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on CSHI after the Closing; and

               (b) there has not been any action or event that, if taken on or after the date of this Agreement without Trust's consent, would violate the provisions of Section 5.01.

          Section 3.12 Insurance Matters.

               (a) To the Knowledge of the Conseco Parties, as of the date hereof, all ceded reinsurance treaties or agreements to which CSHI is a party or under which CSHI has any existing material rights, obligations or liabilities relating to Long-Term Care Business (the "CSHI Reinsurance Agreements"), as well as those which do not relate to Long-Term Care Business, are listed and described in Schedule 3.12(a) and are in full force and effect in accordance with their terms. CSHI is not in material default as to any material provision thereof. Since January 1, 2005, CSHI has not received any written notice to the effect that (i) the financial condition of any reinsurer party to any such agreement is materially impaired with the result that a default thereunder may reasonably be anticipated or (ii) there is a material dispute with respect to any material amounts recoverable by CSHI pursuant to any CSHI Reinsurance Agreement.

               (b) With respect to any CSHI Reinsurance Agreement for which CSHI has taken credit for reinsurance ceded on its Statutory Financial Statements,
(i) there has been no separate written or oral agreements between CSHI and the assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such CSHI Reinsurance Agreement, other than inuring contracts that are explicitly defined in any such CSHI Reinsurance Agreement, (ii) for each such CSHI Reinsurance Agreement for which risk transfer is not reasonably considered to be self-evident, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment, as required by SSAP No. 61, is available for review by the Pennsylvania Insurance Department, (iii) CSHI complies and has complied in all material respects with all of the requirements set forth in SSAP No. 61 and (iv) CSHI has and has had appropriate controls in place to monitor the use of reinsurance and comply with the provisions of SSAP No. 61.

               (c) The Conseco Parties have made available to Trust a true and complete copy of all material actuarial reports of the Long-Term Care Business prepared by actuaries, independent or otherwise, with respect to CSHI since January 1, 2006, and all material attachments, addenda, supplements and modifications thereto (the "CSHI Actuarial Analyses"). To the Knowledge of the Conseco Parties, each CSHI Actuarial Analysis was based upon, in all material respects, an accurate inventory of policies in force for CSHI at the relevant time of preparation and was prepared in conformity with generally accepted actuarial principles in effect at such time, consistently applied.

               (d) Except for regular periodic assessments in the ordinary course of business or assessments based on developments that are generally known within the insurance industry, no material claim or material assessment is pending or, to the Knowledge of the Conseco Parties, threatened in writing against CSHI by any state insurance guaranty association in connection with such association's fund relating to insolvent insurers.

               (e) Since January 1, 2005, to the Knowledge of the Conseco Parties, (i) salaried employees of CSHI and each other person, who, in each of the foregoing cases, is performing the duties of insurance producer, agency, agent or managing general agent for CSHI (collectively, "CSHI Producers"), at the time such CSHI Producer wrote, sold, or produced business for or on behalf of CSHI that requires a Permit, was duly licensed and appointed as required by applicable Law, in the particular jurisdiction in which such CSHI Producer wrote, sold or produced business and (ii) each of the agency agreements and appointments between the CSHI Producers, including as subagents under the CSHI's affiliated insurance agency, and CSHI, is valid and binding and in full force and effect in accordance with its terms, except in the case of clause (i) or
(ii), as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on CSHI following the Closing. To the Knowledge of the Conseco Parties, no CSHI Producer has violated any term or provision of any Law applicable to the writing, sale or production of insurance or other business for CSHI, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on CSHI following the Closing.

          Section 3.13 Brokers or Finders. Other than Morgan Stanley & Co. Incorporated whose fees and expenses will be paid solely by the Conseco Parties, no agent, broker, investment banker, finder, financial advisor or other intermediary or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements based upon arrangements made by or on behalf of any of the Conseco Parties or any of their Affiliates.

          Section 3.14 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on CSHI following the Closing, (a) CSHI has not received any written notice, demand, request for information, citation, summons or order, and no complaint has been filed, no penalty has been assessed, and no investigation, action, written claim, suit or proceeding is pending or, to the Knowledge of the Conseco Parties, is threatened in writing by any Governmental Entity or other Person with respect to or arising out of any applicable Environmental Law and (b) to the Knowledge of the Conseco Parties, no "release" of a "hazardous substance" (as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq.) has occurred at, on, above, under or from any Owned Real Property or Leased Real Property that is likely to result in any material cost, liability or obligation of CSHI under any applicable Environmental Law.

          Section 3.15 Litigation. Except as set forth in Schedule 3.15, there is no action, suit, investigation, complaint, demand, summons, cease and desist letter, subpoena, injunction, notice of violation or other proceeding ("Actions") pending against, or, to the Knowledge of Conseco Parties, threatened in writing against CSHI, or, to the Knowledge of the Conseco Parties, pending against or threatened in writing against any present or former officer or director of CSHI in connection with which CSHI has an indemnification obligation pursuant to its Organizational Documents or a written agreement, before any Governmental Entity (other than insurance claims litigation or arbitration arising in the ordinary course of business), which, if determined or resolved adversely in accordance with the plaintiff's or claimant's demands, would, individually or in the aggregate, reasonably be expected to have a material adverse effect on CSHI after the Closing. The Actions listed on Schedule 3.15 are collectively referred to in this Agreement as the "Existing Litigation." Except as set forth in the Regulatory Related Disclosures, as of the date of this Agreement, there is no Order outstanding against CSHI which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on CSHI after the Closing.

          Section 3.16 Compliance with Laws.

               (a) Except as set forth in Schedule 3.16(a), since January 1, 2006, the business and operations of CSHI have been conducted in compliance with all applicable Law (including Insurance Laws), except where the failure to so conduct such business and operations would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on CSHI after the Closing.

               (b) Except as set forth in Schedule 3.16(b) and except for restrictions relating to the writing of new business, all of CSHI's Permits are in full force and effect in accordance with their terms and there is no proceeding or investigation to which CSHI is subject before a Governmental Entity that is pending or, to the Knowledge of the Conseco Parties, threatened in writing that would reasonably be expected to result in the revocation, failure to renew or suspension of, or placement of a restriction on, any such Permits, except where the failure to be in full force and effect in accordance with their terms, revocation, failure to renew, suspension or restriction would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Long-Term Care Business.

               (c) Except as previously disclosed in writing by the Conseco Parties to Trust (such disclosures referred to herein as the "Regulatory Related Disclosures"), to the Knowledge of the Conseco Parties, there is no proceeding to which CSHI is subject before any Governmental Entity pending or threatened in writing regarding whether CSHI has violated any applicable Insurance Laws, nor any investigation by any Governmental Entity pending or threatened in writing with respect to possible violations of any applicable Insurance Laws, except for proceedings or investigations relating to violations or possible violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Long-Term Care Business. CSHI has filed all material reports required to be filed by it with the Pennsylvania Insurance Department, or such failure to file has been remedied in a manner satisfactory to the Pennsylvania Insurance Department. Except as set forth in the Regulatory Related Disclosures and as required by applicable Law and the Permits maintained by CSHI, there are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on CSHI to which CSHI is a party, on the one hand, and any Governmental Entity is a party or addressee, on the other hand, or Orders specifically with respect to CSHI, that (i) limit in any material respect the ability of CSHI to conduct the Long-Term Care Business in the manner contemplated by the Plan of Operations, (ii) impose any requirements on CSHI in respect of risk-based capital requirements that materially increase or modify the risk-based capital requirements imposed under applicable Insurance Laws, or (iii) are reasonably likely to have a material adverse effect on CSHI after the Closing.

          Section 3.17 Intellectual Property.

               (a) Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on CSHI following the Closing, to the Knowledge of the Conseco Parties, all registrations for trademarks, service marks and copyrights owned by CSHI are valid and subsisting.

               (b) Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on CSHI following the Closing, (i) there are no claims pending or, to the Knowledge of the Conseco Parties, threatened in writing by any Person alleging that CSHI or the Long-Term Care Business infringes the Intellectual Property of any Person and (ii) to the knowledge of the Company, no Person is infringing the Intellectual Property owned by (or after giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements, that will be owned by) CSHI.

          Section 3.18 Material Contracts.

               (a) The Conseco Parties have made available to Trust a true and complete copy of each Assigned Contract, each Contract by which any of the Contributed Assets are bound as of the date of this Agreement and each Contract to which CSHI is a party as of the date of this Agreement or by which CSHI or any of its respective properties or assets is bound as of the date of this Agreement, which: (i) is material, individually or in the aggregate, to the business, operations, results of operations, condition (financial or otherwise), properties, prospects or assets of CSHI; (ii) imposes material obligations (whether or not monetary) on CSHI; (iii) contains covenants of CSHI not to compete or engage in any line of business or compete with any Person in any geographic area, in each case, in a manner that is material to the Long-Term Care Business, or would otherwise bind Trust after the Closing; and (iv) pursuant to which CSHI has entered into a partnership or joint venture with any other Person that is material to CSHI. Each instrument of the type described in clauses (i) through (iv) of this Section 3.18 is referred to herein as a "Material Contract."

               (b) Each Material Contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) a valid and binding obligation of CSHI, the Conseco Parties or their Affiliates party thereto, except (i) as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), (ii) to the extent they have previously expired or terminated in accordance with their terms and (iii) for any failures to be valid and binding which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on CSHI following the Closing. Neither CSHI nor, to the Knowledge of the Conseco Parties, any other party is in breach of or in default under any Material Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by any party thereto, except for such breaches and defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on CSHI following the Closing.

          Section 3.19 Employees, Labor Matters, etc.

               (a) No Employee is covered by a collective bargaining agreement, and, to the Knowledge of the Conseco Parties, there are no labor unions or other organizations representing, purporting to represent or attempting to represent any Employees.

               (b) Since January 1, 2005, there has not occurred or, to the Knowledge of the Conseco Parties, been threatened in writing any material strike, slowdown, work stoppage, concerted refusal to work overtime or other similar labor activity or union organizing campaign with respect to any Employees. There are no labor disputes subject to any formal grievance procedure, arbitration or litigation and there is no representation petition pending or, to the

Knowledge of the Conseco Parties, threatened in writing with respect to any Employee, in each case, which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Long-Term Care Business or CSHI.

          Section 3.20 Employee Plans and Related Matters; ERISA.

               (a) Employee Plans. Schedule 3.20(a) sets forth a true and complete list of each Company Plan and each other material Employee Plan. With respect to each such Company Plan and each material Employee Plan, the Conseco Parties have provided Trust complete and correct copies of all written plans and descriptions of all unwritten plans. With respect to each Company Plan, the Conseco Parties have provided Trust complete and correct copies of all trust agreements, insurance contracts or other funding arrangements; the two most recent actuarial and trust reports; the two most recent Forms 5500 and all schedules thereto; the most recent IRS determination letter; current summary plan descriptions; all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor; statements or other written communications regarding withdrawal or other multiemployer plan liabilities, if any; and all amendments and modifications to any such document.

               (b) Qualification. Each Employee Plan intended to be qualified under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and nothing has occurred since the date of such determination letter that could adversely affect such qualification or tax-exempt status.

               (c) Compliance; Liability.

                   (i) No Employee Plan is subject to section 412 of the Code or section 302 or Title IV of ERISA.

                   (ii) Each of the Employee Plans has been operated and administered in all material respects in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety and health requirements, plant closings, wages and hours, withholding of taxes, employment discrimination, disability rights or benefits, equal opportunity, affirmative action, labor relations, employee leave issues and unemployment insurance and related matters, except for any failure so to comply that, individually or together with all other such failures, has not and will not result in a material liability or obligation on the part of CSHI following the Closing.

                   (iii) No Employee Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or is a "multiple employer plan" within the meaning of section 4063 or 4064 of ERISA.

                   (iv) No Employee is or may become entitled to post-employment death or medical benefits (whether or not insured) by reason of employment in the Long-Term Care Business other than coverage mandated by section 4980B of the Code. The consummation of the transactions contemplated by this Agreement, will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Employee.

                   (v) Other than routine claims for benefits, there are no pending, or to the Knowledge of the Conseco Parties, threatened or anticipated material claims by or on behalf of any Employee Plan, by any Employee relating to his or her employment, termination of employment, compensation or employee benefits.

          Section 3.21 Tax Matters.

               (a) All tax returns and reports required to be filed by or with respect to CSHI on or prior to the Closing Date have been timely filed, including all valid extensions, (or will have been timely filed, including all valid extensions, prior to the Closing Date) with the appropriate Governmental Entity in accordance with applicable law and (as they pertain to CSHI) were (or will be) true, correct and complete, except to the extent that failure with respect to the foregoing is not and would not reasonably be expected to be materially adverse to CSHI after the Closing.

               (b) Except for (i) Taxes disclosed or reserved against in CSHI's Quarterly Statutory Financial Statement dated as of March 31, 2008 or specifically disclosed in the notes thereto or (ii) Taxes the payment of which, or failure of which to be paid, are not and would not, individually or in the aggregate, reasonably be expected to be materially adverse to CSHI after the Closing, all Taxes due and payable by or with respect to CSHI prior to the Closing Date have (or by the Closing Date will have) been timely paid in full to the appropriate Governmental Entity.

               (c) All employment and withholding Taxes required to have been withheld or paid by CSHI in connection with amounts paid or owed to any employee, independent contractor, creditor, policyholder or any other third party prior to the Closing Date have (or by the Closing Date will have) been timely paid in full to the appropriate Governmental Entity or properly set aside in accounts for such purpose, and CSHI has complied with all material reporting and record keeping requirements with respect thereto, except to the extent that the failure to so pay or set aside any such employment or withholding Taxes or to so comply is not and would not, individually or in the aggregate, reasonably be expected to be materially adverse to CSHI after the Closing.

               (d) No claim, which has not been resolved favorably, has been made in writing by any Governmental Entity in any jurisdiction where CSHI does not file tax returns or pay Taxes to the effect that CSHI is or may be liable for Taxes in that jurisdiction, and, to the Knowledge of the Conseco Parties, there is no basis for any such claim.

               (e) Except for agreements, documents and powers of attorney that have expired, no written agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes for which CSHI may be held liable following the Closing, and no power of attorney with respect to any such Taxes, has been executed or filed with the IRS or any other taxing authority. No closing agreements or similar agreements and no private letter rulings, technical advice memoranda or similar rulings relating to Taxes that would be binding on CSHI following the Closing have been applied for from, entered into with or issued by any Governmental Entity.

               (f) No Governmental Entity is, as of the date of this Agreement, asserting in writing any deficiency or claim for additional Taxes or any adjustment of Taxes for which CSHI could be held liable, except for Taxes or adjustments the payment of which, or failure of which to be paid, are not and would not, individually or in the aggregate, reasonably be expected to be materially adverse to CSHI after the Closing. Neither Conseco nor any affiliate of Conseco has been informed in writing of the commencement of any Tax audit or any post-audit governmental or judicial proceeding relating to Taxes for which CSHI could be held liable, in either case that would occur or continue after the date of this Agreement.

               (g) There are no tax sharing, tax allocation or tax indemnity agreements or arrangements in force to which CSHI will be a party, or under which CSHI may otherwise be required to pay any amount, following the Closing. CSHI is not liable for Taxes of any person (other than a current member of the consolidated federal income tax group of which Conseco is the common parent) as a result of being a member of an affiliated, combined consolidated or unitary group that includes or has included such person as a member.

               (h) CSHI has not entered into any transaction that is a "listed transaction" as defined in Treasury Regulation ss.1.6011-4(b)(2).

               (i) CSHI is not required to include any amounts in income pursuant to Section 481(a) or Section 807(f) of the Code (or any predecessor provision) or any similar provision of law by reason of any change in any accounting or reserving methods that will be binding on CSHI after the Closing Date, and there is no application pending with any Governmental Entity requesting permission for any changes in any accounting or reserving methods for Tax purposes that would result in any such adjustment, except to the extent that such adjustment (i) is disclosed or reserved against in CSHI's Quarterly Statutory Financial Statement dated as of March 31, 2008 or specifically disclosed in the notes thereto or (ii) is not and would not, individually or in the aggregate, reasonably be expected to be materially adverse to CSHI after the Closing. No Governmental Authority has proposed in writing any such adjustment or change in accounting method.

               (j) CSHI will not be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of
(i) any installment sale or open transaction disposition made on or prior to the Closing Date or (ii) any prepaid amount received on or prior to the Closing Date, in each case other than (1) amounts disclosed or reserved against in the Reference Statutory Financial Statement or specifically disclosed in the notes thereto or (2) amounts that are not and would not, individually or in the aggregate, reasonably be expected to be materially adverse to CSHI after the Closing.

               (k) To the Knowledge of the Conseco Parties, each policy issued by CSHI or otherwise included in the Long-Term Care Business has at all times since its issuance met all requirements of the Code and all applicable Treasury Regulations, Revenue Rulings and Revenue Procedures that must be met so that the federal tax treatment of the policy is and at all times has been no less favorable to the purchaser, policyholder or intended beneficiaries thereof than the federal tax treatment that was (i) represented would be received by the purchaser, policyholder or any beneficiary thereof in any materials provided to the purchaser or policyholder at or prior to the time the policy was issued, renewed, modified or exchanged or (ii) was customary for that type of policy at the time it was issued, renewed, modified or exchanged. There is no pending claim by any Governmental Entity or any pending application for a private letter ruling, technical advice memoranda or similar ruling that, if sustained or issued, would be inconsistent with the foregoing.

          Section 3.22 Information Supplied. The information provided or to be provided by the Conseco Parties in writing specifically for inclusion in the Form A is true and correct in all material respects, and does not omit any information required to be stated in order to make the statements made in the Form A not misleading. For the avoidance of doubt, all forward looking statements that have been provided to the Trust is information from CSHI and its management and not the Conseco Parties.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF TRUST
                     ---------------------------------------

          Except as set forth on the corresponding numbered Schedules to this Agreement (it being understood, however, that matters disclosed in the Schedules to this Agreement under one section will be deemed to be disclosed with respect to each other section, to the extent that the significance and magnitude of the matter disclosed and its relationship to the particular provision of this Agreement corresponding to such other section is reasonably apparent), Trust hereby represents and warrants to the Conseco Parties as follows:

          Section 4.01 Organization, Standing and Authority. Trust is duly organized, validly existing and in good standing under the Law of Pennsylvania.

          Section 4.02 Authorization.

               (a) Trust has the requisite trust power and authority to execute, deliver and perform its obligations under this Agreement, each of the Ancillary Agreements to be executed by it and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Ancillary Agreements. The execution and delivery by Trust of this Agreement, the Ancillary Agreements to be executed by it and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Ancillary Agreements, and the performance by Trust of its obligations hereunder and thereunder, have been duly authorized by all necessary trust action on the part of Trust. This Agreement has been duly executed and delivered by Trust and, subject to the due execution and delivery hereof by the Conseco Parties, this Agreement is a valid and binding obligation of Trust enforceable against Trust in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (b) Each Ancillary Agreement and each other agreement, document and instrument to be executed and delivered in connection with this Agreement or the Ancillary Agreements, when executed and delivered by Trust will be duly executed and delivered by Trust and, subject to the due execution and delivery of such agreements, documents and instruments by the other parties thereto, each Ancillary Agreement and each other agreement, document and instrument to be delivered in connection with this Agreement or the Ancillary Agreements executed by Trust will be a valid and binding obligation of Trust enforceable against Trust in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          Section 4.03 Consents and Approvals.

               (a) There is no requirement applicable to Trust to make any registration, declaration or filing with, or to obtain any Permit from or authorization, consent, waiver, order or approval of, any Governmental Entity in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except for the filings, permits, authorizations, consents or approvals set forth in Schedule 4.03(a).

               (b) There is no requirement applicable to Trust to obtain any consent, approval from or give any notice to any third party (excluding any Governmental Entity) in connection with the execution or consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except for the consents, approvals or notices set forth in Schedule 4.03(b) and such other consents, approvals or notices the failure to obtain or make which would not be, individually or in the aggregate, materially adverse to Trust, or materially impair or delay the ability of Trust to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

          Section 4.04 Investment Intent. The Shares will be acquired by Trust for its own account and not with a view to, or for sale in connection with, any distribution thereof. Trust will refrain from transferring or otherwise disposing of any of the Shares, or any interest therein, in such manner as to violate any registration provision of any applicable federal or state securities law regulating the disposition thereof.

          Section 4.05 Brokers or Finders. No agent, broker, investment banker, finder, financial advisor or other intermediary or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements based upon arrangements made by or on behalf of any of Trust.

                                    ARTICLE V

                                    COVENANTS
                                    ---------

          Section 5.01 Conduct of Business.

               (a) Except as set forth on Schedule 5.01, as otherwise contemplated by this Agreement, as may be required by Law or as may be consented to by Trust (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Closing, Conseco Parties shall (in respect of the Assigned Contracts and the Contributed Assets), and shall cause CSHI to (i) carry on its business only in the ordinary course of business consistent with past practice, (ii) use its reasonable best efforts to preserve intact their respective present business organizations and operations and to preserve their respective relationships with Governmental Entities, customers and others having business relationships with them and (iii) maintain in effect all existing governmental Permits that are required for the continued operation of its business in all material respects as it is currently conducted. Without limiting the generality of the foregoing, from the date of this Agreement to the Closing, Conseco Parties shall not (in respect of the Assigned Contracts and the Contributed Assets), and shall not permit CSHI to, except as set forth on Schedule 5.01, as required by Law or as contemplated by this Agreement, without the prior consent of Trust, which consent shall not be unreasonably withheld, conditioned or delayed:

                    (i) amend or propose to amend Organizational Documents of CSHI;

                    (ii) issue, sell, grant, repurchase or redeem, or enter into any arrangement or contract with respect to the issuance, sale, grant, repurchase or redemption of, any CSHI Securities or any rights, warrants or options to acquire any CSHI Securities;

                    (iii) propose to, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of any of the Shares;

                    (iv) (A) acquire or agree to acquire by merger or consolidation, or by purchasing an equity interest in a portion of the assets of, or any other manner, in a single transaction or series of related transactions, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division thereof or (B) otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to CSHI, in each case, other than purchases of investment assets in the ordinary course of business consistent with past practice;

                    (v) (A) incur any indebtedness for borrowed money or guarantee or otherwise become responsible for any such indebtedness of another Person, (B) make any loans, advances or capital contributions to, or investments in, any other person, other than purchases of investment assets in the ordinary course of business consistent with past practice or (C) forgive, cancel or compromise any debt or claim, or waive or release any right of material value, outside of the ordinary course of business consistent with past practice;

                    (vi) (A) enter into, assume, amend or terminate any Material Contract or agreement that would be a Material Contract if entered into prior to the date hereof, other than in the ordinary course of business consistent with past practice or (B) enter into any agreement containing any provision or covenant limiting in any material respect its ability to engage in any line of business or obtain products or services from any Person or limiting the ability of any Person to provide products or services to it;

                    (vii) (A) issue any new insurance policies, except as may be required by law or any Contract entered into prior to the date hereof, or (B) alter its reserving practices or policies in respect of insurance liabilities other than to comply with changes in applicable Law, Applicable SAP or GAAP;

                    (viii) terminate, cancel, amend, modify or allow to lapse or expire any Policies naming CSHI as a beneficiary or a loss payee or covering any of the Contributed Assets which is not replaced by a comparable amount of insurance coverage, except to the extent coverage is comparably reduced for the Conseco Parties or their Affiliates;

                    (ix) adopt a plan or agreement of complete or partial liquidation, merger, consolidation, restructuring, recapitalization or other reorganization;

                    (x) make any change in any existing underwriting, claim handling, loss control, investment, actuarial, financial reporting, Tax or accounting methods, practices, guidelines, principles or policies (including compliance policies) or any material assumption underlying an actuarial practice or policy, except as may be required by (or, in the reasonable good faith judgment of the Conseco Parties, advisable under) GAAP or Applicable SAP, or as may be required by Law or any Governmental Entity;

                    (xi) enter into, commute or amend any material reinsurance transaction as cedent or assuming company;

                    (xii) commit to any capital expenditures that would reasonably be expected to be incurred after the Closing Date or incur any obligations or liabilities in connection with any capital expenditures that would reasonably be expected to be incurred after the Closing Date, in each case other than any capital expenditure involving commitments of less than $50,000 in the aggregate;

                    (xiii) fail to pay or satisfy when due any material liability (other than any such liability that is being contested in good faith);

                    (xiv) in a single transaction or a series of related transactions, sell (including sale-leaseback), lease, license or otherwise encumber or subject to any Lien or otherwise dispose of to any Person, or agree to sell (or engage in a sale-leaseback), lease, license or otherwise encumber or subject to any Lien or otherwise dispose of to any Person, any material assets, other than in the ordinary course of business consistent with past practice;

                    (xv) except as set forth in Exhibit K, (A) increase the compensation payable to those employees of the Long-Term Care Business (whose names are set forth on the schedule previously provided by CNO to CSHI), other than increases in the ordinary course of business for such employees who are not directors or officers, (B) materially increase the benefits of such employees under any Employee Plan, or
          (C) establish, adopt or amend any Company Plan;

                    (xvi) compromise, settle or agree to settle, release, dismiss or otherwise dispose of any material suit, action, investigation, arbitration or proceeding (including any Action relating to this Agreement or the transactions contemplated hereby, but excluding any Action relating to claims for benefits pursuant to insurance policies in the ordinary course of business consistent with past practice), or consent to the same;

                    (xvii) settle any audit or assessment by a Governmental Entity with respect to Taxes attributable to the Long-Term Care Business, or any administrative or judicial proceeding with respect thereto or make any written filing with a Governmental Entity reporting any Tax matter in a manner inconsistent with past practices, but only to the extent that any such action is or would reasonably be expected to be materially adverse to CSHI for any period or portion thereof beginning after the Closing; or

                    (xviii) commit or agree to take any of the foregoing actions.

               (b) For the avoidance of doubt and notwithstanding anything to the contrary herein, except as specifically provided in Section 2.02 and contingent on the consummation of the Closing, prior to the Closing, the Conseco Parties and their Affiliates shall have no obligation pursuant to this Agreement to make any capital contribution, or otherwise provide any funding or any form of balance sheet support, to CSHI.

          Section 5.02 Access to Information; Confidentiality. The Conseco Parties shall, upon reasonable notice, afford to Trust and to the trustees, counsel, financial advisors, accountants, actuaries and other representatives of Trust reasonable access during normal business hours during the period prior to the Closing Date to the Books and Records (subject to applicable Law and excluding records subject to attorney client privilege) and employees and representatives of CSHI and, during such period, shall furnish as promptly as practicable to Trust such information concerning CSHI as Trust may from time to time reasonably request. Trust agrees that it will hold, and will cause each of its trustees, counsel, financial advisors, accountants, actuaries and other representatives to hold, any information so obtained in confidence in accordance with the terms hereof.

          Section 5.03 Reasonable Best Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the Conseco Parties and Trust agrees to, and the Conseco Parties agree to cause each of their Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable (subject to Section 5.04(d)), the transactions contemplated by this Agreement or any Ancillary Agreement.

          Section 5.04 Consents, Approvals, Filings and Costs.

               (a) As appropriate, the Conseco Parties and Trust will prepare and file, and the Conseco Parties will cause their respective Affiliates to prepare and file, as soon as practicable, all documentation that may be required in order to effect all necessary filings (including the Form A and any other filings required under state insurance Law), and to seek all necessary consents, waivers, clearances, approvals, permits, authorizations or orders, with and from all Governmental Entities, in order to facilitate prompt consummation of the transactions contemplated by this Agreement or any Ancillary Agreement. In addition, the Conseco Parties and Trust will cooperate fully with each other, and the Conseco Parties shall cause their respective Affiliates to cooperate fully, to obtain as promptly as practicable all necessary consents, waivers, clearances, approvals, permits, authorizations or orders of Governmental Entities and consents or waivers of all third parties necessary or advisable for the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement. Subject to and in accordance with Section 5.04(b), each of the Conseco Parties and Trust shall promptly provide, and the Conseco Parties shall cause their respective Affiliates promptly to provide, such information and communications to Governmental Entities as any of such Governmental Entities may reasonably request.

               (b) Further, and without limiting the generality of Section 5.03 and Section 5.04(a), to the extent permissible under applicable Law, each of the Conseco Parties and Trust shall use its reasonable best efforts to (i) cooperate in all material respects with the other parties in connection with any filing or submission and in connection with any investigation or other inquiry, (ii) furnish to the other parties such necessary information and reasonable assistance as the other parties may reasonably request in connection with the foregoing, (iii) keep the other parties advised of the status of all filings and applications to, communications with and proceedings before Governmental Entities in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and (iv) furnish to the other parties copies of all formal filings and any other material information supplied by it or any of its Affiliates to a Governmental Entity and copies of all material correspondence between it (and its advisors), or any of its Affiliates (and such Affiliate's advisors), and a Governmental Entity in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Each of the Conseco Parties and Trust agrees not to, and the Conseco Parties agree to cause their Affiliates not to, (x) make any filing or application or provide any other material information to a Governmental Entity, or to engage in any material written correspondence with a Governmental Entity, in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, unless, in each case, it provides the other party with notice and a reasonable opportunity to review and comment thereon in advance and gives due consideration to inclusion of the such party's comments therein or (y) participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement and the Ancillary Agreements unless, to the extent practicable, it consults with the other parties (or their representatives) in advance and, to the extent not prohibited by such Governmental Entity, gives the other parties (or their representatives) notice and a reasonable opportunity to attend and participate.

               (c) The parties agree that any costs and expenses payable to third parties in connection with the procurement of any consents or waivers of third parties necessary or advisable for the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement shall be borne by the Conseco Parties. In lieu of procuring any consent or waiver described in this
Section 5.04(c), the Conseco Parties, with the consent of Trust (such consent not to be unreasonably conditioned, withheld or delayed) and in cooperation with Trust, may obtain for CSHI a substantially equivalent replacement for the license, contract, lease or other right whose assignment requires such consent or waiver, and the cost of such replacement shall be borne by the Conseco Parties.

               (d) Notwithstanding anything herein to the contrary, no party shall be obligated to take or refrain from taking or to agree to its or its Affiliates taking or refraining from any action or to suffer to exist any restriction or requirement which (i) would, individually or together with all other such actions, restrictions or requirements, reasonably be expected to result in a material negative effect on the benefits, taken as a whole, which such party could otherwise reasonably expect to derive from the consummation of the transactions contemplated hereby had such party not been obligated to take or refrain from or to agree to the taking or refraining from such action or suffer to exist such restriction or (ii) would require one or more capital contributions or other forms of financial support to be made to or provided to CSHI other than in the form and amount set forth in Sections 2.02 and 5.19 hereof (each, a "Negative Condition").

               Section 5.05 Notification. From the date hereof through the Closing Date, each of the Conseco Parties and Trust shall promptly notify the other parties of and keep them advised as to (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, except for communications relating to consents that are or may be required in connection with the transactions contemplated by the Separation and Transition Matters Agreement, (b) any matter (including a breach of any representation, warranty, covenant or agreement contained in this Agreement) that would reasonably be expected to lead to the failure to satisfy any of the conditions to the Closing in Article VII and (c) any claim, action, suit, investigation or other proceeding commenced by any Governmental Entity or other Person or other litigation or administrative proceeding pending and known to it or, to its Knowledge, threatened in writing which challenges or seeks to restrain or enjoin the consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements.

          Section 5.06 Further Assurances. On and after the Closing Date, each of the Conseco Parties and Trust shall, and the Conseco Parties shall cause their Affiliates to, take all appropriate action and execute any additional documents, instruments or conveyances of any kind which are not inconsistent with the terms of this Agreement and which are reasonably necessary to carry out any of the provisions of this Agreement or consummate any of the transactions contemplated by this Agreement.

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
          Section 5.07 Expenses. Except as otherwise specifically provided in this Agreement, all out of pocket expenses, including all fees and expenses of insurance regulators, agents, representatives, counsel, financial advisors, actuaries and accountants, incurred by any party to this Agreement or any of the Ancillary Agreements prior to or on the Closing Date in connection with the preparation or execution of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby shall be borne by the Conseco Parties. Except as otherwise specifically provided in this Agreement or any of the Ancillary Agreements, the parties to this Agreement shall each bear their respective expenses incurred from and after the Closing Date in connection with performance of this Agreement and the Ancillary Agreements and consummation of the transactions contemplated hereby and thereby. For the avoidance of doubt, with respect to fees for services provided, the date on which a fee is "incurred" shall be the date on which the relevant service is provided or contracted to be provided, and not the date on which the invoice for such service is rendered.

          Section 5.08 Senior Note. In the event that the Pennsylvania Insurance Department makes a determination prior to the Closing that the Senior Note, in its proposed form, would not be able to be carried at face value on CSHI's statutory financial statements once contributed, CNO shall adjust the interest rate on the Senior Note to the extent needed to allow CSHI to carry the Senior Note on its statutory financial statements at face value once the Senior Note is contributed to it.

          Section 5.09 Releases. From and after the Closing Date, each of Conseco Parties and Trust, at the request of the other party, will use its respective commercially reasonable efforts to obtain, or to cause to be obtained, any consent, release, substitution or amendment (a "Release") required to novate or assign all obligations under those Contracts, licenses and other obligations or liabilities set forth on Schedule 5.09 (the "Joint and Several Commitments") for which Conseco Parties or their respective Affiliates, on one hand, and CSHI, on the other hand, are jointly or severally liable so that the appropriate party shall be solely responsible for such liabilities or obligations. From and after the Closing Date, (a) the Conseco Parties shall indemnify and hold harmless Trust and its Affiliates from and against, and pay or reimburse, as the case may be, Trust and its Affiliates for Losses, as incurred, suffered by Trust or its Affiliates based upon, arising out of or resulting from the Joint and Several Commitments for which Trust has requested a Release pursuant to this Section 5.09 and (b) Trust shall cause CSHI to indemnify and hold harmless the Conseco Parties and their Affiliates from and against, and pay or reimburse, as the case may be, the Conseco Parties and their Affiliates for Losses, as incurred, suffered by the Conseco Parties or their Affiliates based upon, arising out of or resulting from the Joint and Several Commitments for which any of the Conseco Parties have requested a Release pursuant to this Section 5.09; provided, however, that no party shall be entitled to indemnification for Losses incurred by it to the extent that such Losses result from action taken by the party seeking indemnification.

          Section 5.10 Confidentiality.

               (a) Conseco Parties shall not, and Conseco Parties shall cause their Affiliates and their respective controlled agents and representatives not to, at any time from and after the Closing Date, directly or indirectly, disclose or use any confidential or proprietary information involving or relating to the Long Term Care Business of CSHI; provided, however, that disclosure and use of any such information shall be permitted (i) with the prior written consent of Trust (which consent shall not be unreasonably withheld), (ii) as, and to the extent, expressly permitted by this Agreement or any of the Ancillary Agreements, (iii) as, and solely to the extent, necessary or required for the performance by the Conseco Parties or any of their Affiliates of any of their respective obligations under this Agreement or any of the Ancillary Agreements, (iv) to the extent such information is generally available to, or known by, the public or otherwise has entered the public domain (other than as a result of disclosure in violation of this Section 5.10(a) by the Conseco Parties or any of their Affiliates), (v) as, and to the extent, necessary or required by any applicable Law, accounting regulation or Governmental Entity or any disclosure obligation promulgated thereunder or thereby, subject to Section 5.10(d), and (vi) as, and to the extent, necessary or required or reasonably appropriate in connection with the enforcement of any right or remedy against Trust or CSHI relating to this Agreement or any of the Ancillary Agreements.

               (b) Trust shall not, and Trust shall cause its Affiliates (including CSHI following the Closing) and their respective controlled agents and representatives not to, at any time from and after the date of this Agreement, directly or indirectly, disclose or use any confidential or proprietary information involving or relating to the Conseco Parties or any of their Affiliates (excluding CSHI) obtained by Trust or any of its Affiliates in connection with the transactions contemplated under this Agreement; provided, however, that disclosure and use of any such information shall be permitted (i) with the prior written consent of the Conseco Parties or any of their Affiliates, as applicable (which consent shall not be unreasonably withheld),
(ii) as, and to the extent, expressly permitted by this Agreement or any of the Ancillary Agreements, (iii) as, and solely to the extent, necessary or required for the performance by Trust or any of its Affiliates of any of their respective obligations under this Agreement or any of the Ancillary Agreements, (iv) to the extent such information is generally available to, or known by, the public or otherwise has entered the public domain (other than as a result of disclosure in violation of this Section 5.10(b) by Trust or its Affiliates), (v) as, and to the extent, necessary or required by any applicable Law, accounting regulation or Governmental Entity or any disclosure obligation promulgated thereunder or thereby, subject to Section 5.10(d), and (vi) as, and to the extent, necessary or required or reasonably appropriate in connection with the enforcement of any right or remedy relating to this Agreement or any of the Ancillary Agreements.

               (c) Each party shall implement policies and procedures that are reasonably designed to ensure compliance by each such party's trustees, directors, officers, employees, agents and representatives with the requirements of this Section 5.10.

               (d) In the event that a party is required by any applicable Law or Governmental Entity to disclose any confidential or proprietary information of another party hereto that is subject to the restrictions under this Section
5.10 (other than to meet any disclosure requirements imposed by securities or insurance Laws or accounting regulations), such party shall (i) notify such other party in writing as soon as possible, unless it is otherwise affirmatively prohibited by such applicable Law or Governmental Entity, (ii) cooperate with such other party so that the other party may seek a protective order or other appropriate remedy or, if such protective order or other remedy is not sought or obtained, to preserve the confidentiality of such confidential or proprietary information consistent with the requirements of such applicable Law or Governmental Entity and (iii) use its reasonable best efforts to limit any disclosure to the minimum disclosure necessary or required to comply with such applicable Law or Governmental Entity, in each case, at the cost and expense of such other party.

               (e) Nothing in this Section 5.10 shall prohibit a party from keeping or maintaining any copies of any records, documents or other information that may contain information that is otherwise subject to the requirements of this Section 5.10, subject to its compliance with this Section 5.10.

               (f) Each party shall be responsible for any breach or violation of the requirements of this Section 5.10, as it applies to such party, by any of its controlled agents or representatives.

          Section 5.11 Separation Transactions. Prior to the Closing Date, Conseco Parties shall, and shall cause CSHI and its other Affiliates, as applicable, to, use commercially reasonable efforts to enter into those separation transactions set forth in Exhibit A hereto (the "Separation Transactions").

          Section 5.12 Insurance Coverage.

               (a) Until the Closing Date, the Conseco Parties shall (i) cause CSHI to continue to participate in an insurance program which is not materially less favorable to CSHI, in the aggregate, than the insurance program that CSHI participates in as of the date hereof, except to the extent that such changes are applicable to the Conseco Parties and their Affiliates generally, and (ii) will permit CSHI to submit claims (other than claims relating to that portion of CSHI's business to be assigned pursuant to the Assignment Agreement) arising from or relating to facts, circumstances, events or matters that occurred at or prior to the Closing to the extent permitted under such Policies.

               (b) Subject to the provisions of this Section 5.12, coverage of CSHI under all Policies shall cease as of the Closing. From and after the Closing, CSHI will be responsible for obtaining and maintaining all insurance coverages in its own right. The Conseco Parties agree to use their reasonable best efforts to assist and cooperate with CSHI to obtain replacement insurance coverage for CSHI on an independent basis as of the Closing Date; provided, however, that the costs of any such replacement insurance coverage shall be borne by CSHI or Trust. All Policies will be retained by the Conseco Parties and their Affiliates, together with all rights, benefits and privileges thereunder (including the right to receive any and all return premiums with respect thereto), except that CSHI will have the rights in respect of the Policies to the extent set forth in Section 5.12(c).

               (c) From and after the Closing, (i) CSHI will have the right to assert claims (and the Conseco Parties will, and will cause their Affiliates to, use reasonable best efforts to assist CSHI in asserting claims if so requested) for any loss, liability or damage with respect to the Long-Term Care Business under Shared Policies with third party insurers that are "occurrence basis" insurance policies ("Occurrence Basis Policies") arising out of insured incidents occurring from the date coverage thereunder first commenced until the Closing to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow; (ii) CSHI will have the right to continue to prosecute claims with respect to the Business properly asserted with the insurer prior to the Closing (and the Conseco Parties will, and will cause their Affiliates to, use reasonable best efforts to assist CSHI in connection therewith if so requested) under Shared Policies with third party insurers that are insurance policies written on a "claims made" basis ("Claims Made Policies") arising out of insured incidents occurring from the date coverage thereunder first commenced until the Closing to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow; (iii) with respect to Shared Policies, the Conseco Parties shall request that the underwriters or claims administrators under such policies provide CSHI with detailed loss information with respect to the Long-Term Care Business to the extent required to complete future renewal negotiations and actuarial reviews of CSHI, in the case of each of clause (i) and (ii), at no greater cost to CSHI than that charged to the Conseco Parties for comparable services; and (iv) to the extent that any of the Conseco Parties are able to keep CSHI as named insureds under Claims Made Policies at no expense or other cost (financial or otherwise) to any of the Conseco Parties or any of their respective Affiliates, which the Conseco Parties shall use their reasonable best efforts to do, and to the extent permitted by such Claims Made Policies, CSHI may prosecute claims with respect to the Long-Term Care Business under such Claims Made Policy arising out of insured incidents occurring from the date of coverage thereunder first commenced until the Closing to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow; provided, that in the case of clauses (i) through (iv) , (A) the Conseco Parties' and their Affiliates' reasonable costs and expenses incurred in connection with the foregoing are promptly paid by CSHI or Trust, (B) the Conseco Parties may, at any time, without liability or obligation to CSHI or Trust (other than as set forth in Section 5.12(d)) , amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Occurrence Basis Policies or Claims Made Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), (C) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions or self-insurance provisions, (D) such claims will be subject to (and recovery thereon will be reduced by the amount of) any payment or reimbursement obligations of the Conseco Parties, or any Affiliate of the Conseco Parties in respect thereof and (E) such claims will be subject to exhaustion of existing sublimits and aggregate limits. The Conseco Parties' obligation to use reasonable best efforts to assist CSHI in asserting claims under applicable Shared Policies will include using reasonable best efforts in assisting CSHI to establish their right to coverage under such Shared Policies (so long as all of Conseco Parties' reasonable out-of-pocket costs and expenses in connection therewith are promptly paid by CSHI or Trust). None of the Conseco Parties or the Affiliates of the Conseco Parties will bear any Liability for the failure of an insurer to pay any claim under any Shared Policy. It is understood that except to the extent the Conseco Parties are able to keep CSHI as named insureds under Claims Made Policies as provided in, and subject to the terms and conditions of, clause (iv) , any Claims Made Policies will not provide any coverage to CSHI for incidents occurring prior to the Closing but that are asserted with the insurance carrier after the Closing.

               (d) In the event that after the Closing the Conseco Parties or any of their Affiliates propose to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Shared Policies under which CSHI has or may in the future have rights to assert claims pursuant to Section 5.12(c) in a manner that would adversely affect any such rights of CSHI, (i) the Conseco Parties will give CSHI at least 30 days' prior notice thereof and will consult with CSHI with respect to such action (it being understood that the decision to take any such action will be in the sole discretion of the Conseco Parties or their Affiliates, as applicable) and (ii) the Conseco Parties will pay to CSHI their equitable share (which shall be mutually agreed upon by the Conseco Parties and CSHI, acting reasonably, based on the amount of premiums paid by or allocated to the Business in respect of the applicable Shared Policy), if any, of any net proceeds actually received by the Conseco Parties or their Affiliates from the insurer under the applicable Shared Policy as a result of such action (after deducting the Conseco Parties' reasonable costs and expenses incurred in connection with such action).

               (e) From and after the Closing:

                    (i) the Conseco Parties or one of their Affiliates, as appropriate, will be responsible for the Claims Administration with respect to claims of the Conseco Parties and their Affiliates under Shared Policies; and

                    (ii) CSHI will be responsible for the Claims Administration with respect to claims of CSHI under Shared Policies.

               (f) From and after the Closing, the Conseco Parties will pay all premiums, taxes, assessments or similar charges (retrospectively-rated or otherwise) as required under the terms and conditions of the respective Shared Policies in respect of periods prior to the Closing, whereupon CSHI will upon the request of the Conseco Parties, promptly reimburse the Conseco Parties for that portion of such premiums and other payments paid by the Conseco Parties attributable to CSHI.

               (g) In the event that a Shared Policy provides coverage for both the Conseco Parties and/or one of their Affiliates, on the one hand, and CSHI, on the other hand, relating to the same occurrence, the Conseco Parties agrees and Trust agrees to cause CSHI to defend jointly and to waive any conflict of interest necessary to the conduct of that joint defense.

               (h) To the extent that any of the Conseco Parties or their Affiliates or Trust is responsible for Claims Administration for any claims under any Shared Policies after the Closing, it shall use its (or cause such Affiliate to use its, as applicable) reasonable best efforts to mitigate the amount of any settlements of such claims.

               (i) From and after the Closing, to the extent that any directors and officers liability insurance policies are maintained by the Conseco Parties or their Affiliates, the Conseco Parties shall not, and shall cause their respective Affiliates not to, take any action on their own initiative which would limit the coverage of the individuals who acted as directors and officers of CSHI during the period in which it was an Affiliate of the Conseco Parties under any directors and officers liability insurance policies maintained by the Conseco Parties or their Affiliates in a manner which limits or otherwise materially adversely affects their coverage under such policies disproportionately to the treatment of other former directors and officers of the Conseco Parties and their Affiliates under such policies. The Conseco Parties shall, and shall cause their respective Affiliates to, reasonably cooperate with the individuals who acted as directors and officers of CSHI during the period in which it was an Affiliate of the Conseco Parties in their pursuit of any coverage claims under such policies which could inure to the benefit of such individuals. The Conseco Parties shall and shall cause their respective Affiliates to allow CSHI and its agents and representatives, upon reasonable prior notice and during regular business hours, to examine and make copies of the relevant directors and officers liability insurance policies maintained by the Conseco Parties or their Affiliates pursuant to this Section 5.12(i); it being understood that such access shall be subject to Section 5.10 and that the Conseco Parties shall be permitted to redact the financial terms (including premium rates) and any other provisions of such policies that are clearly inapplicable to the individuals who acted as directors and officers of CSHI during the period in which it was an Affiliate of the Conseco Parties prior to providing them, or causing them to be provided to, CSHI or its agents or representatives.

          Section 5.13 Bank Accounts.

               (a) Prior to the Closing Date or as promptly as practicable thereafter, the Conseco Parties shall, and shall cause their Affiliates to, change, effective as of the Closing, the individuals authorized to draw on or having access to the bank, savings, deposit or custodial accounts and safe deposit boxes maintained in the name of CSHI, other than those accounts to be maintained by Conseco Insurance Company pursuant to the Assignment Agreement, to the individuals designated in writing by Trust at least ten (10) Business Day prior to the Closing Date.

               (b) The Conseco Parties shall, and shall cause their Affiliates to, take all actions necessary to amend all contracts governing each bank or brokerage account owned by CSHI so that such accounts if currently linked (whether by automatic withdrawal, automatic deposit, or pursuant to any other authorization to transfer funds from or to another account) to any bank or brokerage account owned by the Conseco Parties or their Affiliates (other than CSHI) is de-linked from such accounts as of the Closing.

          Section 5.14 Termination of Intercompany Agreements. Except as set forth in Schedule 5.14 and except for this Agreement and the Ancillary Agreements, Conseco Parties will cause all contracts or agreements set forth in
Schedule 3.08 to be terminated effective as of the Closing.

          Section 5.15 Intercompany Accounts. Except (a) as set forth in
Schedule 5.15(a), (b) the receivables or payables arising under the Transfer Agreement and the Ancillary Agreements or the transactions contemplated hereby or thereby and (c) the Trade Payables, Conseco Parties will cause all intercompany receivables, payables and loans between CSHI, on one hand, and Conseco Parties or one of their Affiliates, on the other hand, to be settled in full or otherwise satisfied as of the Closing, including the complete settlement of all agent commissions due to American Life and Casualty Marketing Division Co. Except as set forth in Schedule 5.15(b), all Trade Payables shall be promptly paid when due without alteration by reason of the transactions contemplated by this Agreement.

          Section 5.16 Books and Records. Conseco Parties shall cause all Books and Records that are not already owned by or in the control of CSHI to be transferred to CSHI at the Closing and shall cause the Books and Records to be owned by CSHI as of the Closing. From and after the Closing, all Books and Records shall be the property of CSHI. For the avoidance of doubt, Conseco Parties and their Affiliates shall be entitled to retain copies of the Books and Records subject to the to the terms of this Agreement.

          Section 5.17 Pre-Closing Transfers. Subject to the receipt of any required third party consents or approvals, Conseco Parties shall, or shall cause their Affiliates to, transfer or assign for no consideration all Contributed Assets and Assigned Contracts owned by, or in the name of, such Person to CSHI at, or prior to, the Closing and shall cause such Contributed Assets or Assigned Contracts to be owned by, or in the name of, CSHI as of the Closing. In the event that any third party consents or approvals required in order to transfer or assign the Contributed Assets or Assigned Contracts is not received prior to the Closing, such Contributed Assets or Assigned Contracts shall be subject to Section 2.05. To the extent that the Conseco Parties and Trust agree in good faith that it would be appropriate to transfer or assign any asset currently owned by CSHI to the Conseco Parties or their Affiliates at or prior to the Closing, the Conseco Parties shall cause CSHI to transfer or assign such assets to the Conseco Parties or their Affiliates, in exchange for the fair market value of such assets, as to be agreed upon in good faith by the Conseco Parties and Trust.

          Section 5.18 Merger Transaction. Following receipt of any required approval of the transactions contemplated hereby by the Pennsylvania Insurance Department, but prior to the Closing, the Trust shall engage in a merger transaction (the "Merger") with another business trust formed solely for the purpose of effecting the Merger and, assuming approval of the Pennsylvania Insurance Department, engaging in the transactions contemplated by this Agreement. Following the Merger, all references to the Trust herein or in any of the Ancillary Agreements shall be deemed to refer to the entity surviving the Merger. As a result of the Merger, as of the Closing, (i) the sole trustees of the Trust shall be those persons identified in Exhibit L hereto, or, if those persons are unwilling to serve for any reason, such other persons as shall be mutually acceptable to the Pennsylvania Insurance Department and the Conseco Parties, (ii) the name of the Trust shall be Senior Health Care Oversight Trust,
(iii) the agreement governing the Trust shall be substantially as set forth in the Trust Agreement attached as Exhibit M hereto (the "Trust Agreement") and
(iv) the sole beneficiary of the Trust shall remain unchanged as a result of the Merger.

          Section 5.19 Transfers to the Trust. The Conseco Parties shall cause cash or cash equivalents in an aggregate amount of eleven million dollars ($11,000,000) to be transferred to Trust, which shall consist of (a) one million dollars ($1,000,000) in cash or cash equivalents on the Closing Date to serve as a base level of working capital in support of the operations of the Trust (the "Base Amount of Working Capital") and (b) ten million dollars ($10,000,000) in cash or cash equivalents to be used to assist Trust in meeting the operating and incidental expenses of the Trust (the "CNO Expense Advancement"), which shall be transferred to Trust on the Closing Date. On the date that is four years following the Closing Date, Trust shall cause any remaining funds from the CNO Expense Advancement that have not been used to fund the operating and incidental expenses of Trust incurred prior to such date to be contributed to CSHI.

          Section 5.20 Regulatory Settlement Agreement. Until such time as the policies and procedures necessary for CSHI to comply with the Regulatory Settlement Agreement have been implemented, the Conseco Parties shall, at the request of CSHI, use their reasonable best efforts to assist CSHI in implementing such policies or procedures. All costs and expenses associated with such assistance and implementation shall be borne by CSHI.

          Section 5.21 Investment Assets. The Conseco Parties shall cause the investment assets owned by CSHI as of the Closing Date to consist of investment assets that comply with the investment guidelines set forth in Schedule 5.21.

          Section 5.22 Solicitation. Except as provided for in the Employee Matters Agreement, for a period of three years after the Closing Date, neither the Conseco Parties or their Affiliates nor Trust or its Affiliate shall, without the prior written consent of the other parties to this Agreement, directly or indirectly induce any current or former employees of any such other party to leave their employment relationship with such other party; provided, however, that this Section 5.22 shall not preclude the parties or their respective Affiliates from hiring such an employee who, at the time of such hiring, has not been employed by such other party for a period of at least six months.

          Section 5.23 Separation and Transition Matters Agreement. Prior to the Closing, the Conseco Parties and Trust shall cooperate with each other in preparing and finalizing the terms and conditions of the Separation and Transition Matters Agreement (and any schedules or exhibits thereto). At the Closing, the Conseco Parties and CSHI shall execute a Separation and Transition Matters Agreement incorporating the terms and conditions set forth in Exhibit H, with such changes thereto as the parties may mutually agree.

          Section 5.24 Employee Matters Agreement. Prior to the Closing, the Conseco Parties and Trust shall cooperate with each other in preparing and finalizing the terms and conditions of the Employee Matters Agreement (and any schedules or exhibits thereto). At the Closing, the Conseco Parties and CSHI shall execute and deliver an Employee Matters Agreement incorporating the terms and conditions set forth in Exhibit K, with such changes thereto as the parties may mutually agree.

          Section 5.25 Intellectual Property Licenses.

               (a) Effective as of the Closing Date, the Conseco Parties hereby grant to CSHI a perpetual, non-exclusive, fully paid-up, non-transferable, non-sublicensable (except as set forth herein), limited license to use, reproduce, perform, display, create derivative works of, the Conseco Shared Intellectual Property in connection with the Long Term Care Business. Such license shall be "as is" "where is" without any representation or warranty of any kind by the Conseco Parties, whether express or implied, including, without limitation, the implied warranties of fitness for a particular purpose, completeness, title, non-infringement or merchantability. Notwithstanding the foregoing, nothing in this Section 5.25 shall be deemed to limit or expand the representations and warranties in Section 3.17 of this Agreement. The Conseco Shared Intellectual Property shall be deemed confidential information under
Section 5.10 of this Agreement. Upon CSHI's written request, to the extent that any such Conseco Shared Intellectual Property is not in CSHI's possession as of the Closing Date, the Conseco Parties shall deliver copies of the Conseco Shared Intellectual Property to CSHI, provided that the Conseco Parties shall not be obligated to alter the format or content of any such Conseco Shared Intellectual Property or to create any supporting documentation therefor.

CSHI may not lease, loan, resell, sublicense, give or otherwise distribute the Conseco Shared Intellectual Property to any other Person except (i) to CSHI's Affiliates in connection with an internal reorganization of CSHI, (b) in connection with a sale by CSHI of all or substantially all of the assets pertaining to the Long Term Care Business (provided that such Persons agree to the conditions set forth in this Section 5.25), or (c) to employees and contractors of CSHI who are using such Conseco Shared Intellectual Property to provide services to or on behalf of CSHI, provided that such employees and contractors are bound by obligations of confidentiality that are no less protective of the Conseco Parties' rights as set forth in this Agreement.

               (b) Effective as of the Closing Date, CSHI hereby grants to the Conseco Parties a perpetual, non-exclusive, fully paid-up, non-transferable, non-sublicensable (except as set forth herein), limited license to use, reproduce, perform, display, create derivative works of, the CSHI Shared Intellectual Property in connection with the business of the Conseco Parties. Such license shall be "as is" "where is" without any representation or warranty of any kind by CSHI, whether express or implied, including, without limitation, the implied warranties of fitness for a particular purpose, completeness, title, non-infringement or merchantability. The CSHI Shared Intellectual Property shall be deemed confidential information under Section 5.10 of this Agreement. Upon the Conseco Parties' written request, to the extent that any such CSHI Shared Intellectual Property is not in the Conseco Parties' possession as of the Closing Date, the CSHI shall deliver copies of the CSHI Shared Intellectual Property to the Conseco Parties, provided that CSHI shall not be obligated to alter the format or content of any such CSHI Shared Intellectual Property or to create any supporting documentation therefor. The Conseco Parties may not lease, loan, resell, sublicense, give or otherwise distribute the CSHI Shared Intellectual Property to any other Person except (i) to the Conseco Parties' Affiliates in connection with an internal reorganization of any Conseco Party,
(b) in connection with a sale by any Conseco Party of all or substantially all of the assets of such Conseco Party (provided that such Persons agree to the conditions set forth in this Section 5.25), or (c) to employees and contractors of the Conseco Parties who are using such CSHI Shared Intellectual Property to provide services to or on behalf of the Conseco Parties, provided that such employees and contractors are bound by obligations of confidentiality that are no less protective of CSHI's rights as set forth in this Agreement.

          Section 5.26 Subleases. Prior to the Closing, the Conseco Parties and Trust shall cooperate with each other in preparing and finalizing the terms and conditions of two subleases (and any schedules or exhibits thereto) (the "Subleases"), which shall provide for the sublease of an amount of office space to be agreed upon among the parties to CSHI for a period of time not to exceed six months from the Closing Date at each of the following locations: (a) 11825K
N. Pennsylvania Street, Carmel, IN 46032; and (b) 600 West Chicago Avenue, Chicago, IL 60610. The Subleases shall provide for rent and other economic terms that represent a proportionate pass-through of costs, as well as certain other customary terms and conditions for a sublease in a transaction of this type.

          Section 5.27 Schedules. Prior to the Closing, the Conseco Parties shall supplement or amend the Schedules to this Agreement with respect to any material matter hereafter discovered the failure of which to be set forth or described in such schedule would have resulted in a breach of the relevant representation or warranty of the Conseco Parties; provided, however, that for purposes of the rights and obligations of Trust under Article VI, any such supplemental or amended disclosure by the Conseco Parties shall not be deemed to have been disclosed as of the date hereof, unless so agreed to in writing by Trust.

                                   ARTICLE VI

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF TRUST
                ------------------------------------------------

          The obligations of Trust under this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Trust to the extent permitted by Law:

          Section 6.01 Representations and Covenants.

               (a) The representations and warranties of the Conseco Parties set forth in Article III shall be true and correct in all material respects (except those that are qualified as to materiality, which shall be true and correct in all respects) on the date hereof and as of the Closing Date as though made on and as of the Closing Date; provided, however, that, with respect to the foregoing, representations and warranties that are given as of a particular date shall be true and correct (in the manner set forth above) only as of such date.

               (b) Each of the Conseco Parties shall have performed or complied with each obligation, covenant, agreement and condition required to be performed by it under this Agreement at or prior to the Closing that is qualified as to materiality and shall have performed or complied in all material respects with each other obligation, covenant, agreement and condition required to be performed by it under this Agreement at or prior to the Closing.

               (c) On the Closing Date, the Conseco Parties shall have delivered to the Trust a certificate dated as of the Closing Date and signed by an executive officer of each of the Conseco Parties, as to the matters set forth in this Section 6.01.

          Section 6.02 Payment Obligations. On or prior to the Closing Date, the Conseco Parties shall have performed all actions contemplated by Sections 2.02 and 5.19 hereof, other than those actions which by their terms are to take place following the Closing Date.

          Section 6.03 Other Agreements. The Separation and Transition Matters Agreement and the Employee Matters Agreement shall be satisfactory in form and substance to Trust and each of the Ancillary Agreements have been duly executed and delivered by the parties thereto other than Trust on the Closing Date and, subject to due execution and delivery by Trust, as applicable, each of such agreements shall be in full force and effect on the Closing Date.

          Section 6.04 Assignment Agreement. The Transfer and Assumption (as defined in the Assignment Agreement) shall have occurred in accordance with the terms of the Assignment Agreement.

          Section 6.05 Governmental and Regulatory Consents and Approvals. All filings required to be made prior to the Closing Date with, and all consents, approvals, Permits and authorizations required to be obtained prior to the Closing Date from, Governmental Entities, including those set forth on Schedules 3.05(a) and 4.04(a) hereto, in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, shall have been made or obtained without the imposition of a Negative Condition.

          Section 6.06 Third Party Consents. All consents or waivers of third parties (other than Governmental Entities) to the consummation of the transactions contemplated by this Agreement shall have been obtained, other than with respect to those that, if not obtained, would not have a material adverse effect on the business, financial condition or results of operations of CSHI.

          Section 6.07 No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order or decree shall be pending, threatened or issued by any Governmental Entity nor shall any other legal restraint or prohibition preventing, restricting or which is reasonably likely to prevent or restrict the consummation of any of the transactions contemplated hereby be in effect, pending or threatened in writing.

          Section 6.08 Resignation of Officers and Directors. Trust shall have received the written resignation, effective as of the Closing, of each officer or director of CSHI who will not be an officer or director of CSHI immediately following the Closing.

          Section 6.09 Viability. Nothing shall have come to the attention of Trust that shall cause Trust not to be satisfied, in its sole discretion, as to the viability from a business, financial, regulatory and operational perspective of CSHI from and after the Closing, including the ability of CSHI to satisfy all obligations to its policyholders under a reasonable set of scenarios.

          Section 6.10 Separation Transactions. Conseco Parties and/or CSHI, as applicable, shall have entered into the Separation Transactions on terms reasonably acceptable to Trust.

                                  ARTICLE VII

                     CONDITIONS PRECEDENT TO THE OBLIGATIONS
                     ---------------------------------------
                             OF THE CONSECO PARTIES
                             ----------------------

          The obligations of the Conseco Parties under this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Conseco Parties to the extent permitted by Law:

          Section 7.01 Representations and Covenants.

               (a) The representations and warranties of Trust set forth in
Article IV shall be true and correct in all material respects (except those that are qualified as to materiality, which shall be true and correct in all respects) on the date hereof and as of the Closing Date as though made on and as of the Closing Date; provided, however, that, with respect to the foregoing, representations and warranties that are given as of a particular date shall be true and correct (in the manner set forth above) only as of such date.

               (b) Trust shall have performed or complied with each obligation, covenant, agreement and condition required to be performed by it under this Agreement at or prior to the Closing that is qualified as to materiality and shall have performed or complied in all material respects with each other obligation, covenant, agreement and condition required to be performed by it under this Agreement at or prior to the Closing.

          Section 7.02 Other Agreements. The Separation and Transition Matters Agreement and the Employee Matters Agreement shall be satisfactory in form and substance to the Conseco Parties and each of the Ancillary Agreements have been duly executed and delivered by the parties thereto other than the Conseco Parties and their Affiliates on the Closing Date and, subject to due execution and delivery by the Conseco Parties and their Affiliates, as applicable, each of such agreements shall be in full force and effect on the Closing Date.

          Section 7.03 Governmental and Regulatory Consents and Approvals. All filings required to be made prior to the Closing Date with, and all consents, approvals, Permits and authorizations required to be obtained prior to the Closing Date from, Governmental Entities, including those set forth on Schedules 3.05(a) and 4.04(a) hereto, in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, shall have been made or obtained without the imposition of a Negative Condition.

          Section 7.04 Third Party Consents. All consents or waivers of third parties (other than Governmental Entities) to the consummation of the transactions contemplated by this Agreement shall have been obtained, other than with respect to those that, if not obtained, would not have a material adverse effect on the business, financial condition or results of operations of the Conseco Parties.

          Section 7.05 No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order or decree shall be pending, threatened or issued by any Governmental Entity nor shall any other legal restraint or prohibition preventing, restricting or which is reasonably likely to prevent or restrict the consummation of any of the transactions contemplated hereby be in effect, pending or threatened in writing.

          Section 7.06 Separation Transactions. The Conseco Parties and/or CSHI shall have entered into the Separation Transactions on terms reasonably acceptable to the Conseco Parties.

          Section 7.07 Merger Agreement. The Merger as contemplated by Section
5.18 shall be effective and the other provisions of such Section 5.18 shall have been implemented.

                                  ARTICLE VIII

                               FURTHER AGREEMENTS
                               ------------------

          Section 8.01 Access to Books and Records.

               (a) For a period of five years following the Closing Date (and upon reasonable request thereafter), Trust shall afford, and shall cause its Affiliates to afford, to the

Conseco Parties and any of their Affiliates, their counsel and their accountants, during normal business hours, the right (subject to applicable Law and excluding records subject to attorney client privilege) to examine and make copies of the Books and Records to the extent that such access may be reasonably required by the Conseco Parties or any of their Affiliates in connection with
(i) the preparation of financial statements, (ii) responding to regulatory inquiries or other regulatory purposes, (iii) the preparation of tax returns or in connection with any audit, amended return, claim for refund or any proceeding with respect thereto, (iv) the investigation, arbitration, litigation and final disposition of any claims which may have been or may be made against the Conseco Parties or their Affiliates or which the Conseco Parties or their Affiliates may make (v) the administration of the Existing Litigation relating to the Long-Term Care Business or (vi) any other reasonable business purpose. The Conseco Parties and their Affiliates shall have the right to duplicate all Books and Records of CSHI. Trust shall not, and shall cause its Affiliates to not, dispose of, alter or destroy any such Books and Records and other materials other than in accordance with CSHI's books and records retention policy as may be in effect from time to time, but in no event will Trust dispose of, alter or destroy any such Books and Records and other materials prior to the seventh anniversary of the Closing (or such longer period as reasonably requested by the Conseco Parties with respect to open tax examinations).

               (b) For a period of five years following the Closing Date (and upon reasonable request thereafter), the Conseco Parties shall afford, and shall cause their Affiliates to afford, to Trust and any of its Affiliates, counsel and accountants, during normal business hours, the right (subject to applicable Law and excluding records subject to attorney client privilege) to examine and make copies of any books and records retained by the Conseco Parties relating to CSHI to the extent that such access may be reasonably required by Trust or any of its Affiliates in connection with (i) the preparation of financial statements, (ii) responding to regulatory inquiries or other regulatory purposes, (iii) the preparation of tax returns or in connection with any audit, amended return, claim for refund or any proceedings with respect thereto, (iv) the investigation, arbitration, litigation and final disposition of any claims which may have been or may be made against Trust or its Affiliates or which Trust or its Affiliates may make or (v) any other reasonable business purpose. Trust and its Affiliates shall have the right to duplicate any books and records retained by the Conseco Parties relating CSHI. The Conseco Parties shall not, and shall cause their Affiliates to not, dispose of, alter or destroy any such books and records and other materials other than in accordance with their respective books and records retention policy as may be in effect from time to time, but in no event will the Conseco Parties dispose of, alter or destroy any such books and records and other materials prior to the seventh anniversary of the Closing (or such longer period as reasonably requested by Trust with respect to open tax examinations).

          Section 8.02 Production of Witnesses.

               (a) Subject to Section 8.01, after Closing, each of the Conseco Parties will, and will cause each of its Affiliates to, use reasonable best efforts to make available to Trust and its Affiliates, upon written request and at the cost and expense of Trust, its directors, officers, employees and, to the extent reasonably practicable, agents as witnesses to the extent that any such Person may reasonably be required (giving consideration to business demands of such directors, officers, employees and agents) in connection with any Actions or other proceedings in which Trust or its Affiliates may from time to time be involved, provided that the same shall not unreasonably interfere with the conduct of business of the party or the party's Affiliate, as applicable, of which the request is made.

               (b) Subject to Section 8.01, after Closing, Trust will cause CSHI to use reasonable best efforts to make available to the Conseco Parties and their Affiliates, upon written request and at the cost and expense of the Conseco Parties, its directors, officers, employees and, to the extent reasonably practicable, agents as witnesses to the extent that any such Person may reasonably be required (giving consideration to business demands of such directors, officers, employees and agents) in connection with any Actions or other proceedings in which the Conseco Parties or their Affiliates may from time to time be involved, provided that the same shall not unreasonably interfere with the conduct of business of CSHI.

          Section 8.03 No Other Representations. Trust acknowledges that none of the Conseco Parties, their Affiliates, nor any employee, officer, director, representative or advisor of any of them makes or has made any representation or warranty to Trust except as specifically made in this Agreement or any Ancillary Agreement to which it is a party. Conseco Parties acknowledge that neither Trust, nor any of its trustees, representatives or advisors, makes or has made any representation or warranty to the Conseco Parties except as specifically made in this Agreement or any Ancillary Agreement to which it is a party.

          Section 8.04 Use of Names.

               (a) Notwithstanding any inference contained herein or prior course of conduct to the contrary, and except as contemplated by the LTC Administrative Services Agreements, the Assignment Agreement or the Separation and Transition Matters Agreement, in no event shall Trust or any of its Affiliates have any right to use any corporate name or acronym of the Conseco Parties or any of their Affiliates (other than CSHI) in any jurisdiction, or any registered or unregistered trademark, trade name, service mark, domain name or URL or any application or registration therefor, owned by, licensed to or used by the Conseco Parties or any of their Affiliates (other than CSHI) or any other name or mark that is otherwise confusing due to its similarity to any of the foregoing.

               (b) From the date hereof through the Closing Date, the Conseco Parties shall, and shall cause CSHI to, take all necessary and appropriate actions, including filing appropriate documents in connection with the name change request in the relevant states as soon as practicable following the date hereof, to change the name of CSHI in all jurisdictions in which it does business to "Senior Health Insurance Company of Pennsylvania" (or such other name as may be approved by the Pennsylvania Insurance Department, provided that such name does not contain the word "Conseco" or any variations thereof), with such name changes to take effect from the Closing, subject to any required consents and approvals of any Governmental Entities. To the extent that any such consents or approvals are not received on or prior to Closing, Trust shall, and shall cause CSHI to, take all necessary and appropriate actions, including filing appropriate documents in connection with the name change request in any states in which such filings have not yet been made, as soon as practicable following the Closing Date in order to change the name of CSHI as soon as reasonably practicable thereafter (in each case to the extent permissible under applicable Law). The Conseco Parties will, at its own expense, fully cooperate with and assist CSHI and Trust in making all such required filings in connection with name change contemplated by this Section 8.04(b).

               (c) From and after the Closing, Trust shall not, and shall cause its Affiliates not to, in each case except to the extent any required consent or approval of any Governmental Entity required to change such name has not yet been received (or the use of such name has been required by any Governmental Entity), use the term "Conseco" or any variations thereof in their corporate names at anytime thereafter. Trust shall consult with the Conseco Parties in connection with any limitation or condition being proposed by any Governmental Entity in connection with the name changes contemplated by this Section 8.04.

          Section 8.05 Existing Litigation . The Conseco Parties shall, or shall cause one or more of their Affiliates, to assume all Existing Litigation related to the Long-Term Care Business, and Trust shall cause CSHI to provide all assistance reasonably requested by the Conseco Parties and their Affiliates in connection with their administration of such litigation, including actions to substitute named parties to the such litigation. As consideration for the assumption of all Existing Litigation related to the Long-Term Care Business by the Conseco Parties or one or more of their Affiliates, CSHI shall transfer to the Conseco Parties at Closing cash or cash equivalents in an amount equal to the reserves related to such litigation reflected on CSHI's Quarterly Financial Statement dated as of June 30, 2008, with any changes to such reserve amount prior to Closing determined in the ordinary course consistent with past practices.

                                   ARTICLE IX

              SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS
              -----------------------------------------------------

          Section 9.01 Survival of Representations, Warranties and Covenants.

               (a) All representations and warranties contained in this Agreement shall not survive the Closing and shall terminate and expire as of the Closing Date; provided that the representations and warranties contained in Sections 3.01, 3.02 and 3.03 and Sections 4.01 and 4.02 shall survive indefinitely or until the latest date permitted by applicable Law.

               (b) All covenants and agreements made by the parties to this Agreement that contemplate performance following the Closing Date shall survive the Closing Date indefinitely or until the latest date permitted by applicable Law. All other covenants and agreements shall not survive the Closing Date and shall terminate and expire as of the Closing Date.

               (c) Notwithstanding Sections 9.01(a) and 9.01(b), any representation, warranty, covenant or agreement that survives the Closing and in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to Sections 9.01(a) or 9.01(b), if (a) notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time, stating in reasonable detail the basis for the claim, and (b) the party seeking indemnification hereunder has incurred a Loss or is reasonably likely to incur a Loss within the twelve months following the time at which the representation, warranty, covenant or agreement pursuant to which such Loss is indemnified would otherwise terminate (provided that, in the event any such notice is given in respect of a breach or inaccuracy for which a Loss is reasonably likely to be incurred within twelve months of the applicable termination date, such representation, warranty, covenant or agreement shall terminate at the end of such twelve month period unless notice of the incurrence of a Loss, stating in reasonable detail the basis for the claim, shall have been delivered). For the avoidance of doubt, nothing herein shall permit any party to provide a notice under this Article IX prior to the Closing.

                                    ARTICLE X

                                 INDEMNIFICATION
                                 ---------------

          Section 10.01 Obligation to Indemnify.

               (a) From and after the Closing, and subject to the limitations set forth in this Article X, the Conseco Parties agree to indemnify and hold harmless Trust, its Affiliates and their respective trustees, directors, officers, employees, agents, advisors and representatives from and against all losses, liabilities, claims, expenses (including reasonable expenses of investigation, enforcement and collection and reasonable attorneys' fees and expenses) and damages (including any incidental or similar damages, but excluding any lost profits, diminution in value or any punitive, consequential, exemplary or similar damages other than such damages arising in connection with a Third Party Claim) whether or not involving a Third Party Claim (collectively, "Losses") to the extent arising from or related to (i) any inaccuracy in or breach of the representations and warranties when made or deemed made by the Conseco Parties in or pursuant to this Agreement, which representations and warranties survive the Closing, (ii) any failure of the Conseco Parties to perform the covenants and agreements contained in this Agreement, which covenants and agreements survive the Closing, (iii) any Existing Litigation related to the Long-Term Care Business, and (iv) any Third Party Claim arising out of or in any way connected with this Agreement or the transactions contemplated hereby (including without limitation any such Third Party Claim brought by shareholders or creditors of the Conseco Parties or their Affiliates, or by beneficiaries or policyholders of insurance policies of the Long-Term Care Business issued by CSHI, or by Governmental Entities, but excluding any Third Party Claim brought by policyholders or beneficiaries of insurance policies of the Long-Term Care Business issued by CSHI other than in respect of this Agreement or the transactions contemplated hereby). The obligations of the Conseco Parties under this Section 10.01 are in addition to their obligations under the Ancillary Agreements, except as provided therein.

               (b) From and after the Closing, and subject to the limitations set forth in this Article X, Trust agrees to indemnify and hold harmless the Conseco Parties, their Affiliates and their respective directors, officers, employees, agents, advisors and representatives from and against all Losses to the extent arising from or related to (i) any inaccuracy in or breach of the representations and warranties when made or deemed made by Trust in or pursuant to this Agreement, which representations and warranties survive the Closing and
(ii) any failure of Trust to perform the covenants and agreements contained in this Agreement, which covenants and agreements survive the Closing. Trust's obligations under this Section 10.01 are in addition to its obligations under the Ancillary Agreements, except as provided therein.

               (c) Any indemnity payment made pursuant to this Article X in respect of any Loss shall be net of an amount equal to (x) any insurance proceeds actually received by an Indemnified Party in respect of such claim minus (y) any related costs and expenses, including the aggregate cost of pursuing any related insurance claims, plus any related increases in insurance premiums or other chargebacks under this Article X, provided, that the Indemnified Parties shall not have any obligation to seek to recover any insurance proceeds as a condition to making a claim or recovering amounts in respect of a claim. Notwithstanding the preceding sentence, the Conseco Parties and Trust agree to use commercially reasonable efforts to pursue and collect on any recoverable insurance proceeds and to net such recovery against any claim for indemnification under this Article X or, if an indemnification claim has already been resolved, against the amount paid pursuant to such resolution. If an Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

          Section 10.02 Indemnification Procedures.

               (a) In order for a party (the "Indemnified Party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by, or an action, proceeding or investigation instituted by, any Person neither a party to this Agreement nor an Affiliate of such a party (a "Third Party Claim"), such Indemnified Party must notify the party from which indemnity is sought (the "Indemnifying Party") in writing, and in reasonable detail, of the Third Party Claim promptly following becoming aware of such claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party shall have been materially prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

               (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof (at the expense of such Indemnifying Party) with counsel selected by the Indemnifying Party, which shall be reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party; provided, however, that the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if the (A) Indemnified Party shall have determined in good faith and after consulting with outside counsel that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate or (B) Indemnifying Party shall have authorized the Indemnified Party to employ separate counsel at the Indemnifying Party's expense. If the Indemnifying Party does not promptly assume the defense of such Third Party Claim following notice thereof, the Indemnified Party shall be entitled to assume and control such defense without prejudice to the ability of the Indemnified Party to enforce its claim for indemnification against the Indemnifying Party hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and the provision of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. All reasonable costs and expenses incurred in connection with the Indemnified Party's cooperation shall be borne by the Indemnifying Party. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld or delayed). If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party, in the defense of such Third Party Claim, shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed) unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party and
(B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and a full, complete and irrevocable release is provided to the Indemnified Party. If the Indemnified Party in good faith determines that the conduct of the defense or any proposed settlement of any Third Party Claim would reasonably be expected to have a materially adverse effect on the Indemnified Party's ability (or the ability of any of its Affiliates) to conduct its business, the Indemnified Party shall have the right at all times to take over and control the defense, settlement, negotiation or litigation relating to any such Third Party Claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and control, the Indemnified Party shall not settle such Third Party Claim without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed.

               (c) In the event any Indemnified Party shall have a claim against any Indemnifying Party under Sections 10.01(a) and 10.01(b) that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party shall have been materially prejudiced as a result of such failure. The Indemnifying Party will have 30 days following its receipt of such notice to give notice of dispute of the claim to the Indemnified Party.

               (d) Except (i) for claims for specific performance pursuant to
Section 12.05 and (ii) for claims based on fraud, intentional misrepresentation or omission or intentional misconduct, the indemnity provided in Sections 10.01(a) and 10.01(b) shall be the sole and exclusive remedy of the Indemnified Party against the Indemnifying Party at law or equity for any claim arising under this Agreement.

               (e) The rights and remedies of any party in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations, warranties and covenants of the Conseco Parties and Trust's rights to indemnification with respect thereto shall not be affected or deemed waived by reason of any investigation made by or on behalf of Trust (including by any of its advisors, consultants or representatives) or by reason of the fact that Trust or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of Trust's waiver of any condition set forth in Section 6.01.

          Section 10.03 Tax Matters. All indemnification claims with respect to Taxes shall be governed exclusively by the Tax Matters Agreement and not this
Article X.

                                   ARTICLE XI

                          TERMINATION PRIOR TO CLOSING
                          ----------------------------

          Section 11.01 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

               (a) by any of the Conseco Parties or Trust by providing written notice to other parties hereto, if there shall be any order, injunction or decree of any Governmental Entity which prohibits or restrains the Conseco Parties or Trust from consummating the transactions contemplated hereby, and such order, injunction or decree shall have become final and nonappealable;

               (b) by any of the Conseco Parties or Trust by providing written notice to other parties hereto, if the Closing has not occurred on or prior to the 6 month anniversary of the date hereof;

               (c) by any of the Conseco Parties if Trust shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) is incapable of being cured by Trust by the 6 month anniversary of the date hereof or (ii) if capable of being cured, has not been cured by Trust within fifteen (15) days following written notice to Trust from any of the Conseco Parties of such breach, which, in either case, would result in the failure of any condition set forth in Section 7.01(a) or Section 7.01(b); provided that neither of the Conseco Parties shall have the right to terminate this Agreement pursuant to this Section 11.01(c) if it is then in material breach of any representation, warranty, covenant or agreement hereunder;

               (d) by Trust if any of the Conseco Parties shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) is incapable of being cured by the Conseco Parties by the 6 month anniversary of the date hereof or (ii) if capable of being cured, has not been cured by the Conseco Parties within fifteen (15) days following written notice to the Conseco Parties from Trust of such breach, which, in either case, would result in the failure of any condition set forth in Section 6.01(a) or Section 6.01(b); provided that Trust shall not have the right to terminate this Agreement pursuant to this Section 11.01(c) if it is then in material breach of any representation, warranty, covenant or agreement hereunder; or

               (e) at any time on or prior to the Closing Date, by mutual written consent of the Conseco Parties and Trust, or at the sole discretion of Trust, upon 30 days' notice, if Trust concludes that the conditions to Closing will not be satisfied.

          Section 11.02 Survival. If this Agreement is terminated for any reason and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect and no party shall have any liability to any other party, except that the provisions of this Agreement relating to the obligations of the parties hereto to keep confidential and not to use certain information and data obtained from the other parties hereto shall remain in full force and effect, and the provisions of Section 5.07, Section 5.10, this Section 11.02 and Article XII shall remain in full force and effect.

                                  ARTICLE XII

                               GENERAL PROVISIONS
                               ------------------

          Section 12.01 Publicity. Except as may otherwise be required by Law, accounting regulation or stock exchange requirements, no press release or public announcement concerning this Agreement or the transactions contemplated hereby shall be made by any of the parties hereto without advance approval thereof by the Conseco Parties and Trust (which approval shall not be unreasonably withheld or delayed). The parties hereto shall cooperate with each other in making any press release or public announcement.

          Section 12.02 Dollar References. All dollar references in this Agreement are to the currency of the United States.

          Section 12.03 Notices. Any notice or other communication required or permitted hereunder shall be in writing (including facsimile or similar writing) and shall be deemed given if (i) delivered personally, (ii) sent by overnight courier (providing proof of delivery) or (iii) sent by facsimile, to the parties at the following address:


          (i) If to Trust:

              Senior Health Care Transition Trust
              600 West Chicago Avenue
              Chicago, Illinois 60610
              Attention:       John W. Wells
                               Trustee
              Facsimile:       (312) 396-5922

              With a concurrent copy to:

              Debevoise & Plimpton LLP
              919 Third Avenue
              New York, New York  10022
              Attention:       Steven M Ostner, Esq.
                               Nicholas F. Potter, Esq.
              Facsimile:       (212) 521-7459

              (ii) If to the Conseco Parties:

              Conseco, Inc.
              11825 N. Pennsylvania Street
              Carmel, IN 46032
              Attention:       Thomas D. Barta
                               SVP, Financial Planning and Analysis
              Facsimile:       (317) 817-5439

              With a concurrent copy to:

              Conseco, Inc.
              11825 N. Pennsylvania Street
              Carmel, IN 46032
              Attention:       Matthew J. Zimpfer
                               EVP and General Counsel
              Facsimile:       (317) 817-2826

              and

              Skadden, Arps, Slate, Meagher & Flom LLP
              Four Times Square
              New York, NY  10036
              Attention:       Robert J. Sullivan, Esq.
              Facsimile:       (917) 777-2930

          Any party may, by notice given in accordance with this Section 12.03 to the other parties, designate another address or person for receipt of notices hereunder; provided, that notice of such a change shall be effective upon receipt.

          Section 12.04 Entire Agreement. This Agreement (including the Ancillary Agreements, the other agreements contemplated hereby and thereby, the Exhibits and the Schedules hereto) contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect thereto.

          Section 12.05 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The parties agree that irreparable damage would occur in the event any provision hereof were not to be performed in accordance with its terms and that each party shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

          Section 12.06 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

          Section 12.07 Jurisdiction. Each party hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of any court of the United States or any state court which in either case is located in the City of Philadelphia for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each party agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process for any action, suit or proceeding brought against it in any such court). Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any such court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST ANOTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN.

          Section 12.08 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives. Neither this Agreement, nor any of the rights, interests or obligations hereunder, may be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto and any such assignment that is not consented to shall be null and void.

          Section 12.09 Interpretation.

               (a) Notwithstanding anything in this Agreement to the contrary, no term or condition of this Agreement shall be construed to supersede, restrict or otherwise limit any term or condition set forth in the Ancillary Agreements.

               (b) The parties acknowledge and agree that they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement. In the event that an alternative dispute resolution procedure is provided for in any of the Ancillary Agreements or any other agreement contemplated hereby or thereby, and there is a dispute with respect to the construction or interpretation of such Ancillary Agreement, the dispute resolution procedure provided for in such Ancillary Agreement shall be the procedure that shall apply with respect to the resolution of such dispute.

               (c) For purposes of this Agreement, the words "hereof", "herein", "hereby" and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

               (d) For purposes of this Agreement, Trust shall be deemed to have consented to any action requiring its consent prior to the Closing to the extent that any person as may be designated from time to time by Trust as an authorized representative of the Trust and whose designation has been communicated to the Conseco Parties, has communicated a consent to such action in writing to the Conseco Parties or their Affiliates or their respective representatives.

               (e) This Agreement shall be deemed to be the joint work product of the parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

          Section 12.10 No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any Person (including, but not limited to, the employees of the Conseco Parties or their Affiliates), other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

          Section 12.11 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

          Section 12.12 Exhibits and Schedules. The Exhibits and the Schedules to this Agreement that are specifically referred to herein are a part of this Agreement as if fully set forth herein. All references herein to Articles, Sections, subsections, paragraphs, subparagraphs, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

          Section 12.13 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.


               (The rest of this page is intentionally left blank)

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                        CONSECO, INC.



                                        By: /s/ Edward J. Bonach
                                            -----------------------------------
                                            Name:  Edward J. Bonach
                                            Title: Executive Vice President


                                        CDOC, INC.


                                        By: /s/ Edward J. Bonach
                                            -----------------------------------
                                            Name:  Edward J. Bonach
                                            Title: President


                                         SENIOR HEALTH CARE TRANSITION TRUST


                                         By: /s/ John W. Wells
                                            -----------------------------------
                                            Name:  John W. Wells
                                            Title: Sole Trustee

                                                                      EXHIBIT A
                                                                      ---------

                             SEPARATION TRANSACTIONS
                             -----------------------

Prior to the Closing Date contemplated by the Transfer Agreement (the "Transfer Agreement"), dated August 11, 2008, by and among CDOC, Inc., a Delaware corporation ("CDOC"), Conseco, Inc., a Delaware corporation ("CNO," and together with CDOC, the "Conseco Parties"), and Senior Health Care Transition Trust, a Pennsylvania business trust ("Trust"), Conseco Parties shall, and shall cause Conseco Senior Health Insurance Company, a health insurance company domiciled in Pennsylvania ("CSHI"), to, use commercially reasonably efforts to enter into agreements, which shall be effective as of the Closing Date, to accomplish the following objectives on terms that shall be reasonably acceptable to the Conseco Parties, on one hand, and Trust, on the other hand:

     I.   Long Term Care Group Contract

The parties, prior to closing, will seek to enter into a new contract (the "New LTCG Contract") among Long Term Care Group, Inc. ("LTCG"), CSHI and one or more Conseco entities, including Conseco Services, LLC (collectively, "Conseco"), which will supersede the Existing LTCG Contracts. The general framework of the New LTCG Contract is presently expected to include the following elements: (i) LTCG will complete the system conversion process contemplated under the Existing LTCG Contracts (the "Conversion"), (ii) Conseco will allow LTCG and CSHI to access its systems for purposes of completing the Conversion, (iii) CSHI will direct the Conversion activities undertaken by LTCG, (iv) LTCG will provide "steady state" services to CSHI upon completion of each phase of the Conversion,
(v) LTCG will continue its existing license of software to Conseco (the "Software License"), (vi) Conseco will pay LTCG directly for fees generated under the Software License arrangement, (vii) Conseco will sublicense the software provided under the Software License to CSHI in return for a fee that covers any ongoing costs payable to LTCG and allows Conseco to recapture, over a five year period (or other mutually agreed upon time period), its prior and future payments to LTCG for the Conversion project, and at the conclusion of such five year term (or other mutually agreed upon term), transfer the Software License to CSHI, and (ix) the existing facilities lease between Conseco Services, LLC and LTCG will remain in place until such time as CSHI moves off of the Conseco premises in accordance with the terms of the Transfer Agreement, at which time LTCG will relocate to CSHI's new location. For purposes of this Exhibit A, the term "Existing LTCG Contracts" means the Master Services Agreement, effective as of January 1, 2008, among LTCG, CSHI, Bankers Conseco Life Insurance Company, Conseco Health Insurance Company and Washington National Insurance Company, and the Agreement, effective as of January 1, 2008, between LTCG and Conseco Services, LLC.

     II.  Reinsurance Arrangements

o Amend any reinsurance agreement to which CSHI is a party that relates to insurance business to be retained by CSHI after the Closing Date and the business of CSHI to be assigned to Conseco Insurance Company pursuant to the Assignment Agreement (as defined in the Transfer Agreement) as of the Closing Date, in order to provide that the rights and obligations under the reinsurance agreement relating to the portion of the business to be so assigned or retained may be divided and allocated amongst Conseco Insurance Company and CSHI, as appropriate. In the alternative to the foregoing and if acceptable to the parties, Conseco Insurance Company and CSHI shall agree to reasonably cooperate with one another to facilitate the making of any claims by Conseco Insurance Company under a reinsurance agreement to which CSHI is a party and pursuant to which one or more of the policies to be assigned to Conseco Insurance Company is reinsured, including by providing reasonable assistance with processing or submitting such claims and by seeking to access files from insurance intermediaries relating to such reinsurance.

o Amend any reinsurance agreement to which both CSHI and one or more additional Affiliates (as defined in the Transfer Agreement) of the Conseco Parties are parties, in order to provide that the rights and obligations under the reinsurance agreement relating to the respective business of those companies may be divided and allocated amongst the companies as appropriate.

     III. Investment Advisor

Retain an experienced investment advisor to provide investment management services with respect to CSHI's investment assets in accordance with the terms of CSHI's investment guidelines, unless and to the extent that any such services are to be provided by the Separation and Transition Matters Agreement.

     IV.  Investment Assets

The investment assets of CSHI as of the Closing shall comply with the investment guidelines set forth on Schedule 5.21 of the Transfer Agreement; it being understood that such investment assets shall not include: (a) securities issued by Fall Creek CLO Ltd., (b) securities issued by Eagle Creek CLO Ltd., (c) securities issued by IGA, (d) securities issued by Conseco Funding Ltd. CBO and
(e) securities issued by Inviva, Inc. It is the intention of the parties that the selection of the investment assets to be retained by CSHI or transferred by CSHI to Conseco Insurance Company pursuant to the Assignment Agreement, as applicable, as of the Closing be generally consistent with that set forth in the "Summary of CSHI Investment Portfolio: Proposed Split of Investments - as of June 30, 2008," with appropriate adjustments being made, which are mutually acceptable to the Conseco Parties and Trust, to reflect changes in the composition and value of the investment assets of CSHI prior to the Closing, as well as changes in the reserves held with respect to the business of CSHI to be assigned to Conseco Insurance Company pursuant to the Assignment Agreement.

     V.   Subleases

The Conseco Parties shall cause their Affiliates to enter into the Subleases (as defined in the Transfer Agreement) in accordance with Section 5.26 of the Transfer Agreement.

                                   Exhibit C

===============================================================================




                  OPERATING PRINCIPLES AND GUIDELINES AGREEMENT

                                     between


                       SENIOR HEALTH CARE OVERSIGHT TRUST





                                       and





                     CONSECO SENIOR HEALTH INSURANCE COMPANY


                              Dated as of [ ], 2008




===============================================================================

                                TABLE OF CONTENTS
                                -----------------

                                                                                                               Page
                                                                                                               ----
1.       Definitions..............................................................................................1
2.       Board of Directors.......................................................................................3
3.       Committees of the Board..................................................................................4
4.       Matters Requiring Trust or Department Approval...........................................................5
5.       Compensation Matters.....................................................................................6
6.       Additional Information and Assistance....................................................................7
7.       Restrictions on Transfer, Pledge and Refusal of Capital Stock of the Company.............................7
8.       Financial Statements and Other Information...............................................................7
9.       Records and Inspection...................................................................................8
10.      Fiscal Year..............................................................................................8
11.      Notices..................................................................................................8
12.      Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies...............................9
13.      Governing Law............................................................................................9
14.      Jurisdiction.............................................................................................9
15.      Binding Effect; Assignment...............................................................................9
16.      Headings................................................................................................10
17.      Counterparts............................................................................................10
18.      Severability............................................................................................10
19.      Entire Agreement........................................................................................10
20.      Interpretation..........................................................................................10
21.      Expenses................................................................................................10


Exhibit A        Business Plan

               This Operating Principles and Guidelines Agreement, made this [ ] day of [ ], 2008 (this "Agreement"), between Senior Health Care Oversight Trust, a Pennsylvania business trust (the "Trust") and Conseco Senior Health Insurance Company, an insurance company domiciled in the Commonwealth of Pennsylvania (the "Company," and together with the Trust, the "Parties").

               WHEREAS, CDOC, Inc., a Delaware corporation ("CDOC"), Conseco, Inc., a Delaware corporation ("Conseco"), and the Senior Health Care Transition Trust, a Pennsylvania business trust, have entered into the Transfer Agreement (as defined below);

               WHEREAS, following the consummation of the transactions contemplated under the Transfer Agreement (the "Closing Date"), the Trust will own all of the issued and outstanding shares of capital stock or other equity interests of the Company (the "Shares");

               WHEREAS, the Parties acknowledge that the terms of this Agreement are being made, in part, to provide assurances to the Department (as defined below) concerning the operation of the Company following the Closing Date; and

               WHEREAS, the Trust and the Company desire to confirm their understandings with respect to the manner in which the Company will be operated subsequent to the Closing Date, including rights of the Trust to approve certain matters and to obtain information to fulfill its oversight responsibilities, as well as certain other matters.

               NOW, THEREFORE, the Parties hereto, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, covenant and agree as follows:

               1. Definitions. The following terms, as used herein, have the following meanings:

               "Affiliate" means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person. For purposes of the foregoing, "control", including the terms "controlling", "controlled by" and "under common control with", means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an institution, whether through the ownership of voting securities, by contract or otherwise.

               "Ancillary Agreements" means this Agreement, the Assignment Agreement, the LTC Administrative Services Agreements, the Employee Matters Agreement, the Expense Reimbursement Agreement, the Senior Note, the Separation and Transition Matters Agreement, the Tax Matters Agreement, the Transfer Documents and the Subleases (as defined in the Transfer Agreement).

               "Assignment Agreement" means the Assignment Agreement dated [ ], 2008 by and between Conseco Insurance Company, an insurance company duly organized and existing under the laws of the State of Illinois, and the Company.

               "BCLIC LTC Administrative Services Agreement" means an Administrative Services Agreement dated [ ], 2008 between Bankers Conseco Life Insurance Company of New York, an insurance company duly organized and existing under the laws of the State of New York, and the Company.

               "Board of Directors" means either the board of directors of the Company or any duly authorized committee of that board.


               "Business Plan" means the five year business plan setting forth the current operating policies, procedures and business objectives and strategies of the Company attached hereto as Exhibit A.

               "CDOC" has the meaning ascribed in the preamble to this Agreement.

               "CHIC LTC Administrative Services Agreement" means an Administrative Services Agreement dated [ ], 2008 between Conseco Health Insurance Company, an insurance company duly organized and existing under the laws of the State of Arizona, and the Company.

               "Closing Date" has the meaning ascribed in the preamble to this Agreement.

               "Company" has the meaning ascribed in the first paragraph of this Agreement.

               "Conseco" has the meaning ascribed in the preamble to this Agreement.

               "Department" means the Pennsylvania Insurance Department.

               "Employee Matters Agreement" means the Employee Matters Agreement dated [ ], 2008 among Conseco and the Company.

               "Expense Reimbursement Agreement" means the Expense Reimbursement Agreement dated [ ], 2008 between the Trust and the Company.

               "Independent Trustee" means a Trustee that is not an officer or employee of the Company.

               "LTC Administrative Services Agreement" means the BCLIC LTC Administrative Services Agreement, the CHIC LTC Administrative Services Agreement and the WNIC LTC Administrative Services Agreement.

               "Parties" has the meaning in the first paragraph of this Agreement.

               "Senior Note" means the 6% Senior Note due on [anniversary of the Closing Date], 2013 in the aggregate principal amount of $125,000,000 issued by Conseco to the Company.

               "Shares" has the meaning ascribed in the preamble to this Agreement.

               "Tax Matters Agreement" means the Tax Matters Agreement dated [ ], 2008 among CDOC, Inc., a Delaware corporation, Conseco, the Company and the Trust.

               "Transaction Documents" means, collectively, this Agreement, the Transfer Agreement, the Ancillary Agreements and the other agreements to be entered into pursuant hereto and thereto.

               "Transfer Agreement" means the transfer agreement dated August 11, 2008 among CDOC, Inc., a Delaware corporation, Conseco and the Senior Health Care Transition Trust, a Pennsylvania business trust.

               "Trust" has the meaning in the first paragraph of this Agreement.

               "Trustees" mean the individual trustees of the Trust.

               "WNIC LTC Administrative Services Agreement" means an Administrative Services Agreement dated [ ], 2008 between Washington National Insurance Company, an insurance company duly organized and existing under the laws of the State of Illinois, and the Company.

               2. Board of Directors.

                    (a) On the Closing Date, the Trust shall elect a new Board of Directors of the Company consisting of seven directors, with at least three of such directors being Independent Trustees and one of such directors being the President and Chief Executive Officer of the Company.

                    (b) Each director elected pursuant to Section 2(a) above may at any time be removed, with or without cause, by the Trust and replaced by some other person appointed by the Trust to be a director by written notice to the Company. In the event a director resigns or otherwise vacates such director position, the Trust may select and appoint a replacement director by written notice to the Company. In the event that a director that is an Independent Trustee is removed, replaced or resigns, the Trust shall replace such director with another Independent Trustee. Notwithstanding anything to the contrary in this Agreement, no person shall be appointed or remain as a director who would be disqualified from holding such office by law.

                    (c) The Company's Board of Directors shall initially be comprised of the following persons:

                    John G. Wells
                    Julianne M. Bowler
                    Gregory V. Serio
                    Cecil D. Bykerk
                    Brian C. Wegner
                    Dean G. Sarantos
                    [        ](1)

-------------------
(1) Additional director to be named with the prior approval of the Trust prior to the execution of this Agreement.

               Such directors shall serve on the Board of Directors until their respective successors are duly elected.

                    (d) A quorum of at least a majority of the directors of the Company shall be necessary for the transaction of any business by the Board of Directors at a duly commenced meeting.

                    (e) Regular meetings of the Board of Directors of the Company shall be held at least 4 times per year. Special meetings may be called by the Trust or a member of the Board of Directors upon at least 48 hours' notice, unless a shorter notice is agreed to in writing by the Trust or the Company. Special meetings shall be held at a location mutually agreed to by the Parties.

                    (f) No separate compensation shall be paid to any member of the Board of Directors outside of the compensation that such member may receive as a Trustee or as an officer of the Company; provided, however, that reasonable compensation shall be paid to any member of the Board of Directors who is not a Trustee or an officer of the Company.

               3. Committees of the Board.

                    (a) The Board of Directors may form such committees as are established by resolution adopted by the Board of Directors and as are otherwise permitted by 15 Pa. C.S.A. Section 1731; provided, however, that the Company shall take all steps necessary to ensure that there will at all times be an Audit, Nomination and Compensation Committee.

                    (b) The Audit, Nomination and Compensation Committee shall consist of three directors of the Company, all of whom are Independent Trustees who are then currently serving as directors of the Company. In addition, the President and Chief Executive Officer of the Company will serve as an ex officio, non-voting member of the Audit, Nomination and Compensation Committee. As a committee whose voting members are not officers or employees of the Company or an Affiliate of the Company in accordance with the requirements of 40 Pa. C.S.A. Section 991.1405, the Audit, Nomination and Compensation Committee will have the responsibility to:

                         (i) Recommend the selection of independent certified public accountants;

                         (ii) Review the Company's financial condition and results of operation;

                         (iii) Review the scope and results of independent audit and any internal audit;

                         (iv) Nominate candidates for director election by the Trust; and

                         (v) Evaluate the performance and compensation of officers of the Company.

                    (c) The Audit, Nomination and Compensation Committee shall have sole authority over the payment of incentive based compensation to officers of the Company.

               4. Matters Requiring Trust or Department Approval.

                    (a) The Company hereby agrees that it shall not take the following actions without first obtaining approval from the Trust:

                         (i) Liquidation or dissolution of the Company;

                         (ii) Entry into any contracts, agreements, arrangements or material transactions between the Company and a director, executive officer, employee or Affiliate of the Company;

                         (iii) Guarantees of material payment obligations or performance of other material obligations of third parties, except in the ordinary course of business consistent with past practices;

                         (iv) Long-term financial commitments exceeding $3,000,000 individually or $10,000,000 in the aggregate (on an annual basis) which are not specified in the Business Plan;

                         (v) Appointment or removal of the Company's President and Chief Executive Officer;

                         (vi) Entering into any material transactions not contemplated by the Business Plan;

                         (vii) Entering into any new reinsurance agreement or securitization transaction, materially amending any existing reinsurance agreements or terminating or commuting any existing reinsurance transaction;

                         (viii) Issuance, sale, redemption or repurchase or any agreement to issue, or sell to, or redeem or repurchase from, any person or entity, any equity securities of the Company, or any rights, options or warrants to acquire any such securities, or any securities convertible into or exchangeable or exercisable for such securities; or

                         (ix) Agreeing or otherwise committing to take any of the actions described in the foregoing paragraphs (i) through (viii).

                    (b) The Company hereby agrees that it shall not take the following actions without first obtaining approval from both the Trust and the
Department:

                         (i) Material modifications to the Company's Business Plan or investment policies;

                         (ii) Entering into or amending in any material respect any agreement with Conseco or any of its Affiliates;

                         (iii) Declaring or making any dividend or distribution with respect to any capital stock of the Company or redeeming any shares of the Company's capital stock;

                         (iv) Issuing new insurance contracts, except as required by law or contract;

                         (v) Acquiring the business, in whole or in part, of another entity, including any asset acquisition, stock acquisition, other than a purchase of investment securities in the ordinary course of business;

                         (vi) Amending, repealing or restating the Articles of Incorporation or Bylaws of the Company; or

                         (vii) Agreeing or otherwise committing to take any of the actions described in the foregoing paragraphs (i) through (vi).

               5. Compensation Matters. The Company hereby agrees that the following procedures shall be taken relating to compensation matters of officers of the Company:

                    (a) The President and Chief Executive Officer of the Company shall submit to the Audit, Nomination and Compensation Committee not less than annually his/her recommendation as to the compensation packages of all other officers of the Company.

                    (b) The Audit, Nomination and Compensation Committee shall consider such recommendations and shall approve the level of compensation that it deems appropriate for the officers of the Company, including its President and Chief Executive Officer.

                    (c) In determining appropriate levels of compensation, the Audit, Nomination and Compensation Committee shall consider such factors as the Audit, Nomination and Compensation Committee deems appropriate, which may, in the case of incentive based compensation include, among others:

                         (i) Satisfaction of the Company's policyholders, including the payment of claims as required under the Company's insurance policies;

                         (ii) Quality of the Company's relationship with insurance regulators, including its compliance record;

                         (iii) Financial viability of the Company;

                         (iv) Approval of appropriate premium rate increases sufficient to ensure the ongoing solvency of the Company; and

                         (v) Success of other initiatives intended to ensure that the Company has the ongoing ability to meet its obligations under the Company's insurance policies.

               6. Additional Information and Assistance.

                    (a) The Company shall cooperate and use its reasonable best efforts to furnish to the Trust such necessary information and reasonable assistance, in the most expeditious manner practicable, as the Trust may reasonably request in connection with the Trust's oversight of the transactions and actions contemplated by the Ancillary Agreements and the Business Plan.

               7. Restrictions on Transfer, Pledge and Refusal of Capital Stock of the Company.

                    (a) The Trust hereby agrees that it shall not (i) sell, transfer, assign or otherwise in any manner dispose of any of the shares of capital stock of the Company which it beneficially owns, or (ii) pledge, hypothecate, encumber or otherwise grant a security interest in any of the shares of capital stock of the Company which it beneficially owns, without, in either instance, the approval of the Department.

                    (b) Each certificate for capital stock of the Company shall contain a legend substantially in the form of the following:

         The shares represented by this Certificate are subject to the terms and conditions of, and restrictions on transfer set forth in, an Operating Principles and Guidelines Agreement entered into between Senior Health Care Oversight Trust and Conseco Senior Health Insurance Company (the "Company") dated as of _________, 2008, copies of which are on file with the Secretary of the Company, and are held and may not be sold, assigned, transferred, pledged, hypothecated, encumbered, otherwise granted as security, or otherwise disposed of except in accordance therewith.

                    (c) In the event that the Trust shall fail to comply with this Section 7 in respect of any shares of capital stock of the Company which the Trust intends to sell or pledge, any such sale or pledge, of the capital stock of the Company by the Trust shall be void and of no effect and shall not be recognized by the Company.

               8. Financial Statements and Other Information. The Company shall deliver to the Trust, the following:

                    (a) As soon as available, but in any event not later than 60 days after the end of each of the quarterly accounting periods (other than the fourth fiscal quarter of the Company in each fiscal year which is governed by
Section 8(b) below), a copy of each quarterly statutory statement that is filed with the Department, together with any other financial information reasonably requested by the Trustees. All such financial statements shall be prepared in accordance with statutory accounting practices prescribed or permitted by the Commonwealth of Pennsylvania for reporting the financial condition and results of operations of an insurance company.

                    (b) From and after the 2008 fiscal year, as soon as available, but in any event no later than 70 days after the end of each fiscal year of the Company, (i) a copy of the

Company's annual statutory statement as submitted to the Department, together with all exhibits and supplements thereto, (ii) three-year financial projections for the Company, (iii) copies of all actuarial reports prepared by or on behalf of the Company since the previous report to the Trust and (iv) an update as to the progress that the Company has made under the Business Plan. All financial statements of the Company shall be prepared in accordance with statutory accounting practices prescribed or permitted by the Commonwealth of Pennsylvania for reporting the financial condition and results of operations of an insurance company.

                    (c) With reasonable promptness, such other information and data with respect to the Company and its operations as from time to time may be reasonably requested by the Trust.

               9. Records and Inspection. The Company shall maintain reasonably complete books and records, including accurate records and accounts of all Company income and expenditures, working capital, investments, acquisitions and disposition of properties, financial arrangements and all other Company activities. Such financial records and accounts shall be maintained in accordance with applicable law and shall be available to the Trust (and its representatives), as well as the Department, during reasonable business hours to inspect or copy. In addition, the Company shall furnish as promptly as practicable to the Trust such information concerning the Company or its operations as the Trust may from time to time reasonably request.

               10. Fiscal Year. The Company's fiscal year shall commence on January 1, and end on December 31st of each year.

               11. Notices. Any notice or other communication required or permitted hereunder shall be in writing (including facsimile or similar writing) and shall be deemed given if (i) delivered personally, (ii) sent by overnight courier (providing proof of delivery) or (iii) sent by facsimile, to the Parties at the following address:


               If to the Trust, to:


                           Senior HealthCare Oversight Trust,
                           [        ]
                           [        ]
                           Attention:       [        ]
                                            Chairman of the Board of Trustees
                           Facsimile:       [        ]

               If to the Company, to:


                           Conseco Senior Health Insurance Company
                           600 West Chicago Avenue
                           Chicago, IL 60610
                           Attention:      John W. Wells
                                           President and Chief Executive Officer
                           Facsimile:      (312) 396-5922

               Any Party may, by notice given in accordance with this Section 11 to the other Parties, designate another address or person for receipt of notices hereunder; provided, that notice of such a change shall be effective upon receipt.

               12. Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the Parties or, in the case of a waiver, by the Party waiving compliance provided, however, that any material modification, supplement or amendment shall only become effective when approved by the Department. For the avoidance of doubt, neither Party may waive any requirement of this Agreement to obtain the approval of the Department without the prior written approval of the Department. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at law or in equity. The Parties agree that irreparable damage would occur in the event any provision hereof were not to be performed in accordance with its terms and that each Party shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

               13. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

               14. Jurisdiction. Each Party hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of any court of the United States or any state court which in either case is located in the City of Philadelphia for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each Party agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process for any action, suit or proceeding brought against it in any such court). Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any such court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST ANOTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

               15. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns and legal representatives. Neither this Agreement, nor any of the rights, interests or obligations hereunder, may be assigned, in whole or in part, by any Party without the prior written consent of the other Party hereto and any such assignment that is not consented to shall be null and void.

               16. Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

               17. Counterparts. This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

               18. Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provisions in question invalid, inoperative or unenforceable in any other case or circumstance, or rendering any other provision contained in this Agreement invalid, inoperative or unenforceable to any extent whatsoever; provided, that if any of the provisions hereof are determined to be illegal, invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Trust and the Company to the fullest extent possible.

               19. Entire Agreement. This Agreement, together with the Transfer Agreement, and the other Ancillary Agreements, contains the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect thereto.

               20. Interpretation.

                    (a) For purposes of this Agreement, the words "hereof", "herein", "hereby" and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

                    (b) This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

               21. Expenses. Except as otherwise expressly provided herein, the Trust shall bear its fees, costs and expenses in connection with the transactions contemplated herein.

                  IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their officers thereunto duly authorized, all as of the day and year first above written.

                                            SENIOR HEALTH CARE OVERSIGHT
                                              TRUST


                                            By:
                                               --------------------------------
                                               Name:
                                               Title:


                                            CONSECO SENIOR HEALTH
                                              INSURANCE COMPANY


                                            By:
                                               --------------------------------
                                               Name:
                                               Title:

                                    Exhibit A
                                    ---------

                                  Business Plan

                                   Exhibit D

                   Separation and Transition Matters Agreement
                                   Term Sheet

A description of the material terms of the Separation and Transition Matters Agreement (the "Agreement") is set forth below.

Parties......................................CDOC, Inc., a Delaware corporation
                                             ("CDOC"), Conseco, Inc., a Delaware
                                             corporation ("CNO," and together
                                             with CDOC, the "Conseco Parties"),
                                             and Conseco Senior Health Insurance
                                             Company, an insurance company
                                             domiciled in the Commonwealth of
                                             Pennsylvania ("CSHI," each a
                                             "Party" and CSHI, together with the
                                             Conseco Parties, the "Parties").

                                             Separation Matters
                                             ------------------

Litigation and Cooperation...................CSHI shall (i) retain responsibility for all claims
                                             arising out of or relating to long
                                             term care policies issued or
                                             assumed by CSHI (the "CSHI LTC
                                             Policies") and (ii) indemnify
                                             Conseco Parties and their
                                             affiliates against any liabilities
                                             arising in connection therewith
                                             (including the costs incurred by
                                             the Conseco Parties in defending
                                             any action in which any such person
                                             is a named party).

                                             The Conseco Parties shall (i)
                                             retain responsibility for all
                                             claims arising out of or relating
                                             to policies other than the CSHI LTC
                                             Policies, whether originally issued
                                             by CSHI or other parties (the
                                             "Non-CSHI LTC Policies"), and (ii)
                                             indemnify CSHI against any
                                             liabilities arising in connection
                                             therewith (including the costs
                                             incurred by CSHI in defending any
                                             action in which CSHI is a named
                                             party).

                                             In the event that a non-responsible
                                             party is named in any action, the
                                             Parties shall provide their
                                             reasonable cooperation with each
                                             other in taking steps to have the
                                             non-responsible party replaced.

                                             Upon the commencement of any
                                             action, suit, litigation,
                                             arbitration, investigation or
                                             proceeding relating to CSHI (each
                                             an "Action"), by any third party
                                             who is not CDOC, Conseco, CSHI or
                                             one of their affiliates (a "Third
                                             Party Claimant") in respect of
                                             which indemnity may be sought
                                             hereunder (a "Third Party Claim"),
                                             the named party, except as the
                                             indemnitor and the indemnitee
                                             otherwise agree in writing, shall
                                             be responsible for selecting and
                                             engaging counsel to defend itself
                                             in respect of such Third Party
                                             Claim. The Conseco Parties shall be
                                             responsible for all defense costs
                                             relating to Non-CSHI LTC Policies,
                                             including the costs incurred by
                                             CSHI in defending any action in
                                             which CSHI is a named party. CSHI
                                             shall be responsible for all
                                             defense costs relating to CSHI LTC
                                             Policies, including the costs
                                             incurred by the Conseco Parties in
                                             defending any action in which any
                                             such person is a named party. The
                                             foregoing, however, shall not
                                             affect the indemnitor's
                                             responsibility for any losses
                                             required to be indemnified
                                             hereunder. The indemnitee may not
                                             settle any such action without the
                                             consent of the indemnitor, which
                                             consent shall not be unreasonably
                                             withheld. Each Party shall be
                                             entitled to participate fully in
                                             and monitor, at the expense of
                                             either the Conseco Parties if the
                                             Third Party Claim relates to
                                             Non-CSHI LTC Policies or CSHI if
                                             the Third Party Claim relates to
                                             CSHI LTC Policies, the defense of a
                                             Third Party Claim with internal
                                             counsel or with outside counsel
                                             reasonably acceptable to the other
                                             Party.

                                             In connection with any action
                                             involving CSHI, the Conseco Parties
                                             or one of their affiliates, CSHI
                                             and the Conseco Parties will
                                             provide reasonable cooperation to
                                             the other, to the extent reasonably
                                             requested by the other. Such
                                             cooperation shall include the
                                             provision of records and
                                             information in its possession and
                                             making employees available on a
                                             mutually convenient basis to
                                             provide additional information and
                                             explanation of any material
                                             information provided.

                                             The responsibilities of the Parties
                                             under this "Litigation and
                                             Cooperation" section shall survive
                                             the termination of the Agreement
                                             (except as may be agreed by the
                                             Parties) and shall not be subject
                                             to the Limitations of Liability set
                                             forth therein.

Instruments..................................Except as otherwise specifically provided in the Agreement or the
                                             Transfer Agreements or the
                                             Ancillary Agreements (as defined in
                                             the Transfer Agreement), any
                                             monies, checks, drafts, money
                                             orders, postal notes and other
                                             instruments received by one Party
                                             after the Closing Date in payment
                                             of amounts due to the other Party
                                             shall be held in trust for such
                                             other Party and promptly delivered
                                             to such Party.

Cost.........................................Conseco Parties will agree to bear all reasonable out of pocket
                                             expenses incurred by CSHI on or
                                             prior to the

                                             Closing Date in connection with the
                                             preparation and execution of the
                                             Agreement.

                                             Transition Services
                                             -------------------

Description of Services......................Following the Closing Date, the
                                             Conseco Parties will continue to
                                             provide, and/or will cause their
                                             subsidiaries to continue to
                                             provide, to CSHI all services
                                             necessary (including those to be
                                             specified in Schedules to the
                                             Agreement, and together with the
                                             Additional Services (as defined
                                             below), the "CNO Transition
                                             Services") in order to provide for
                                             the orderly transition by CSHI to
                                             become a stand alone company. The
                                             Schedules will describe the
                                             anticipated termination date for
                                             most CNO Transition Services, but
                                             the Agreement will also recognize
                                             (as set forth below) that CSHI will
                                             need the ability to request
                                             reasonable extensions thereof,
                                             including the recognition that
                                             certain services will need to be
                                             continued beyond the target
                                             termination date as set forth in
                                             the Schedules to a date following
                                             the completion of the conversion
                                             services pursuant to the Master
                                             Services Agreement with Long Term
                                             Care Group, Inc. (or its successor
                                             agreement) to be mutually agreed
                                             upon by the Parties. To the extent
                                             that services are required beyond
                                             the twelve month termination date,
                                             they will be continued for a
                                             reasonable period of time as
                                             requested by CSHI, provided that
                                             CSHI shall have used its reasonable
                                             best efforts to replace such
                                             services. The services to be
                                             provided will include, unless
                                             otherwise agreed upon by the
                                             Parties, those services set forth
                                             on Appendix A hereto. To the extent
                                             that additional services are
                                             requested, the Conseco Parties will
                                             have a reasonable time period to
                                             implement any said request.

                                             Following the Closing Date, CSHI
                                             will provide to the CNO Group those
                                             services set forth in Schedules to
                                             the Agreement (together with any
                                             other services reasonable requested
                                             by the Conseco Parties, the "CSHI
                                             Transition Services", and together
                                             with the CNO Transition Services,
                                             the "Transition Services"). Such
                                             Schedule will also describe the
                                             anticipated termination date for
                                             such services.

                                             Except as otherwise provided in the
                                             Agreement or the Transfer
                                             Agreements or the Ancillary
                                             Agreements (as defined in the
                                             Transfer Agreement), the provision
                                             of all services by the CNO Group to
                                             CSHI and by CSHI to the CNO Group
                                             will cease on and as of the Closing
                                             Date.

Cost.........................................The fees for all Transition
                                             Services shall be determined on a
                                             cost basis consistent with past
                                             practices (but for CSHI Transition
                                             Services, in no event less than the
                                             fair market value thereof). The
                                             fees for each Transition Service
                                             will be set forth in Schedules to
                                             the Agreement.

Quality Standards............................CNO Transition Services will be provided to CSHI in accordance
                                             with: (i) the same levels of
                                             quality, care and service
                                             consistent with the Conseco
                                             Parties' practices for providing
                                             such Transition Services to the CNO
                                             Group in effect in the six (6)
                                             months prior to the Closing Date,
                                             and (ii) all laws, regulations or
                                             orders, including the Regulatory
                                             Settlement Agreement (as defined in
                                             the Transfer Agreement), that are
                                             applicable to such Transition
                                             Services.

                                             CSHI Transition Services will be
                                             provided to the CNO Group in
                                             accordance with: (i) the same
                                             levels of quality, care and service
                                             consistent with past practices for
                                             providing such services in effect
                                             in the six (6) months prior to the
                                             Closing Date, and (ii) all laws,
                                             regulations or orders that are
                                             applicable to such Transition
                                             Services.

Billing......................................Billing and cash settlement for
                                             Transition Services will occur
                                             monthly. Bills will be delivered in
                                             a mutually acceptable format and
                                             contain a reasonable level of
                                             detail regarding the particular
                                             services performed or in such other
                                             format as may be mutually agreed
                                             upon by the Parties. Parties will
                                             settle amounts outstanding for
                                             Transition Services on the last
                                             business day of the month following
                                             the month for which such Transition
                                             Services are provided.

Termination of Services......................Transition Services may be
                                             terminated, in whole or in part:

                                             (i) By mutual written consent of
                                             the Parties;

                                             (ii) At the election of CSHI, (A)
                                             in the event of a material breach
                                             of any provision of the Agreement,
                                             by CDOC, Conseco or such member of
                                             the CNO Group that provides
                                             Transition Services, if such breach
                                             is not cured within a specified
                                             number of days, or (B) upon 90
                                             days' written notice to CDOC and
                                             Conseco if CSHI determines that it
                                             no longer needs a particular
                                             service or services to be provided
                                             by the CNO Group (in which case
                                             CSHI may elect, except as may be
                                             provided in the Agreement, to
                                             terminate a
                                             particular Transition Service
                                             provided by the CNO Group without
                                             terminating the Agreement in full);
                                             and

                                             (iii) At the election of the
                                             Conseco Parties, (A) in the event
                                             of a material breach of any
                                             provision of the Agreement by CSHI
                                             if such breach is not cured within
                                             a specified number of days, or (B)
                                             upon 90 days' written notice to
                                             CSHI if the Conseco Parties
                                             determine that they no longer need
                                             a particular service or services to
                                             be provided by CSHI (in which case
                                             the Conseco Parties may elect,
                                             except as may be provided in the
                                             Agreement, to terminate a
                                             particular Transition Service
                                             provided by CSHI without
                                             terminating the Agreement in full).

Additional Transition Services...............Following the Closing Date, the
                                             Conseco Parties will provide,
                                             and/or will cause their
                                             subsidiaries to provide, to CSHI
                                             any additional services (the
                                             "Additional Services") as may be
                                             requested by CSHI as being
                                             necessary in order for the business
                                             of CSHI to be operated after
                                             Closing in a manner consistent with
                                             its Plan of Operations (provided
                                             that the Conseco Parties are then
                                             capable of providing such
                                             services), to the extent that such
                                             services were (i) provided by CNO
                                             Group to CSHI during the six month
                                             period prior to the Closing Date,
                                             (ii) not otherwise listed as a
                                             Transition Services, and (iii) not
                                             otherwise described in the
                                             agreement as a service that would
                                             not be provided by the CNO Group.

Subcontracting...............................Any of the Conseco Parties or CSHI,
                                             as the case may be, that is
                                             providing, or causing to be
                                             provided, Transition Services (the
                                             "Provider") may, with the written
                                             consent of the other Party (the
                                             "Recipient") (which consent shall
                                             not unreasonably be withheld),
                                             subcontract to any third party for
                                             the performance of any Transition
                                             Services; provided, however, that
                                             the Agreement will provide that any
                                             third party performing any
                                             Transition Services as of the
                                             Closing Date is approved to
                                             continue providing such services
                                             after the Closing Date, and that
                                             the Provider shall remain legally
                                             responsible for performance by any
                                             third party subcontractor.

Non-Solicitation.............................Each Party will agree not to solicit, without the other's
                                             consent, any officer, director or
                                             managerial employee of the other
                                             who is providing Transition
                                             Services pursuant to the Agreement,
                                             to become an employee, for a period
                                             of twelve (12) months following the
                                             termination of all Transition
                                             Services.

Third Party Consents.........................Certain software licenses and other licenses, consents, approvals,
                                             notices, registrations, recordings,
                                             filings and other actions
                                             (collectively, "Consents") will
                                             need to be obtained in connection
                                             with the provision of Transition
                                             Services.

                                             To the extent any Party is unable
                                             to obtain any material Consent that
                                             is necessary to provide any
                                             Transition Service, the Parties
                                             will cooperate with each other to
                                             obtain as promptly as practicable
                                             alternative arrangements for the
                                             provision of the applicable
                                             Transition Services.

                                             The Conseco Parties will either
                                             directly pay the out-of-pocket
                                             costs incurred to obtain, perform
                                             or otherwise satisfy each material
                                             Consent in connection with the
                                             provision of Transition Services,
                                             or reimburse CSHI for all actual,
                                             out-of-pocket costs incurred by
                                             CSHI and related to such Consent.

Confidentiality/Privacy......................The Parties agree not to reveal or disclose the other Party's
                                             confidential information for any
                                             purpose to any other person, or to
                                             use any such confidential
                                             information for any purpose other
                                             than as contemplated by the
                                             Agreement and certain other
                                             identified agreements between the
                                             Parties, without the prior written
                                             consent of the disclosing Party.
                                             Each Party will adopt appropriate
                                             procedures to ensure the protection
                                             of consumer financial information
                                             and other information protected by
                                             applicable privacy laws in
                                             accordance with the requirements of
                                             such laws.

Books and Records............................During the term of the Agreement, upon reasonable written notice and
                                             during normal business hours, each
                                             Party shall have the right to
                                             examine and make copies, at its own
                                             expense, of such records retained
                                             by the other Party relating to
                                             Transition Services, including for
                                             the purpose of auditing the
                                             performance of, and the charges of,
                                             Provider; provided, however, that
                                             all out-of-pocket expenses of such
                                             inspection shall be borne by
                                             Recipient.

Systems Security.............................If the Provider or Recipient (or
                                             any of their respective affiliates)
                                             is given access to the other's
                                             computer system(s) or software in
                                             connection with performance of the
                                             Transition Services, such Party
                                             shall comply (and cause its
                                             affiliates to comply) with the
                                             other Party's system security
                                             policies, procedures, and
                                             requirements, and will not tamper
                                             with, compromise or circumvent any
                                             security or audit measures employed
                                             by the other Party.

Intellectual Property........................Subject to Recipient's compliance with the Agreement, Provider will
                                             grant to Recipient a limited,
                                             royalty free, non-exclusive,
                                             non-transferable, non-sublicensable
                                             license to use or access the
                                             functionality of any proprietary
                                             software, process or other
                                             intellectual property right of
                                             Provider, that is provided by
                                             Provider to Recipient to the extent
                                             required by Recipient in order to
                                             receive the Transition Services.

Force Majeure................................No Party shall be considered in default in the performance of its
                                             obligations to perform Transition
                                             Services under the Agreement to the
                                             extent that its performance of such
                                             obligations is prevented or delayed
                                             by any cause beyond its control.

                          Migration Services and Costs
                          ----------------------------

Description of Services......................Following the Closing Date, the
                                             Conseco Parties will continue to
                                             provide, and/or will cause their
                                             subsidiaries to continue to
                                             provide, to CSHI certain migration
                                             services necessary (which will be
                                             specified in Schedules to the
                                             Agreement) in order to provide for
                                             the orderly transition by CSHI to
                                             become a stand alone company (the
                                             "Migration Services"). The
                                             Schedules will describe the
                                             anticipated termination dates for
                                             the Migration Services, but the
                                             Agreement will also recognize that
                                             CSHI will need the ability to
                                             request reasonable extensions
                                             thereof, as mutually agreed upon by
                                             the Parties. The Migration Services
                                             to be provided will include, unless
                                             otherwise agreed upon by the
                                             Parties, (i) those services set
                                             forth on Appendix B hereto and (ii)
                                             other migration projects agreed
                                             upon by the Parties with reasonable
                                             durations once specifically
                                             identified. The Conseco Parties
                                             will bear all reasonable costs
                                             associated with the Migration
                                             Services. For the avoidance of
                                             doubt, all expenses deemed to be
                                             operational in nature and required
                                             for the on-going operations of CSHI
                                             shall be borne by CSHI.

Description of Costs.........................From the Closing Date to the one
                                             year anniversary of the Closing
                                             Date, the Conseco Parties will bear
                                             responsibility for all reasonable
                                             migration costs that are one-time
                                             in nature, relate to the setup of
                                             CSHI as a stand alone company, and
                                             pertain to either CSHI's
                                             facilities, human resources system,
                                             information technology
                                             infrastructure, or
                                             recruiting fees, but excluding any
                                             costs already specified herein or
                                             associated with the services
                                             provided by Long Term Care Group,
                                             Inc. (the "Migration Costs"). The
                                             nature of the Migration Costs will
                                             be reasonably detailed in Schedules
                                             to the Agreement.

                         General Terms of the Agreement
                         ------------------------------

Governing Law................................Pennsylvania

Dispute Resolution...........................All Parties agree to submit any dispute, controversy or claim
                                             arising out of or relating to the
                                             Agreement that cannot be resolved
                                             to binding arbitration in
                                             accordance with the Commercial
                                             Arbitration Rules of the American
                                             Arbitration Association then in
                                             effect. The place of arbitration
                                             will be Philadelphia.

Limitations on Liability.....................No officer, director or stockholder of either Party (including with
                                             respect to CSHI, the Senior Health
                                             Care Oversight Trust), or a Party
                                             itself, shall be liable to any
                                             other officer, director or
                                             stockholder of either Party
                                             (including with respect to CSHI,
                                             the Senior Health Care Oversight
                                             Trust), or the other Party itself,
                                             for any special, consequential,
                                             indirect, incidental or punitive
                                             damages or lost profits, however
                                             caused and on any theory of
                                             liability (including negligence)
                                             arising in any way out of the
                                             Agreement, whether or not such
                                             Party has been advised of the
                                             possibility of such damages.
                                             Further, the maximum aggregate
                                             amount for which either Party,
                                             together with their affiliates,
                                             officers, directors, stockholders
                                             or trustees, shall be liable to the
                                             other Party, together with their
                                             affiliates, officers, directors,
                                             stockholders or trustees, shall not
                                             exceed the aggregate amount of fees
                                             paid to such Party in consideration
                                             for the Transition Services
                                             provided by such Party.

Further Assurances...........................Each Party will cooperate with each other and use, and the Conseco
                                             Parties will cause their respective
                                             subsidiaries to use, commercially
                                             reasonable efforts, prior to, on
                                             and after the Closing Date, to
                                             take, or to cause to be taken, all
                                             actions, and to do, or to cause to
                                             be done, all things reasonably
                                             necessary on its part under
                                             applicable law or contractual
                                             obligations to fulfill its
                                             respective obligations contemplated
                                             by the Agreement.

Amendment....................................The Agreement may only be amended in writing and signed by all
                                             Parties.

Other Provisions.............................The Agreement will contain other customary terms and conditions as
                                             are common in agreements of this
                                             type.

                                                                     APPENDIX A
                                                                     ----------

                             CNO Transition Services

The Transition Services to be provided by the Conseco Parties or their affiliates to CSHI shall, unless the Parties otherwise agree, include at a minimum the following services: (1)

            Conseco Transition Services Provided to CSHI
            Closed date = separation date of CSHI

            ----------------------------------------------------------------------------------------------------------

            Close Date through 3 months

            ---------- -----------------------------------------------------------------------------------------------
                    1  Provide statutory accounting support and reporting during stub accounting periods at similar levels experienced by
                       CSHI as an entity within Conseco
            ---------- -----------------------------------------------------------------------------------------------
                    2  Provide statutory accounting support and reporting for
                       the FY08 annual closing at similar levels experienced by
                       CSHI as an entity within Conseco.
            ---------- -----------------------------------------------------------------------------------------------
                    3  Provide reinsurance accounting support and reporting at similar levels experienced by CSHI as an entity within
                       Conseco.
            ---------- -----------------------------------------------------------------------------------------------
                    4  Provide call center infrastructure system and support at similar levels experienced by CSHI as an entity within
                       Conseco.
            ---------- -----------------------------------------------------------------------------------------------
                    5  Provide scan, print and mail processing processes for
                       CSHI business at similar levels experienced by CSHI as an
                       entity within Conseco.
            ---------- -----------------------------------------------------------------------------------------------
                    6  Provide compliance support from CNO, including
                       interpretation of regulations and notice of new
                       regulations.
            ---------- -----------------------------------------------------------------------------------------------
                    7  Provide tax filing services on 1099/5498 requirements
                       with respect to 1)benefits paid and 2)provider payments.
            ---------- -----------------------------------------------------------------------------------------------
                    8  In the event CSHI has not migrated CSHI payroll systems, provide payroll support on Conseco payroll systems at
                       similar levels experienced by CSHI as an entity with
                       Conseco.
            ---------- -----------------------------------------------------------------------------------------------

            ---------- -----------------------------------------------------------------------------------------------

            Close Date through 6 months

            ---------- -----------------------------------------------------------------------------------------------
                    1  Provide access to LTC actuarial data warehouses at
                       similar levels experienced by CSHI as an entity within
                       Conseco.
            ---------- -----------------------------------------------------------------------------------------------
                    2  Provide general ledger system support through the
                       conversion of CSHI financial data to an independent
                       General Ledger system chosen by CSHI.
            ---------- -----------------------------------------------------------------------------------------------
                    3  Provide general ledger access, processing, reporting, and system support at similar levels experienced by CSHI as
                       an entity within Conseco.
            ---------- -----------------------------------------------------------------------------------------------
                    4  Provide access to all data warehouses related to CSHI
                       business at similar levels experienced by CSHI as an
                       entity within Conseco.
            ---------- -----------------------------------------------------------------------------------------------

__________________
(1) Certain services may be provided under the agreement(s) with Long Term Care Group, Inc. to be entered into pursuant to the Section 5.11 of the Transfer Agreement.

                    5  Provide accounts payable support at similar levels
                       experienced by CSHI as an entity with Conseco.
            ---------- -----------------------------------------------------------------------------------------------
                    6  Provide support of non cash disbursements through CDS
                       until BICPS conversion.
            ---------- -----------------------------------------------------------------------------------------------
                    7  Provide systems support related to the BICPS claims
                       system through the conversion to LTCG claims system.
            ---------- -----------------------------------------------------------------------------------------------
                    8  Provide telephone equipment and communication services
                       until physical relocation of CSHI is implemented.
            ---------- -----------------------------------------------------------------------------------------------
                    9  Provide network connectivity, firewalls, internet access and WAN connections until physical relocation of CSHI is
                       implemented.
            ---------- -----------------------------------------------------------------------------------------------
                   10  Provide reserve valuation and reporting in support of
                       statutory reporting requirements at similar levels
                       experienced by CSHI as an entity within Conseco.
            ---------- -----------------------------------------------------------------------------------------------
                   11  Prepare and file an actuarial opinion and memorandum for
                       CSHI at similar levels experienced by CSHI as an entity
                       within Conseco.
            ---------- -----------------------------------------------------------------------------------------------
                   12  Provide assistance with respect to those pending and
                       threatened regulatory proceedings and investigations
                       previously disclosed by the Conseco Parties to Trust in
                       accordance with Section 3.16(c) of the Transfer
                       Agreement.
            ---------- -----------------------------------------------------------------------------------------------
                   13  Provide rate increase filing support and administration to effect an orderly transition to the solution chosen by
                       CSHI.
            ---------- -----------------------------------------------------------------------------------------------

            ---------- -----------------------------------------------------------------------------------------------

            Close Date through 18 months

            ---------- -----------------------------------------------------------------------------------------------
                    1  Provide 1099 tax filing for agent commissions until the greater of 18 months or commissions system converted to a
                       CSHI chosen independent system.
            ---------- -----------------------------------------------------------------------------------------------
                    2  Provide commission administration, processing, and
                       support until the greater of 18 months or systems
                       converted to a CSHI chosen independent system.
            ---------- -----------------------------------------------------------------------------------------------
                    3  Provide agent care customer service requests related to commissions until the greater of 18 months or systems
                       converted to a CSHI chosen independent platform.
            ---------- -----------------------------------------------------------------------------------------------
                    4  Provide USSI, CFO, and Sharp system support, access and maintenance of current data feeds.
            ---------- -----------------------------------------------------------------------------------------------
                    5  Provide systems support related to the administrations
                       system (USSI, CFO, and Sharp) conversion to LTCG
                       administration system.
            ---------- -----------------------------------------------------------------------------------------------

            ---------- -----------------------------------------------------------------------------------------------

                                                                     APPENDIX B
                                                                     ----------

                               Migration Services

The Migration Services to be provided by the Conseco Parties or their affiliates to CSHI shall, unless the Parties otherwise agree, include at a minimum the following services:

            Migration Services
            Closed date = separation date of CSHI
            ----------------------------------------------------------------------------------------------------------

            Close Date through 3 months

            ---------- -----------------------------------------------------------------------------------------------
                    1  Continue conversion of the BICPS claims system.
            ---------- -----------------------------------------------------------------------------------------------

            Close Date through 6 months

            ---------- -----------------------------------------------------------------------------------------------
                    1  Perform a CSHI financial system implementation chosen by SHIP
            ---------- -----------------------------------------------------------------------------------------------

            Close Date through 18 months

            ---------- -----------------------------------------------------------------------------------------------
                    1  Continue USSI, CFO and Sharp administration system conversion.
            ---------- -----------------------------------------------------------------------------------------------
                    2  Commission system conversion.
            ---------- -----------------------------------------------------------------------------------------------

            ---------- -----------------------------------------------------------------------------------------------

                                   Exhibit E

          This ASSIGNMENT AGREEMENT (this "Assignment Agreement"), is made as of [ ], 2008, by and between Conseco Senior Health Insurance Company, an insurance company domiciled in the Commonwealth of Pennsylvania ("CSHI"), and Conseco Insurance Company, an insurance company domiciled in the State of Illinois ("CIC," and, together with CSHI, the "Parties").

                              W I T N E S S E T H:
                               - - - - - - - - - -

          WHEREAS, Conseco, Inc., a Delaware corporation, CDOC, Inc., a Delaware corporation, and Senior Health Care Transition Trust, a Pennsylvania business trust, have entered into a Transfer Agreement, dated as of August 11, 2008 (the "Transfer Agreement"), which provides for the Parties to enter into this Assignment Agreement;

          WHEREAS, CIC and CSHI desire to transfer certain of CSHI's assets and certain of CSHI's liabilities as of the date hereof, to, and have them assumed by, CIC effective as of closing date contemplated by the Transfer Agreement (the "Closing Date");

          WHEREAS, to facilitate CIC's performance of the Administrative Services (defined below) in connection with the Transferred Liabilities (as defined below), CSHI desires to grant CIC authority to administer the Transferred Liabilities (as defined below) in CSHI's name; and

          WHEREAS, the consummation of the transactions contemplated by this Assignment Agreement is a condition to the closing of the transactions contemplated by the Transfer Agreement (the "Closing").

          NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the Parties hereby agree as follows:

1.   TRANSFER AND ASSUMPTION.

          1.1. Effective Time of Transfer and Assumption. Subject to receipt of approvals from the Illinois Division of Insurance and the Pennsylvania Insurance Department, this Assignment Agreement shall become effective and non-cancelable immediately prior to the Closing. For purposes of this Assignment Agreement, the "Effective Time" shall mean 12:01 A.M. on the Closing Date.

          1.2. Transfer and Assumption. In accordance with the terms of this Assignment Agreement, immediately on the Effective Time all the rights, title, franchises, and interest of CSHI in and to the Transferred Assets (as defined below) shall, without any further action by or on behalf of the Parties, transfer to and be vested in CIC and simultaneously therewith CIC shall automatically assume any and all of the Transferred Liabilities (as defined below) of CSHI as of such date (the "Transfer and Assumption").

          1.3. Transferred Assets. For purposes of this Assignment Agreement, "Transferred Assets" means the following assets of CSHI immediately prior to the Effective Time: (a) all insurance contracts issued by CSHI that are traditional life insurance contracts, universal life insurance contracts, specified disease insurance contracts, Medicare supplement insurance contracts, fixed annuity contracts and single premium immediate annuity contracts which are in-force as of the Effective Time (the "Insurance Contracts"); (b) subject to Paragraph II of Exhibit A to the Transfer Agreement, all reinsurance contracts entered into by CSHI whereby CSHI reinsures, as ceding company, the Insurance Contracts (the "Ceded Reinsurance"); (c) subject to Paragraph II of Exhibit A to the Transfer Agreement, all reinsurance contracts whereby CSHI reinsures, as reinsuring company, traditional life insurance contracts, universal life insurance contracts, specified disease insurance contracts, Medicare supplement insurance contracts, fixed annuity contracts and single premium immediate annuity contracts (the "Assumed Reinsurance," and, together with the Ceded Reinsurance, the "Reinsurance Contracts"); (d) cash or investment assets with a fair market value equal to the statutory reserves associated with the Insurance Contracts and the Assumed Reinsurance as of the Effective Time (the "Closing Date Reserves"); (e) any and all monies owing to or balances due to CSHI from others related to the Insurance Contracts and the Reinsurance Contracts; and (f) all other assets of CSHI to the extent that such assets relate solely to the business and operations of CSHI in administering the Insurance Contracts and the Reinsurance Contracts (other than Reinsurance Contracts to the extent covering business of CSHI other than Insurance Contracts). A list of the Transferred Assets contemplated by subsections (b) and
(c) of the foregoing sentence is set forth on Schedule 1.3(a). It is the intention of the Parties that the selection of the investment assets to be retained by CSHI or transferred by CSHI to CIC pursuant to this Assignment Agreement, as applicable, as of the Effective Time be generally consistent with that set forth in the "Summary of CSHI Investment Portfolio: Proposed Split of Investments - as of June 30, 2008" attached hereto as Schedule 1.3(b), with appropriate adjustments being made, which are mutually acceptable to the Parties, to reflect changes in the composition and value of the investment assets of CSHI prior to the Closing, as well as changes in the reserves held with respect to the business of CSHI to be assigned to CIC pursuant to this Assignment Agreement.

          1.4. Closing Date Reserves.

          (a) For purposes of causing the transfer of the Closing Date Reserves on the Closing Date, the Closing Date Reserves shall be estimated to be equal to the statutory reserves associated with the Insurance Contracts and the Assumed Reinsurance as reflected on CSHI's last filed calendar quarter end financial statements (the "Quarter End Reserve Amount").

          (b) CSHI shall cause to be prepared and delivered to CIC within 45 days following the Closing Date a statement prepared in accordance with the Methodologies (in a format to be agreed upon by the Parties) setting forth the Closing Date Reserves (the "Statement of Closing Date Reserves"). For purposes of this Assignment Agreement, the term "Methodologies" means with respect to CSHI's establishment of the Closing Date Reserves (1) the most recent practices of CSHI with respect to the Insurance Contracts and Assumed Reinsurance used in preparing the statutory financial statements of CSHI, and (2) to the extent not contemplated by the practices referred to in (1), applicable statutory accounting practices prescribed or permitted by the Commissioner of the Pennsylvania

               Department of Insurance, but disregarding any permitted practices applicable specifically to CSHI.

          (c) Upon receipt, CIC shall have 30 days to review the Statement of Closing Date Reserves (the "Review Period"). During the Review Period, CSHI shall cooperate fully with CIC and its advisors in all reasonable respects in order to allow CIC to complete its review of the Statement of Closing Date Reserves, including furnishing any additional information and documents that may be reasonably requested by CIC or its advisors in connection with their review.

          (d) If CIC provides CSHI with no written objection to the amount of the Closing Date Reserves listed on the Statement of Closing Date Reserves within the Review Period, such amount shall be deemed the amount of the Closing Date Reserves for purposes of this Assignment Agreement and shall be binding on the Parties (the "Final Closing Date Reserve Amount").

          (e) If the Parties cannot reach agreement on the amount of the Closing Date Reserves during the Review Period (or such longer period as agreed to by the Parties), the Parties shall submit their dispute for resolution to a nationally recognized accounting firm that (i) is mutually acceptable to the Parties and (ii) does not have any material relationship with either Party or other actual or potential conflict of interest (the "Third Party Accountant"). The amount of the Closing Date Reserves determined by the Third Party Accountant to be the correct amount shall be deemed the Final Closing Date Reserve Amount and shall be binding on the Parties.

          (f) Within 5 days of the resolution of the Final Closing Date Reserve Amount, the difference between the Quarter End Reserve Amount and the Final Closing Date Reserve Amount shall be transferred, in the form of cash or investment assets, (i) from CSHI to CIC if the Final Closing Date Reserve Amount is higher than the Quarter End Reserve Amount or (ii) from CIC to CSHI if the Final Closing Date Reserve Amount is lower than the Quarter End Reserve Amount.

          1.5. Treatment of Transferred Assets. As of the Effective Time, ownership of the Transferred Assets shall be transferred to CIC and CIC shall treat all such assets as its property for all purposes, including, but not limited to, annual statement and financial accounting purposes, and CSHI shall no longer own, or have any claim of any kind whatsoever against, the Transferred Assets, including, but not limited to, annual statement and financial accounting purposes. All assets of CSHI other than Transferred Assets shall remain property of CSHI, and CIC shall have no claim whatsoever against such assets under this Assignment Agreement.

          1.6. Transferred Liabilities. The term "Transferred Liabilities" shall mean any and all of CSHI's liabilities or contractual commitments of every nature and description arising under or relating in any way to the ownership or use of the Transferred Assets, whether absolute, accrued, contingent or otherwise, and whenever arising or due and payable (whether before or after the Effective Time); provided, however, in no event shall Transferred Liabilities include any Specified Third Party Claims, as defined in Section 4. For the avoidance of doubt, "Transferred Liabilities" shall include, without limitation, the following to the extent that such liabilities arise under or are related to the Transferred Assets:

          (a) any and all unpaid losses and loss adjustment expenses and any and all liabilities existing or arising in the future;

          (b) any and all unpaid expenses, including contingent commissions, underwriting and investment expenses;

          (c) any and all unearned premiums relating to policy periods prior to the Effective Time;

          (d) any and all monies withheld or retained for the account of others and any and all monies owing by CSHI to others, including policyholders, agents, brokers and other underwriting representatives and reinsurers;

          (e) any and all monies or other obligations due under Reinsurance Contracts;

          (f) any and all actions, proceedings or liabilities arising from any of the foregoing liabilities or the Transferred Assets.

          1.7. Treatment of Transferred Liabilities. As of the Effective Time, CIC shall be liable, as a primary obligor and not a guarantor, for 100% of the Transferred Liabilities, and shall indemnify and hold harmless the CSHI Indemnified Parties from and against any Losses (as defined in Section 4) arising out of or in any way related to the Transferred Liabilities, other than for Specified Third Party Claims, in accordance with terms and conditions of
Section 4. CIC shall report the Transferred Liabilities as its direct liabilities and obligations for annual statement and financial accounting purposes; and CSHI shall not report any of the Transferred Liabilities as its direct liabilities and obligations for annual statement and financial accounting purposes; provided, however, that CSHI shall disclose in its statutory financial statements a contingent liability in the amount of the aggregate reserves outstanding with respect to the Transferred Liabilities.

          1.8. Books and Records. On the Closing Date, CSHI shall deliver to CIC originals or copies of all of the books, records, data and information in the possession or control of CSHI relating to the Transferred Assets or the Transferred Liabilities or the conduct and operations of CSHI to the extent related thereto. CSHI may retain a copy of such books, records, data and information to the extent it deems necessary or appropriate.

          1.9. Payment. On the Closing Date, CIC shall transfer as a ceding commission to CSHI cash or cash equivalents equal to [$35 million], which amount shall be discharged by CIC accepting a reduction of equal amount in the Transferred Assets transferred by CSHI to CIC.

          1.10. Notice to Policyholders. Within 30 Business Days (as defined below) after the Effective Time, CSHI shall provide written notice, substantially in the form of Exhibit A attached hereto, to each policyholder of record of an in-force Insurance Contract.

          1.11. Business Day. For purposes of this Assignment Agreement, "Business Day" means any day other than a Saturday, Sunday, a day on which banking institutions in the Commonwealth of Pennsylvania are permitted or obligated by Law to be closed or a day on which the New York Stock Exchange is closed for trading.

          1.12. Enforcement of Transferred Liabilities against CIC. No actions or proceedings pending on the Effective Time or any subsequent actions or proceedings arising from the Transferred Assets or the Transferred Liabilities to which CSHI may be a party shall be abated or discontinued by reason of the Transfer and Assumption, but the same may be prosecuted to final judgment in the same manner as if the Transfer and Assumption had not taken place, or CIC may be substituted in place of CSHI by order of the court in which the action or proceeding may be pending. All Transferred Liabilities of every nature and description shall attach to and be assumed by CIC and may be enforced against CIC to the same extent as if such Transferred Liabilities had been originally incurred or contracted by CIC.

          1.13. Cooperation Between Parties. Each Party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Assignment Agreement including furnishing any additional assistance, information and documents as may be reasonably requested by a Party from time to time subject to reimbursement for reasonable costs by the Party making such request.

2.   ADMINISTRATION OF TRANSFERRED ASSETS AND LIABILITIES

          2.1. Administration. In connection with the Transfer and Assumption, on and after the Effective Time, CIC shall have the right and obligation to administer, manage and oversee all aspects of the Transferred Assets and the Transferred Liabilities (the "Administrative Services"). CIC shall perform all Administrative Services with respect to the Transferred Liabilities, whether on its behalf or on behalf of CSHI, including without limitation:

          (a) billing, collection of premiums and other amounts due from any policyholder under the Insurance Contracts or Reinsurance Contracts;

          (b)  payment of all obligations relating to any Transferred
               Liabilities;

          (c) processing and administration of any claim which is, or is the subject of, any Transferred Liability;

          (d) handling of any service requests under any Insurance Contract or Reinsurance Contract;

          (e)  administration of any Insurance Contract or Reinsurance Contract;

          (f)  calculation and payment of any commissions due and payable; and

          (g) all other actions necessary or appropriate for the administration and discharge of the Transferred Liabilities.

          2.2. Appointment. CSHI, on behalf of itself and its successors, hereby irrevocably appoints CIC and its designated officers, directors and representatives as:

          (a) the true and lawful attorney of CSHI to handle, satisfy and/or dispute the Transferred Liabilities as well as to execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such assurances or documents, and to promptly perform, or cause to be performed, such further acts or deeds, which, in the reasonable discretion of CIC and its designated officers and directors may be necessary, desirable or expedient for the purpose of administering the Transferred Liabilities; provided, that such power of -------- attorney, being coupled with any interest, shall not be revoked by dissolution of CSHI and may be exercised in the name and on behalf of CIC; and

          (b) its exclusive administrator to perform all Administrative Services as may be required on behalf of CSHI.

          2.3. Use of Name. After the Effective Time and upon CIC's reasonable request, CSHI shall provide specific authorizations for CIC designated officers and directors to:

          (a) sign letters and acknowledge contract modifications on behalf of CSHI to the extent necessary or appropriate for the administration and claim matters with respect to any Insurance Contract; and

          (b) use CSHI's trademarks or corporate name to the extent necessary or appropriate in providing the Administrative Services.

          2.4. Administration Standards. CIC shall have the exclusive authority hereunder, from and after the Effective Time, to administer the Transferred Liabilities in its discretion, in furtherance of which authority, CIC shall be authorized hereunder to perform such acts with respect to any Insurance Contract, Reinsurance Contract or Transferred Liabilities to the extent necessary or appropriate for the performance of the Administrative Services. In performing Administrative Services, CIC shall act in a competent and professional manner. Without limiting the foregoing, CSHI shall provide the Administrative Services in accordance with (i) the terms of this Assignment Agreement, (ii) applicable Law, including maintenance by CIC of all licenses, authorizations, permits and qualifications from Governmental Entities necessary to perform the Administrative Services required by this Assignment Agreement,
(iii) the terms of the Insurance Contracts, Reinsurance Contracts or Transferred Liabilities, as applicable and (iv) CIC's own standards in providing such services with respect to its other assets, liabilities or contractual commitments.

          2.5. Administration Expenses. All costs and expenses incurred in connection with its performance of the Administrative Services shall be borne by CIC.

          2.6. Bank Accounts. As long as any Transferred Liability exists, CIC shall have the authority to establish and maintain, at its sole expense, accounts with banking institutions in CSHI's name to provide the Administrative Services (the "Bank Accounts"). CIC shall have the authority to:

          (a) request CSHI to open the Bank Accounts for the exclusive use and funding by CIC;

          (b)  designate the authorized signatures on the Bank Accounts;

          (c) issue drafts on and make deposits in the Bank Accounts in the name of CSHI; and

          (d)  make withdrawals from the Bank Accounts.

          CSHI shall do all things reasonably necessary to enable CIC to open and maintain the Bank Accounts including, without limitation, executing and delivering such depository resolutions and other documents as may be requested from time to time by the banking institutions. CSHI agrees that without CIC's prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed) it shall not make any changes to the authorized signatories on the Bank Accounts nor attempt to withdraw any funds therefrom. CIC shall own all funds deposited in the Bank Accounts, shall be entitled to all interest thereon, and shall pay all taxes on such interest.

          2.7. Credit for Reinsurance. In the event that, despite the provisions of this Assignment Agreement, CSHI reasonably concludes that it will be required to reflect any of the Transferred Liabilities as direct liabilities on its statutory financial statements, CIC will promptly, and in any event with effect no later than the end of the financial reporting quarter in which CSHI provides notice of its conclusion as set forth in the preceding clause, take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with CSHI and its representatives in doing all things necessary, proper or advisable to permit CSHI to obtain credit for a reinsurance recoverable from CIC equal to the amount of such Transferred Liabilities required to be reflected as direct liabilities on its statutory financial statements in each state (including the District of Columbia) in which CSHI is required to file statutory financial statements, including, without limitation, by executing a 100% quota share reinsurance agreement; it being understood that CIC shall be entitled to elect, after consultation with CSHI, among the methods available for obtaining such credit; it being further understood that at the request of CIC, CSHI shall agree to amend the Trust Agreement in all respects reasonably necessary to provide CSHI with such credit. All expenses, including all fees and expenses of insurance regulators, agents, representatives, counsel, advisors and accountants, incurred by any Party in connection with the obtaining such credit pursuant to this Section 2.6 shall be borne by CIC.

          2.8. Regulatory Proceedings. If CSHI or CIC receives notice of, or otherwise becomes aware of, any regulatory investigation or proceeding relating to any of the Transferred Liabilities, CSHI or CIC, as applicable, shall promptly notify the other Party thereof. CIC shall provide CSHI and its counsel the opportunity to review in advance and comment on all filings with any governmental entity relating to such investigations or proceedings, each of which shall be reasonably satisfactory to CSHI. Each Party shall keep the other Party informed on a current basis of the status of matters relating to such investigations, proceedings and filings. It is expressly understood by the Parties that each Party shall ensure that representatives of both CSHI and CIC shall have the right to attend and participate in any hearing, proceeding, meeting, conference or similar event before or with any person relating to such investigations, proceedings or filings. In furtherance of the foregoing, each Party shall provide the other Party reasonable advance notice of any such proceeding, meeting, conference or similar event.

          2.9. Complaint Handling. The Parties shall cooperate and consult with each other in providing information necessary to respond to any consumer complaint concerning any Insurance Contract, including any complaint received from any governmental entity. After the Effective Time, CIC shall answer all complaints received concerning any Insurance Contract. In connection with the handling of any complaint, the complaining party shall be provided with a copy of the notice provide to policyholders pursuant to Section 1.10. On or after the Effective Time, CSHI shall promptly forward to a contact person designated by CIC any such complaint that is pending as of the date hereof or that CSHI receives after the date hereof. Upon answering such complaint, CIC shall furnish CSHI with a copy of the complaint file if requested by CSHI. CIC shall be solely responsible for maintaining any complaint files, complaint registers or other reports of any kind required to be maintained under applicable Law, and shall be responsible for preparing and submitting any other complaint filings for which it is responsible under applicable Law.

          2.10. Non-Assignability. Notwithstanding anything to the contrary contained in this Assignment Agreement, to the extent that the assignment or transfer or attempted assignment or transfer to CIC of any Transferred Asset or Transferred Liability or any benefit arising thereunder or resulting therefrom would require any third party consents or waivers and such consents or waivers shall not have been obtained prior to the Effective Time, this Assignment Agreement shall not constitute an assignment or transfer, or any attempted assignment or transfer thereof. Following the Effective Time, the Parties shall continue to cooperate fully with each other and use reasonable best efforts to obtain promptly such consents or waivers. Pending receipt of such consent or waiver, the Parties shall fully cooperate with each other to provide the full rights and benefit of such Transferred Asset to CIC and to support the provision of Administrative Services by CIC with respect to such Transferred Liability.

3.   ESTABLISHMENT AND MAINTENANCE OF TRUST ACCOUNT

          3.1. In order to provide CSHI with additional security for the performance of CIC of its obligations under this Assignment Agreement, CIC agrees that simultaneously with the execution of this Assignment Agreement it shall enter into a trust agreement in the form attached hereto as Exhibit B (the "Trust Agreement") pursuant to which CIC shall establish and fund a trust account ("Trust Account") in a qualified United States financial institution, at its sole cost and expense, in an initial amount equal to the Quarter End Reserve Amount. Thereafter, for the duration of the Trust Agreement, CIC shall maintain in the Trust Account an amount equal to 100% of the statutory reserves relating to the Transferred Liabilities reported on CIC's last filed calendar quarter end financial statements.

4.   INDEMNIFICATION.

          4.1. Obligation to Indemnify.

        (a) From and after the Effective Time, and subject to the limitations set forth in this Section 4, CIC agrees to indemnify and hold harmless CSHI, its affiliates and their respective trustees, directors, officers, employees, agents, advisors and representatives (collectively, the "CSHI Indemnified Parties") from and against all losses, liabilities, claims, litigations, arbitrations, expenses (including reasonable expenses of investigation, enforcement and collection and reasonable attorneys' fees and expenses) and damages (including reasonable expenses of investigation, enforcement and collection and reasonable attorneys' fees and expenses) and damages (including any incidental or similar damages, but excluding any lost profits, diminution in value or any punitive, consequential, exemplary or similar damages other than such damages arising in connection with a Third Party Claim) whether or not involving a Third Party Claim (collectively, "Losses") to the extent arising from or related to: (i) any breach or nonfulfillment by CIC of, or any duties or obligations under, this Assignment Agreement;
               (ii) any Transferred Asset or Transferred Liability (excluding Losses in connection with a Third Party Claim arising out of or relating to actions taken by CSHI with respect to such Transferred Asset or Transferred Liability after the Effective Time, solely to the extent such Losses are attributable to the actions taken by CSHI (other than at the request or direction of CIC) with respect to such Transferred Asset or Transferred Liability after the Effective Time) ("Specified Third Party Claims"); and (iii) any enforcement of this indemnity.

        (b) From and after the Effective Time, and subject to the limitations set forth in this Section 4, CSHI agrees to indemnify and hold harmless CIC, its affiliates and their respective directors, officers, employees, agents, advisors and representatives (collectively, the "CIC Indemnified Parties," and, together with the CSHI Indemnified Parties, the "Indemnified Parties") from and against all Losses to the extent arising from or related to (i) any breach or nonfulfillment by CSHI of, or any its duties or obligations under, this Assignment Agreement; (ii) any Specified Third Party Claims, solely to the extent such Losses are attributable to the actions taken by CSHI (other than at the request or direction of CIC) with respect to such Transferred Asset or Transferred Liability after the Effective Time or (iii) any enforcement of this indemnity.

          4.2. Indemnification Procedures.

        (a) In order for a party (the "Indemnified Party") to be entitled to any indemnification provided for under this Assignment Agreement in respect of, arising out of or involving a claim or demand made by, or an action, proceeding or investigation instituted by, any person neither a party to this

               Assignment Agreement nor an affiliate of such a Party (a "Third Party Claim"), such Indemnified Party must notify the party from which indemnity is sought (the "Indemnifying Party") in writing, and in reasonable detail, of the Third Party Claim promptly following becoming aware of such claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party shall have been materially prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

        (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof (at the expense of such Indemnifying Party) with counsel selected by the Indemnifying Party, which shall be reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party; provided, however, that the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if the (A) Indemnified Party shall have determined in good faith and after consulting with outside counsel that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate or (B) Indemnifying Party shall have authorized the Indemnified Party to employ separate counsel at the Indemnifying Party's expense. If the Indemnifying Party does not promptly assume the defense of such Third Party Claim following notice thereof, the Indemnified Party shall be entitled to assume and control such defense without prejudice to the ability of the Indemnified Party to enforce its claim for indemnification against the Indemnifying Party hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and the provision of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. All reasonable costs and expenses incurred in connection with the Indemnified Party's cooperation shall be borne by the Indemnifying Party. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld or delayed). If the Indemnifying Party assumes the defense of a Third Party Claim, the

               Indemnifying Party, in the defense of such Third Party Claim, shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed) unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Party and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and a full, complete and irrevocable release is provided to the Indemnified Party. If the Indemnified Party in good faith determines that the conduct of the defense or any proposed settlement of any Third Party Claim would reasonably be expected to have a materially adverse effect on the Indemnified Party's ability (or the ability of any of its affiliates) to conduct its business, the Indemnified Party shall have the right at all times to take over and control the defense, settlement, negotiation or litigation relating to any such Third Party Claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and control, the Indemnified Party shall not settle such Third Party Claim without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed.

        (c) In the event any Indemnified Party shall have a claim against any Indemnifying Party under Sections 4.1(a) and 4.1(b) that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party shall have been materially prejudiced as a result of such failure. The Indemnifying Party will have 30 days following its receipt of such notice to give notice of dispute of the claim to the Indemnified Party.

        (d)    Except (i) for claims for specific performance pursuant to
               Section 4.7 and (ii) for claims based on fraud, intentional misrepresentation or omission or intentional misconduct, the indemnity provided in Sections 4.1(a) and 4.1(b) shall be the sole and exclusive remedy of the Indemnified Party against the Indemnifying Party at law or equity for any claim arising under this Assignment Agreement.

        (e) The rights and remedies of any party in respect of any breach of any covenant or agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such breach is based may also be the subject matter of any other covenant or agreement as to which there is no breach.

5.   MISCELLANEOUS.

          5.1. Cooperation; Further Assurances.

          (a) On and after the Effective Time, each Party shall take all such further action and furnish all documents and other agreements and instruments, including, without limitation, signatures of its officers, as may be necessary or appropriate and as reasonably requested by the other Party in order to carry out the transactions contemplated by this Assignment Agreement. In the event that any Party shall be required, by applicable Law or otherwise, to obtain the consent or the signature of any authorized officer of the other Party in order to carry out the transactions contemplated by this Assignment Agreement, upon request, such Party shall promptly provide such consent or signature.

          (b) The Parties covenant and agree to take such additional steps, to perform such additional acts, and to furnish such additional documents and other agreements and instruments, as may at any time be necessary or appropriate to carry out the transactions contemplated by this Assignment Agreement. Each Party hereby irrevocably authorizes and empowers all of its duly authorized officers, or any one of them, to take such further action and to execute such additional documents and other agreements and instruments on that Party's behalf in furtherance hereof, and such acts when taken and performed, and such documents and other agreements and instruments when executed shall have full effect and be as if taken, performed or executed by that respective Party under its corporate seal.

          5.2. Redomestication: On and after the Effective Time, CSHI shall not change its domiciliary state (a "Redomestication") unless the insurance regulatory authority in the jurisdiction in which CSHI will be domiciled as a result of such Redomestication either approves or fully recognizes the Transfer and Assumption in connection with such Redomestication.

          5.3. Dollar References. All dollar references in this Assignment Agreement are to the currency of the United States.

          5.4. Tax Matters. The Parties agree that for U.S. federal income tax purposes and applicable provisions of state and local tax law, the Transfer and Assumption will be treated as occurring prior to the Closing, and will be reported on the CIC consolidated federal income tax return for the year that includes the Closing Date. None of the Parties or their affiliates will take any position on any tax return or in any audit or other proceeding that is inconsistent with the tax treatment described in this Section 5.4. The Parties agree to make the election contemplated by Treasury Regulation ss. 1.848-2(g)(8) and each Party agrees (i) to attach a schedule to its federal income tax return for its first taxable year ending on or after the Effective Time that identifies this Agreement as including for federal income tax purposes a reinsurance agreement for which the joint election under Treasury Regulation ss. 1.848-2(g)(8) has been made, and (ii) that the Party with net positive consideration (as defined in Treasury Regulation ss. 1.848-2(f)) under the reinsurance agreement contained in this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to the reinsurance agreement without regard to the general deductions limitation of Section 848(c)(1) of the Internal Revenue Code of 1986, as amended (the "Code"). By April 1 of each year, CIC shall submit to CSHI a schedule of its calculation of the net consideration under this Agreement for the preceding calendar year separately with respect to each category of Insurance Contracts that are specified insurance contracts described in Sections 848(c)(1) and 848(e) of the Code (the "Specified Insurance Contracts") and with respect to the Insurance Contracts that are not Specified Insurance Contracts. Any dispute with respect to the calculation provided by CIC will be resolved as provided in Section 9 of the Tax Matters Agreement (as defined in the Transfer Agreement). The Parties shall use this information in determining net consideration with respect to the reinsurance agreement under this Agreement for such prior year.

          5.5. Notices. Any notice or other communication required or permitted hereunder shall be in writing (including facsimile or similar writing) and shall be deemed given if (a) delivered personally, (b) sent by overnight courier (providing proof of delivery) or (c) sent by facsimile, to the parties at the following address:

               If to CIC:

                       Conseco Insurance Company
                       11825 N. Pennsylvania Street
                       Carmel, IN 46032
                       Attention: Thomas D. Barta
                                  SVP, Financial Planning and Analysis
                       Facsimile: (317) 817-5439

                       With a concurrent copy to:

                       Conseco Insurance Company
                       11825 N. Pennsylvania Street
                       Carmel, IN 46032
                       Attention: Matthew J. Zimpfer
                                  EVP and General Counsel
                       Facsimile: (317) 817-2826

               If to CSHI:

                       Conseco Senior Health Insurance Company
                       600 West Chicago Avenue
                       Chicago, IL 60610
                       Attention: John W. Wells
                                  President and Chief Executive Officer
                       Facsimile: (312) 396-5922

          Any party may, by notice given in accordance with this Section 5.5 to the other Party, designate another address or person for receipt of notices hereunder; provided, that notice of such a change shall be effective upon receipt.

          5.6. Entire Assignment Agreement. This Assignment Agreement, together with the Transfer Agreement and the other Ancillary Assignment Agreement (as defined in the Transfer Agreement), contains the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect thereto.

          5.7. Waivers and Amendments; Non-Contractual Remedies. This Assignment Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The parties agree that irreparable damage would occur in the event any provision hereof were not to be performed in accordance with its terms and that each party shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

          5.8. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

          5.9. Jurisdiction. Each Party hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of any court of the United States or any state court which in either case is located in the City of Philadelphia for any actions, suits or proceedings arising out of or relating to this Assignment Agreement and the transactions contemplated hereby (and each Party agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process for any action, suit or proceeding brought against it in any such court). Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Assignment Agreement or the transactions contemplated hereby in any such court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST ANOTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS ASSIGNMENT AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

          5.10. Binding Effect; Assignment. This Assignment Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns and legal representatives. Neither this Assignment Agreement, nor any of the rights, interests or obligations hereunder, may be assigned, in whole or in part, by any party without the prior written consent of the other Party hereto and any such assignment that is not consented to shall be null and void.

          5.11. Interpretation.

          (a) For purposes of this Assignment Agreement, the words "hereof", "herein", "hereby" and other words of similar import refer to this Assignment Agreement as a whole unless otherwise indicated. Whenever the words "include", "includes", or "including" are used in this Assignment Agreement, they shall be deemed to be followed by the words "without limitation". Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

          (b) This Assignment Agreement shall be deemed to be the joint work product of the parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

          5.12. Third Party Beneficiaries. Nothing in this Assignment Agreement is intended or shall be construed to give any person other than the Parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Assignment Agreement or any provision contained herein; provided, however, that policyholders under the Insurance Contracts shall be considered third party beneficiaries with respect to the ability to enforce Transferred Liabilities directly against CIC as contemplated by this Assignment Agreement.

          5.13. Counterparts. This Assignment Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

          5.14. Exhibits and Schedules. The Schedules to this Assignment Agreement that are specifically referred to herein are a part of this Agreement as if fully set forth herein. All references herein to Articles, Sections, subsections, paragraphs, subparagraphs, clauses, and Schedules shall be deemed references to such parts of this Assignment Agreement, unless the context shall otherwise require.

          5.15. Defined Terms. Capitalized terms used but not defined have the same meaning as in the Transfer Agreement.

          5.16. Headings. The headings in this Assignment Agreement are for reference only, and shall not affect the interpretation of this Assignment Agreement.

               (The rest of this page is intentionally left blank)

IN WITNESS WHEREOF, CSHI and CIC have caused this Assignment Agreement to be duly executed as of the date first written above.

Conseco Senior Health Insurance Company          Conseco Insurance Company


By:                                              By:
    -----------------------------------              ------------------------
    Name:                                            Name:
    Title:                                           Title:
                    [SEAL]                                     [SEAL]

                                 Schedule 1.3(a)

                               Transferred Assets

               [To be completed prior to the closing contemplated
                           by the Transfer Agreement.]

                                 Schedule 1.3(b)

                         CSHI Investment Portfolio Split

                                   (attached)

                        Exhibit A to Assignment Agreement
                        ---------------------------------

                     NOTICE AND CERTIFICATION OF ASSUMPTION
                                       BY
                            CONSECO INSURANCE COMPANY

     Pursuant to the terms of an Assignment Agreement, dated [ ], between Conseco Senior Health Insurance Company ("CSHI") and Conseco Insurance Company ("CIC"), all liabilities and obligations of CSHI, an insurance company duly organized and existing under the laws of the Commonwealth of Pennsylvania, under certain policies of insurance (including any amendment or modifications thereto) heretofore written by CSHI, including your policy, will be assumed by CIC, an insurance company duly organized and existing under the laws of the State of Illinois.

     This change is effective as of [ ], 2008.

     All terms and conditions of your policy with us remain unchanged, except that CIC shall be substituted as your insurer. All payments, notices, claims and suits or actions on your policy shall hereafter be made to CIC as though it were your original insurer.

     Please be advised that you retain all rights against CSHI, your original insurer, with respect to your policy. For example, in the event CIC, the assuming insurer, is unable to fulfill its obligations, CSHI, your original insurer, remains liable to you notwithstanding the terms of the above-referenced Assignment Agreement.



     IN WITNESS WHEREOF, CSHI has caused its corporate seal to be affixed hereto and this Notice and Certification of Assumption to be executed by its duly authorized officers.



By:                                            [SEAL]
   ----------------------------------
   Name:
   Title:

                        Exhibit B to Assignment Agreement
                        ---------------------------------




                             Form of Trust Agreement

                                   (attached)

                      Summary of CSHI Investment Portfolio
               Proposed Split of Investments - as of June 30, 2008

                                                                      Reinsured         Total All
                                                                       business          Conseco
                                              CSHI (LTC)              (Non-LTC)          Entities
                                              ----------              ---------         ---------
Book Value                                         3,028.2               300.5           24,015.5
Market Value                                       2,848.9               289.5           22,674.8
MV/BV                                                 94.1                96.3               94.4

Book yield                                           6.18%               6.38%              6.05%
Coupon                                               6.23%               6.30%              6.04%

Duration                                               9.2                 7.8                8.2

Quality indicators
        % NAIC 3                                      1.4%                2.6%               2.8%
        % NAIC 4                                      0.7%                0.3%               1.3%
        % NAIC 5                                      0.1%                0.2%               0.2%
        % NAIC 6                                      0.0%                0.0%               0.0%

        RBC Base factor                              0.90%               1.02%              1.16%
        Normalized default charge                    0.25%               0.28%              0.42%

Liquidity
        CTLs/Commerical mortgages                    244.3                66.9            2,233.3
        As % of portfolio                             8.1%               22.3%               9.3%

        Private placements                           160.5                13.3            1,457.3
        As % of portfolio                             5.3%                4.4%               6.1%




Notes

     CSHI (LTC) portfolio summary is after removing Special Situation Investments. It represents the SHIP investment portfolio, before capital contributions, after the reinsurance (assignment) of the non-LTC business. Values as of 6/30/2008.

     Reinsured business (Non-LTC) - represents the assets that would back the reinsured (assigned) non-LTC business.

     Summary includes Bonds, Preferred Stock, Mortgages (schedules D1, D21, B) and Cash and Short Term, but excludes OIA Schedule BA.

     Book yield, and duration exclude cash and short since the % of cash and short fluctuates

     RBC Base factor - pre-tax, before covariance C1 factor applied in the RBC formula, chart below

     Normalized default charge - internal default charge scale used in asset adequacy analyses, see chart below



        Security type / Quality

                                                  RBC Base            Normalized
                                                   factor           Default Charge
                                                  --------          --------------
        Bond & CTL NAIC 1                            0.40%               0.06%
        Bond & CTL NAIC 2                            1.30%               0.30%
        Bond & CTL NAIC 3                            4.60%               1.31%
        Bond & CTL NAIC 4                           10.00%               3.60%
        Bond & CTL NAIC 5                           23.00%               7.71%
        Bond & CTL NAIC 6                           30.00%              20.00%

        Mortgages                                    1.30%               0.32%     Note: RBC Base equals
                                                                                   2.60% * 50% MEA factor

Special Situation Investments


The following investments will be transferred out of CSHI:


amounts in $1000s                  Schedule     Par/Units         BV           MV

Eagle creek                      D1                 1,500.0       1,500.0     1,134.0
Fall Creek                       D1                 4,000.0       4,000.0     2,824.0
IGA                              D21               25,000.0      25,000.0    21,475.0
Inviva                           D21               10,193.4           0.0     7,004.9
Conseco Funding Ltd CBO          BA                                   0.0         0.0    12/31/07 values
Eagle creek                      BA                                 345.6       345.6    12/31/07 values


                                   Exhibit F

===============================================================================










                      ADMINISTRATIVE SERVICES AGREEMENT(1)



                                 by and between





                      WASHINGTON NATIONAL INSURANCE COMPANY





                                       and


                    CONSECO SENIOR HEALTH INSURANCE COMPANY

                              Dated as of [ ], 2008








===============================================================================







(1) A substantially identical Administrative Services Agreement will be entered into between Conseco Senior Health Insurance Company and each of Conseco Health Insurance Company and Bankers Conseco Life Insurance Company of New York with respect to the "closed block" long term care business of such insurers.

                                TABLE OF CONTENTS

                                                                                                               Page
                                    ARTICLE I

                                   DEFINITIONS

Section 1.1       Defined Terms...................................................................................1

                                   ARTICLE II

                                    AUTHORITY

Section 2.1       Appointment.....................................................................................3
Section 2.2       Limitations.....................................................................................4

                                   ARTICLE III

             STANDARD FOR SERVICES; FACILITIES; SUBCONTRACTING, ETC.

Section 3.1       Standards.......................................................................................4
Section 3.2       Facilities and Personnel........................................................................5
Section 3.3       Subcontracting..................................................................................5
Section 3.4       LTCG Contract...................................................................................5
Section 3.5       Independent Contractor..........................................................................5
Section 3.6       Limitations on Services.........................................................................5
Section 3.7       Disclaimer of Warranties........................................................................5

                                   ARTICLE IV

                                 CLAIMS HANDLING

Section 4.1       Claims Services.................................................................................5
Section 4.2       Company's Control Rights........................................................................6
Section 4.3       Notification of Governmental Inquiries..........................................................6
Section 4.4       Payment of Claims and Allocated Loss Expenses...................................................7

                                    ARTICLE V

                                REPORTING MATTERS

Section 5.1       Monthly Claims Reporting Requirements...........................................................7
Section 5.2       Notification of Certain Types of Claims.........................................................7
Section 5.3       Regulatory Compliance and Reporting.............................................................7
Section 5.4       Additional Reports and Updates..................................................................8
Section 5.5       Certification of Accuracy.......................................................................8

                                                                                                               Page
                                   ARTICLE VI

                                  COMPENSATION

Section 6.1       Fee Schedule....................................................................................8
Section 6.2       Payment.........................................................................................8

                                   ARTICLE VII

                                   COOPERATION

Section 7.1       Cooperation Between Parties.....................................................................8
Section 7.2       Rate Increases..................................................................................9

                                  ARTICLE VIII

                      LIABILITY INSURANCE AND FIDELITY BOND

Section 8.1       Policies Required to be Held by Administrator...................................................9

                                   ARTICLE IX

                               RECORD MAINTENANCE

Section 9.1       Record Retention by Administrator...............................................................9
Section 9.2       Ownership and Access............................................................................9

                                    ARTICLE X

                      CONFIDENTIALITY; PRIVACY REQUIREMENTS

Section 10.1      Use of Confidential Information................................................................10
Section 10.2      Disclosure.....................................................................................10
Section 10.3      Privacy Requirements...........................................................................11

                                   ARTICLE XI

                                 INDEMNIFICATION

Section 11.1      By Administrator...............................................................................11
Section 11.2      By Company.....................................................................................12
Section 11.3      Procedure......................................................................................12

                                   ARTICLE XII

                              DURATION; TERMINATION

Section 12.1      Duration.......................................................................................13

                                                                                                               Page
Section 12.2      Termination....................................................................................13

                                  ARTICLE XIII

                               GENERAL PROVISIONS

Section 13.1      Notices........................................................................................14
Section 13.2      Entire Agreement...............................................................................15
Section 13.3      Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies.....................15
Section 13.4      Governing Law..................................................................................16
Section 13.5      Jurisdiction...................................................................................16
Section 13.6      Binding Effect; Assignment.....................................................................16
Section 13.7      Interpretation.................................................................................16
Section 13.8      No Third Party Beneficiaries...................................................................16
Section 13.9      Counterparts...................................................................................17
Section 13.10     Exhibits.......................................................................................17
Section 13.11     Force Majeure..................................................................................17
Section 13.12     Headings.......................................................................................17

EXHIBIT A  Administrative Services .............................................................................A-1
EXHIBIT B  Other Material Contracts.............................................................................B-1
EXHIBIT C  Authority Limits ....................................................................................C-1
EXHIBIT D  Claims Disbursement Account .........................................................................D-1
EXHIBIT E  Fee Schedule ........................................................................................E-1

                        ADMINISTRATIVE SERVICES AGREEMENT


          This ADMINISTRATIVE SERVICES AGREEMENT (this "Agreement"), dated as of ______, 2008 and effective as of the Closing Date (as defined below), is entered into by and between Washington National Insurance Company, an insurance company domiciled in the State of Illinois ("Company"), and Conseco Senior Health Insurance Company, an insurance company domiciled in the Commonwealth of Pennsylvania ("Administrator").

                                    RECITALS:

          WHEREAS, Conseco, Inc., a Delaware corporation, CDOC, Inc., a Delaware corporation, and Senior Health Care Transition Trust, a Pennsylvania business trust, have entered into a Transfer Agreement dated as of August 11, 2008 (the "Transfer Agreement") which provides for the parties to enter into this Agreement;

          WHEREAS, Company wishes to appoint Administrator to provide certain administrative services with respect to the Policies (as defined below), and Administrator desires to provide such administrative services; and

          WHEREAS, this Agreement, duly executed by the parties, must be delivered at the Closing (as defined below) of the transactions contemplated by the Transfer Agreement.

          NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

               Section 1.1 Defined Terms.The following terms shall have the respective meanings set forth below throughout this Agreement:

          "Action" has the meaning set forth in Section 11.1 hereof.

          "Administrative Services" has the meaning set forth in Section 2.1 hereof.

          "Administrator" has the meaning set forth in the introductory paragraph hereof.

          "Affiliates" means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person. For purposes of the foregoing, "control", including the terms "controlling", "controlled by" and "under common control with", means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an institution, whether through the ownership of voting securities, by contract or otherwise.

          "Agreement" has the meaning set forth in the introductory paragraph hereof.

          "Allocated Loss Expenses" shall mean the types of items and expenses incurred or authorized by Administrator set forth on Exhibit C as may be reasonable and necessary in connection with its provision of the Claims Services.

          "Authority Limit" has the meaning set forth in Section 4.1(a) hereof.

          "Business Day" means any day other than a Saturday, Sunday, a day on which banking institutions in the Commonwealth of Pennsylvania are permitted or obligated by Law to be closed or a day on which the New York Stock Exchange is closed for trading.

          "Claims" has the meaning set forth in Section 4.1(b) hereof.

          "Claims Disbursement Account" has the meaning set forth in Exhibit D hereto.

          "Claims Services" has the meaning set forth in Section 4.1(a) hereof.

          "Closing" means the closing of the transactions contemplated by the Transfer Agreement.

          "Closing Date" means the date on which the transactions contemplated by the Transfer Agreement close.

          "Company" has the meaning set forth in the introductory paragraph hereof.

          "Conversion" means the project to enable LTCG to administer the Policies using LTCG platforms and processes, as referenced in the LTCG Contract.

          "Costs" has the meaning set forth in Section 11.1 hereof.

          "Fee and Service Schedule" has the meaning set forth in Section 6.1 hereof.

          "Force Majeure" means, with respect to each party hereto, each (or a combination) of any acts or omissions of any civil or military authority, acts of God, wars, hostilities, terrorism, acts or omissions of the other party hereto, fires, strikes or other labor disturbances, equipment failures, fluctuations or non availability of electrical power, heat, light, air conditioning or telecommunications equipment, or any other act, omission or occurrence beyond such party's reasonable control, irrespective of whether similar to the foregoing enumerated acts, omissions or occurrences.

          "Governmental Entity" means any federal, state, local, foreign, international or multinational agency, commission, court, entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government or any non-governmental United States or foreign self-regulatory agency, commission or authority or any arbitral tribunal.

          "Indemnified Party" has the meaning set forth in Section 11.3 hereof.

          "Indemnifying Party" has the meaning set forth in Section 11.3 hereof.

          "Law" means any constitution, law, ordinance, rule, principle of common law, regulation, statute, treaty, order, judgment, decree, administrative interpretation or other requirement of any Governmental Entity or any order, writ, injunction, directive, judgment or decree of any Governmental Entity applicable to a Person or such Person's business, property or assets.

          "LTCG" means Long Term Care Group, Inc.

          "LTCG Contract" means the contract to be entered into prior to the Closing among LTCG, Administrator and one or more Conseco entities, including Conseco Services, LLC, pursuant to which LTCG will provide certain services related to the Conversion and the administration of the Policies.

          "Other Material Contracts" has the meaning set forth in Section 3.1 hereto.

          "Person" means any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated organization, Governmental Entity, business unit, division or other entity.

          "Policies" means those individual or group long term care insurance "base" policies and certificates issued by Company or any of its predecessors.(2) The term "Policies" excludes any riders attached to the foregoing referenced "base" policies and certificates.

          "Policyholder" means the holder of a Policy.

          "Representative" has the meaning set forth in Section 10.1 hereof.

          "Separation and Transition Matters Agreement" means the Separation and Transition Matters Agreement to be entered into by and among CDOC, Inc., Conseco, Inc. and Administrator simultaneously with this Agreement.

          "Subcontractor" has the meaning set forth in Section 3.3 hereto.

          "Transfer Agreement" has the meaning set forth in the first "Whereas clause" hereto.

                                   ARTICLE II

                                    AUTHORITY
                                    ---------

               Section 2.1 Appointment. Company hereby appoints Administrator, and Administrator hereby accepts such appointment, to provide as an independent contractor of Company, from and after the Closing Date, in accordance with the procedures set forth in this Agreement and from time to time established by agreement between Company and Administrator, the following services with respect to the Policies:

-----------------
(2) For the BCLIC Administrative Services Agreement, the definition of "Policies" will need to reference BCLIC's closed block LTC policies by form number in order to exclude from the definition BCLIC's active long-term care business.

               (a) managerial oversight of the functions to be performed by LTCG under the LTCG Contract in connection with the Policies; and

               (b) those administrative services set forth on Exhibit A not covered by the LTCG Contract (collectively, the "Administrative Services").

          Section 2.2.......Limitations. Administrator shall have no authority with respect to Company or the Policies, nor shall it represent itself as having such authority, other than as specifically set forth in this Agreement. Administrator specifically agrees that it will not:

               (a) without the prior consent of Company, waive, amend, modify, alter, terminate, or change any term, provision, or condition stated in any of the Policies in the name of Company;

               (b) have the authority or power to accept or bind risk on behalf of Company, bind or cede reinsurance or retrocession or reinsurance on behalf of Company, or commit Company to participate in insurance or reinsurance syndicates; or

               (c) have the authority or power to commit Company to a claim settlement outside the settlement authority stated within this Agreement without Administrator's receipt of the prior written approval of Company for such claim settlement.

                                  ARTICLE III

             STANDARD FOR SERVICES; FACILITIES; SUBCONTRACTING, ETC.
             -------------------------------------------------------

          Section 3.1 Standards. Administrator acknowledges that the performance of the Administrative Services in an accurate and timely manner is of paramount importance to Company. All of the Administrative Services shall be performed by Administrator in a competent and professional manner. Without limiting the foregoing, Administrator shall provide the Administrative Services in accordance with (i) the terms of this Agreement, (ii) applicable Law, including maintenance by Administrator of all licenses, authorizations, permits and qualifications from Governmental Entities necessary to perform the Administrative Services required by this Agreement, (iii) the terms of the Policies, (iv) Administrator's own standards in providing services with respect to similar policies issued by Administrator in its own name, and (v) to the extent allowable under applicable Law, in all material respects, the terms of the other material contracts applicable to the administration of the Policies set forth on Exhibit B hereto (such contracts, "Other Material Contracts"); provided, however, Company agrees that from and after the date of this Agreement, it shall not waive, amend, modify, alter, terminate, or otherwise change any of the terms of the Other Material Contracts applicable to the administration of the Policies without providing Administrator thirty (30) days written notice prior to such change. In the event that such changes or modifications to the Other Material Contracts would impose additional unreasonably burdensome responsibilities on Administrator, Administrator may decline to take on such additional responsibilities by providing written notice to Company, in which event Administrator shall have no obligation under clause (v) above in respect any such waiver, amendment, alteration or other change.

          Section 3.2 Facilities and Personnel. Subject to Section 3.3 and the provisions of the Separation and Transition Matters Agreement, Administrator shall at all times maintain sufficient facilities and trained personnel of the kind necessary to perform its obligations under this Agreement in accordance with the performance standards set forth herein.

          Section 3.3 Subcontracting. The Administrator may subcontract the performance of any Administrative Service to another Person (the "Subcontractor"), provided, that Administrator shall provide Company with reasonable advance written notice of its intention to subcontract to an unaffiliated third party; and provided, further, that no such subcontracting shall relieve Administrator from any of its obligations or liabilities hereunder, and Administrator shall remain responsible for all obligations or liabilities of such Subcontractor with respect to the providing of such service or services as if provided by Administrator.

          Section 3.4 LTCG Contract. For so long as the LTCG Contract remains in-force, Administrator covenants to take all commercially reasonable actions necessary to enable Administrator to administer the Policies under the LTCG Contract.

          Section 3.5 Independent Contractor. For all purposes hereof, except as explicitly set forth herein, Administrator shall at all times act as an independent contractor and Administrator and its Affiliates, on the one hand, and Company and its Affiliates, on the other hand, shall not be deemed an agent, lawyer, employee, representative, joint venturer or fiduciary of one another, nor shall this Agreement or the Administrative Services or any activity or any transaction contemplated hereby be deemed to create any partnership or joint venture between the parties or among their Affiliates.

          Section 3.6 Limitations on Services. Administrator shall be excused from any failure to meet the standards set forth in Section 3.1 or to perform any of its other obligations hereunder to the extent such failure is not due to any fault of Administrator or any Subcontractor but to the extent due to a breach by Company or any Affiliate of the Company of this Agreement, the Separation and Transition Services Agreement or any of the agreements contemplated hereby or thereby.

          Section 3.7 Disclaimer of Warranties. NO WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, ARE MADE OR CREATED, AMONG THE PARTIES, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT OF ANY SOFTWARE OR HARDWARE USED HEREUNDER, WARRANTIES AS TO THE OPERABILITY OF ANY SOFTWARE OR THAT ANY SOFTWARE DOES NOT CONTAIN ANY HARMFUL COMPONENTS, AND ANY WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE.

                                   ARTICLE IV

                                 CLAIMS HANDLING
                                 ---------------

          Section 4.1 Claims Services.

               (a) From and after the Closing Date, to the extent not required to be performed by LTCG under the LTCG Contract, Administrator agrees to provide those services as are set forth in paragraph (b) of this Section 4.1 (the "Claims Services") with respect to any claim made under the Policies which involves an actual or alleged loss occurring during the term of the Policy and which is reported to Administrator before the date on which this Agreement shall become terminated pursuant to the provisions of Article XII ("Claims").

               (b) The Claims Services to be rendered by Administrator with respect to Claims shall be the following:

                    (i) To provide managerial oversight of the claims processing functions, including claims adjudication, performed by LTCG under the LTCG Contract in connection with the Policies;

                    (ii) To adjust, settle or resist all Claims, or cause LTCG to adjust, settle or resist all Claims, within the discretionary settlement authority limit of Administrator as set forth in Exhibit C (the "Authority Limit");

                    (iii) To adjust, settle or resist all Claims, or cause LTCG to adjust, settle or resist all Claims, in excess of the Authority Limit with the express prior approval of Company;

                    (iv) To supervise all litigation or other proceedings involving any Claim and, where appropriate, to attend any judicial or administrative hearing involving any Claim; and

                    (v) To furnish Company with such information regarding Claims and the Claims Disbursement Account (defined in Exhibit D hereto) in such periodic intervals as is set forth in Article V and as may reasonably be requested by Company.

          Section 4.2 Company's Control Rights. Subject to the provisions of
Article XII, Administrator agrees to provide the Claims Services with respect to all Claims for so long as and until each Claim shall have been paid or until, in the opinion of Administrator and Company, Company shall have no further liability therefor. Notwithstanding the foregoing, Company reserves the right to assume the control and handling of any Claim at any time (upon reasonable prior notice), and Administrator agrees to deliver promptly any claim file to Company which it may request, but without any off-set or deduction from any of the fees or charges paid or payable by Company to Administrator under Article VI. Administrator further agrees to fully cooperate with Company concerning any requests by Company for information about any Claim for which Company has assumed control or Administrator's involvement and participation in the handling of such Claim.

          Section 4.3 Notification of Governmental Inquiries. In the event any Governmental Entity should contact Administrator (or Administrator shall receive notice from LTCG of a Governmental Entity contacting LTCG) for any reason with respect to any Claim, Administrator agrees to notify Company within two (2) Business Days of the nature of such communication and, if the communication is in writing, Administrator shall send Company a copy thereof.

          Section 4.4 Payment of Claims and Allocated Loss Expenses.

                    (a) Administrator agrees to make all payments with respect to Claims and to pay all Allocated Loss Expenses from funds provided by Company in accordance with the procedures set forth in Exhibit D.

                    (b) No Allocated Loss Expense payments with respect to any particular Claim will be incurred on behalf of Company by Administrator above the Allocated Loss Expenses limit (as such limit is defined in Exhibit C) without the prior approval of Company.

                                   ARTICLE V

                                REPORTING MATTERS
                                -----------------

               Section 5.1 Monthly Claims Reporting Requirements. Administrator agrees to provide Company, within fifteen (15) days following the end of each calendar month, in an electronic format (the specific form of which is to be mutually agreed upon by the parties hereto), on an inception-to-date and monthly basis, the information specified by Company for each Claim. This electronic format shall include control totals for all Claims arising under each Policy. Additionally, "hard" copies of the electronic information containing all monthly reports required hereunder shall also be delivered to Company within fifteen
(15) days following the end of each month for which such reports are prepared.

               Section 5.2 Notification of Certain Types of Claims. A copy of a claim file shall be sent (in electronic form where permitted by applicable Law) to Company at its request or promptly after it becomes known that the Claim (i) involves a coverage dispute, (ii) alleges bad faith, (iii) is likely to exceed the Authority Limit, (iv) is open for more than six months, or (v) alleges a violation of any applicable unfair practices and unfair competition statutes.

               Section 5.3 Regulatory Compliance and Reporting.

                    (a) Administrator shall provide to Company such information within possession of Administrator or which is obtainable by Administrator in the ordinary course of business (including information obtainable under the terms of the LTCG Contract from LTCG), with respect to the Policies as is required to satisfy all current and future informational reporting, prior approval and any other requirements imposed by any Governmental Entity. Upon the reasonable request of Company, Administrator shall timely prepare such reports and summaries, including statistical summaries and certifications, as are necessary or reasonably required to satisfy any requirements imposed by a Governmental Entity upon Company with respect to the Policies.

                    (b) Administrator shall assist Company and cooperate with Company in doing all things necessary, proper or advisable in a commercially reasonable manner in connection with any and all market conduct or other Governmental Entities examinations to the extent related to the Policies.

               Section 5.4 Additional Reports and Updates. For so long as this Agreement remains in effect, upon reasonable notice, each party shall from time to time furnish to the other such other reports and information as may be reasonably required by such other party for regulatory, tax or similar purposes and reasonably available to it.

               Section 5.5 Certification of Accuracy All information provided to Company by Administrator pursuant to this Agreement shall be complete and accurate in all material respects and the provision of such information shall constitute a certification by Administrator of such completeness and accuracy.

                                   ARTICLE VI

                                  COMPENSATION
                                  ------------

               Section 6.1 Fee Schedule. In consideration of Administrator providing the Administrative Services as provide for in this Agreement, Company agrees to pay Administrator those fees and other charges as are set forth in Exhibit E (the "Fee Schedule") in accordance with the terms set forth herein.

               Section 6.2 Payment.

                    (a) Subject to paragraph (c) of this Section 6.2, within thirty (30) days of Administrator submitting a demand for payment for those fees and other charges set forth in Exhibit E, Company shall either remit such payment amount to Administrator or, to the extent such fees and other charges relate to Claims, authorize the release of such payment amounts from the Claims Disbursement Account to Administrator.

                    (b) Company agrees to pay all fees within the time period specified in paragraph (a) of this Section 6.2, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, Company may only withhold that portion of the fee subject to the good faith dispute. Company shall promptly notify Administrator in writing following the receipt of each billing notice if Company is disputing any amounts in good faith. Company shall settle such dispute amounts within a mutually agreed upon timeframe on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by Law or legal process in accordance with the terms of this Agreement.

                                   ARTICLE VII

                                   COOPERATION
                                   -----------

               Section 7.1 Cooperation Between Parties. Each party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement including making available to each their respective officers and employees for interviews and meetings with Governmental Entities and furnishing any additional assistance, information and documents as may be reasonably requested by a party from time to time subject to reimbursement for reasonable costs by the party making such request.

               Section 7.2 Rate Increases. Administrator shall cooperate fully with, and provide assistance to, Company in all reasonable respects in order to effectuate the filing by Company of all requests for actuarially justified rate increases with state insurance regulators for the Policies subject to reimbursement for reasonable costs by Administrator.

                                  ARTICLE VIII

                      LIABILITY INSURANCE AND FIDELITY BOND
                      -------------------------------------

               Section 8.1 Policies Required to be Held by Administrator.(3) Administrator shall maintain a professional errors and omissions liability policy of not less than $[ ] per claim and $[ ] annual aggregate; a commercial, general and liability policy of not less than $[ ] per occurrence and $[ ] annual aggregate; and a fidelity liability policy in the face amount of not less than $[ ]. Administrator, at Company's request, shall deliver to Company evidence of the existence of these policies upon Company's request and will give Company thirty (30) days' written notice prior to cancellation of, or any material change in any policy.

                                   ARTICLE IX

                               RECORD MAINTENANCE
                               ------------------

               Section 9.1 Record Retention by Administrator. Administrator shall maintain complete books and records of all transactions between Administrator, Company, LTCG and the Policyholders with respect to the Policies. Administrator will preserve detailed and adequate books and records of all transactions among Administrator, Company, LTCG and the Policyholders sufficient to permit Company to fulfill all of its contractual obligations to the Policyholders. These books and records shall be maintained in accordance with prudent standards generally accepted in business record keeping and will be made available to Company in their current format and in digital format (including but not limited to disk and scanned images) upon Company's reasonable request. Administrator shall maintain Company's records intact, separate and apart from it own records. The books and records shall be maintained throughout this Agreement and for ten (10) years after the transaction to which they respectively relate.

               Section 9.2 Ownership and Access.

                    (a) Company shall own the records generated by Administrator pertaining to Company; however, Administrator shall retain the right to continuing access to records to permit Administrator to fulfill its contractual, legal and regulatory obligations. Company and Administrator shall have continuing right to access and copy all accounts and records maintained by Administrator related to Company's business. Any appropriately authorized Governmental Entity shall have access to all books, bank accounts, and records of Administrator and Company for the purpose of examination, inspection, and audit.

---------------
(3) Dollar amounts for this Section 8.1 to reflect customary amounts for any agreement of this type and to be mutually agreed upon by the parties prior to the closing contemplated under the Transfer Agreement.

                    (b) Notwithstanding anything in this Agreement to the contrary, Administrator shall not be required to provide Company with any information, reports, documents, data or access to any information, reports, documents, data, systems, software, databases, office and storage space as regards, in each instance, its internal systems, processes, procedures, and other non-Policyholder-related information utilized in providing the Administrative Services, except to the extent (i) permitted by applicable Law,
(ii) permitted by any contract to which Administrator is a party without violating any confidentiality provision thereof, (iii) not subject to attorney-client or other legal privilege and subject to Article X hereof, and solely to the extent reasonably necessary to receive the Administrative Services, and provided, that such access is without material disruption to the business operations of Administrator. Company shall give Administrator reasonable prior notice of the need for such access and shall comply with any written instructions provided by Administrator in connection with the use of or access to any of Administrator's information, personnel, equipment, facilities, software, databases, office and storage space or systems. Without limiting the foregoing, each party shall cooperate with the other in all commercially reasonable respects in order to accomplish the objectives of this Agreement.

                                    ARTICLE X

                      CONFIDENTIALITY; PRIVACY REQUIREMENTS
                      -------------------------------------

               Section 10.1 Use of Confidential Information. Company and Administrator acknowledge that they will have access to confidential and proprietary information concerning the other party and its businesses, which information is not readily available to the public, and acknowledge that Company and Administrator have taken and will continue to take reasonable actions to ensure such information is not made available to the public. Company and Administrator further agree that they will not at any time (during the term hereof or thereafter) disclose to any Person (except (i) Company or Administrator and their Affiliates and the officers, directors, employees, agents, consults and advisors (each a "Representative") of Company and Administrator and their Affiliates who require such information in order to perform their duties in connection with the services provided hereunder or (ii) LTCG in order to perform its duties under the LTCG Contract), directly or indirectly, or make any use of, for any purpose other than those contemplated by this Agreement, any information or trade secrets relating to the Policies or the business affairs of Company or Administrator, including the identity of and/or the compensation arrangements with, any Affiliates of Company and Administrator, so long as such information remains confidential.

               Section 10.2 Disclosure. Subject to the terms and conditions set forth herein, Administrator or Company may disclose confidential information in the following circumstances (or as otherwise provided by the provisions of this Agreement):

                    (a) if the confidential information is or becomes generally publicly known and available, through no act or omission by such party or on its behalf or by any of its Representatives;

                    (b) if the confidential information was obtained by such party from a third Person who does not have an obligation to keep such confidential information confidential;

                    (c) if the confidential information is demonstrated to have been known by such party, without any restriction on use or disclosure, before it was disclosed to such party by the other party or independently developed without reference to the confidential information;

                    (d) in response to a request or requirement (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process ("Legal Process")) after notice to the other party (to the extent such notice is reasonably practicable and to the extent allowed by Law); provided, however, that such disclosure shall be limited only to the extent that is required by such Legal Process;

                    (e) at the proper request of Company or Policyholder or his/her legal representative; provided, however, that such disclosure shall be limited only to the extent that is reasonably necessary to satisfy such a request;

                    (f) as disclosed in any discussions with rating agencies, auditors, actuaries or outside counsel; or

                    (g) as otherwise required by applicable Law.

               Section 10.3 Privacy Requirements. In providing the Administrative Services provided for under this Agreement, and in connection with maintaining, administering, handling and transferring the data of the Policyholders and other recipients of loss payments under the Policies, Administrator shall, and shall cause its Affiliates and any permitted Subcontractors to, comply with confidentiality and security obligations applicable to them in connection with the collection, use, disclosure, maintenance and transmission of personal, private, health or financial information about individual Policyholders or loss payment recipients, pursuant to the privacy policies under which such information was gathered by Administrator and under all applicable Law, including, without limitation, the Gramm-Leach-Bliley Act and the Health Insurance Portability and Accountability Act of 1996. Administrator shall entitle Company and its agents and representatives, the Commissioner of Health and Human Services and such other Governmental Entities, to the extent required by applicable Law, to audit Administrator's compliance herewith. To the extent required by applicable Law, Administrator shall also enable individual subjects of personally identifiable information, upon request from such individuals, to review and correct information maintained by Administrator about them, and to restrict use of such information. Administrator shall promptly report to Company any violation of this provision of which Administrator becomes aware. Unless required by applicable Law, Administrator shall not during the term of this Agreement modify the privacy policies under which information utilized by Administrator in administering the Policies is gathered, without Company's prior written consent, which consent shall not be unreasonably withheld.

                                   ARTICLE XI

                                 INDEMNIFICATION
                                 ---------------

               Section 11.1 By Administrator. Administrator will indemnify, defend and hold Company harmless from any and all claims, demands, suits and proceedings by any third party (each, an "Action"), and all liability, loss, damages, fines, penalties, interest and costs, including all costs and expenses, including all fees and disbursements of counsel and other professionals incurred in investigating, defending or negotiating the settlement or resolution of any such Action (collectively, "Costs"), resulting from: (a) the dishonest acts of Administrator's employees or officers; (b) Administrator's gross negligence or willful misconduct in carrying out its responsibilities as set forth in this Agreement; or (c) Administrator's violation of, or failure to comply with, any Law governing Administrator's obligations under this Agreement. In no event, however, will Administrator be liable for the payment of benefits under the Policies.

               Section 11.2 By Company. Company will indemnify, defend and hold Administrator harmless from any and all Actions and Costs resulting from its actions as Administrator pursuant to this Agreement; provided, that such indemnification right does not extend to, and Administrator shall not be indemnified with respect to, such Actions or Costs incurred or suffered by Administrator as a result of, or arising out of, (a) the dishonest acts of Administrator's employees or officers; (b) Administrator's gross negligence or willful misconduct in carrying out its responsibilities as set forth in this Agreement; or (c) Administrator's violation of, or failure to comply with, any Law governing Administrator's obligations under this Agreement.

               Section 11.3 Procedure.

                    (a) The party seeking to be indemnified (the "Indemnified Party") shall provide the other party (the "Indemnifying Party") with timely written notice regarding the claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party shall have been materially prejudiced as a result of such failure. Thereafter, the Indemnified Party shall promptly deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Action.

                    (b) If an Action is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof (at the expense of such Indemnifying Party and so long as the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for Costs related to such Action) with counsel selected by the Indemnifying Party, which counsel shall be reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party; provided, however, that the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if the (A) Indemnified Party shall have determined in good faith and after consulting with outside counsel that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate or (B) Indemnifying Party shall have authorized the Indemnified Party to employ separate counsel at the Indemnifying Party's expense. If the Indemnifying Party does not promptly assume the defense of such Action following notice thereof, the Indemnified Party shall be entitled to assume and control such defense and to settle or agree to pay in full such Action without the consent of the Indemnifying Party without prejudice to the ability of the Indemnified Party to enforce its claim for indemnification against the Indemnifying Party hereunder. Whether or not the Indemnifying Party shall have assumed the defense of an Action, all of the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and the provision of records and information which are reasonably relevant to such Action, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. All reasonable costs and expenses incurred in connection with the Indemnified Party's cooperation shall be borne by the Indemnifying Party. Whether or not the Indemnifying Party assumes the defense of an Action, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Action without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld or delayed). If the Indemnifying Party assumes the defense of an Action, the Indemnifying Party, in the defense of such Action, shall not admit any liability with respect to, or settle, compromise or discharge, such Action without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed) unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Party and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and a full, complete and irrevocable release is provided to the Indemnified Party. If the Indemnified Party in good faith determines that the conduct of the defense or any proposed settlement of any Action would reasonably be expected to affect adversely the Indemnified Party's tax liability or the Indemnified Party's ability (or the ability of any of its affiliates) to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Action, the Indemnified Party shall have the right at all times to take over and control the defense, settlement, negotiation or litigation relating to any such Action at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and control, the Indemnified Party shall not settle such Action without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed.

                                  ARTICLE XII

                              DURATION; TERMINATION
                              ---------------------

               Section 12.1 Duration. This Agreement shall commence on the Closing Date and continue with respect to each Policy until no further Administrative Services in respect of such Policy are required, unless this Agreement is earlier terminated under Section 12.2.

               Section 12.2 Termination.

                    (a) This Agreement is subject to immediate termination at the option of Company, upon written notice to Administrator, upon the occurrence of any of the following events:

                         (i) a voluntary or involuntary proceeding is commenced in any jurisdiction by or against Administrator for the purpose of conserving, rehabilitating or liquidating Administrator;

                         (ii) fraud, misappropriation of any of Company's funds or property, or gross negligence or willful misconduct by Administrator; or

                         (iii) Administrator is unable to perform the services required under this Agreement for a period of thirty (30) consecutive days following written notice from Company of such failure to perform, it being understood that nothing in this Section 12.2(a)(iii) shall relieve Administrator from its administrative responsibilities and other obligations under this Agreement.

                    (b) This Agreement may be terminated by Company, with or without cause, and for any reason whatsoever, upon Company giving Administrator prior written notice sufficient to allow Administrator to exercise any rights it may have under the LTCG Contract to avoid incurring any material stranded costs under the LTCG Contract that would otherwise result from the elimination of the administration of the Policies under the LTCG Contract; provided, however, Company may terminate this Agreement at any earlier date if it agrees to reimburse Administrator for any stranded costs that it incurs under the LTCG Contract as a result of the elimination of the administration of the Policies under the LTCG Contract.

                    (c) This Agreement may be terminated by Administrator, with or without cause, and for any reason whatsoever, upon Administrator giving Company not less than three-hundred-sixty-five (365) days prior notice, provided that the Administrator may terminate upon 90 days notice if (i) it is unable to perform due to Force Majeure and (ii) the parties hereto agree that it is reasonable to conclude that the event or events comprising the Force Majeure are likely to continue in a manner that causes Administrator to be unable to perform under this Agreement for an extended period of time into the future.

                    (d) This Agreement may be terminated at any time upon the mutual written consent of the parties hereto, which writing shall state the effective date of termination.

                    (e) Upon termination of this Agreement under this Section 12.2, Administrator shall cooperate fully in all reasonable respects in order to promptly transfer the services and the books and records maintained by Administrator pursuant to this Agreement (or, where appropriate, copies thereof) to, as directed by Company, either a third-party administrator designated by Company or to Company, so that such third-party administrator or Company, as the case may be, will be able to perform the services required under this Agreement.

                                  ARTICLE XIII

                               GENERAL PROVISIONS
                               ------------------

               Section 13.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing (including facsimile or similar writing) and shall be deemed given if (i) delivered personally, (ii) sent by overnight courier (providing proof of delivery) or (iii) sent by facsimile, to the parties at the following address:

               (i) If to Administrator:

                     Conseco Senior Health Insurance Company
                     600 West Chicago Avenue
                     Chicago, IL 60610
                     Attention:       John W. Wells
                                      President and Chief Executive Officer
                     Facsimile:       (312) 396-5922


               (ii) If to Company:

                      Washington National Insurance Company
                      11825 N. Pennsylvania Street
                      Carmel, IN 46032
                      Attention:       Thomas D. Barta
                                       SVP, Financial Planning and Analysis
                      Facsimile:       (317) 817-5439

                      With a concurrent copy to:

                      Washington National Insurance Company
                      11825 N. Pennsylvania Street
                      Carmel, IN 46032
                      Attention:       Matthew J. Zimpfer
                                       EVP and General Counsel
                      Facsimile:       (317) 817-2826

               Any party may, by notice given in accordance with this Section
13.1 to the other parties, designate another address or person for receipt of notices hereunder; provided, that notice of such a change shall be effective upon receipt.

               Section 13.2 Entire Agreement. This Agreement (including the other agreements contemplated hereby and the Exhibits hereto) contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect thereto.

               Section 13.3 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The parties agree that irreparable damage would occur in the event any provision hereof were not to be performed in accordance with its terms and that each party shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

               Section 13.4 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

               Section 13.5 Jurisdiction. Each party hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of any court of the United States or any state court which in either case is located in the City of Philadelphia for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each party agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process for any action, suit or proceeding brought against it in any such court). Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any such court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST ANOTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN.

               Section 13.6 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives. Neither this Agreement, nor any of the rights, interests or obligations hereunder, may be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto and any such assignment that is not consented to shall be null and void.

               Section 13.7 Interpretation. For purposes of this Agreement, the words "hereof", "herein", "hereby" and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

               Section 13.8 No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

               Section 13.9 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

               Section 13.10 Exhibits. The Exhibits to this Agreement that are specifically referred to herein are a part of this Agreement as if fully set forth herein. All references herein to Articles, Sections, subsections, paragraphs, subparagraphs, clauses and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

               Section 13.11 Force Majeure. If either party is prevented or delayed in the performance of any of its obligations under this Agreement by any Force Majeure, that party shall as soon as practicable serve notice in writing on the other party, specifying the nature and extent of such Force Majeure, and shall have no liability for any delay or failure in the performance of any obligation under this Agreement (other than obligations to make payments hereunder) or for any loss or damage (including indirect or consequential damage) to the extent such nonperformance, delay, loss or damage results from such Force Majeure.

               Section 13.12 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.


               (The rest of this page is intentionally left blank)

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                    CONSECO SENIOR HEALTH INSURANCE COMPANY



                                    By:
                                       -----------------------------------
                                       Name:
                                       Title:


                                    WASHINGTON NATIONAL INSURANCE COMPANY



                                    By:
                                       -----------------------------------
                                       Name:
                                       Title:

                                    EXHIBIT A
                                    ---------


ADMINISTRATIVE SERVICES
-----------------------

Close Date through 6 months (or, if later, completion of the Conversion)

---------------------------------------------------------------------------------------------------------------------------
           1   Provide claim administration services on the Policies until such time that the Policies convert to the LTCG system.
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
           2   Provide support for claim complaints, market conduct exams, and regulatory inquires on the Policies until such time that the
               Policies convert to the LTCG system.
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
           3   Provide multi-state reporting and support until such time that the
               Policies convert to the LTCG system.
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
           4   Provide 1099 support for provider payments and other financial processing support until the policy administration functions are converted to the LTCG system.
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

Close Date through 18 months (or, if later, completion of the Conversion)

---------------------------------------------------------------------------------------------------------------------------
           1   Provide policy administration and call center support on the
               Policies until such time that the Policies convert to the LTCG system.
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
           2   Provide support for policy administration complaints, market conduct exams, and regulatory inquires on the Policies until such time that the Policies convert to the LTCG system.
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
           3   Provide multi-state reporting and support until such time that the
               Policies convert to the LTCG system.
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
           4   Provide support for the conversion of the Policies and history to the LTCG systems, as necessary to successfully complete the migration
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------


[This Exhibit A remains subject to further refinement prior to the closing contemplated by the Transfer Agreement.]

                                    EXHIBIT B


OTHER MATERIAL CONTRACTS
------------------------





[To be completed prior to the closing contemplated by the Transfer Agreement]

                                    EXHIBIT C
                                    ---------

AUTHORITY LIMITS
----------------

                       CSHI/SHIP non-CSHI Authority Limits
(Individual payments for non-CSHI LTC above these levels require approval from Conseco)

------------------------------------------------------------------------------------------------------------------------

                          Invoice Limits                                                     Claims
----------------------------------------------------------------       -------------------------------------------------

----------------------------------------------------------------       -------------------------------------------------
                        unlimited (N/A)                                                    $100,000
----------------------------------------------------------------       -------------------------------------------------

                       Surrenders, Maturity                                                  Refunds
----------------------------------------------------------------       -------------------------------------------------

----------------------------------------------------------------       -------------------------------------------------
                           $100,000                                                        $100,000
----------------------------------------------------------------       -------------------------------------------------


[This Exhibit C remains subject to further refinement prior to the closing contemplated by the Transfer Agreement.]

                                    EXHIBIT D
                                    ---------


CLAIMS DISBURSEMENT ACCOUNT
---------------------------

A. Administrator shall establish a regular bank checking account entitled "Administrator, as custodian for Company" (the "Claims Disbursement Account") to which Company agrees to make an initial deposit of $[ ](4), which the parties estimate are equal to approximately two months of estimated claims payments and allocated loss adjustment expense. Company shall be required to make additional deposits, as necessary, so that the deposit amount in the Claims Disbursement Account equals approximately two months of estimated claims payments and allocated loss adjustment expense on a continuous basis. The Claims Disbursement Account shall bear the employer identification number of Company and any interest earned on said account shall be used solely by Administrator to make payments of Claims or to pay Allocated Loss Expenses in accordance with the terms of this Exhibit and the Agreement.

B. All funds received by Administrator for the payment of Claims, losses, Allocated Loss Expenses for Claims, settlements, judgments, and expenses payable by Administrator on behalf of Company are the property of Company and shall be held on behalf of Company in a fiduciary capacity.

C. Administrator is authorized to withdraw funds from the Claims Disbursement Account for the following: (1) payment of Allocated Loss Expenses, (2) payment of Claims and losses, and (3) remittance to Company of recoveries..

D. Administrator shall submit to Company a written request to transfer funds to replenish the Claims Disbursement Account in order to pay Claims, losses and expenses upon the compromise, settlement or adjustment of a Claim or loss. Funds received by Administrator from Company shall be deposited in the Claims Disbursement Account. Company shall transfer the requested funds to Administrator within two (2) Business Days of the request. In addition, all recoveries made by Administrator shall be deposited into the Claims Disbursement Account and written notice explaining the nature of the recovery be placed in the applicable electronic claim file.

E. Administrator shall notify the Company before making any payment in excess of $[ ](5) from the Claims Disbursement Account.

F. Administrator shall not authorize or pay any Claim or Allocated Loss Expense in excess of the Authority Limit without obtaining the prior express approval therefore from Company.

-----------------
(4) Figure to be mutually agreed upon by the parties prior to closing contemplated under the Transfer Agreement.

(5) Figure to be mutually agreed upon by the parties prior to closing contemplated under the Transfer Agreement.

G. Administrator agrees that it shall not issue or authorize any check or other withdrawal from the Claims Disbursement Account unless ready funds are on deposit sufficient to pay or cover such check or withdrawal. It is expressly understood that Administrator shall not be required to advance its own funds to fund the Claims Disbursement Account or pay any of Company's obligations.

H. Administrator agrees that Company shall have at least one authorized signor on the Claims Disbursement Account and Administrator shall provide the required bank forms to Company for execution.

I. For the avoidance of doubt, in accordance with Article XI, Company shall indemnify and hold harmless Administrator for any Costs resulting from Company's failure to fund its obligations. Any bank charges resulting from inadequate funding, including, but not limited to, stop payment charges and overdraft fees shall be the obligation of Company and shall be billed to Company when known.

                                    EXHIBIT E
                                    ---------


FEE SCHEDULE
------------


[This Exhibit E is to be developed prior to the closing contemplated by the Transfer Agreement in accordance with the following principle: fees are to be determined on a cost plus basis, which the parties believe should approximate fair values.]

                                   Exhibit G

                                                                   CONFIDENTIAL

                                                          SASM&F Draft 08/08/08





THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, TRANSFERRED, ENCUMBERED OR OTHERWISE DISPOSED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.





$125,000,000                                                         [  ], 2008


                                  CONSECO, INC.


                         6.0% SENIOR NOTE DUE [ ], 2013


     Conseco, Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the "Company," which term includes any successor Person under the terms of this Security hereof), for value received, hereby promises to pay to the registered holder hereof, or its assigns (the "Holder") the principal sum of one hundred twenty-five million United States Dollars (U.S.$ 125,000,000) (the "Principal Amount") on the Payment Dates and in the amounts reflected on the Amortization Schedule set forth in Schedule A hereto and to pay interest on the unpaid balance thereof and at the rate specified in Article I below.

                                   ARTICLE I

                             PRINCIPAL AND INTEREST
                             ----------------------

     Section 1.1 Maturity, Interest and Payments Generally. (a) This 6.0% Senior Note Due [ ], 2013 (the "Security") will mature on [ ], 2013 (the "Stated Maturity Date") and the Holder will be entitled to receive the full Remaining Principal Amount of the Security, plus accrued and unpaid interest thereon, on the Stated Maturity Date.

          (b) Principal of the Security shall be due and payable on the Payment Dates and in the amounts reflected on the Amortization Schedule set forth in Schedule A hereto, subject to adjustment by the Issuer pursuant to clause (c) below upon any Optional Redemption in part of the unpaid Principal Amount of the Security outstanding, to Holders of record on the Record Date in respect of each Payment Date.

          (c) In the event of an Optional Redemption of less than the entire unpaid Principal Amount of the Security outstanding, the Company shall reduce the amount of each Scheduled Amortization Payment subsequent to such partial redemption pro rata in proportion to the principal amount redeemed pursuant to the Optional Redemption.

          (d) Payments on the Security will be made in U.S. dollars. All payments made by the Company hereunder shall be made without set off or counterclaim on the due date thereof by wire transfer in immediately available funds to the account specified by the Holder in the Security Register.

     Section 1.2 Interest.

          (a) Interest will accrue on the unpaid Principal Amount of this Security at the rate of 6.0% per annum ("Interest Rate"), during any three-month period from and including March 15 to and including June 14, from and including June 15 to and including September 14, from and including September 15 to and including December 14 and from and including December 15 to and including March 14 (each an "Interest Period"), provided that the initial Interest Period shall commence on the date hereof and run to but excluding March 15, 2009. Interest will be payable in arrears on March 15, June 15, September 15 and December 15 in each year (each, an "Interest Payment Date") (provided, however, that if such date is not a Business Day, interest will be payable on the next succeeding Business Day, and no additional interest will accrue therefor), beginning March 15, 2009, to the Holder.

          (b) If all or any portion of (i) the unpaid Principal Amount or (ii) any other amount due hereunder (including interest provided for in this sentence, to the extent permitted by law) shall not be paid when due (whether at Maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate equal to the Interest Rate plus 2.0% per annum, in each case from the date of such non-payment until such overdue amount is paid in full (after as well as before judgment). Interest payable pursuant to the foregoing sentence shall be payable upon demand.

     Section 1.3 Computation of Interest. Interest on the Security shall be computed on the basis of a 360-day year of twelve 30-day months.

     Section 1.4 Mutilated, Destroyed, Lost or Stolen Security. If a mutilated Security is surrendered to the Company, the Company shall execute and deliver in exchange therefor a new Security of like tenor and principal amount, so long as the Holder delivers to the Company (i) a certificate as to the destruction, loss or theft of the Security and (ii) such indemnity as may be reasonably satisfactory to the Company to save it and any agent of the Company harmless.

                                   ARTICLE II

                               OPTIONAL REDEMPTION
                               -------------------

     Section 2.1 Optional Redemption. The Security is subject to redemption (each such redemption, an "Optional Redemption") at the option of the Company, in whole or in part, upon notice as provided below, at a price equal to the portion of the Principal Amount being paid, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date (the "Redemption Price").

     Section 2.2 Mandatory Redemption. The Security is not subject to mandatory redemption.

     Section 2.3 Applicability of Article. Redemption of the Security at the election of the Company or otherwise, as permitted or required by any provision of this Security, shall be made in accordance with such provision and this
Article II.

     Section 2.4 Election to Redeem; Notice to Holder. (a) In case of any redemption, the Company will, at least 30 calendar days prior to the Redemption Date fixed by the Company (unless a shorter notice shall be satisfactory to the Holder), notify the Holder in writing of such Redemption Date and of the portion of the unpaid Principal Amount of the Security to be redeemed.

          (b) For all purposes of this Security, unless the context otherwise requires, all provisions relating to the redemption of this Security shall relate, in the case of the Security redeemed or to be redeemed only in part, to the portion of the unpaid Principal Amount of the Security which has been or is to be redeemed.

     Section 2.5 Notice of Redemption. Notice of redemption of the Security will be given by the Company and will be irrevocable (such notice, a "Redemption Notice"). A Redemption Notice will be given by mail, first class postage prepaid, not less than 30 calendar days prior to the Redemption Date, to the Holder (unless a shorter notice shall be satisfactory to the Holder), at its address appearing in the Security Register. All notices of redemption will state:

          (a) the Redemption Date;

          (b) the Redemption Price and accrued interest;

          (c) if less than the entire unpaid Principal Amount of the Security is to be redeemed, the portion of the Remaining Principal Amount to be redeemed;

          (d) that on the Redemption Date the Redemption Price will become due and payable and that, if the Company pays the Redemption Price on the Redemption Date, interest thereon will cease to accrue on the redeemed portion of the unpaid Principal Amount of the Security after said date; and

          (e) if all of the unpaid Principal Amount is being redeemed, the place where the Security is to be surrendered for payment of the Redemption Price.

     Section 2.6 Security Payable on Redemption Date. A Redemption Notice having been given as aforesaid, the unpaid Principal Amount of the Security so to be redeemed shall, on the Redemption Date, mature and become due and payable at the Redemption Price therein specified, and from and after such date (unless the Company shall default in the payment of the Redemption Price, including accrued interest) the redeemed portion of the unpaid Principal Amount of the Security shall cease to accrue interest. Any Security paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued and no Security shall be issued in lieu of any redeemed unpaid Principal Amount of such Security.

                                  ARTICLE III

                                    TRANSFER
                                    --------

     Section 3.1 Registration of Transfer. Any transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in a [Place of Payment], duly endorsed by, or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Security Registrar duly executed by the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Securities of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

     Section 3.2 Transfer. The Security may not be sold, assigned, pledged, transferred, encumbered or otherwise disposed for the first two years from the date of issuance. Thereafter, the Security may be transferred in whole or in part, and any Securities shall be issuable only in fully registered form, without coupons, and only in minimum denominations of U.S. $20,000,000 and integral multiples of U.S. $1,000 in excess thereof; provided, however, that the Securities may not be transferred in the absence of any registration under the Securities Act or an applicable exemption therefrom. The Securities are exchangeable for like aggregate principal amount of Securities of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

     Section 3.3 Service Charge. No service charge will be made for any such registration, transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith.

     Section 3.4 Registered Holder. Prior to due presentment of this Security for registration or transfer, the Company may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and the Company shall not be affected by notice to the contrary.

                                   ARTICLE IV

                              DEFAULT AND REMEDIES
                              --------------------

     Section 4.1 Events of Default. (a) "Event of Default," wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

                    (i) default in the payment when it becomes due and payable of all or any part of the Principal Amount, whether at Maturity, pursuant to a Scheduled Amortization Payment or at an earlier Redemption Date, and continuance of such default for a period of two (2) Business Days;

                    (ii) default in the payment when it becomes due and payable of any interest due hereunder, and continuance of such default for a period of thirty (30) calendar days;

                    (iii) the entry by a court having jurisdiction in the premises of (a) a decree or order for relief in respect of the Company or any

     Significant Subsidiary in an involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization, or other similar law or (b) a decree or order adjudging the Company or any Significant Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of the Company or any Significant Subsidiary under any applicable Federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of the Company or any Significant Subsidiary of any substantial part of the property or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive calendar days;

                    (iv) the commencement by the Company or any Significant Subsidiary of a voluntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization, or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company or any Significant Subsidiary to the entry of a decree or order for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization, or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company or any Significant Subsidiary, or the filing by the Company or any Significant Subsidiary of a petition or answer or consent seeking reorganization or relief with respect to the Company or any Significant Subsidiary under any applicable Federal or state bankruptcy, insolvency, reorganization, or other similar law, or the consent by the Company or any Significant Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of the Company or any Significant Subsidiary of any substantial part of the property pursuant to any such law, or the making of an assignment for the benefit of creditors, or the admission by the Company or any Significant Subsidiary in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any Significant Subsidiary in furtherance of any such action;

                    (v) default by the Company or any of its Subsidiaries in the payment of principal, interest or premium when due under any agreement or instrument relating to any other Indebtedness of the Company or any Subsidiary having an aggregate outstanding principal amount of U.S. $50,000,000 or more, and such default continues in effect for more than thirty (30) calendar days after the expiration of any grace period or extension of time for payment applicable thereto;

                    (vi) acceleration of any Indebtedness under any agreement or instrument evidencing any Indebtedness of the Company or any of its Subsidiaries having an aggregate outstanding principal amount of U.S.

     $50,000,000 or more, unless such acceleration has been rescinded or annulled within 30 days after written notice of such acceleration has been received by the Company or its Subsidiary;

                    (vii) any final judgment or order for the payment of money in excess of U.S. $50,000,000 shall be rendered against the Company or any Significant Subsidiary (other than any judgment to the extent a non-affiliated insurance company has accepted liability) and such judgment or order shall not be discharged and either (x) enforcement proceedings shall have been commenced by any creditor upon such judgment or order which shall not have been stayed or dismissed within 30 days after the commencement of such proceedings or (y) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect, or any failure by the Company or any Significant Subsidiary to satisfy when due any non-monetary judgment if the failure to do so would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business and operations of the Company or any Significant Subsidiary; or

               (viii) there occurs any Change of Control.

               (b) If an Event of Default (other than an Event of Default arising under Section 4.1(a)(iii) or (iv)) occurs and is continuing, the Holder may declare the unpaid Principal Amount of and accrued and unpaid interest as of the date thereof on the Security to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration such unpaid Principal Amount plus accrued and unpaid interest as of the date thereof will become immediately due and payable. If an Event of Default under Section 4.1(a)(iii) or
(iv) occurs, then the unpaid Principal Amount of and accrued and unpaid interest as of the date thereof on the Security shall become immediately due and payable without any declaration or other act on the part of the Holder.

               (c) At any time after a declaration of acceleration with respect to the Security has been made and before a judgment or decree for payment of the money due has been obtained by the Holder as hereinafter in this Article provided, if (i) all Events of Default with respect to the Security have been cured (other than the nonpayment of any Principal Amount or interest that has become due solely by reason of the declaration of acceleration) or waived and
(ii) a rescission and annulment would not conflict with any judgment or decree issued in appropriate judicial proceedings regarding the payment to the Holder of the amounts referred to in Section 4.1(b), then the declaration of acceleration shall be automatically annulled and rescinded. No such rescission or annulment will affect any subsequent default or impair any right consequent thereon.

               (d) If an Event of Default with respect to the Security occurs and is continuing, the Holder may in its discretion proceed to protect and enforce its rights available hereunder or applicable law by an action at law, suit in equity or other proceeding as the Holder shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Security, or for an injunction against a violation of any of the terms hereof, or in aid of the exercise of any power granted herein or by law or otherwise, or to enforce any other proper remedy.

     Section 4.2 Notice of Defaults. The Company will give the Holder written notice of any Event of Default promptly, and in any event within five (5) Business Days after any Responsible Officer of the Company becomes aware of such Event of Default, specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto.

     Section 4.3 Unconditional Right of Holder to Receive Principal and Interest. Notwithstanding any other provision in this Security, the Holder will have the right, which is absolute and unconditional, to receive payment of the Principal Amount of and interest on such Security on the respective due dates expressed in this Security (or, in the case of redemption, on the Redemption
Date) and such rights may not be impaired without the consent of the Holder.

     Section 4.4 Rights and Remedies Cumulative. No right, power, privilege or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right, power, privilege or remedy, and every right, right, power, privilege or remedy will, to the extent permitted by law, be cumulative and in addition to every other right, power, privilege or remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right, power, privilege or remedy hereunder, or otherwise, will not prevent the concurrent or subsequent assertion or employment of any other appropriate right, power, privilege or remedy.

     Section 4.5 Delay or Omission not Waiver. No delay or omission of the Holder to exercise any right, power or privilege hereunder or remedy accruing upon any Event of Default will impair any such right, power, privilege or remedy or constitute a waiver thereof. Every right, power or privilege hereunder and right or remedy given by this Article or by law to the Holder may be exercised from time to time, and as often as may be deemed expedient, by the Holder, as the case may be.

     Section 4.6 Waiver of Past Defaults. The Holder may, by notice to the Company, waive any past default hereunder and its consequences, except a default in the payment of the Principal Amount of or interest on this Security.

                                    ARTICLE V

                                    COVENANTS
                                    ---------

     Section 5.1 Payment of Principal and Interest. The Company covenants and agrees that it will duly and punctually pay the Principal Amount of and interest on the Security in accordance with the terms of this Security.

     Section 5.2 Waiver of Stay, Usury or Extension Laws. The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, usury or extension law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Security; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede by reason of such law the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such power as though no such law had been enacted.

     Section 5.3 SEC Reports, Financial Reports. (a) The Company shall deliver to the Holder, within fifteen (15) days after it files them with the Securities and Exchange Commission (the "SEC"), copies of any quarterly and annual reports and of any information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Company may from time to time be required to file with the SEC pursuant to
Section 13 or 15(d) of the Exchange Act.

          (b) If the Company is not subject to the requirements of such Section 13 or 15(d) of the Exchange Act, the Company shall deliver to the Holder, within thirty (30) days after it would have been required to file quarterly or annual reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, such financial statements and notes thereto (but no other information) which the Company would have been required to include in such quarterly or annual reports, as the case may be, if the Company were subject to the requirements of such
Section 13 or 15(d) of the Exchange Act.

                                   ARTICLE VI

                     CONSOLIDATION, MERGER, SALE OR TRANSFER
                     ---------------------------------------

     Section 6.1 Limit on Consolidation, Merger, Sale or Transfer. The Company shall not (i) consolidate with or merge with or into any other Person, or convey, sell, transfer or lease or otherwise dispose of all or substantially all of its assets to any other Person in any one transaction or series of related transactions; or (ii) permit any Person to consolidate with or merge with or into the Company, unless in the case of a merger or consolidation, either the Company is the surviving Person or, if the Company is not the surviving Person, the surviving Person formed by such merger or consolidation or into which the Company is merged or consolidated or in the case of a conveyance, sale, transfer, lease or other disposition of all or substantially all of the Company's assets, the Person to which the Company's properties and assets are so transferred shall be a corporation organized and existing under the laws of the United States, any state thereof, or the District of Columbia, and shall execute and deliver to the Holder an agreement expressly assuming the payment when due hereunder of the Principal Amount and interest on this Security.

     Section 6.2 Successor Substituted. Upon any consolidation of the Company with, or merger of the Company into, any other Person or any sale, transfer or lease, sale or other disposition of all or substantially all the properties and assets of the Company, in accordance with Section 6.1, the successor Person formed by such consolidation or into which the Company is merged or to which such sale, transfer, lease or other disposition is made shall succeed to and be substituted for, and may exercise every right and power of the Company under this Security with the same effect as if such successor or Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Security.

                                  ARTICLE VII

                    IMMUNITY OF INCORPORATORS, STOCKHOLDERS,
                    ----------------------------------------
                             OFFICERS AND DIRECTORS
                             ----------------------

     Section 7.1 Security Solely Corporate Obligation. No recourse for the payment of the Principal Amount of or interest on the Security and no recourse under or upon any obligation, covenant or agreement of the Company in this Security, or because of the creation of any indebtedness represented thereby, shall be had against any past, present or future incorporator, stockholder, employee, agent, officer, or director or subsidiary, as such, of the Company or of any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby waived and released as a condition of, and as a consideration for, the execution of, and issuance of, this Security.

                                  ARTICLE VIII

                                   DEFINITIONS
                                   -----------

     Section 8.1 Definitions. For all purposes of this Security, except as otherwise expressly provided or unless the context otherwise requires:

          (a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular; and

          (b) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Security as a whole and not to any particular Article, Section or other subdivision.

     "Amortization Payment" means payments made pursuant to the Amortization Schedule set forth in Schedule A hereto.

     "Business Day" when used with respect to any Place of Payment or any other place, as the case may be, means any day other than a Saturday or Sunday, a day on which banking institutions in the City of New York or the City of Indianapolis are permitted or obligated by Law to be closed or a day on which the New York Stock Exchange is closed for trading.

     "Change of Control" means (a) any acquisition, directly or indirectly, by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act) of 40% or more of the outstanding shares of voting stock of the Company, (b) during any period of 12 consecutive calendar months, commencing on the date hereof, the ceasing of those individuals (the "Continuing Directors") who (i) were directors of the Company on the first day of each such period or (ii) who subsequently became directors of the Company and whose election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of the Company, to constitute a majority of the board of directors of the Company or (c) any "change of control" (howsoever defined) in the Credit Facility.

     "Company" means the Person named as the "Company" in the first paragraph of this Security until a successor Person shall have become such pursuant to the applicable provisions of this Security, and thereafter "Company" shall mean such successor Person.

     "Continuing Directors" has the meaning specified in the definition of Change of Control.

     "Credit Facility" means the Second Amended and Restated Credit Agreement, dated as of October 10, 2006, as amended on June 12, 2007, among the Company, Bank of America, N.A., JPMorgan Chase Bank, N.A., and the other financial institutions party thereto.

     "Dollar" or "U.S. $" means a dollar or other equivalent unit in such coin or currency of the United States as at the time shall be legal tender for the payment of public and private debts.

     "Event of Default" has the meaning specified in Section 4.1.

     "Exchange Act" means the U.S. Securities Exchange Act of 1934 (or any successor statute), as amended from time to time.


     "Governmental Entity" means any federal, state, local, foreign, international or multinational agency, commission, court, entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government or any non-governmental United States or foreign self-regulatory agency, commission or authority or any arbitral tribunal.

     "Holder" means the Person named as the "Holder" in the first paragraph of this Security.

     "Indebtedness" means the principal of, premium, if any, and interest on any indebtedness for borrowed money (excluding trade payables and insurance liabilities) of the Company, whether outstanding on the date hereof or hereafter created, incurred or assumed, so long as the instrument or agreement pursuant to which indebtedness was created does not expressly provide that such indebtedness will be subordinate in right of payment to the Security.

     "Interest Payment Date" has the meaning specified in Section 1.2.

     "Interest Period" has the meaning specified in Section 1.2.

     "Interest Rate" has the meaning specified in Section 1.2.

     "Law" means any constitution, law, ordinance, rule, principle of common law, regulation, statute, treaty, order, judgment, decree, administrative interpretation or other requirement of any Governmental Entity or any order, writ, injunction, directive, judgment or decree of any Governmental Entity applicable to a Person or such Person's business, property or assets.

     "Maturity" when used with respect to the Security, means the date on which the Remaining Principal Amount of such Security becomes due and payable as herein provided, whether at the Stated Maturity Date, by call for redemption set forth in Article II or otherwise.

     "Optional Redemption" has the meaning specified in Section 2.1.

     "Payment Date" has the meaning specified on Schedule A hereto.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

     "Place of Payment" means the location of the Holder's principal executive offices.

     "Principal Amount" has the meaning specified in the first paragraph of this Security.

     "Record Date" has the meaning specified on Schedule A hereto.

     "Redemption Date" when used with respect to the Security or portion thereof being redeemed, means the date fixed for such redemption by or pursuant to this Security.

     "Redemption Notice" has the meaning specified in Section 2.5.

     "Redemption Price" has the meaning specified in Section 2.1.

     "Responsible Officer" means any officer of the Company to whom such matter is referred because of his or her knowledge and familiarity with the particular subject.

     "Scheduled Amortization Payment" means a payment of principal of the Security due to be paid on a Payment Date in accordance with Section 1.1(b).

     "SEC" has the meaning specified in Section 6.3.

     "Security" means this 6.0% Senior Note due 2013.

     "Security Register" means the register maintained at the Company in which the Company shall provide for the registration of the Security.

     "Securities Act" means the U.S. Securities Act of 1933 (or any successor statute), as amended from time to time.

     "Significant Subsidiary" means a Subsidiary of the Company that would constitute a "significant subsidiary" as such term is defined under Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.

     "Stated Maturity Date" has the meaning specified in Section 1.1.

     "Subsidiary" means a Person of which (or in which), directly or indirectly, more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) or (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person, is at the time owned by the Company, or by the Company and one or more of its other Subsidiaries or by one or more of the Company's other Subsidiaries.

     "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (its "possessions" including Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands).

                                   ARTICLE IX

                                  MISCELLANEOUS
                                  -------------

     Section 9.1 Calculations in Respect of the Security. The Company will be responsible for making any calculations called for under the Security. These calculations include, but are not limited to, any accrued interest payable on the Security. The Company will make these calculations in good faith and, absent manifest error, its calculations will be final and binding on the Holder. The Company will provide a schedule of its calculations to the Holder upon a written request by such Holder.

     Section 9.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing (including facsimile or similar writing) and shall be deemed given if (i) delivered personally, (ii) sent by overnight courier (providing proof of delivery) or (iii) sent by facsimile, to the parties at the following address:

                  (i) If to the Holder:

                      [Conseco Senior Health Insurance Company]
                      600 West Chicago Avenue
                      Chicago, IL 60610
                      Attention:       John W. Wells
                                       President and Chief Executive Officer
                      Facsimile:       (312) 396-5922

                      With a concurrent copy to:

                      Debevoise & Plimpton LLP
                      919 Third Avenue
                      New York, New York  10022
                      Attention:       Nicholas F. Potter, Esq.
                      Facsimile:       (212) 521-7459

                  (ii) If to the Company:

                       Conseco, Inc.
                       11825 N. Pennsylvania Street
                       Carmel, IN 46032
                       Attention:       Thomas D. Barta
                                        SVP, Financial Planning and Analysis
                       Facsimile:       (317) 817-5439

                       With a concurrent copy to:

                       Conseco, Inc.
                       11825 N. Pennsylvania Street
                       Carmel, IN 46032
                       Attention:       Matthew J. Zimpfer
                                        EVP and General Counsel
                       Facsimile:       (317) 817-2826

                       and

                       Skadden, Arps, Slate, Meagher & Flom LLP
                       Four Times Square
                       New York, NY  10036
                       Attention:       Robert J. Sullivan, Esq.
                       Facsimile:       (917) 777-2930

     Any party may, by notice given in accordance with this Section 9.3 to the other parties, designate another address or person for receipt of notices hereunder; provided, that notice of such a change shall be effective upon receipt.

     Section 9.3 Governing Law. THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

     Section 9.4 Jurisdiction. Each party hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of any court of the United States or any state court which in either case is located in the City of Philadelphia for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each party agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process for any action, suit or proceeding brought against it in any such court). Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any such court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN

ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST ANOTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN.

     Section 9.5 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Security is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provisions in question invalid, inoperative or unenforceable in any other case or circumstance, or rendering any other provision contained in this Security invalid, inoperative or unenforceable to any extent whatsoever; provided, that if any of the provisions hereof are determined to be illegal, invalid or unenforceable, the parties shall negotiate in good faith to modify this Security so as to effect the original intent of the Holder and the Company to the fullest extent possible.

     Section 9.6 Binding Effect; Assignment. This Security shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives. Neither this Security, nor any of the rights, interests or obligations hereunder, may be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto and any such assignment that is not consented to shall be null and void, except that, notwithstanding the foregoing, this Security may, without written consent of the Company, be assigned or transferred by the Holder to (a) an affiliate of the Holder and (b) following the occurrence of an Event of Default, to any other person.

     Section 9.7 Headings. The headings in this Security are for reference only, and shall not affect the interpretation of this Security.

     IN WITNESS WHEREOF, the Company has caused this Security to be duly executed.



                               CONSECO, INC.



                               By:
                                  ---------------------------
                                  Name:
                                  Title:

                                                                   CONFIDENTIAL

                                                           SASM&F DRAFT 8/08/08

                                       A-1

                                   Schedule A

                              Amortization Schedule

     In each case in accordance with and subject to the terms of the Security, the unpaid Principal Amount shall be amortized on each Payment Date in accordance with the following schedule subject to adjustment as provided in
Section 1.1(c) of the Security.

Payment Date                    Record Date                  Principal Repayment
------------                    -----------                  -------------------
                                                             (U.S.$ )
[   ]  2009                     [   ]  2009                  25,000,000
[   ]  2010                     [   ]  2010                  25,000,000
[   ]  2011                     [   ]  2011                  25,000,000
[   ]  2012                     [   ]  2012                  25,000,000
[   ]  2013                     [   ]  2013                  25,000,000


                                   Exhibit H

===============================================================================





                         EXPENSE REIMBURSEMENT AGREEMENT


                                     between





                     CONSECO SENIOR HEALTH INSURANCE COMPANY





                                       and





                       SENIOR HEALTH CARE OVERSIGHT TRUST





                              Dated as of [ ], 2008


===============================================================================

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
                                    ARTICLE I

                   DEFINITIONS; OTHER DEFINITIONAL PROVISIONS
Section 1.1       Definitions.....................................................................................1
Section 1.2       Interpretations.................................................................................2

                                   ARTICLE II

                                 REPRESENTATIONS

Section 2.1       General.........................................................................................3

                                   ARTICLE III

                                    EXPENSES

Section 3.1       Payment of Expenses.............................................................................3
Section 3.2       Trust Expenses..................................................................................4
Section 3.3       Waiver of Notice................................................................................4
Section 3.4       No Impairment...................................................................................4
Section 3.5       Third Party Beneficiaries.......................................................................5

                                   ARTICLE IV

                               GENERAL PROVISIONS

Section 4.1       Binding Effect; Assignment......................................................................5
Section 4.2       Dollar References...............................................................................5
Section 4.3       Term of Agreement...............................................................................5
Section 4.4       Notices.........................................................................................5
Section 4.5       Governing Law...................................................................................6
Section 4.6       Jurisdiction....................................................................................6
Section 4.7       Counterparts....................................................................................6
Section 4.8       Severability....................................................................................6
Section 4.9       Entire Expense Agreement........................................................................6
Section 4.10      Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies......................7
Section 4.11      Concerning the Trustees.........................................................................7
Section 4.12      Headings........................................................................................7

Exhibit A         Notice of Accounting
Exhibit B         Notice of Expense Advancement

          This Expense Reimbursement Agreement, dated as of [ ], 2008 (this "Expense Agreement"), is entered into between Conseco Senior Health Insurance Company, an insurance company domiciled in the Commonwealth of Pennsylvania (the "Company") and Senior Health Care Oversight Trust, a Pennsylvania business trust (the "Trust").


          NOW THEREFORE, in consideration of the premises and covenants set forth in this Expense Agreement, the parties agree as follows:

                                    ARTICLE I

                   DEFINITIONS; OTHER DEFINITIONAL PROVISIONS
                   ------------------------------------------

       Section 1.1 Definitions. The following terms, as used herein, have the following meanings:

          "Base Amount of Working Capital" means the agreement by Conseco pursuant to Section 5.19(a) of the Transfer Agreement to transfer to the Trust one million dollars ($1,000,000) in cash or cash equivalents on the Closing Date to serve as a base level of working capital in support of the operations of the Trust.


          "Beneficiary" means the owner of 100% of the beneficial interest in the Trust, which shall initially be Senior Health Care Oversight Beneficiary Trust, a common law trust organized under the laws of Pennsylvania.


          "Business Day" means any day other than a Saturday, Sunday, a day on which banking institutions in the Commonwealth of Pennsylvania are permitted or obligated by Law to be closed or a day on which the New York Stock Exchange is closed for trading.


          "CNO Expense Advancement" means the agreement by Conseco pursuant to
Section 5.19(b) of the Transfer Agreement to transfer to the Trust cash or cash equivalents to assist the Trust in meeting the operating and incidental expenses of the Trust in the amount of ten million dollars ($10,000,000) on the Closing Date.


          "Company" has the meaning ascribed in the first paragraph of this Expense Agreement.


          "Conseco" means Conseco, Inc, a Delaware corporation.


          "Expense Agreement" has the meaning ascribed in the first paragraph of this Expense Agreement.


          "Expenses" means all reasonable and customary actual and incidental expenses of the Trust or its Trustees, including, but not limited to, compensation and expense reimbursement paid to Trustees, any expenses of the Trust incurred in connection with the expense reimbursement obligations of the Trust to the Beneficiary, day-to-day operating expenses incurred by the Trust (or the Beneficiary), amounts paid by the Trust to outside advisors, including auditors, actuaries, accountants and counsel, amounts reimbursed to Beneficiary pursuant to the Trust Agreement, and premiums paid by the Trust for insurance, including but not limited to, directors and officers liability insurance.

          "Notice of Expense Advancement" has the meaning ascribed in Section 3.1(b) hereof.

          "Notice of Accounting" has the meaning ascribed in Section 3.3(a) hereof.

          "Person" means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, joint venture, association, company, trust (including any beneficiary thereof), bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and governments and agencies and political subdivisions thereof.

          "Reporting Period" has the meaning ascribed in Section 3.3(a) hereof.

          "Transfer Agreement" means the Transfer Agreement dated August 11, 2008 (and as such agreement may be amended or modified) among CDOC, Inc., Conseco and the Senior Health Care Transition Trust, a Pennsylvania business trust.

          "Trust" has the meaning ascribed in the first paragraph of this Expense Agreement.

          "Trust Agreement" means that Trust Agreement dated as of [], 2008, among the Trustees.

          "Trustees" mean the persons serving as trustees of the Trust from time to time.

     Section 1.2 Interpretations. For all purposes of this Expense Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:

          (a) Notwithstanding anything in this Expense Agreement to the contrary, no term or condition of this Expense Agreement shall be construed to supersede, restrict or otherwise limit any term or condition set forth in the Transfer Agreement.

          (b) For purposes of this Expense Agreement, the words "hereof", "herein", "hereby" and other words of similar import refer to this Expense Agreement as a whole unless otherwise indicated. Whenever the words "include", "includes", or "including" are used in this Expense Agreement, they shall be deemed to be followed by the words "without limitation". Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

          (c) This Expense Agreement shall be deemed to be the joint work product of the parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

                                   ARTICLE II

                                 REPRESENTATIONS
                                 ---------------

     Section 2.1 General. Each party hereto represents and warrants to the other that as of the date hereof:

          (a) it has the power to enter into this Expense Agreement and to consummate the transactions contemplated hereby;

          (b) it has duly authorized, executed and delivered this Expense Agreement;

          (c) assuming the due authorization, execution and delivery of this Expense Agreement by the other party, this Expense Agreement constitutes a legal, valid and binding obligation of the representing party; and

          (d) this Expense Agreement is enforceable against the representing party in accordance with the terms hereof, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights, and subject as to enforceability to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

                                  ARTICLE III

                                    EXPENSES
                                    --------

     Section 3.1 Payment of Expenses.

          (a) The Company hereby irrevocably and unconditionally agrees, subject only to the terms and conditions of this Expense Agreement, to reimburse and indemnify the Trust against Expenses incurred by the Trust to the extent, but only to the extent, such Expenses are not satisfied from the CNO Expense Advancement. In furtherance of the foregoing, promptly upon receipt of a Notice of Accounting, the Company shall reimburse any Expense not covered by the CNO Expense Advancement unless such amount was previously paid to the Trust pursuant to Section 3.1(b) below.

          (b) To the extent that the Trust anticipates incurring any Expenses in the future that would not be covered by the CNO Expense Advancement and that, if paid, would exceed the amount of the Trust's then cash resources or jeopardize the Trust's ability to meet future obligations, the Trust shall be entitled to have the Company advance those funds necessary to pay such Expenses. In such event, the Company shall advance to the Trust funds to be used to pay such Expenses within two (2) Business Days of receipt of the applicable Notice of Expense Advancement, which shall be substantially in the form set forth in Exhibit B attached hereto (the "Notice of Expense Advancement").

          (c) The Company and the Trust hereby agree that all payments due under this Section 3.1 in respect of any Expense shall be effected, and any responsibility of the Company to pay such Expense pursuant to this Expense Agreement shall be discharged, by the payment by the Company, at the order of the Trust, to the account of the person to whom such Expense is owed, as specified in the applicable Notice of Expense.

          (d) The Company and the Trust hereby acknowledge that the provisions of Section 3.1 are designed, in part, to ensure that the Trust will be in a position to pay expenses as they are incurred.

     Section 3.2 Trust Expenses.

          (a) Following the end of each reporting period deemed appropriate by the Trust (the "Reporting Period"), which will be no less frequently than semi-annually during the first three years and quarterly thereafter, the Trust shall provide an accounting of all expenses incurred by the Trust that are entitled to reimbursement under this Expense Agreement in substantially the form set forth in Exhibit A attached hereto (the "Notice of Accounting").

          (b) The Trust shall maintain supporting records regarding expenses submitted for reimbursement under this Expense Agreement reasonably requested by the Company.

     Section 3.3 Waiver of Notice. The Company hereby waives notice of any fact or circumstance that could give rise to the payment of any Expense under Section
3.1 and, except as provided herein, also waives presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

     Section 3.4.......No Impairment. The obligations, covenants, agreements and duties of the Company under this Expense Agreement will in no way be affected or impaired by reason of the happening from time to time of any of:

          (a) The extension of time for the payment of all or any portion of any Expense or for the performance of any other obligation arising under, out of, or in connection with, any Expense;

          (b) Any failure, omission, delay or lack of diligence on the part of the Trust to enforce, assert or exercise any right, privilege, power or remedy conferred on the Trust with respect to any Expense or any action on the part of the Trust granting indulgence or extension of any kind;

          (c) The voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust;

          (d) The existence of any claim, set-off or other rights that the Company may have at any time against the Trust; provided, that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim; or

          (e) Any other act or omission to act or delay of any kind by the Trust or any other Person or any other circumstance whatsoever which might, but for the provisions of this

Section 3.4(e), constitute a legal or equitable discharge of or defense to the Company's obligations hereunder.

     Section 3.5 Third Party Beneficiaries. The parties to this Expense Agreement understand and agree that the Beneficiary and its successors and permitted assigns shall be a third party beneficiary under this Expense Agreement. Other than the Beneficiary and the parties hereto, no other Person shall have any legal or equitable right, remedy or claim under or in respect of this Expense Agreement or any covenants, conditions or provisions contained herein.

                                   ARTICLE IV

                               GENERAL PROVISIONS
                               ------------------

     Section 4.1 Binding Effect; Assignment. This Expense Agreement shall be binding upon and inure to the benefit of the parties and the intended third party beneficiary stated above and their respective successors, permitted assigns and legal representatives. Neither this Expense Agreement, nor any of the rights, interests or obligations hereunder, may be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto and any such assignment that is not consented to shall be null and void.

     Section 4.2 Dollar References. All dollar references in this Expense Agreement are to the currency of the United States.

     Section 4.3 Term of Agreement. Unless and until this Expense Agreement is terminated by liquidation of the Trust in accordance with the terms of the Trust Agreement, this Expense Agreement will continuing and in effect in accordance with its terms.

     Section 4.4 Notices. Any notice or other communication required or permitted hereunder shall be in writing (including facsimile or similar writing) and shall be deemed given if (i) delivered personally, (ii) sent by overnight courier (providing proof of delivery) or (iii) sent by facsimile, to the parties at the following address:

          If to the Trust, to:


                           Senior HealthCare Oversight Trust,
                           [        ]
                           [        ]
                           Attention:       [        ]
                                            Chairman of the Board of Trustees
                           Facsimile:       [        ]

          If to the Company, to:

                         Conseco Senior Health Insurance Company
                         600 West Chicago Avenue
                         Chicago, IL 60610
                         Attention:       John W. Wells
                                          President and Chief Executive Officer
                         Facsimile:       (312) 396-5922

     Any party may, by notice given in accordance with this Section 4.4 to the other parties, designate another address or person for receipt of notices hereunder; provided, that notice of such a change shall be effective upon receipt.

     Section 4.5 Governing Law. THIS EXPENSE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

     Section 4.6 Jurisdiction. Each party hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of any court of the United States or any state court which in either case is located in the City of Philadelphia for any actions, suits or proceedings arising out of or relating to this Expense Agreement and the transactions contemplated hereby (and each party agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process for any action, suit or proceeding brought against it in any such court). Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Expense Agreement or the transactions contemplated hereby in any such court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST ANOTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS EXPENSE AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN.

     Section 4.7 Counterparts. This Expense Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

     Section 4.8 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Expense Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provisions in question invalid, inoperative or unenforceable in any other case or circumstance, or rendering any other provision contained in this Expense Agreement invalid, inoperative or unenforceable to any extent whatsoever; provided, that if any of the provisions hereof are determined to be illegal, invalid or unenforceable, the parties shall negotiate in good faith to modify this Expense Agreement so as to effect the original intent of the Trust and the Company to the fullest extent possible.

     Section 4.9 Entire Expense Agreement. This Expense Agreement (including the Exhibits hereto) contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect thereto.

     Section 4.10 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Expense Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The parties agree that irreparable damage would occur in the event any provision hereof were not to be performed in accordance with its terms and that each party shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

     Section 4.11 Concerning the Trustees. It is expressly understood and agreed by the parties that (a) this Expense Agreement is executed and delivered by Trustees, not individually or personally, but solely as Trustees, in the exercise of the powers and authority conferred and vested in it, pursuant to the Transfer Agreement and the Trust Agreement, (b) each of the representations, undertakings and agreements herein made on the part of the Trust is made and intended not as personal representations, undertakings and agreements by the Trustees but is made and intended for the purpose of binding only the Trust, (c) nothing contained herein shall be construed as creating any liability on the Trustees individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto, and (d) under no circumstances shall the Trustees be personally liable for the payment of any indebtedness or expenses of the Trust generally or be liable for any breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Expense Agreement; provided, however, that such waiver shall not affect the liability of the Trustees (or any entity acting as successor or additional trustee) to any person under any other agreement to the extent expressly agreed to in its individual capacity thereunder.

     Section 4.12 Headings. The headings in this Expense Agreement are for reference only, and shall not affect the interpretation of this Expense Agreement.

          IN WITNESS WHEREOF, the parties have caused this Expense Agreement to be executed by duly authorized representatives as of the day and year first above written.


                                        Conseco Senior Health Insurance Company


                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:


                                        Senior Health Care Oversight Trust


                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:

                                                                      EXHIBIT A

                              NOTICE OF ACCOUNTING

                                                     Date: [  ]


By [Hand or Overnight] Delivery and/or Facsimile
------------------------------------------------

Conseco Senior Health Insurance Company
Attention: General Counsel
Telephone:
Facsimile:

          Ladies and Gentlemen:


          Reference is hereby made to that certain Expense Reimbursement Agreement dated as of [ ], 2008 (the "Expense Agreement") entered into between Conseco Senior Health Insurance Company, a health insurance company domiciled in the State of Pennsylvania (the "Company") and Senior Health Care Oversight Trust, a business trust organized under the laws of the State of Pennsylvania (the "Trust"). Capitalized terms used in this notice (this "Notice of Expense") and not otherwise defined have the respective meanings ascribed in the Expense Agreement.


          The Trust hereby represents to the Company that during the past Reporting Period the Trust has incurred the Expenses described in Annex A hereto.


          Appropriate supporting documents and instruments regarding the Expenses are attached to this Notice of Accounting.


          Annex A also identifies any item for which a special advance has been paid.


          The Trust hereby requests the Company to pay an amount equal to $___ (Expenses, less amounts covered by CNO Expense Advancements) in accordance with the Expense Agreement to the following account:


                           [Name of Bank:
                           Account No.:
                           Reference No.:]

          In witness whereof, the Trust has executed and delivered this Notice of Accounting as of the date first written above.



                                [  ]


                                By: [ ], not in his or her individual capacity, but solely as Trustee


                                By:
                                   --------------------------------------------
                                   Name:
                                   Title:

                                     Annex A

          Amount                       Date                      Reason
          ------                       ----                      ------

                                                                      EXHIBIT B

                          NOTICE OF EXPENSE ADVANCEMENT


                                                           Date: [  ]


By [Hand or Overnight] Delivery and/or Facsimile
------------------------------------------------

Conseco Senior Health Insurance Company
Attention: General Counsel
Telephone:
Facsimile:


          Ladies and Gentlemen:


          Reference is hereby made to that certain Expense Reimbursement Agreement dated as of [ ], 2008 (the "Expense Agreement") entered into between Conseco Senior Health Insurance Company, a health insurance company domiciled in the State of Pennsylvania (the "Company") and Senior Health Care Oversight Trust, a business trust organized under the laws of the State of Pennsylvania (the "Trust"). Capitalized terms used in this notice (this "Notice of Expense") and not otherwise defined have the respective meanings ascribed in the Expense Agreement.


          The Trust hereby represents to the Company that the Trust anticipates incurring the following expenses that are otherwise subject to reimbursement by the Company pursuant to the Expense Agreement, but to which insufficient CNO Expense Advancements will be available:

          (a) the Trust will incur an Expense in an amount of $[ ];

          (b) the Expense will result from [ ]; and

          (c) all documents and instruments evidencing the Expense are attached to this Notice of Expense.


          The Trust hereby requests the Company to advance the funds to pay the above expenses in accordance with the Expense Agreement, no later than ___, to the following account:


                           [Name of Bank:
                           Account No.:
                           Reference No.:]

          In witness whereof, the Trust has executed and delivered this Notice of Expense Advancement as of the date first written above.



                               [  ]


                               By: [ ], not in his or her individual capacity, but solely as Trustee


                               By:
                                  ---------------------------------------------
                                  Name:
                                  Title:

                                   Exhibit I

                 SENIOR HEALTH CARE OVERSIGHT BENEFICIARY TRUST


          THIS TRUST AGREEMENT (the "Agreement"), made as of the 8th day of August, 2008, by and among CDOC, Inc., a Delaware corporation, as Grantor, and John W. Wells (not in his individual capacity except as otherwise expressly provided herein, but solely as trustee of the Trust (as hereinafter defined), the "Trustee").


          WHEREAS, the Grantor has determined that it is appropriate to create this trust, in order to facilitate the purposes hereof; and


          WHEREAS, the Grantor desires to transfer the Initial Contribution to the Trust and, thereafter, a beneficial interest in each of the Senior Health Care Trusts (as hereinafter defined).


          NOW, THEREFORE, the Grantor hereby transfers and assigns to the Trustee the Initial Contribution to be held for the benefit of the Beneficiaries (as defined herein). The Trustee accepts and acknowledges receipt of the Initial Contribution, and agrees to hold it and all Additional Acquired Property received and accepted by him, in trust, and to invest, manage and distribute such property upon the following terms and conditions as hereinafter set forth.

                                   ARTICLE I

                              NAME AND DEFINITIONS

          Section 1.1 Name. This Trust shall be known as the "Senior Health Care Oversight Beneficiary Trust".

          Section 1.2 Certain Terms Defined. For all purposes of this Agreement, unless the context otherwise requires:


          "Additional Acquired Property" shall mean any property, from time to time, acquired by the Trustee (or Trustees), including, without limitation, an interest in each of the Senior Health Care Trusts.


          "Affiliate" shall have the meaning assigned to such term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, by the Securities and Exchange Commission, as in effect on the date hereof.


          "Beneficiaries" shall mean the Qualified Organizations deemed appropriate by the Trustee (or Trustees) to be beneficiaries hereunder and so designated as such pursuant to Section 3.1 hereof.


          "Code" shall mean the Internal Revenue Code of 1986, as amended (including any successor code).


          "CSHI" shall mean Conseco Senior Health Insurance Company, an insurance company domiciled in the Commonwealth of Pennsylvania.

          "Grantor" shall mean CDOC, Inc., a Delaware corporation.


          "Initial Contribution" shall mean the property described on Schedule A annexed hereto.


          "Merger" shall mean the merger of the Senior Health Care Transition Trust with and into the Senior Health Care Oversight Trust, with the Senior Health Care Oversight Trust as the surviving entity.


          "Qualified Organizations" shall mean tax-exempt organizations described in Section 501(c)(3) of the Code, contributions to which are deductible under Section 170(c) of the Code (in either instance, any successor provisions of the Code), and whose charitable objectives and purposes include, either in whole or in substantial part, a focus on senior health or related issues.

          "SHIP" shall mean Senior Health Care Insurance Company of
Pennsylvania.

          "Senior Health Care Oversight Trust" shall mean that certain business trust to be created in accordance with the laws of the Commonwealth of Pennsylvania to (i) receive all of the issued and outstanding capital stock (the "Shares") of CSHI to be renamed SHIP, (ii) exercise all voting rights with respect to the Shares and (iii) perform certain oversight responsibilities with respect to CSHI/SHIP.

          "Senior Health Care Transition Trust" shall mean that certain business trust to be created in accordance with the laws of the Commonwealth of Pennsylvania to facilitate the transfer of the Shares of CSHI to Senior Health Care Oversight Trust.

          "Senior Health Care Trusts" shall mean the Senior Health Care Oversight Trust and the Senior Health Care Transition Trust, collectively.

          "Trust" shall mean the trust established by this Agreement.

          "Trust Estate" shall mean all property held from time to time by the Trustee (or Trustees) under this Agreement, including, without limitation, the Initial Contribution, all Additional Acquired Property, if any, and, in addition, shall include all dividends, income, proceeds and other receipts of or from the Trust Estate.

                                   ARTICLE II

                                CREATION OF TRUST

          Section 2.1 Appointment and Authorization. The Grantor hereby appoints John W. Wells, as Trustee of the Trust created hereunder, and authorizes and directs the Trustee, and the Trustee hereby agrees, subject to the terms of this Agreement, to exercise the rights and perform the duties as set forth herein.

          Section 2.2 Grant of Trust. (a) The Grantor hereby grants, assigns, transfers, conveys and delivers unto the Trustee (or Trustees) for the purpose set forth in Section 3.1 all of the Grantor's right, title and interest in and to the Trust Estate, in trust for the uses and purposes stated herein, subject to the terms and provisions set forth below.

          (b) The Trustee (or Trustees) may receive Additional Acquired Property and hold the same as part of the Trust Estate, provided such property (if other than an interest as a beneficial owner of the Senior Health Care Trusts) is acceptable to the Trustee (or Trustees).

          Section 2.3 Declaration of Trust. The Trustee (or Trustees) hereby acknowledge(s) that they will hold the Trust Estate, as Trustee (or Trustees), for the purpose set forth in Section 3.1

                                  ARTICLE III

                                PURPOSE OF TRUST

          Section 3.1 Purpose of Trust. The purpose of this Trust is to (i) hold a beneficial interest in the Senior Health Care Trusts, (ii) to the extent that some time in the future any distributions are made to the Trust as a beneficial owner of the Senior Health Care Trusts, select one or more Qualified Organizations deemed appropriate by the Trustee (or Trustees), after consulting with the Pennsylvania Insurance Department, as beneficiaries of the Trust and
(iii) otherwise take appropriate steps, consistent with the provisions of
Article VI hereof, to manage the Trust Estate for the benefit of the Beneficiaries.

          Section 3.2 Distribution of Proceeds. Subject to the provisions of
Article V hereof, any and all proceeds received by the Trust shall be distributed to the Beneficiaries.

                                   ARTICLE IV

                        DURATION AND TERMINATION OF TRUST

          Section 4.1 Duration. The Trust created hereunder shall continue until the earlier to occur of (i) the elapse of One Hundred Eighty (180) days following the date of the termination of the Senior Health Care Oversight Trust;
(ii) such alternative date determined by the Trustee (or Trustees) with the written consent of the trustee of the Senior Health Care Transition Trust, prior to the Merger, and the written consent of the majority of the trustees of the Senior Health Care Oversight Trust, subsequent to the Merger and (iii) the Perpetuities Date. For purposes of this Agreement, the term "Perpetuities Date" shall mean the longest period of time that a trust can last under the laws of the Commonwealth of Pennsylvania, including any period in gross; provided that, if any element of the laws of the Commonwealth of Pennsylvania requires or permits that period to be measured, in whole, in part, or in the alternative, by lives in being, then those lives, to the extent employed, shall be such of the issue of the late King George VI of the United Kingdom, as were in being at the date of this Agreement.

          Section 4.2 Continuance of Trust for Winding Up. After the termination of the Trust and solely for the purpose of liquidating and winding up the affairs of the Trust, the

Trustee (or Trustees) shall continue to act as such until their duties have been fully performed. Upon the distribution of all the Trust Estate, the Trustee (or Trustees) shall have no further duties or obligations hereunder.

                                    ARTICLE V

                         ADMINISTRATION OF TRUST ESTATE

          Section 5.1 Administration of the Trust Estate. In furtherance of the purpose of the Trust, the Trustee (or Trustees) shall be charged with the management and administration of the Trust Estate for the benefit of the Beneficiaries.

          Section 5.2 Payment of Claims, Expenses and Liabilities. The Trustee (or Trustees) shall pay from the Trust Estate all claims, expenses, liabilities, charges and obligations of the Trust Estate and such liabilities which the Trustee (or Trustees) may be obligated to pay, including, without limitation, interest, penalties, taxes, assessments and public charges of every kind and nature and the costs, charges and expenses connected with the execution or administration of this Trust and such other payments and disbursements as are provided in this Agreement or which may be determined to be a proper charge against the Trust Estate by the Trustee (or Trustees). In the management and administration of the Trust Estate, the Trustee (or Trustees) may make provisions by reserve or otherwise, out of the Trust Estate, for such amount as the Trustee (or Trustees) in good faith may determine to be necessary to meet present or future claims and liabilities of the Trust, whether fixed or contingent, to make future investments or for any other purpose.

          Section 5.3 Final Distribution. Upon the termination of the Trust, the Trustee (or Trustees) shall, after paying or making provisions for the payment of liabilities of the Trust Estate as provided in Section 5.2, if any, transfer, pay over and distribute all of the then principal and income of the Trust Estate to such one or more of the Beneficiaries, and in such shares or proportions, as the Trustees determine.

          Section 5.4 Tax Returns. The Trustee (or Trustees) shall be responsible for the keeping of all appropriate books and records relating to the receipt and disbursement by them of all monies under this Agreement. The Trustee (or Trustees) agree to file (or consent to be filed) an application with the Internal Revenue Service for a taxpayer identification number with respect to the Trust and will cause to be prepared all tax returns required to be filed with respect to the Trust and shall execute and file such returns with the appropriate taxing authorities.

                                   ARTICLE VI

                    POWERS OF AND LIMITATIONS ON THE TRUSTEES

          Section 6.1 Limitations on Trustees. The Trustee (or Trustees) shall be restricted to the collection, holding and administration of the assets in the Trust Estate and the payment and distribution thereof for the purposes set forth in this Agreement and to the conservation and protection of the Trust Estate and the administration thereof in accordance with the provisions of this Agreement.

          Section 6.2 Limitations on Investments. Except for (i) the Trust's interest as a beneficiary of the Senior Health Care Trusts prior to the respective Senior Health Care Trusts' termination and (ii) the maintenance by the Trustee (or Trustees) of a checking or like account (whether or not interest bearing) of funds reasonably required to pay the current or reasonably expected expenses of the Trust, the Trustee (or Trustees) shall invest and reinvest the Trust Estate (including assets at any time received by the Trustee (or Trustees) from the Senior Health Care Trusts) only in institutional money market funds registered with the U.S. Securities and Exchange Commission under Rule 2a-7 and which guarantee 100% same day liquidity with total assets exceeding 1 billion dollars.

          Section 6.3 Specific Powers and Duties of the Trustees. Notwithstanding the provisions of Section 6.1 and Section 6.2, in addition to any powers and duties conferred upon them by any other Section or provision of this Agreement or any laws of the Commonwealth of Pennsylvania, the Trustee (or Trustees) is (are) expressly authorized to have the following specific powers and duties:

          (a) To perform any and all acts necessary or desirable to carry out the purposes of the Trust, including, but not limited to, any and all acts necessary or desirable to appoint, at an appropriate time, Beneficiaries and, as deemed appropriate by the Trustee (or Trustees), to conserve, maintain and manage the Trust Estate;

          (b) To retain sufficient cash (if and when received) to meet the Trustee's (or Trustees')? reasonable and good faith estimate of actual, possible and/or potential debts or liabilities (whether contingent or otherwise) and/or expenses (whether contingent or otherwise) incurred in connection with the Trustee's (or Trustees') administration of the Trust Estate;

          (c) To contest, satisfy or otherwise resolve the debts and liabilities of the Trust Estate or, upon receipt of evidence reasonably satisfactory to the Trustee (or Trustees) as to the validity thereof, to pay any claim or matter for which the Trustee (or Trustees) are charged with responsibility under this Agreement;

          (d) To maintain adequate records with respect to the Trust's activities;

          (e) To hire (and fire) such agents, officers, employees, auditors, legal counsel, financial advisors, and consultants as determined reasonable or necessary by the Trustee (or Trustees) to assist them in fulfilling their duties hereunder and to pay them reasonable compensation as determined by the Trustee (or Trustees); and

          (f) To delegate discretionary powers to an agent for the efficient administration of the Trust;

provided, however, that the enumeration of the powers and duties set forth above shall not be considered in any way to limit or control the power and duties of the Trustee (or Trustees) to act as specifically authorized by any other Section or provision of this Agreement; provided, further, that the Trustee (or Trustees) shall have no duty to and need not perform any active monitoring or oversight function regarding the Senior Health Care Trusts (or either of them) or CSHI/SHIP;

and provided, further, that the exercise of all such powers and duties shall be binding on all Beneficiaries.

                                  ARTICLE VII

                            CONCERNING THE TRUSTEES,
                              EMPLOYEES AND AGENTS

          Section 7.1 Generally. The Trustee (or Trustees) accept(s) and undertake(s) to discharge the Trust, upon the terms and conditions hereof. The Trustee (or Trustees) shall exercise such of the rights and powers vested in them by this Agreement, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person?'s own affairs but shall have no liability or obligation to Grantor for any act or omission. No provision of this Agreement shall be construed, however, to relieve the Trustee (or Trustees), or any of them, of liability for a breach of trust committed in bad faith or with reckless indifference of the purpose of the Trust or the interests of the Beneficiaries, except that no implied covenants or obligations shall be read into this Agreement against the Trustee (or Trustees).

          Section 7.2 Reliance by Trustees. Except as otherwise provided in
Section 7.1:

          (a) The Trustee (or Trustees) may rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order or other paper or document believed by them to be genuine and to have been signed or presented by the proper party or parties;

          (b) The Trustee (or Trustees) may consult with legal counsel, auditors, financial advisors, and consultants to be selected by them including firms of which the Trustee (or Trustees) may be a member, and the advice or opinion of any such person as to matters that the Trustee (or Trustees) reasonably believe to be within such person?'s professional competence shall be full and complete personal protection to the Trustee (or Trustees) and all employees and agents of the Trust in respect of any action taken or suffered by them in reliance on, or in accordance with, such advice or opinion;

          (c) Persons dealing with the Trustee (or Trustees) shall look only to the Trust Estate to satisfy any liability incurred by the Trustee (or Trustees) to such person in carrying out the terms of this Trust, and the Trustee (or Trustees) shall have no personal or individual obligation to satisfy any such liability; and

          (d) As far as practicable, the Trustee (or Trustees) shall cause any written instrument creating an obligation of the Trust to include a reference to this Agreement and to provide that neither the Trustee (or Trustees) nor their agents shall be liable thereunder and that the other parties to such instrument shall look solely to the Trust Estate for the payment of any claim thereunder or the performance thereof; provided, however, that the omission of such provision from any such instrument shall not render the Trustee (or Trustees), or their agents liable nor shall the Trustee (or Trustees) be liable to anyone for such omission.

          Section 7.3 Liability to Third Persons. No Trustee, employee or agent of this Trust shall be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Trust Estate or the affairs of this Trust except for such person'?s own grossly negligent actions, grossly negligent failures to act, willful disregard of duties, willful misconduct; and all such other persons shall look solely to the Trust Estate for satisfaction of claims of any nature arising in connection with the affairs of this Trust. To the extent available, the Trustee (or Trustees) may maintain insurance for the protection of the Trust Estate, Trustees, employees and agents in such amount as the Trustee (or Trustees) shall deem adequate to cover all reasonably foreseeable liability and pay the cost of such insurance from the Trust Estate.

          Section 7.4 Indemnifications. Each Trustee and each employee and agent of the Trustee (or Trustees) or the Trust shall be indemnified out of the Trust Estate against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by such person in connection with the defense or disposition of any action, suit or other proceeding by such person, whether civil or criminal, in which such person may be involved or with which such person may be threatened, while in office or thereafter by reason of such person being or having been such a Trustee, employee or agent, provided that such person shall not be entitled to have such indemnification in respect of any matter as to which such person shall have been adjudicated to have acted, or to have failed to act, with willful misfeasance, gross negligence, or in willful disregard of such person'?s duties unless and only to the extent that the court in which such action, suit or other proceeding was brought, or another court of competent jurisdiction, determines upon application that, despite such adjudication, but in view of all of the circumstances of the case, such Trustee or other indemnified person is fairly and reasonably entitled to indemnification for such liabilities and expenses as the court may deem proper. The rights accruing to any Trustee, employee or agent under these provisions shall not exclude any other right to which such person may be lawfully entitled. The Trustee (or Trustees) may make advance payments in connection with indemnification under this Section, provided that the indemnified Trustee, employee or agent shall have given a written undertaking to repay any amount advanced to such person and to reimburse the Trust in the event it is subsequently determined that such person is not entitled to such indemnification. The Trustee (or Trustees) may purchase such insurance as they determine, in their discretion, adequate to insure that each Trustee, employee and agent of the Trust shall be indemnified against any such loss, liability or damage pursuant to this Section. The rights accruing to any person by reason of the foregoing shall not be deemed to exclude any other right to which such person may legally be entitled (including, without limitation, under any director and officer liability insurance maintained by either of the Senior Health Care Trusts or CSHI/SHIP, or under any agreement so providing indemnification rights to which either Senior Health Care Trust is a party) nor shall anything else contained herein restrict the right of the Trustee (or Trustees) to indemnify or reimburse such person in any proper case even though not specifically provided for herein, nor shall anything contained herein restrict the right of any such person to contribution under applicable law.

                                  ARTICLE VIII

                 PROTECTION OF PERSONS DEALING WITH THE TRUSTEES

          Section 8.1 Reliance on Statement by Trustees. Any person dealing with the Trustee (or Trustees) shall be fully protected in relying upon the Trustee's (or Trustees')? certificate that they have authority to take any action under this Trust.

                                   ARTICLE IX

                            COMPENSATION OF TRUSTEES

          Section 9.1 Compensation. Except as set forth in Section 9.2, no Trustee shall be entitled to receive any compensation for his/her services as Trustee.

          Section 9.2 Expenses. Each Trustee shall be reimbursed from the Trust Estate (including any rights to expense reimbursement granted in agreements to which either Senior Health Care Trust is a party) for all reasonable and customary fees and expenses incurred by such Trustee in the performance of such Trustee?'s duties in accordance with this Agreement.

                                   ARTICLE X

                         TRUSTEES AND SUCCESSOR TRUSTEES

          Unless the Merger shall have occurred, this Article X shall be effective, and Article XI shall not be effective.

          Section 10.1 Resignation and Removal.

          (a) The Trustee may resign as Trustee hereunder by mailing notice to the Senior Health Care Transition Trust. Such resignation shall become effective upon the appointment of such Trustee's successor and such successor's acceptance of such appointment, whichever is later.

          (b) The trustee of the Senior Health Care Transition Trust may remove any Trustee, with or without cause.

          Section 10.2 Appointment of Successor Trustees. Should at any time the Trustee resign, be removed, die or become incapacitated, then a vacancy shall be deemed to exist and a successor shall be appointed by the Senior Health Care Transition Trust (any such successor shall be included in the term "Trustee" for purposes of this Agreement). The term "incapacitated" shall refer to an individual with respect to whom any Trustee comes into possession of any of the following: (1) a court order holding the individual to be legally incapacitated to act in his or her own behalf, or appointing a guardian, conservator or other personal representative to act in his or her behalf; (2) certificates of two licensed physicians certifying that the individual is unable, for any reason, to act rationally and prudently in his or her own financial best interests; or (3) evidence the recipient deems both credible and currently applicable that the individual has disappeared, is unaccountably absent, or is being detained under duress in such manner as to be unable effectively and prudently to attend to his or her own financial best interests.

          Section 10.3 Acceptance of Appointment by a Successor Trustee. Any successor Trustee appointed hereunder shall execute an instrument accepting such appointment hereunder and shall deliver a copy to the then acting trustee of the Senior Health Care Transition Trust. Thereupon such successor Trustee shall, without any further act, become vested with all the estates, properties, rights, powers, trusts and duties of its predecessor in the Trust with like effect as if originally named herein; but the predecessor Trustee shall nevertheless, when requested in writing by the successor Trustee, execute an instrument or instruments conveying and transferring to the Trustee upon the Trust herein all the estates, properties, rights, powers and trusts of such predecessor Trustee, and shall duly assign, transfer and deliver to the Trustee all property and money held by such predecessor hereunder. The predecessor Trustee shall be entitled to reimbursement from the Trust for all expenses it incurs in connection with the settlement of its accounts and the transfer and delivery of the trust assets to its successor. The predecessor Trustee shall continue to be indemnified by reason of such person being or having been a Trustee in accordance with Section 7.4 hereof.

          Section 10.4 Bonds. No bond or other security shall be required in any jurisdiction of any Trustee to secure the faithful performance of its duties as such.

                                   ARTICLE XI

                   TRUSTEES AND SUCCESSOR TRUSTEES POST-MERGER

          Following the Merger, Article X shall not be effective, and this
Article XI shall be effective.

          Section 11.1 Post-Merger Trustees. Immediately following the Merger, the then acting trustee shall resign as Trustee, and two individuals who serve as trustees of the Senior Health Care Oversight Trust shall be elected and appointed to serve as Trustees of the Trust as of the date the Merger is consummated.

          Section 11.2 Resignation and Removal.

          (a) A Trustee may resign as Trustee hereunder by mailing notice to the other Trustee at his or her respective address as they appear in the records of the Trust, with copies provided to the then acting Trustees of the Senior Health Care Oversight Trust. Such resignation shall become effective on the day specified in such notice or upon the appointment of such Trustee'?s successor and such successor's acceptance of such appointment, whichever is later.

          (b) A majority of the then acting trustees of the Senior Health Care Oversight Trust may remove any Trustee, with or without cause.

          (c) It is the intention of the Grantor that both of the Trustees be and remain independent of the Grantor and its Affiliates. If at any time a Trustee is no longer independent of the Grantor or any of its Affiliates, such Trustee shall promptly resign upon losing such independence. In determining the independence of a Trustee from the Grantor and its Affiliates, such independence shall be determined by reference to Section 2-01(b) of Regulation S-X promulgated by the Securities and Exchange Commission and such releases and correspondence interpreting such section; provided, however, that the following circumstances shall not affect the determination of the independence of a Trustee: (i) any direct or indirect ownership by a Trustee of any debt or equity securities of the Grantor in an amount which is not material to the net worth of such Trustee or (ii) employment of a Trustee by a firm which acts as an underwriter or promoter of the Grantor or any of its Affiliates or a provider of other services to the Grantor or its Affiliates provided the fees paid to such firm by the Grantor or its Affiliates are not material to the net income of such firm. If any one or more of the Trustees require guidance as to whether a Trustee is independent of the Grantor and its Affiliates hereunder, the Trustees shall hire and consult with a nationally recognized accounting or law firm to determine such independence. The determination of such firm shall be conclusive.

          Section 11.3 Appointment of Successor Trustees. Should at any time a Trustee resign, be removed, die or become incapacitated, then a vacancy shall be deemed to exist and a successor shall be appointed by the remaining Trustee (any such successor shall be included in the term "Trustee" for purposes of this Agreement). The term "incapacitated" shall refer to an individual with respect to whom any Trustee comes into possession of any of the following: (1) a court order holding the individual to be legally incapacitated to act in his or her own behalf, or appointing a guardian, conservator or other personal representative to act in his or her behalf; (2) certificates of two licensed physicians certifying that the individual is unable, for any reason, to act rationally and prudently in his or her own financial best interests; or (3) evidence the recipient deems both credible and currently applicable that the individual has disappeared, is unaccountably absent, or is being detained under duress in such manner as to be unable effectively and prudently to attend to his or her own financial best interests.

          Section 11.4 Default Appointment of Successor Trustee. If at any time no Trustee is serving hereunder, a majority of the then acting trustees of the Senior Health Care Oversight Trust shall appoint one or more successor Trustees to serve hereunder.

          Section 11.5 Acceptance of Appointment by a Successor Trustee. Any successor Trustee appointed hereunder shall execute an instrument accepting such appointment hereunder and shall deliver one counterpart thereof to the other Trustee then acting hereunder, with a copy to the then acting trustees of the Senior Health Care Oversight Trust. Thereupon such successor Trustee shall, without any further act, become vested with all the estates, properties, rights, powers, trusts and duties of its predecessor in the Trust with like effect as if originally named herein; but the predecessor Trustee shall nevertheless, when requested in writing by the successor Trustee, execute an instrument or instruments conveying and transferring to the Trustees upon the Trust herein all the estates, properties, rights, powers and trusts of such predecessor Trustee, and shall duly assign, transfer and deliver to the Trustees all property and money held by such predecessor hereunder. The predecessor Trustee shall be entitled to reimbursement from the Trust for all expenses it incurs in connection with the settlement of its accounts and the transfer and delivery of the trust assets to its successor. The predecessor Trustee shall continue to be indemnified by reason of such person being or having been a Trustee in accordance with Section 7.4 hereof.

          Section 11.6 Bonds. No bond or other security shall be required in any jurisdiction of any Trustee to secure the faithful performance of its duties as such.

                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

          Section 12.1 Filing Documents. This Agreement shall be filed or recorded in such office or offices as the Trustee (or Trustees) may determine to be necessary or desirable. The Trustee (or Trustees) shall file or record any instrument which relates to any change in the office of Trustee (or Trustees) in the same place where the original Agreement is filed or recorded.

          Section 12.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, and the Trustee (or Trustees) consent, and agree that this Agreement shall be governed by and construed in accordance with such laws.

          Section 12.3 Severability. In the event any provision of this Agreement or the application thereof to any person or circumstances shall be finally determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to persons or circumstances, other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

          Section 12.4 Notices. Any notice or other communication by the Trustee (or Trustees) shall be deemed to have been sufficiently given, for all purposes, if given by delivery by registered or certified mail, return receipt requested, postage prepaid or by nationally recognized overnight delivery service, addressed to such person at its address as shown in the records of the Trustee (or Trustees).

          Section 12.5 Irrevocability. This Agreement and the trust hereunder shall be irrevocable. The Grantor shall have no right or power in any capacity, whether alone or in conjunction with others, to alter, amend, revoke or terminate the Trust or any terms of this Agreement, in whole or in part.

          Section 12.6 No Third Party Beneficiaries. There are no third party beneficiaries to this Agreement. The Trust is created for the benefit of the Beneficiaries as a group and no individual beneficiary shall be considered a beneficiary hereunder.

          Section 12.7 Amendment. The Trustee (or Trustees) may amend this Agreement by unanimous vote. Trustee (or Trustees) or their designee are authorized to undertake all acts necessary or appropriate to effectuate such amendments.

          Section 12.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

          Section 12.9 Accounting. The Grantor shall excuse the periodic accounting of the Trustee (or Trustees).

          Section 12.10 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

          Section 12.11 Interpretation. For purposes of this Agreement, the words "hereof", "herein", "hereby" and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first set forth above.

                                           CDOC, INC.

                                           By:/s/ Edward J. Bonach
                                              --------------------------------
                                              Name:  Edward J. Bonach
                                              Title: President

ATTEST

By:/s/ Karl W. Kindig
   ----------------------
   Name:  Karl W. Kindig
   Title: Secretary

                                            /s/ John W. Wells, Trustee
                                            ----------------------------------
                                            John W. Wells, Trustee

                                   Schedule A



                    SENIOR HEALTH OVERSIGHT BENEFICIARY TRUST


                              $10.00 (Ten Dollars)

STATE OF INDIANA              )
                              :ss.:
COUNTY OF HAMILTON            )


          On this 8th day of August, 2008, before me personally came Edward J. Bonach, to me known who duly swore to the foregoing instrument and who did say that he resides at Carmel, Indiana; that he is the President of CDOC, INC., the corporation described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to such instrument is such corporate seal, that it was so affixed by order of the Board of Directors of CDOC, INC. and that he signed his name thereto by like authority.


                                                /s/ Jennifer E. Tuggle
                                                -------------------------------
                                                Notary Public



STATE OF INDIANA              )
                              :ss.:
COUNTY OF HAMILTON            )


          On this 8th day of August, 2008, before me, a Notary Public in and for the State of Indiana, personally appeared Karl W. Kindig, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.


                                                /s/ Jennifer E. Tuggle
                                                -------------------------------
                                                Notary Public

STATE OF ILLINOIS             )
                              :ss.:
COUNTY OF COOK                )


          On this 7th day of August, 2008, before me, a Notary Public in and for the State of Illinois, personally appeared John W. Wells, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

                                                /s/ Sherry Kremer
                                                -------------------------------
                                                Notary Public

                                  Exhibit J-1

                                   Exhibit J-1



                                  John W. Wells
                                 (Sole Trustee)
                                        |
                                        |
                                        |
                                        |

                       Senior Health Care Transition Trust

                                  Exhibit J-2

                                   Exhibit J-2




                                                         Independent Trustees
                                                                  |
                                                                  |
                                                                  |
Senior Health Care Transition Trust-----------Senior Health Care Oversight Trust
                                      Merger                      |
                                                                  |
                                                                  |
                                                     Senior Health Insurance
                                                     Company of Pennsylvania
                                                 (formerly Conseco Senior Health
                                                         Insurance Company)

                                  Exhibit K-1

                                   Exhibit K-1

                 Trustee of Senior Health Care Transition Trust

Name                                   Address
----                                   -------

John W. Wells                          130 North Garland Court
                                       Unit 901
                                       Chicago, Illinois  60602



                 Trustees of Senior Health Care Oversight Trust

Name                                   Address
----                                   -------

John W. Wells                          130 North Garland Court
                                       Unit 901
                                       Chicago, Illinois  60602

Julianne M. Bowler                     37 M Street, #2
                                       South Boston, Massachusetts  02127

Gregory V. Serio                       130 Pollock Road
                                       Latham, New York  12110

Dr. C. Everett Koop, M.D.              3 Ivy Pointe Way
                                       Hanover, New Hampshire  03755

Cecil D. Bykerk                        9643 Oak Circle
                                       Omaha, Nebraska  68124

                                  Exhibit K-2

                                   Exhibit K-2

                   Current Directors and Executive Officers of
                    Conseco Senior Health Insurance Company

         Directors
         ---------

Steven Michael Stecher
Thomas Donald Barta
Edward John Bonach
John Robert Kline
Christopher Joseph Nickele
Timothy J. Tongson
John W. Wells


         Officers
         --------

John Wain Wells                             President
Todd Michael Hacker                         Treasurer
Karl William Kindig                         Secretary
Eric Ronald Johnson                         Executive Vice President
Russell M. Bostick                          Executive Vice President
Thomas Donald Barta                         Senior Vice President
Richard Warren Garner                       Senior Vice President
William Mark Johnson                        Senior Vice President

                                  Exhibit K-3

                                   Exhibit K-3

   Directors and Executive Officers of Conseco Senior Health Insurance Company
                    After the Proposed Acquisition of Control

         Directors(1)
         ------------

John W. Wells
Brian C. Wegner
Dean G. Sarantos
Julianne M. Bowler
Gregory V. Serio
Cecil D. Bykerk



         Officers(2)
         -----------

John W. Wells                             President and Chief Executive Officer
Brian C. Wegner                           Chief Operating Officer
Dean G. Sarantos                          Chief Financial Officer





-----------------

(1) It is contemplated that the Chief Actuary of the Domestic Insurer, once appointed, will also be a member of its Board of Directors.


(2) As of the date of filing. This list will be supplemented as additional officers are appointed.

                                   Exhibit M

     Transition Trust
     Closing Date: TBD
     Period Ending: TBD


   Assets                                                         Liabilities
   ------------------------------------------ ---------------     ------------------------------------------------ ----------------
   Current assets                                                 Current liabilities
   ------------------------------------------ ---------------     ------------------------------------------------ ----------------
                                                                  Loans payable and current portion long-term
   Cash and cash equivalents (1)                  11,000,000      debt                                                           -
   ------------------------------------------ ---------------     ------------------------------------------------ ----------------
   Short-term investments                                 -       Accounts payable and accrued expenses                         -
   ------------------------------------------ ---------------     ------------------------------------------------ ----------------
   Accounts receivable                                     -      Income taxes payable                                           -
   ------------------------------------------ ---------------     ------------------------------------------------ ----------------
   Deferred income taxes                                   -      Policy Benefits Payable                                        -
   ------------------------------------------ ---------------     ------------------------------------------------ ----------------
   Prepaid expenses and other current assets               -
   ------------------------------------------ ===============     ------------------------------------------------ ================
   Total current assets                         $ 11,000,000      Total current liabilities                             $        -
   ------------------------------------------ ===============     ------------------------------------------------ ================



   Other assets                                                   Other liabilities
   ------------------------------------------ ---------------     ------------------------------------------------ ----------------
   Property, plant, and equipment at cost                  -      Long-term debt                                                 -
   ------------------------------------------ ---------------     ------------------------------------------------ ----------------
   Less accumulated depreciation                           -      Deferred income taxes                                          -
   ------------------------------------------ ---------------     ------------------------------------------------ ----------------
   Property, plant, and equipment (net)                    -      Policy Benefits Payable - long term                  289,800,000
   ------------------------------------------ ---------------     ------------------------------------------------ ----------------
   Long-term cash investments                              -
   ------------------------------------------ ---------------     ------------------------------------------------ ----------------
   Equity investments (2,3,4,5)                  289,800,000
   ------------------------------------------ ---------------     ------------------------------------------------ ----------------
   Deferred income taxes                                   -
   ------------------------------------------ ---------------     ------------------------------------------------ ================
   Notes Receivable                                        -      Total other liabilities                            $ 289,800,000
   ------------------------------------------ ===============     ------------------------------------------------ ================
   Total other assets                           $289,800,000      Total liabilities                                  $ 289,800,000
   ------------------------------------------ ===============     ------------------------------------------------ ================

                                                                  Equity
                                                                  ------------------------------------------------ ----------------
                                                                  Common Stock                                                   -
                                                                  ------------------------------------------------ ----------------
                                                                  Preferred Stock                                                -
                                                                  ------------------------------------------------ ----------------
                                                                  Retained Earnings                                     11,000,000
                                                                  ------------------------------------------------ ================
                                                                  Total Equity                                        $ 11,000,000
   ------------------------------------------ ===============     ------------------------------------------------ ================
   Total assets                                 $300,800,000      Total Liabilities and Equity                       $ 300,800,000
   ------------------------------------------ ===============     ------------------------------------------------ ================

Notes:

(1)  $11,000,000 cash/cash equivalents from Conseco, Inc.

(2)  $35,700,000 cash/cash equivalents from Conseco, Inc. for ceding commission.

(3)  $125,800,000 book value equity in CSHI at 6/30/08.

(4)  $3,300,000 due to forgiveness of series A preferred shares dividend.

(5) $125,000,000 note receivable due to Senior Health Insurance Company of Pennsylvania (SHIP) from Conseco, Inc.


                                   Exhibit O

              SEPARATION OF CONSECO SENIOR HEALTH INSURANCE COMPANY
              -----------------------------------------------------


Introduction
------------

     This memorandum provides Conseco, Inc.'s rationale for its decision to separate Conseco Senior Health Insurance Company, a health insurance company domiciled in the Commonwealth of Pennsylvania (CSHI), from its holding company system. Conseco, Inc., a publicly held Delaware corporation (Conseco), is a provider, through its insurance subsidiaries, of life, annuity and supplemental health care products to the middle income market place. Its indirect subsidiary, CSHI, has in-force business comprised mainly of "legacy" guaranteed renewable long-term care (LTC) policies. These policies have experienced significant adverse development since Conseco's predecessor (Old Conseco) acquired the insurance companies which wrote such policies in 1996. As a result of such experience, CSHI discontinued writing new LTC business approximately five years ago. In addition to its LTC business, CSHI has underwritten Medicare supplement, disability, hospital indemnity and specified disease products, all of the related assets and liabilities of which will be assigned to, and assumed by, Conseco Insurance Company (CIC), an indirect insurer subsidiary of Conseco, at the time the separation becomes effective.

     As of December 31, 2007, CSHI's LTC policies numbered 148,930, comprising 53% of its 281,000 total in-force policies. In the aggregate, Conseco's insurer subsidiaries, which include eight insurers in addition to CSHI, had a total of
4.1 million in-force policies of various types outstanding as of December 31, 2007. CSHI's LTC policies comprise approximately 3.7% of the total in-force policies issued by the Conseco insurers.

     Although the CSHI LTC policies represent only a small percentage of the total in-force policies of the Conseco insurers, the magnitude of the losses they have generated over the years has caused significant stress on Conseco's financial resources. Although Conseco has no obligation to make financial contributions to CSHI, Conseco has contributed approximately $915 million to CSHI over the past ten years in order to provide needed capital support to counter the impact of higher claims costs, higher morbidity and lower investment income than what was anticipated when the LTC policies were initially sold, and in light of CSHI's inability to obtain approvals for all necessary rate increases. Further, in the past ten years, CSHI has not paid any shareholder dividends other than a divided in June of 2005 of the stock of a subsidiary which was offset by a capital contribution of equal value from CSHI's parent. Although CSHI's statutory financial condition has stabilized, these factors have created an unsustainable financial situation for Conseco.

     As a result of the above, commencing at the beginning of this year, Conseco's management and the Board of Directors of Conseco, assisted by Morgan Stanley & Co. Incorporated, as Conseco's outside financial advisor, Skadden, Arps, Slate, Meagher & Flom LLP, as Conseco's outside legal counsel, and Simpson Thacher & Bartlett LLP, as corporate counsel to Conseco's Board, undertook a detailed analysis of strategic alternatives available to Conseco. Conseco's management and the Board of Directors of Conseco determined it valid not to make capital contributions to CSHI indefinitely and that a separation of CSHI from Conseco's holding company system was the most balanced solution for all key stakeholders, and that the policyholders of CSHI, as discussed in more detail below, are best served through a business trust structure.

     This memorandum will cover the actions taken to date to stabilize CSHI, the rationale for Conseco's decision to move forward with the separation, the rationale for Conseco's selection of the business trust structure as the best transactional structure for the separation, and the conclusions reached by Conseco on certain matters relating to the separation.

Stabilization Efforts
---------------------

     1. Background

     The LTC Policies are largely "legacy" policies. In December 1996, Old Conseco acquired American Travellers Life Insurance Company (ATLIC) and Transport Life Insurance Company (TLIC), which are the predecessor companies of CSHI. After the acquisition, ATLIC's and TLIC's respective books of business remained with those companies. TLIC merged into ATLIC in November of 1997, and ATLIC changed its name to CSHI in November of 1998.

     Since inception of the LTC policies in 1988, CSHI and its predecessors reported significant losses (earned premiums less paid claims, expenses, reserves and accumulated interest) from these policies. For every dollar in premiums that CSHI receives this year, the company expects to pay out $1.35 in claims.

     2. Actions Taken to Stabilize CSHI

     In an effort to stabilize the run-off of CSHI's LTC business, Conseco initiated a number of management actions over the years, including, most recently, (i) installing an experienced management team focused on the LTC business, (ii) making improvements in the administration of the LTC policies, and (iii) substantially strengthening CSHI's reserves.

          i. Changes in Executive Management

          In December 2006, Conseco brought its LTC business under the direction of John Wells, Senior Vice President, Long Term Care, with a focus on initiatives that improved operating performance, including claims adjudication processes and operating efficiencies.

          Mr. Wells joined Conseco in 2004 and has over twenty-five years of industry experience, largely in operations, including LTC and management leadership positions at Mutual of Omaha, Chubb and Jefferson Pilot.

          Joining Mr. Wells in 2006 as part of the LTC management team was Brian Wegner, Vice President, Long Term Care Operations, and Dean Sarantos, Senior Director, Strategic Planning - LTC Operations. Mr. Wegner, who joined Conseco in 2006, brings over twenty years of diverse, professional experience including operations, LTC, information technology, and strategic planning. Mr. Sarantos joined Conseco in 2004 and has over twelve years of financial management experience.

          The efficiencies achieved through this management team's programs helped CSHI reduce its general insurance expenses from $62.8 million in 2006 to $53.7 million in 2007.

CSHI expenses for the first half of 2008 have continued to trend positively, totaling $23.6 million for the first six months of 2008. Messrs. Wells, Wegner and Sarantos will comprise the executive management team of CSHI following the separation.

          ii. Improvements in Policy Administration

          Conseco, under the direction of John Wells and his management team, has been implementing LTC industry best practices through the use of technology and process, quality, measurement and organizational change. This approach has been augmented through partnering with industry leaders, namely the Long Term Care Group, Inc. (LTCG) and LifePlans. LTCG is the country's largest LTC administrator, providing services to over thirty LTC insurers, including eight of the top ten. LifePlans, a division of Munich Reinsurance Company, is a professional service company which operates exclusively in the areas of LTC underwriting and claims management.

          Operational improvements, which have incorporated independent third party analysis from LTCG & LifePlans, include improving the accuracy of initial claim adjudication, re-certifications and intensity reviews. By implementing industry best practice claims management processes, CSHI is now more consistently paying claims in accordance with the terms of the LTC policies, thereby contributing to the financial performance of the business. Claim documents have been standardized, telephonic contact with initial claim applicants has been installed, and case management has been improved in collaboration with LTCG. Systems have been enhanced, with a conversion underway to LTCG's system that will be completed in 2009. Training has been increased along with related metrics. Service metrics and claims inventories have been stabilized over the past six months with performance proactively managed on a daily basis. Call center performance and claims turnaround times are now at industry best practice standards.

          LTCG has assumed responsibility for the customer call center and the processing of continuing claims and related transactions. LTCG and LifePlans are involved in reviewing various claims decisions.

          CSHI has recently reached a settlement as part of a multi-state exam, the findings of which show that CSHI had not engaged in a practice of improper claims denials. It is also important to note that CSHI began reviewing its LTC processes and identified areas for improvement well before the onset of the multi-state exam. CSHI continues to implement a process improvement plan designed to achieve tolerance metrics established in the agreement, including timeliness for processing claims and complaints. CSHI has projects already underway to meet these standards, including ongoing monitoring of key performance metrics and the implementation of Automated Work Distributor (a comprehensive business process management solution). Furthermore, CSHI is in the process of spending $26 million on systems enhancements and business process improvements.

          iii. Strengthening of CSHI's Reserves

          As evidenced by an actuarial appraisal report dated August 8, 2008 by Milliman, Inc., an independent actuarial firm retained by Conseco, CSHI's statutory financial position is currently stable. This is due in large part to CSHI's receipt of capital contributions in support of reserve strengthening, as well as CSHI's receipt of some, but not all, of its requested rate increases, and, to a lesser extent, the management and administrative efficiencies described above.

          Conseco's financial support of CSHI has taken the form of not less than twenty-two (22) capital infusions into CSHI, which totaled more than $915 million. Of this amount, approximately $439 million was contributed by Conseco over the years following its emergence from bankruptcy in September of 2003. A list of all capital contributions made to CSHI since its acquisition by Old Conseco in 1996 is attached as Exhibit A. These contributions were made by CSHI's then direct parent, Conseco Life Insurance Company of Texas (CLTX), a life insurance company domiciled in the State of Texas and an indirect subsidiary of Conseco. The funds CLTX used to pay the capital contributions came from dividends it received from its other insurance company subsidiaries, namely, Bankers Life and Casualty Company (BLCC), Colonial Penn Life Insurance Company (CP), Washington National Insurance Company (WNIC), Conseco Health Insurance Company (CHIC), and Bankers Conseco Life Insurance Company of New York (BCLIC), as well as capital infusions from Conseco.

          The capital contributions by CLTX to CSHI were needed, in significant part, in order to counter CSHI's inability to obtain necessary rate increases for its LTC policies from state insurance regulators. The capital contributions were primarily designed to allow CSHI to maintain a risk-based capital ratio above regulatory action levels. Most recently, during 2007, Conseco elected to make capital contributions to CSHI totaling $202.0 million, including $56.0 million which was accrued at December 31, 2007 and paid in February 2008, in order to strengthen the risk-based capital ratio of CSHI to maintain CSHI's capital at an amount at least above the Regulatory Action Level.

          Conseco's historical capital contributions to CSHI were all made on a voluntary basis, notwithstanding that Conseco was, and remains, under no legal obligation to provide such financial support.

Decision to Separate
--------------------

     1. Introduction

     Although the statutory financial position of CSHI is currently stable, the adequacy of its LTC policy reserves remains sensitive to rate increases, interest rates, and claims costs, which are all factors largely outside of CSHI's control. Costs more controllable by CSHI, such as policy administration costs, have been reduced. As discussed below, adequate rate increases will be particularly critical to CSHI's future financial stability.

     2. Rate Increases

     The actuarial report dated August 8, 2008 prepared by Milliman, which is referred to above, includes solvency projections for CSHI that assume receipt by CSHI of certain successive rate increases over time for its LTC policies. Specifically, five additional rounds of future rate increases are assumed in that report. As of December 31, 2007, the present value of these future rate increases, using CSHI's investment portfolio yield as the discount rate, was $297 million per CSHI's 2007 Actuarial Memorandum on Asset Adequacy analysis.

     Although expense reductions, improvements in policy administration, capital contributions and rate increases have contributed to CSHI's financial stabilization, receipt of actuarially justified rate increases would be necessary to provide appropriate margin for adverse deviation and to avoid future reserve strengthening.

     3. Actions Taken Toward Separation

     In January 2008, Conseco's concerns over its ability to fund any future capital needs of CSHI, while at the same time maintaining the continued viability of its core insurance companies, other subsidiaries and businesses, prompted Conseco's management and Board to explore whether, and how, to move forward with the separation plan.

          i. Separation Alternatives

          With the aid of its outside advisors, management and the Board, assembled a wide ranging list of separation alternatives. The alternative structures were largely comprised of structures that would transfer one hundred percent of the shares of CSHI to either a third party or the shareholders of Conseco for little or no consideration. Specific structures included, but were not limited to, a sale of CSHI to either its management or a third party, a spin-off of CSHI to Conseco's shareholders, and the transfer of the shares of CSHI to a newly formed business trust to be run for the benefit of the policyholders of the LTC policies.

          Of all the separation alternatives, management and the Board determined that the trust structure balances CSHI's need for adequate funding to meet its outstanding policyholder obligations with maintaining the viability of Conseco's other businesses going forward.

          The trust structure contemplates a final capital contribution to CSHI and the trust valued at $175 million at the time of the separation as a means of providing an additional financial cushion to CSHI over and above its existing surplus, which together would be dedicated to CSHI and would serve to moderate the need for future rate increases relating to the LTC policies.

          The capital contribution was designed to enhance CSHI's statutory financial condition within Conseco's limited financial ability to fund such a contribution. In determining the amount of the capital contribution, of which $11 million will be dedicated to the initial capitalization and operating expenses of the trust, Conseco took into account that it would increase CSHI's adjusted capital and surplus from approximately $ 125 million to $ 300 million and its company action level risk based capital ratio from approximately 118% to 322% once CSHI's non-LTC liabilities and related assets are assigned to Conseco. The capital contribution, together with CSHI's existing surplus, would provide CSHI with a meaningful financial cushion to absorb potential shortfalls in needed future rate increases. In this regard, at the closing of the proposed transaction, CSHI's surplus, as a result of the capital contribution, would approximate the present value of the presently anticipated requests for future rate increases. Relative to Conseco and its remaining subsidiaries, Conseco took into account the impact that a continuation of the status quo would have on, among other things, Conseco's ratings, existing debt facilities, and the capital needs of the other Conseco insurance companies. Lastly, the amount of the capital contribution reflected the constraints presently contained in Conseco's credit facilities.

          ii. Reasons Underlying Decision to Separate

          After due deliberation, the Board decided to pursue the separation, and the business trust structure in particular, based, in part, on the following reasons.

          First, Conseco has very limited ability to provide funding to CSHI in the absence of the separation. As discussed below, all of Conseco's financial strength ratings are presently near or below investment grade and on negative watch. Conseco's performance has been, over the years, adversely effected by CSHI's performance and Conseco is under significant pressure by its shareholders to improve performance (including requests by certain shareholders for seats on the Board and to have Conseco pursue strategic alternatives). In addition, any future contributions would have to be provided, directly or indirectly, by the other Conseco insurance companies, which have their own policyholders to serve. However, as part of a separation transaction, which brings certainty and finality to Conseco regarding its potential exposures relating to CSHI, Conseco should be able to justify making the capital contribution to the domiciliary regulators of those operating companies that may be called upon to fund the capital contribution.

          Second, the continued inclusion of CSHI in Conseco's holding company system would likely not be beneficial, and could be detrimental, to the interests of CSHI and its policyholders since the Board has determined not to make capital contributions to CSHI indefinitely. By virtue of the separation, CSHI will be solely focused on its LTC business and able to operate without regard to Conseco insurance holding company considerations. In addition, the separation better positions CSHI to demonstrate its need for rate increases to relevant state insurance regulators, as CSHI will not have returns to shareholders as part of its expectations.

          Lastly, Conseco's risk profile and ability to focus on its active businesses following the separation will be enhanced and likely lead sometime in the future to improvements in the financial strength as well as to claims paying ratings of the remaining Conseco insurance companies, thereby better serving their policyholders, strengthening business generation potential, and enhancing Conseco's capital market access. Rating agencies, as well as market analysts and investors, in Conseco's judgment, currently penalize Conseco and all of it subsidiaries for perceived CSHI downside risk and management distraction associated with the LTC business. As a result, the current financial strength ratings of the Conseco Insurers (other than CSHI) from A.M. Best, Standard & Poor's Corporation, Moody's Investor Services, Inc. and Fitch are "B+ (Good)," "BB+," "Baa3" and "BBB/BBB-" respectively, each with a negative outlook. Most, if not all, other U.S. life insurance companies of similar size to Conseco have higher financial strength ratings and Conseco believes that it is critical for it to improve its ratings to be competitive over the long term.

Business Trust Structure
------------------------

     The terms of the trust structure were finalized by Conseco with the aid of its outside advisors after being negotiated with the trust and its outside legal counsel, Debevoise & Plimpton LLP. The Board, after due deliberation, approved the terms of the trust structure on August 7, 2008.

     The overriding advantages of the trust structure are that it uniquely positions CSHI, as described below, to meet, following consummation of the transaction, its obligations to holders of its LTC policies and will assist Conseco in achieving its business objective of separating from CSHI in a responsible manner.

     Policyholder Mandate. Under the trust structure, the trust, in its capacity as CSHI's parent, will have an overarching mandate to seek to have CSHI meet its policyholder obligations. Unlike a corporation that owes obligations to its shareholders, which can conflict with its obligations to its policyholders, particularly in a run-off scenario, the trust will owe no such obligations to shareholders. Furthermore, CSHI, under ownership of the trust, will be managed so as to distribute virtually all of its surplus to its policyholders over the remaining life of the LTC policies, in contrast with an outside investor, which would not only require the return of surplus, but would also expect to be compensated for the cost of capital committed to the business. By contrast, under Conseco's ownership, CSHI would continue to be managed for profit.

     Orderly Separation. The separation will be effectuated in a manner designed to facilitate a seamless transition of CSHI from that of a subsidiary of Conseco to a fully operational stand-alone company. All operating assets necessary for CSHI to conduct its business post-separation and not currently in CSHI's name will either be transferred or assigned by Conseco and its affiliates to CSHI at the time of the separation or made available to CSHI for a specified period of time on a transitional basis. During the transition period, CSHI will, with Conseco's assistance, build its own infrastructure and engage, as necessary, external service providers to replace services provided by Conseco and its affiliates during the transition period.

     In addition to the above, in order to further facilitate an orderly transition, Conseco will agree to (i) assist CSHI in implementing the policies and procedures necessary for CSHI to comply with the Regulatory Settlement Agreement dated March 30, 2008, (ii) sublease office space to CSHI for a period of time following the separation in order to enable it to locate and transfer to new office space, (iii) ensure that CSHI has a capable management team in place at the time of separation, (iv) segregate from CSHI its non-LTC business, and
(v) seek regulatory approval to change CSHI's name after the separation to "Senior Health Insurance Company of Pennsylvania."

     Meaningful Oversight. In addition, the structure will allow the trust a meaningful amount of control over CSHI's operations under a contractual agreement between it and CSHI, which will give the trust an ability to ensure that CSHI fulfills its policy obligations. In addition, this agreement provides the Pennsylvania Department of Insurance with significant rights to oversee certain actions by CSHI that may impact CSHI's ability to meet its outstanding policyholder obligations.

     Enhanced Flexibility. Enhanced flexibility to address potential adverse trends will be another benefit of the trust structure. The ability to spend CSHI's surplus will mitigate, but not eliminate, the need for rate increases if trends in the LTC block adversely deviate from those assumed in the Milliman report. Regarding future rate increases, the trust structure, in contrast to that of a for-profit corporation, should facilitate CSHI's ability to seek and obtain any appropriate and necessary rate increases, since it will be clear under the trust structure that the rate increases pursued will benefit only the LTC policyholders as a group, rather than providing profits for shareholders, which has been a stated concern of state regulators in the past.

Conclusion
----------

     In the opinion of Conseco's management and its Board, the separation represents the most sustainable solution for the Conseco organization as a whole, and the trust structure represents a solution that takes into consideration, in a balanced manner, the interests of the policyholders of CSHI and Conseco's other policyholders.

     From Conseco's perspective, the transaction is essential because it responsibly separates CSHI from Conseco, which has limited ability to make future capital contributions to CSHI, and because it supports the continued viability of the active businesses of the remaining Conseco insurers and their four million policyholders.

     With respect to the implementation of the separation, the trust structure offers an approach that is most beneficial to the policyholders of CSHI, who will derive the benefit of CSHI's existing surplus and the capital contribution, which together will serve to moderate the need for future rate increases.

                                                                      EXHIBIT A
                                                                      ---------


                     CONSECO SENIOR HEALTH INSURANCE COMPANY
                  SURPLUS CONTRIBUTIONS MADE SINCE ACQUISITION

                                                                                             Surplus
Date                                                                                      Contributions
----                                                                                      -------------
December 22, 1998                                                                           $51,699,690
March 31, 1999                                                                               25,000,000
September 30, 1999                                                                           20,000,000
September 30, 1999 (a)                                                                      (19,444,445)
October 29, 1999                                                                            105,000,000
December 15, 1999                                                                            23,000,000
June 30, 2000                                                                                46,900,000
December 29, 2000                                                                            55,000,000
June 29, 2001                                                                                15,000,000
November 14, 2002                                                                            96,302,552
February 28, 2003                                                                            57,300,000
December 12, 2003                                                                            24,500,000
December 26, 2003                                                                            31,000,000
March 1, 2004                                                                                35,000,000
February 28, 2005                                                                            11,900,000
February 27, 2006                                                                            24,950,000
September 14, 2006                                                                           16,000,000
September 29, 2006                                                                           14,000,000
February 27, 2007                                                                            80,000,000
May 14, 2007                                                                                 20,000,000
August 14, 2007                                                                             100,000,000
November 14, 2007                                                                            26,000,000
February 29, 2008                                                                            56,000,000
                                                                                           ------------

Total surplus contributions paid in since acquisition in 1996                              $915,107,797
                                                                                           ============

(a) Reversal of portion of capital contribution dated 12/22/98 in connection with amendment of 1998 annual statement.

                                   Exhibit P

                              SPECIAL COMMITMENT TO
                      THE PENNSYLVANIA INSURANCE DEPARTMENT


Re: Application for Change of Control (the "Proposed Change of Control") of Conseco Senior Health Insurance Company (the "Domestic Insurer") by Senior Health Care Transition Trust (together with any successors, including the Senior Health Care Oversight Trust, the "Applicant")

Dear Commissioner Ario:

          In connection with the captioned application, the Applicant agrees that:

          1. all contracts between the Applicant and the Domestic Insurer will be subject to the prior approval of the Pennsylvania Insurance Department (the "Department");

          2. all dividends or distributions to be made with respect to the capital stock of the Domestic Insurer shall be subject to the prior approval of the Department

          3. the Applicant will cause the Trust Agreement, in substantially the form included as an exhibit to the above referenced application, to become the governing document of the Applicant prior to the closing of the Proposed Change of Control (the "Closing"), and thereafter the Applicant will not amend or restate (in any material respect) the Trust Agreement without the prior approval of the Department;

          4. the Applicant will not, or permit the Domestic Insurer to, terminate, amend or restate (in any material respect) the Operating Principles and Guidelines Agreement to be entered into by the Domestic Insurer and the Applicant at the Closing or any of the following agreements:

               (i) Separation and Transition Matters Agreement to be entered into by CDOC, Inc., the current parent of the Domestic Insurer and a direct wholly-owned subsidiary of Conseco ("CDOC"), Conseco, Inc. ("Conseco") and the Domestic Insurer at the Closing;

               (ii) Tax Matters Agreement to be entered into by CDOC, Conseco, the Domestic Insurer and the Applicant at the Closing;

               (iii) Expense Reimbursement Agreement to be entered into by the Applicant and the Domestic Insurer at the Closing;

               (iv) Assignment Agreement to be entered into by Conseco Insurance Company, an Illinois domestic insurer and an affiliate of Conseco, and the Domestic Insurer at the Closing;

               (v) Senior Note to be issued by Conseco to the Domestic Insurer at the Closing;

               (vi) Administrative Services Agreements to be entered into by each of Washington National Insurance Company, an Illinois domestic insurer and an affiliate of Conseco, Conseco Health Insurance Company, an Arizona domestic insurer and an affiliate of Conseco, and Bankers Conseco Life Insurance Company of New York, a New York domestic insurer and an affiliate of Conseco, on the one hand, and the Domestic Insurer, on the other hand, at the Closing; and

               (vii) Employee Matters Agreement to be entered into by CDOC, Conseco and the Domestic Insurer at the Closing;

          5. the Applicant will obtain the prior approval of the Department before appointing any new or replacement trustees of the Applicant; and

          6. the Applicant will not make, without the prior approval of the Department, any distribution to any beneficiary of the Applicant until all policyholder obligations of the Domestic Insurer are satisfied and the other liabilities of the Domestic Insurer have been paid or otherwise extinguished.



                                        Sincerely,

                                        Senior Health Care Oversight Trust

                                        By:
                                           ---------------------------------
                                        Name:
                                        Title:
                                        Date:  ___________, 2008

                                   Exhibit Q

                           Employee Matters Agreement
                                   Term Sheet

A description of the material terms of the Employee Matters Agreement (the "Agreement") is set forth below.

Parties......................................CDOC, Inc., a Delaware corporation
                                             ("CDOC"), Conseco Services LLC, an
                                             Indiana limited liability company,
                                             Conseco, Inc., a Delaware
                                             corporation ("CNO," and together
                                             with CDOC and Conseco Services LLC,
                                             the "Conseco Parties"), and Conseco
                                             Senior Health Insurance Company, an
                                             insurance company domiciled in the
                                             Commonwealth of Pennsylvania
                                             ("CSHI," each a "Party" and CSHI,
                                             together with the Conseco Parties,
                                             the "Parties").

Identification of Employees..................Each employee whose name is set forth on the schedule previously
                                             provided by CNO to CSHI shall be
                                             designated as a "CSHI-Designated
                                             Employee."

Employee Leasing Arrangement

     Employees Covered......................From the Closing Date until December
                                            31, 2008 (the "Employee Leasing
                                            Period"), the CSHI-Designated
                                            Employees will be leased to CSHI and
                                            will perform services exclusively
                                            for CSHI. In the event that a
                                            CSHI-Designated Employee engages in
                                            acts of Cause (to be defined
                                            consistent with current CNO policy),
                                            the Conseco Parties will, at the
                                            request of CSHI, cause such
                                            CSHI-Designated Employee to cease to
                                            be leased to CSHI, at which time
                                            such individual will cease to be a
                                            CSHI-Designated Employee. To the
                                            extent additional employees are
                                            needed during the Employee Leasing
                                            Period to provide services to CSHI
                                            and/or to the extent that
                                            CSHI-Designated Employees terminate
                                            employment during the Employee
                                            Leasing Period, the Conseco Parties
                                            shall, in consultation with CSHI,
                                            use reasonable good faith efforts to
                                            hire or otherwise designate
                                            additional employees to
                                            provide services to CSHI; however,
                                            the Conseco Parties will not be
                                            obligated to hire additional
                                            employees. Any employees so hired or
                                            otherwise designated shall also be
                                            designated as CSHI-Designated
                                            Employees for purposes of this
                                            Agreement.

     Compensation and
     Employee Benefits......................During and in respect of the
                                            Employee Leasing Period, the Conseco
                                            Parties will cause the CSHI-
                                            Designated Employees to be provided
                                            with comparable compensation (base
                                            wages plus bonus opportunity (if
                                            applicable)) and employee benefits,
                                            as the CSHI-Designated Employees
                                            received immediately prior to the
                                            Closing Date; provided, however,
                                            that the Conseco Parties will not be
                                            obligated to grant the
                                            CSHI-Designated Employees additional
                                            equity awards.

     Cost Allocation........................During the Employee Leasing Period,
                                            the Conseco Parties will, on a
                                            monthly basis in arrears, bill CSHI
                                            for all costs (other than direct,
                                            external costs) of providing for the
                                            CSHI-Designated Employees the
                                            benefits and compensation described
                                            in the subsection "Compensation and
                                            Employee Benefits" described above,
                                            including, but not limited to, the
                                            following:

                                            --wages paid to the CSHI-Designated
                                            Employees and any employment taxes
                                            imposed on any of the Conseco
                                            Parties and not withheld from wages;

                                            --401(k) matching contributions made
                                            to the accounts of the
                                            CSHI-Designated Employees;

                                            --the cost (allocated on a basis
                                            consistent with past practices) of
                                            providing the CSHI-Designated
                                            Employees with the following welfare
                                            benefits (to the extent not withheld
                                            from wages or paid for through
                                            insurance proceeds): medical,
                                            dental, accidental death and
                                            dismemberment, vision and life
                                            insurance, flexible spending,
                                            long-term and short-term disability,
                                            and employee assistance.

     Transfer of Employees..................Prior to January 1, 2009 and, except as set forth below, effective as of
                                            January 1, 2009 (the "Transfer
                                            Date"), CSHI will offer employment
                                            to all CSHI-Designated Employees
                                            (including employees not actively at
                                            work due to injury, vacation,
                                            military duty, disability or other
                                            leave of absence), on terms and
                                            conditions of employment at least
                                            comparable in the aggregate to the
                                            terms and conditions of employment
                                            applicable to each CSHI-Designated
                                            Employee as of such offer date
                                            (unless otherwise provided for in an
                                            employment agreement entered into
                                            between CSHI and a CSHI-Designated
                                            Employee); provided, however, each
                                            CSHI-Designated Employee will
                                            receive an offer with the same base
                                            pay, same position, and same
                                            location as applicable to such
                                            employee as of such offer date. For
                                            CSHI-Designated Employees not
                                            actively at work on the Transfer
                                            Date (other than by reason of
                                            vacation)(the "Inactive Employees"),
                                            the offer of employment will become
                                            effective upon such employee's
                                            release to resume work, so long as
                                            such release to resume work occurs
                                            within 60 days following the
                                            Transfer Date, and will expire 10
                                            days after such release (or such
                                            longer period during which the
                                            employee has the right to
                                            re-employment under applicable law).
                                            CSHI-Designated Employees who accept
                                            CSHI's offer of employment
                                            ("Transferred Employees") will cease
                                            their employment with the Conseco
                                            Parties and commence their
                                            employment with CSHI on January 1,
                                            2009 (other than Inactive Employees,
                                            whose employment will commence upon
                                            their acceptance of CSHI's offer and
                                            return to active service (the
                                            "Inactive Employee Commencement
                                            Date")). From and after January 1,
                                            2009 or the Inactive Employee
                                            Commencement Date, as applicable,
                                            Transferred Employees will cease to
                                            accrue any further benefits under
                                            any Conseco plans, and the Conseco
                                            Parties will have no liability or
                                            other obligation to the Transferred
                                            Employees other than in their
                                            capacity as former employees of the
                                            Conseco Parties. CSHI
                                            will have no liability or obligation
                                            to (i) the Transferred Employees in
                                            respect of the period prior to
                                            January 1, 2009 or the Inactive
                                            Employee Commencement Date
                                            (whichever is applicable), other
                                            than under employee benefit plans
                                            maintained solely by CSHI and (ii)
                                            CSHI-Designated Employees who are
                                            not Transferred Employees.


Establishment of New Plans
and Arrangements.............................During the Employee Leasing Period,
                                             CSHI will (with the assistance of
                                             the Conseco Parties, who, in
                                             performing such actions, will act
                                             solely for and on behalf of CSHI),
                                             establish a payroll system covering
                                             wages to be paid to the Transferred
                                             Employees from and after the
                                             Transfer Date. In addition, CSHI
                                             (with the assistance of the Conseco
                                             Parties, who, in performing such
                                             actions, will act solely for and on
                                             behalf of CSHI) will establish
                                             employee benefit plans that are
                                             intended, to the maximum extent
                                             practicable, to provide comparable
                                             benefits in the aggregate to those
                                             provided to the Transferred
                                             Employees by the Conseco Parties
                                             immediately prior to the Transfer
                                             Date. Plans to be so established
                                             will include: medical, dental,
                                             vision, term life, term accidental
                                             death and dismemberment, term
                                             supplemental life, and short- and
                                             long-term disability insurance;
                                             flexible spending accounts;
                                             employee assistance program;
                                             vacation; paid time off; deferred
                                             compensation plan; and 401(k) plan.
                                             During the Employee Leasing Period,
                                             CSHI (with the assistance of the
                                             Conseco Parties, who, in performing
                                             such actions, will act solely for
                                             and on behalf of CSHI) will hold
                                             open enrollment for the
                                             CSHI-Designated Employees with
                                             respect to certain of these plans
                                             and will solicit employee elections
                                             with respect to other of these
                                             plans (in each case as
                                             appropriate). The Transferred
                                             Employees will commence to
                                             participate in these plans on the
                                             Transfer Date. CSHI will provide
                                             the Transferred Employees with
                                             credit for past service with the
                                             Conseco Parties for purposes of
                                             eligibility and vesting under these
                                             plans and all other plans
                                             and policies of CSHI to the same
                                             extent such credit is recognized
                                             under the Conseco Parties'
                                             corresponding plans, provided that
                                             service credit shall also be
                                             provided for the purposes of
                                             determining entitlement to accrual
                                             of vacation, other paid time off
                                             and severance benefits.

Treatment of Conseco Benefits

     Conseco Equity Compensation.............The Conseco Parties have sole discretion to determine the
                                             treatment of outstanding equity
                                             held by Transferred Employees,
                                             provided that the Conseco Parties
                                             shall take such actions as are
                                             necessary to ensure that such
                                             equity compensation is not
                                             forfeited as a result of such
                                             Transferred Employees' transfer.

     401(k)and Deferred Comp.................For each Transferred Employee who has an unvested account balance in
                                             the CNO 401(k) plan that would
                                             otherwise be forfeited in
                                             connection with this transaction,
                                             such unvested account balance will
                                             immediately vest upon the Transfer
                                             Date or the Inactive Employee
                                             Commencement Date, as applicable.
                                             There will be no transfer of a
                                             Transferred Employees' account
                                             balances under CNO's 401(k) plan
                                             and deferred compensation plan to
                                             any CSHI plan (except, in the case
                                             of the CNO 401(k) plan, for direct
                                             rollovers of account balances,
                                             including participant loans).

Certain Compensation and Benefits
following the Transfer Date

     Preservation of Benefit Levels..........Unless otherwise agreed to in an employment agreement entered into
                                             between CSHI and a Transferred
                                             Employee, for a period of at least
                                             one year following the Transfer
                                             Date, CSHI will provide
                                             compensation and employee benefits
                                             for each Transferred Employee at
                                             least comparable in the aggregate
                                             to the compensation and benefits
                                             provided to such Transferred
                                             Employee immediately prior to the
                                             Transfer Date, provided that for
                                             this purpose the Annual Plan and
                                             the Long-

                                             Term Plan (as defined below) shall
                                             be deemed comparable to the annual
                                             cash incentive plan and the long
                                             term incentive compensation plan
                                             (including equity awards),
                                             respectively, in which a
                                             Transferred Employee participated
                                             immediately prior to the Transfer
                                             Date (if any).

     Incentive Compensation..................During the Employee Leasing Period,
                                             CSHI (with the assistance of the
                                             Conseco Parties, who, in performing
                                             such actions, will act solely for
                                             and on behalf of CSHI) will
                                             establish the terms and conditions
                                             of the fiscal year 2009 annual
                                             incentive plan (including
                                             participants; performance criteria;
                                             numerical performance goals; and
                                             minimum, target and maximum
                                             payouts; etc.) (the "Annual Plan").

                                             In addition to the Annual Plan,
                                             during the Employee Leasing Period,
                                             CSHI (with the assistance of the
                                             Conseco Parties, who, in performing
                                             such actions, will act solely for
                                             and on behalf of CSHI) will
                                             establish the terms and conditions
                                             of a three-year long-term,
                                             cash-based incentive plan
                                             (including participants;
                                             performance criteria; numerical
                                             performance goals; and minimum,
                                             target and maximum payouts; etc.),
                                             to be effective as of January 1,
                                             2009 (the "Long-Term Plan").

Employee Litigation/Indemnification..........The Conseco Parties shall (i)
                                             retain any liability relating to or
                                             arising out of any claim by any
                                             Transferred Employee which arises
                                             under federal, state or local
                                             statute, regulation or ordinance,
                                             under the common law or in equity,
                                             or under any employee benefit
                                             policy, plan or agreement, between
                                             the Conseco Parties and the
                                             Transferred Employee, arising out
                                             of actions, events or omissions
                                             that occur (or, in the case of
                                             omissions, fail to occur) prior to
                                             the Effective Time (as defined in
                                             the Transfer Agreement) and (ii)
                                             indemnify CSHI against any
                                             liabilities arising in connection
                                             therewith (including the costs
                                             incurred by CSHI in defending any
                                             action in which CSHI is a named
                                             party). CSHI shall (i) assume any
                                             liability relating to or arising
                                             out of any claim by any Transferred

                                             Employee which arises under
                                             federal, state or local statute,
                                             regulation or ordinance, under the
                                             common law or in equity, or under
                                             any policy, plan or agreement
                                             between CSHI and the Transferred
                                             Employee, arising out of actions,
                                             events or omissions that occur (or,
                                             in the case of omissions, fail to
                                             occur) following the Effective Time
                                             (as defined in the Transfer
                                             Agreement) and (ii) indemnify
                                             Conseco Parties and their
                                             affiliates against any liabilities
                                             arising in connection therewith
                                             (including the costs incurred by
                                             the Conseco Parties in defending
                                             any action in which any such person
                                             is a named party)

Miscellaneous................................To be incorporated by reference from the "General Terms and
                                             Conditions" in the Separation and
                                             Transition Matters Agreement Term
                                             Sheet.

                                   Exhibit R

--------------------------------------------------------------------------------



                              TAX MATTERS AGREEMENT


                                  BY AND AMONG


                                   CDOC, INC.,


                                 CONSECO, INC.,


                     CONSECO SENIOR HEALTH INSURANCE COMPANY


                                       AND


                       SENIOR HEALTH CARE OVERSIGHT TRUST





                              DATED AS OF [?], 2008





--------------------------------------------------------------------------------

                              TAX MATTERS AGREEMENT

          THIS TAX MATTERS AGREEMENT, dated as of [?], 2008 among CDOC, Inc., a Delaware corporation ("CDOC"), Conseco, Inc., a Delaware corporation ("CNO," and together with CDOC, the "Conseco Parties"), Conseco Senior Health Insurance Company, an insurance company domiciled in Pennsylvania ("CSHI"), and Senior Health Care Oversight Trust, a Pennsylvania business trust ("Trust") (each of the Conseco Parties, CSHI and Trust are referred to herein collectively as the "Parties", and individually, as a "Party").

                                    RECITALS


          WHEREAS, pursuant to the Transfer Agreement dated as of August 11, 2008 among CDOC, CNO and Senior Heath Care Transition Trust, a Pennsylvania business trust (the "Transfer Agreement "), CDOC has agreed, on the terms and subject to the conditions set forth in the Transfer Agreement, to transfer (the "Transfer"), or cause one or more Affiliates (as defined in Section 1 below) to transfer, to Trust 100% of the issued and outstanding shares of common stock and preferred stock (the "Shares") of CSHI, for no consideration in a transaction that is intended to constitute an abandonment of the Shares for United States federal income tax purposes.

          WHEREAS, CNO, CDOC, CSHI and certain other Affiliates of CNO have been members of an affiliated group of corporations of which CNO is the common parent (the "CNO Affiliated Group") within the meaning of Section 1504(a) of the Code, and the members of the CNO Affiliated Group have heretofore filed or will file United States federal income tax returns on a consolidated basis (the "CNO Consolidated Returns") pursuant to Section 1501 of the Code.

          WHEREAS, CNO, CDOC, CSHI and certain other Affiliates of CNO have heretofore joined (or will join) in the filing of certain combined, unitary, consolidated, or other similar United States state, local, or other governmental or foreign income or franchise tax returns (the "CNO Combined Returns"), and each group filing such a return is designated a "CNO Combined Group."

          WHEREAS, as a consequence of the Transfer, CSHI will no longer be part of the CNO Affiliated Group or be a member of a CNO Combined Group.

          WHEREAS, the Parties to this Agreement desire to make certain covenants with respect to Tax matters and to allocate the liability for certain Taxes that may be owed to or assessed by a Governmental Entity.

          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, the Parties hereby agree as follows:

          SECTION 1. Certain Defined Terms. For the purposes of this Agreement, unless the context requires otherwise, the following terms shall have the following meanings:

          "Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. The term "control" (including its correlative meanings "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

          "Closing Date" shall mean the date on which the Closing occurs.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Final Determination" shall have the meaning ascribed to such term in
Section 1313(a) of the Code or similar provision of state, local or foreign law, as applicable, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

          "Straddle Period" shall mean any Taxable Year with respect to CSHI that begins on or before and ends after the Closing Date.

          "Tax" or "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, any income, net income, franchise tax or any tax based on income, any alternative or add-on minimum taxes, any gross income, gross receipts, estimated, retaliatory, commercial activity, margin, single business, business, premium, sales, use, ad valorem, value added, transfer, profits, license, payroll, employment, withholding, excise, severance, stamp, occupation, property, environmental or windfall profit tax, assessments or similar charges in connection with guaranty fund or risk pool participation, custom duty or other tax, governmental fee or other like assessment including all interest, penalties and additions imposed with respect thereto.

          "Taxable Year" shall mean a taxable year as defined in Section 441(b) of the Code or any comparable provision under state or local law (and thus may include a period of less than 12 months for which a Return is made).

          "Tax Return" or "Return" shall mean any return, declaration, report, claim for refund, information return or similar statement filed or required to be filed with respect to any Taxes or by any Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

          Capitalized terms not otherwise defined herein shall have the meaning set forth in the Transfer Agreement. Unless otherwise indicated, all references to "Sections" herein shall refer to Sections of this Agreement.

          SECTION 2. Filing of Tax Returns.

          (a) CNO shall prepare (or cause to be prepared) and file (or cause to be filed) all (i) CNO Consolidated Returns for all Taxable Years (whether ending before, on, or after the Closing Date) and CNO Combined Returns for all Taxable Years (whether ending before, on, or after the Closing Date) and (ii) Tax Returns required to be filed by or with respect to CSHI with respect to all Taxable Years ending on or before the Closing Date. CNO's preparation and filing obligations with respect to Tax Returns described in this Section 2(a) shall apply without regard to whether the obligation to file such Tax Return arises prior to, on, or after the Closing Date. CNO shall permit CSHI to review and comment on each Tax Return that includes Taxes for which CSHI may be liable under this Agreement, and shall make such revisions to such Tax Returns or portions thereof as are reasonably requested by CSHI. Any dispute or disagreement regarding CSHI's comments to such Tax Returns shall be resolved in accordance with Section 9. For the avoidance of doubt, the Parties agree that CSHI shall have no right to review or comment on CNO Consolidated Returns and CNO Combined Returns. CNO shall pay any Taxes for which it is responsible pursuant to Section 3. CSHI shall pay or cause to be paid to CNO an amount equal to the Taxes for which CSHI is liable pursuant to
Section 3, but which are payable with Tax Returns to be filed by CNO pursuant to this Section 2(a), within 10 days prior to the due date for the filing of such Tax Returns.

          (b) CSHI shall, except to the extent that filing such Tax Returns is the responsibility of CNO under Section 2(a), prepare (or cause to be prepared) and file (or cause to be filed), all Tax Returns relating to CSHI including Tax Returns for any Straddle Period. CSHI shall permit CNO to review and comment on each Tax Return that includes Taxes for which CNO may be liable under this Agreement, and shall make such revisions to such Tax Returns as are reasonably requested by CNO. Any dispute or disagreement regarding CNO's comments on such Tax Returns shall be resolved in accordance with Section 9. CNO shall pay to CSHI an amount equal to the Taxes for which it is liable pursuant to Section 3(a), but which are payable with Tax Returns to be filed by CSHI pursuant to the previous sentence, within 10 days prior to the due date for the filing of such Tax Returns. CSHI shall pay or cause to be paid to the applicable Governmental Entity all Taxes due and payable in respect of all Tax Returns required to be prepared and filed by CSHI pursuant to this Section 2(b).

          SECTION 3. Responsibility for Taxes.

          (a) CNO shall be liable for and indemnify CSHI and all of its Affiliates for all Taxes (i) attributable to, imposed on, or for which CSHI may otherwise be liable, for periods ending on or before the end of the Closing Date (including Taxes with respect to the CNO Affiliated Group) and, with respect to any Straddle Period, the portion of such Straddle Period ending as of the end of the Closing Date and (ii) imposed pursuant to Treasury Regulation Section 1.1502-6 (or any comparable provision under state or local law) for which CSHI may be liable because of membership in the CNO Affiliated Group or any CNO Combined Group.

          (b) CSHI shall be liable for and indemnify CNO and its Affiliates for all Taxes attributable to, imposed on, or for which CSHI may otherwise be liable for any Taxable Year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

          (c) In order to apportion appropriately any Taxes relating to a Straddle Period between the portion of such Straddle Period ending as of the end of the Closing Date and the portion of such Straddle Period beginning after the Closing Date, the Parties shall, to the extent permitted under applicable law, elect with the relevant Governmental Entity to treat for all Tax purposes the Closing Date as the last day of a Taxable Year. In the case of any other Taxes for a Straddle Period for which such election to close the Taxable Year is not permitted, the portion of such Taxes that are allocable to the portion of the Straddle Period ending as of the end of the

Closing Date shall be: (i) in the case of ad valorem or similar Taxes that are imposed on a periodic basis, an amount equal to the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis (such as real property Taxes), the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of days in the Straddle Period prior to and including the Closing Date and the denominator of which is the number of days in the entire relevant Straddle Period; and (ii) in the case of Taxes not described in (i) (such as Taxes that are either (A) based upon or related to income, receipts or premiums, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), deemed equal to the amount that would be payable if the Taxable Year ended on and included the Closing Date.

          (d) Indemnification payments under this Section 3 shall be made in immediately available funds within 30 days after receipt by the indemnifying Party of a written request therefor.

          (e) Any dispute or disagreement under this Section 3 shall be resolved in accordance with Section 9.

          SECTION 4. Cooperation; Exchange of Information. The Parties will cooperate fully with each other and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to cooperate fully in connection with (a) the preparation and filing of any Tax Returns that include the business and operations of CSHI, (b) any audit examination by any Governmental Entity of the Tax Returns referred to in clause (a) or (c) any judicial or administrative proceeding relating to Tax Returns described in Clause (a). Such cooperation shall include, without limitation, the furnishing or making available of records, books of account or other materials of CSHI necessary or helpful for the defense against and resolving assertions of any Governmental Entity as to any Tax Returns referred to in clause (a) and obtaining the signatures of appropriate entities for applicable Tax Returns. Each Party shall provide timely notice to the other Party in writing of any pending or threatened tax audits or assessments of CSHI for Taxable Years for which the other Party may have a liability under this Agreement and shall furnish the other Party with copies of all correspondence received from any Governmental Entity in connection with any Tax audit or information request with respect to any such audit or assessment. CSHI shall, and shall cause each Affiliate to, prepare any response to a Governmental Entity in respect of a dispute, audit or other controversy on a basis consistent with past practices of the relevant entity. CNO and its Affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by CSHI to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, CSHI shall (i) retain and maintain such records until the later of (A) the date which is 6 years after the Closing Date, (B) the date which is six months after the date of expiration of the applicable statute of limitations (including any extensions or waivers thereof) with respect to any Taxable Years to which such records and information relate or (C) a specific date if so requested by CNO with respect to specific records or information, and (ii) allow CNO and its agents and representatives (and agents or representatives of any of its Affiliates), at times and dates mutually and reasonably acceptable to the Parties, to inspect, review and make copies of such records as CNO may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at CNO's expense.

          SECTION 5. Control.

          (a) Unless CNO in its sole discretion elects otherwise, CNO will have the exclusive right to file any amended Tax Returns and to control any audit or other administrative or judicial proceeding with respect to CNO Consolidated Returns and CNO Combined Returns and any other audit or other administrative or judicial proceeding regarding any other matter that may result in any Tax liability for which CNO or a Subsidiary thereof is responsible under this Agreement, including, without limitation, any amended Tax Returns and any audit or other administrative or judicial proceeding with respect to CSHI for any Straddle Period; provided, however, that CNO shall not, without the consent of CSHI which consent shall not unreasonably be withheld (i) settle or compromise any such proceeding for any Straddle Period, (ii) amend any Tax Return for any Straddle Period, in either case in any manner that would require CSHI to pay any amount pursuant to this Agreement or that purports to be binding with respect to Tax Returns required to be filed by or with respect to CSHI for periods beginning after the Closing Date, or (iii) file any Tax Return or amend any Tax Return previously filed, or settle or compromise any such proceeding, with respect to any deduction available to CSHI under Section 807 of the Code in a manner that would reduce the amount of such deduction available to CSHI in Taxable Years beginning after the Closing; provided, further, that any dispute or disagreement regarding the application of clauses (i), (ii) and (iii) shall be resolved in accordance with Section 9.

          (b) Subject to Section 5(a), CNO will keep CSHI informed of, consult with CSHI regarding, and permit CSHI to participate in (at CSHI's own expense), any such filing, audit, or other judicial or administrative proceeding that relates to the Long-Term Care Business or that may adversely affect CSHI or any Affiliate of CSHI.

          (c) Except as otherwise provided in Section 5(a), CSHI will have the exclusive right to control any audit or other administrative or judicial proceeding with respect to the Tax liability of CSHI; provided, however, that CSHI shall not settle or compromise any such proceeding in a manner that would require CNO to pay any amount pursuant to this Agreement or that purport to be binding with respect to Tax Returns required to be filed by CNO pursuant to
Section 2(a) without the consent of CNO, which consent shall not be unreasonably withheld. CSHI will keep CNO informed of, consult with CNO regarding, and permit CNO to participate in (at CNO's own expense), any such filing, audit, or other judicial or administrative proceeding that may affect CNO or any Affiliate of CNO.

          SECTION 6. Tax Sharing Agreements. Notwithstanding anything in any other agreement to the contrary, all liabilities and obligations between CNO or any of its Affiliates (other than CSHI), on the one hand, and CSHI, on the other hand, under any Tax allocation or Tax sharing agreement in effect prior to the Closing Date (other than this Agreement) shall cease and terminate as of the Closing Date.

          SECTION 7. Transfer and Similar Taxes. All transfer Taxes assessed as a result of the transactions contemplated by the Transfer Agreement shall be borne by CNO.

          SECTION 8. Survival of Obligations. The indemnity and payment obligations set forth in this Agreement will survive until the date which is six months after the date of expiration of the applicable statute of limitations (including any extensions or waivers thereof). The right to indemnification with respect to claims of which notice was given prior to the expiration of the applicable survival period will survive such expiration until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

          SECTION 9. Reconciliation Procedures. In the event that CNO and CSHI are unable to resolve a disagreement, the matter shall be submitted for determination to a nationally recognized expert in the particular area of disagreement mutually acceptable to both Parties. The expert shall be employed by, or associated with, a nationally recognized accounting firm or a law firm, and the expert shall not, and the firm that employs the expert shall not, have any material relationship with either Party or other actual or potential conflict of interest. If the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such expert or amending any return shall be borne by the Party who did not have the prevailing position, or if a compromise is reached by the Parties, the costs and expenses shall be borne equally by the CNO and CSHI. The expert shall determine which Party prevails. The determinations of the expert pursuant to this Section 9 shall be binding on the Parties absent manifest error.

          SECTION 10. Tax Treatment. The parties agree that for U.S. federal income tax purposes and applicable provisions of state and local tax law (i) Trust will not be treated as a grantor trust (as defined in the Code) with respect to CNO or its affiliates, (ii) CSHI will not be a member of the CNO Affiliated Group or any CNO Combined Group following the Closing, (iii) the shares of stock of CSHI will be treated as worthless securities of an affiliated corporation within the meaning of Section 165(g)(3) of the Code immediately prior to the Closing, and (iv) all transactions occurring pursuant to the Assignment Agreement shall be treated for federal income Tax purposes and all other relevant Tax purposes as occurring on the Closing Date and as reportable in the CNO Consolidated Returns and all relevant CNO Combined Returns filed for the Taxable Year that includes the Closing Date. Unless required otherwise by a Final Determination, none of the Parties or their Affiliates will take any position on any Tax Return, audit or other proceeding which is inconsistent with the tax treatment described in this Section 10.

          SECTION 11. Termination. In the event that the Transfer Agreement is terminated prior to the Closing Date, this Agreement shall terminate at such time. In such event, no party shall have any liability to any other party as a result of this Agreement.

          SECTION 12. Notices. Any notices given pursuant to this Agreement shall be made in accordance with the notice provisions of the Transfer Agreement.

          SECTION 13. Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce such term, but such waiver shall be effective only if it is in a writing signed by the Party against whom the existence of such waiver is asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any Party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement. No failure by any Party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the Party against whom the existence of such waiver is asserted.

          SECTION 14. Assignment. No Party may assign its duties and obligations under this Agreement without the prior written consent of all other Parties. Notwithstanding the foregoing, this Agreement shall be assignable in whole in connection with a merger or consolidation or the sale of all or substantially all of the Assets of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. This Agreement shall be binding on, and shall inure to the benefit of, the Parties hereto and to their respective successors and permitted assigns.

          SECTION 15. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

          SECTION 16. Jurisdiction. Each Party hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of any court of the United States or any state court which in either case is located in the City of Philadelphia for any actions, suits or proceedings arising out of or relating to this Agreement (and each Party agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process for any action, suit or proceeding brought against it in any such court). Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in any such court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST ANOTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF.

          SECTION 17. Amendment. No provisions of this Agreement shall be deemed amended, supplemented or modified unless such amendment, supplement or modification is in writing and signed by an authorized representative of each of the Parties.

          SECTION 18. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the Parties.

          SECTION 19. Entire Agreement; No Third Party Beneficiaries. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or in the Transfer Agreement. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Transfer Agreement, the provisions of this Agreement shall control. This Agreement is not intended to confer any rights or remedies hereunder upon any person other than the Parties hereto.

          SECTION 20. Counterparts; Headings; Interpretation. This Agreement may be executed in counterparts, each of which when so executed shall be deemed an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of an executed original of such counterpart to this Agreement. The Section headings are inserted for convenience only and are not to be construed as part of this Agreement. All provisions of this Agreement shall be interpreted so as to give effect to the intent of the Parties.

          SECTION 21. Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

          IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be duly executed on its behalf as of the day and year first above written.


                               CDOC, INC.


                               By:
                                  ---------------------------------------
                                  Name:
                                  Title:


                               CONSECO, INC.


                               By:
                                  ---------------------------------------
                                  Name:
                                  Title:


                               CONSECO SENIOR HEALTH INSURANCE COMPANY


                               By:
                                  ---------------------------------------
                                  Name:
                                  Title:


                               SENIOR HEALTH CARE OVERSIGHT TRUST


                               By:
                                  ---------------------------------------
                                  Name:
                                  Title:




                               :